This filing is made pursuant
to Rule 424(b)(4) under
the Securities Act of
1933 in connection with
Registration No. 333-111577
PROSPECTUS
9,000,000 Shares

7.625% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

       We are offering 9,000,000 shares of our 7.625% series A cumulative redeemable preferred stock, which we refer to in this prospectus as our series A preferred stock. We have granted the underwriters an option to purchase up to 1,000,000 additional shares of our series A preferred stock to cover over-allotments. We will pay cumulative dividends on our series A preferred stock from the date of original issuance in the amount of $1.90625 per share each year, which is equivalent to 7.625% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock will be payable quarterly in arrears, beginning on April 30, 2004. Our series A preferred stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and amounts. We are not allowed to redeem our series A preferred stock before January 30, 2009, except in limited circumstances to preserve our status as a real estate investment trust. On or after January 30, 2009, we may, at our option, redeem our series A preferred stock, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends on such series A preferred stock up to and including the redemption date. Holders of our series A preferred stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other events. Our series A preferred stock will not be convertible into or exchangeable for any other property or securities of our company.

       We are organized and conduct our operations to qualify as a real estate investment trust for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our series A preferred stock.

       No market currently exists for our series A preferred stock. Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “MPG.” We have applied to list our series A preferred stock on the NYSE under the symbol “MPG Pr A.” If the application is approved, trading of the series A preferred stock is expected to commence within 30 days after the initial delivery of the series A preferred stock.

       See “Risk Factors” beginning on page 18 for certain risk factors relevant to an investment in our series A preferred stock, including, among others:

•	Our properties are primarily office buildings and are all located in Los Angeles County, California, making us more vulnerable to certain adverse events, such as casualty losses, than if we owned a more diverse portfolio of assets.

•	Conflicts of interest exist between us and certain of our officers and directors, particularly Mr. Robert F. Maguire III, our Chairman and Co-Chief Executive Officer. Such officers and directors may suffer different and more adverse tax consequences than holders of our capital stock upon the sale or refinancing of our properties, which may make the sale or refinancing of some of our properties less likely. Such officers and directors are also parties to employment and other agreements with us, the enforcement of which we may pursue less vigorously than we otherwise would because of our relationship with them.

•	We have agreed to indemnify Mr. Maguire and certain other contributors who contributed property interests to us in our formation against adverse tax consequences to them in the event that we sell in taxable transactions any of five of our properties that together represented 80.5% of our portfolio’s aggregate annualized rent as of September 30, 2003 for periods ranging between seven to, in certain circumstances, 12 years, and to use commercially reasonable efforts to make $591.8 million of indebtedness available for guarantee by Mr. Maguire and certain other contributors. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be liable for damages.

•	We have substantial indebtedness. Our debt service obligations reduce cash available for distribution and expose us to the risk of default.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price(1)	$25.00	$225,000,000
Underwriting Discounts and Commissions	$0.7875	$7,087,500
Proceeds, before expenses, to us	$24.2125	$217,912,500

(1)	Plus accrued dividends, if any, from the original date of issue.

       Shares of our series A preferred stock will be ready for delivery in book-entry form through The Depository Trust Company on or about January 23, 2004.

Citigroup	Friedman Billings Ramsey	Wachovia Securities

Credit Suisse First Boston

A.G. Edwards & Sons, Inc.

Legg Mas	on Wood Walker

Incorporated

Raymond James

RBC Capital Markets

UBS Investment Bank

The date of this prospectus is January 15, 2004

PROSPECTUS SUMMARY
Maguire Properties, Inc.
Recent Developments
Our Competitive Strengths
Business and Growth Strategies
Summary Risk Factors
The Properties
The Offering
Summary Selected Combined Financial Data
Ratios of Earnings and EBITDA to Fixed Charges and Preferred Dividends
Our Tax Status
RISK FACTORS
Risks Related to Our Properties and Our Business
Risks Related to Our Organization and Structure
Risks Related to this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS AND EBITDA TO FIXED CHARGES AND PREFERRED DIVIDENDS
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
CAPITALIZATION
SELECTED COMBINED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Critical Accounting Policies
Results of Operations
Pro Forma Operating Results
Funds From Operations
Liquidity and Capital Resources
Cash Flows
Inflation
New Accounting Pronouncements
Quantitative and Qualitative Disclosures About Market Risk
BUSINESS AND PROPERTIES
Overview
Our Competitive Strengths
Business and Growth Strategies
Existing Portfolio
Tenant Diversification
Lease Distribution
Lease Expirations
Historical Percentage Leased and Rental Rates
Historical Lease Renewals
Historical Tenant Concessions and Leasing Commissions
Historical Capital Expenditures
Description of Existing Portfolio
Los Angeles Central Business District Office Properties
Tri-Cities Office Properties
Cerritos Submarket
Hotel Property
Garage Properties
Land Parcel
Description of Option Properties
Depreciation
Regulation
Insurance
Competition
Employees
Offices
Legal Proceedings
MANAGEMENT
Directors and Executive Officers
Board Committees
Compensation of Directors
Executive Officer Compensation
Summary Compensation Table
Option Grants in 2003
401(k) Plan
Incentive Bonus Plan
Deferred Bonus Plan
Amended and Restated 2003 Incentive Award Plan
Employment Agreements
Non-competition Agreements
Indemnification Agreements
Compensation Committee Interlocks and Insider Participation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Acquisition of Additional Interests in Certain Properties by the Maguire Organization Prior to the Formation Transactions
Distribution to Mr. Maguire Prior to the Formation Transactions
Formation Transactions
Description of Contribution Agreements, Tax Indemnity and Debt Guarantees
Partnership Agreement
Registration Rights
Employment Agreements
Indemnification of Officers and Directors
Option Agreements
Management, Leasing, Development and Services Agreements
Property and Liability Insurance
Other Benefits to Related Parties and Related Party Transactions
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
Investment Policies
Dispositions
Financing Policies
Conflict of Interest Policies
Interested Director and Officer Transactions
Business Opportunities
Policies With Respect To Other Activities
STRUCTURE OF OUR COMPANY
Our Operating Partnership
Our Services Company
DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF MAGUIRE PROPERTIES, L.P.
Management of Our Operating Partnership
Transferability of Interests
Amendments of the Partnership Agreement
Distributions to Unitholders
Redemption/Exchange Rights
Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities
Tax Matters
Allocations of Net Income and Net Losses to Partners
Operations
Termination Transactions
Term
Indemnification and Limitation of Liability
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SERIES A PREFERRED STOCK
7.625% Series A Cumulative Redeemable Preferred Stock (Liquidation Preference $25.00 per share)
General.
Rank.
Dividends.
Liquidation Preference.
Optional Redemption.
No Maturity, Sinking Fund or Mandatory Redemption.
Limited Voting Rights.
Restrictions on Ownership and Transfer.
Conversion.
Global Securities.
Transfer Agent and Registrar.
DESCRIPTION OF SECURITIES
General
Common Stock
Preferred Stock
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
Restrictions on Transfer
Transfer Agent and Registrar
MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
Our Board of Directors
Removal of Directors
Business Combinations
Control Share Acquisitions
Amendment to Our Charter
Transactions Outside the Ordinary Course of Business
Dissolution of Our Company
Advance Notice of Director Nominations and New Business
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Ownership Limit
Indemnification and Limitation of Directors’ and Officers’ Liability
Indemnification Agreements
FEDERAL INCOME TAX CONSIDERATIONS
Taxation of Our Company
Failure To Qualify
Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies
Federal Income Tax Considerations for Holders of Our Preferred Stock
Taxation of Taxable U.S. Stockholders Generally
Backup Withholding
Taxation of Tax Exempt Stockholders
Taxation of Non-U.S. Stockholders
Other Tax Consequences
New Legislation
Proposed Legislation
ERISA CONSIDERATIONS
General
Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs
Our Status Under ERISA
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

i

       You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ii

PROSPECTUS SUMMARY

       This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the series A preferred stock. You should read this entire prospectus, including our historical and pro forma financial statements and the information appearing under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Maguire Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Maguire Properties, L.P., a Maryland limited partnership of which we are the sole general partner and which we refer to in this prospectus as our operating partnership, and Maguire Properties Services, Inc., a Maryland corporation and wholly owned subsidiary of our operating partnership, which we refer to in this prospectus as our services company. Unless otherwise indicated, the information contained in this prospectus is as of September 30, 2003 and assumes that the underwriters’ over-allotment option is not exercised. Additionally, unless otherwise indicated, portfolio property data as of September 30, 2003 relating to square feet, tenants, leasing, rents, commissions, credits and allowances, lease expirations and parking includes such data for One California Plaza, a property we acquired on November 6, 2003, as described below.

Maguire Properties, Inc.

       We are the largest owner and operator of Class A office properties in the Los Angeles central business district, or LACBD, and are primarily focused on owning and operating high quality office properties in the high-barrier-to-entry Southern California market. We were formed in June 2002 to succeed to certain businesses of the Maguire Organization, a nationally recognized owner, developer and acquirer of institutional-quality properties in the Los Angeles area since 1965. Prior to our initial public offering of common stock, or IPO, on June 27, 2003, the Maguire Organization was comprised of Maguire Partners Development, Ltd. and its more than 125 predecessor and related entities, all of which were predominately owned by, or otherwise affiliated with, Robert F. Maguire III, our Chairman and Co-Chief Executive Officer. We are a full service real estate company, and we operate as a real estate investment trust, or REIT, for federal income tax purposes.

       Through our operating partnership, we own a portfolio of 13 commercial real estate properties, consisting of nine office properties with approximately 7.1 million net rentable square feet, one 350-room hotel with 266,000 square feet, and three off-site parking garages totaling 2,749 spaces and approximately 1.0 million square feet. In addition, our office portfolio contains approximately 2.3 million square feet of on-site parking totaling 8,065 spaces. We also own an undeveloped two-acre land parcel adjacent to an existing office property that we believe can support 300,000 net rentable square feet of office development.

       Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank and the Cerritos submarket of Los Angeles County. Our portfolio includes five office properties in the prime Bunker Hill area of the LACBD — US Bank Tower (formerly Library Tower), Gas Company Tower, KPMG Tower, Wells Fargo Tower and One California Plaza — and three off-site parking garages. In the Tri-Cities, we own the Plaza Las Fuentes office and hotel properties in Pasadena, the Glendale Center office property in Glendale and a two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters. As of September 30, 2003, our office portfolio was 92.2% leased to more than 200 tenants. As of September 30, 2003, tenants generating 47.5% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s, and tenants generating an additional 38.5% of the annualized rent of our office portfolio were nationally recognized professional services firms.

       Our management team possesses substantial expertise in all aspects of real estate management, marketing, leasing, acquisition, development and finance. We directly manage the properties in our portfolio, except for Cerritos Corporate Center Phases I and II, through our operating partnership and/or our services company. We provide development, leasing and/or management services to various properties that are owned or controlled by Mr. Maguire. We have options to purchase certain of these properties,

1733 Ocean Avenue in Santa Monica, California, Western Asset Plaza (formerly known as Plaza Las Fuentes II) in Pasadena, California, and a 12.5% interest in the Water’s Edge Development in West Los Angeles, which we refer to in this prospectus as the option properties, but do not with respect to certain other properties owned or controlled by Mr. Maguire, which we refer to in this prospectus as the excluded properties. We operate from our headquarters in Los Angeles, California. As of November 30, 2003, we had 81 employees.

       Our principal executive offices are located at 555 West Fifth Street, Suite 5000, Los Angeles, California 90013-1010. Our telephone number at that location is (213) 626-3300. Our website is located at www.maguireproperties.com. The information found on, or otherwise accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Recent Developments

       On September 15, 2003 we declared a dividend to common stockholders of record and our operating partnership declared a distribution to holders of record of common limited partnership units in our operating partnership, or units, in each case as of September 30, 2003, totaling $22,402,000, or $0.4176 per common share and common unit. This dividend consisted of a quarterly dividend of $0.40 per common share and common unit for the period from July 1, 2003 through September 30, 2003 and a pro rata dividend of $0.0176 per common share and common unit covering the period from the consummation of our IPO on June 27, 2003 through June 30, 2003. The dividend and distribution were paid on October 31, 2003. The dividend is equivalent to an annual rate of $1.60 per common share and common unit.

       On October 10, 2003, we sold a $72.0 million interest rate swap agreement associated with $72.0 million of the floating rate KPMG Tower mortgage for $1.6 million.

       On October 14, 2003, our subsidiary that is the fee simple owner of Glendale Center entered into a ten-year, interest-only $80.0 million mortgage loan with Greenwich Capital Financial Products secured by Glendale Center. This mortgage matures in November 2013 and bears interest at a fixed rate of 5.727% per annum.

       On November 6, 2003, a subsidiary of our operating partnership acquired One California Plaza, a 42-story, 981,662 foot office tower in the LACBD, from Metropolitan Life Insurance Company for aggregate consideration of $225.0 million. We funded this purchase with cash on hand and a seven-year, $146.3 million mortgage bearing interest at a fixed rate of 4.73% per annum provided by Metropolitan Life Insurance Company.

       On December 15, 2003, we declared a dividend to common stockholders of record and our operating partnership declared a distribution to common unit holders of record, in each case as of December 31, 2003, totaling $21,458,000, or $0.40 per common share and common unit, for the quarter ended December 31, 2003. The dividend and distribution are payable on January 30, 2004. The dividend is equivalent to an annual rate of $1.60 per common share and common unit.

Our Competitive Strengths

       We believe we distinguish ourselves from other owners, operators, acquirers and developers of office properties in a number of ways, and enjoy significant competitive strengths, including:

•	Trophy Quality Portfolio. Our office portfolio consists of architecturally distinctive, Class A properties, including West Coast landmarks such as US Bank Tower and Gas Company Tower, which, based on current market rents and estimated construction costs, management believes could not be replicated on a cost-competitive basis today.

•	Nationally Recognized Tenants. The high quality of our office portfolio attracts nationally recognized firms as tenants. As of September 30, 2003, 86.0% of our annualized rent was generated by tenants that were either rated investment grade by Standard & Poor’s or were nationally recognized professional services firms.

•	Southern California Focus. All of our properties are located in the high-barrier-to-entry Southern California office market.

•	Commanding Market Share. The concentration of our portfolio in the LACBD, and particularly the prime Bunker Hill section of the LACBD, provides us with a commanding share of the LACBD Class A office space market.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures in order to mitigate acquisition and development risks, secure marquee anchor tenants and facilitate financing.

•	Experienced and Committed Management Team. Our senior management team has an average of 21 years of experience in the commercial real estate industry and collectively owns a 20.0% interest in our company’s common equity on a fully diluted basis.

Business and Growth Strategies

       Our primary business objectives are to maximize distributable cash flow and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategies to achieve these objectives consist of several elements:

•	Focus on Premier-Quality Properties. Our core strategy is to own, manage, acquire and develop buildings of exceptional quality that can achieve premium rents within our markets.

•	Opportunistic Acquisition and Redevelopment. We intend to selectively acquire and redevelop existing office buildings that can be acquired at significant discounts to replacement cost, and reposition them into high-quality properties through architectural improvements and additional amenities.

•	Fostering Strong Tenant Relationships. We foster strong tenant relationships with nationally recognized tenants through a commitment to serving tenant needs. Our substantial in-house marketing, lease-negotiation and design capabilities give us a competitive advantage in retaining existing tenants, attracting new tenants and replacing departing tenants quickly and efficiently.

•	Capital Recycling. We will seek to raise low-cost equity capital by joint venturing our stabilized properties and reinvesting the proceeds into properties with higher growth potential.

Summary Risk Factors

       You should carefully consider the following important risks:

•	Our properties are primarily office buildings, are all located in Los Angeles County, California and are geographically concentrated in the LACBD, making us more vulnerable to certain adverse events than if we owned a more diverse portfolio of assets.

•	Conflicts of interest exist or may develop with certain of our officers and directors, particularly with Mr. Maguire, our Chairman and Co-Chief Executive Officer. Such officers and directors may suffer different and more adverse tax consequences than holders of our capital stock upon the sale or refinancing of our properties, which may make the sale or refinancing of some of our properties less likely. Mr. Maguire and Richard I. Gilchrist, a director and our Co-Chief Executive Officer and President, and/or entities related to them are parties to employment agreements, certain other agreements entered into in connection with our formation transactions, non-competition agreements and, only with respect to certain entities controlled by Mr. Maguire, option agreements under which they receive material benefits and have material obligations, the enforcement of which we may pursue less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with them.

•	Under the contribution agreements by which Mr. Maguire and certain other contributors, including Master Investments, LLC, an entity in which Mr. Maguire and Mr. Gilchrist each own an interest, contributed their direct and indirect interests in certain properties to us in connection with the contribution and acquisition transactions consummated concurrently with our IPO, which we refer to in this prospectus as the formation transactions, we agreed to indemnify Mr. Maguire and these other contributors against adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of three of our properties in a taxable transaction until June 27, 2012 (or up to June 27, 2015 if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements) and two other properties until June 27, 2010 (or up to June 27, 2013 if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements). These properties represented 80.5% of our portfolio’s aggregate annualized rent as of September 30, 2003. In addition, under such contribution agreements, we agreed to use commercially reasonable efforts to make approximately $591.8 million of indebtedness available for guarantee by Mr. Maguire and certain other contributors which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be liable for damages.

•	Potential losses from terrorism, fires, floods, earthquakes or liability, including liability for environmental matters, may not be fully covered by our insurance policies or may be subject to significant deductibles; other losses like losses from riots or acts of God are not covered by insurance at all. All of our properties, as well as all but one of the option properties and all of the excluded properties, are covered by the same blanket insurance policy. Any claim with respect to the option and excluded properties could reduce amounts available for our properties. The five largest properties in our office portfolio, which together represented approximately 87.5% of our office portfolio’s aggregate annualized rent as of September 30, 2003, are located within the Bunker Hill section of the LACBD. Because these properties are located so closely together, the amount of our insurance coverage may not be sufficient to fully cover potential losses from earthquakes, terrorist attacks or other adverse events affecting the LACBD.

•	As of November 30, 2003, we had $1.2 billion of consolidated indebtedness, and we may incur significant additional debt to finance future acquisition and development activities. We also have a $100 million secured revolving credit facility with a group of banks led by affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, two of our lead underwriters. The credit facility has a borrowing limit based on a percentage of the value of our properties that secure this credit facility. Approximately $76.7 million will be available upon consummation of this offering. Our debt service obligations with respect to such indebtedness will reduce cash available for distribution, including cash available to pay dividends on our series A preferred stock, and expose us to the risk of default. Our debt agreements contain lockbox and cash management provisions, and if our properties do not generate sufficient cash flow to be distributed to us, we may be required to fund distributions, including dividends on our series A preferred stock, from working capital or borrowings or to reduce such distributions. It is our policy to limit our indebtedness to approximately 60% of our total market capitalization, which is the sum of the market values of all of our outstanding common stock, preferred stock and units not owned by our company and the book value of our indebtedness; however, this policy is not a part of our governing documents and our board of directors can change it at any time.

•	We are dependent on significant tenants that may be difficult or costly to replace, including Sempra Energy (together with its Southern California Gas Company subsidiary), which accounts for more than 17.5% of our office portfolio annualized rent as of September 30, 2003. The loss of this tenant could cause a material decrease in cash available for distribution to our stockholders.

•	We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect results of operations.

•	We may be unable to identify or complete acquisitions or successfully integrate new acquisitions into our operations.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

•	Our charter, the Maryland General Corporation Law and the partnership agreement of our operating partnership contain provisions that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their series A preferred stock in such a transaction, including a 9.8% limit on ownership of our common stock.

•	We and our predecessor have had historical accounting losses. We may experience future losses.

The Properties

       Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area and the Cerritos submarket. The following table presents an overview of our existing portfolio as of September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003. We hold long-term leasehold interests in One California Plaza, Plaza Las Fuentes and the Plaza Las Fuentes Westin and in each of Cerritos Corporate Center Phase I and Phase II. See “Business and Properties — Description of Existing Portfolio.” For the meanings of certain terms used in the chart and other important information, see “Business and Properties — Existing Portfolio” on pages 77-78.

								Annualized
							Annualized	Net Effective
							Rent Per	Rent Per
		Percent	Year Built/	Net Rentable	Percent	Annualized	Leased	Leased
Office Properties	Location	Ownership	Renovated	Square Feet	Leased	Rent	Square Foot	Square Foot

US Bank Tower	Los Angeles	100%	1989	1,374,883	90.4%	$35,752,581	$28.75	$22.36
Gas Company Tower	Los Angeles	100	1991	1,335,957	96.1	34,406,906	26.80	24.51
Wells Fargo Tower	Los Angeles	100	1982	1,380,519	88.9	22,731,506	18.53	18.77
KPMG Tower	Los Angeles	100	1983	1,119,248	87.8	19,168,638	19.50	11.38
One California Plaza*	Los Angeles	100	1985	981,667	92.9	13,347,262	14.64	11.24
Plaza Las Fuentes	Pasadena	100	1989	183,614	95.8	3,282,754	18.67	14.39
Glendale Center	Glendale	100	1973/1996	382,888	100.0	7,411,364	19.36	19.20
Cerritos Corporate Center Phase I	Cerritos	100	1999	221,968	100.0	5,084,054	22.90	25.06
Cerritos Corporate Center Phase II	Cerritos	100	2001	104,567	100.0	2,141,371	20.48	19.80

Portfolio Total/ Weighted Average:				7,085,311	92.2%	$143,326,436	$21.94	$18.48

			Percentage
			of Vehicle
		Vehicles	Capacity
		Under	Under
	Vehicle	Monthly	Monthly	Square
Garage Properties	Capacity	Contract	Contract	Footage

On-Site Parking	8,065	9,237	114.5%	2,307,547
Off-Site Garages	2,749	2,757	100.3	958,087

Total/ Weighted Average:	10,814	11,994	110.9%	3,265,634

						Twelve Months Ended
						September 30, 2003

								Revenue Per
		Percent		Square	Available	Average	Average	Available
Hotel Properties	Location	Ownership	Year Built	Footage	Rooms	Occupancy	Daily Rate	Room

Plaza Las Fuentes Westin	Pasadena	100%	1989	266,000	350	73.9%	$124.40	$91.89

Total Existing Portfolio Square Footage:				10,616,945

*	Acquired on November 6, 2003.

The Offering

       The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our series A preferred stock, see “Description of Series A Preferred Stock.” We will contribute the net proceeds of the sale of our series A preferred stock to our operating partnership and our operating partnership will issue to us series A preferred units.

Issuer	Maguire Properties, Inc., a Maryland corporation.

Securities Offered	9,000,000 shares of our 7.625% series A cumulative redeemable preferred stock (10,000,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Ranking	The series A preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

• senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series A preferred stock;

• on parity with any class or series of our capital stock expressly designated as ranking on parity with the series A preferred stock; and

• junior to any other class or series of our capital stock expressly designated as ranking senior to the series A preferred stock.

Dividend Rate and Payment Date	Investors will be entitled to receive cumulative cash dividends on the series A preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing April 2004, at the rate of 7.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.90625 per share). The first dividend payable on the series A preferred stock on April 30, 2004 will be a pro rata dividend from and including the original issue date to and including April 30, 2004 in the amount of $0.51892 per share. Dividends on the series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as United States individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our series A preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Federal Income Tax Considerations.”

Liquidation Preference	If we liquidate, dissolve or wind-up, holders of the series A preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the series A preferred stock as to liquidation rights. The rights of holders of series A preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the series A preferred stock as to liquidation.

Optional Redemption	We may not redeem the series A preferred stock prior to January 30, 2009, except in limited circumstances to preserve our status as a REIT. On and after January 30, 2009, the series A preferred stock will be redeemable at our option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends up to and including the redemption date. Any partial redemption will be on a pro rata basis.

No Maturity, Sinking Fund or Mandatory Redemption	The series A preferred stock has no maturity date and we are not required to redeem the series A preferred stock at any time. Accordingly, the series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series A preferred stock is not subject to any sinking fund.

Voting Rights	Holders of series A preferred stock will generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material adverse changes to the terms of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and the holders of all other shares of any class or series ranking on parity with the series A preferred stock that are entitled to similar voting rights (voting together as a single class).

Listing	We have applied to list the series A preferred stock on the NYSE. We will use commercially reasonable efforts to have our listing application for the series A preferred stock approved. If the application is approved, trading of the series A preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series A preferred stock. The underwriters have advised us that they intend to make a market in the series A preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the series A preferred stock will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Restrictions on Ownership and Transfer	For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the transfer of our capital stock, which includes the series A preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. In order to assist us in meeting these requirements, no person or persons acting as a group may own, or be deemed to own by virtue of the constructive ownership rules of the Code, subject to limited exceptions, more than 9.8% of the outstanding shares of the series A preferred stock. See “Description of Series A Preferred Stock — Restrictions on Ownership and Transfer.”

Conversion	The series A preferred stock is not convertible into or exchangeable for any of our other property or securities.

Use of Proceeds	We expect that the net proceeds from this offering will be approximately $216.8 million after deducting underwriting discounts and commissions and our expenses (or approximately $241.0 million if the underwriters exercise their option to purchase additional shares in full). We will contribute the net proceeds from this offering to our operating partnership in exchange for series A preferred units, the economic terms of which are substantially similar to the series A preferred stock. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for other general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in the series A preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page 18 of this prospectus before making a decision to invest in the series A preferred stock.

Form	The series A preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Summary Selected Combined Financial Data

       The following table sets forth summary selected consolidated financial and operating data on a pro forma and historical basis for our company and on a combined historical basis for the Maguire Properties Predecessor. We have not presented historical information for our company prior to June 27, 2003, the date on which we consummated our IPO, because during the period from our formation until our IPO, we did not have material corporate activity.

       The Maguire Properties Predecessor combined historical financial information includes the following entities, which are a subset of the entities referred to collectively in this prospectus as the Maguire Organization, for periods prior to June 27, 2003:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods prior to June 27, 2003.

       The owners of the Maguire Properties Predecessor were Mr. Maguire and certain others who had minor ownership interests.

       You should read the following summary selected financial data in conjunction with our consolidated and combined historical and consolidated pro forma financial statements and the related notes, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

       The historical combined balance sheet information as of December 31, 2002 and 2001 of the Maguire Properties Predecessor and combined statements of operations information for the years ended December 31, 2002, 2001 and 2000 of the Maguire Properties Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2000 has been derived from the historical combined financial statements of the Maguire Properties Predecessor audited by KPMG LLP. The historical consolidated balance sheet information as of September 30, 2003 and the consolidated statement of operations information for the three months ended September 30, 2003 and the period from June 27, 2003 through September 30, 2003 have been derived from the unaudited consolidated financial statements of our company. The combined statements of operations information for the period from January 1, 2003 through June 26, 2003 and for the three and nine months ended September 30, 2002 have been derived from the unaudited combined financial statements of the Maguire Properties Predecessor. In the opinion of the management of our company, the historical consolidated and combined statements of operations for the three months ended September 30, 2003, the period from June 27, 2003 through September 30, 2003, the period from January 1, 2003 through June 26, 2003 and the three and nine months ended September 30, 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim periods ended September 30, 2003 are not necessarily indicative of the result to be obtained for the full fiscal year.

       Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 assumes completion of this offering, the incurrence of the new $80.0 million mortgage financing relating to Glendale Center, the purchase of One California Plaza and the incurrence of the $146.3 million mortgage relating to One California Plaza as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements also include the effects of our IPO on June 27, 2003 and the related formation and refinancing transactions that occurred in conjunction with our IPO, as if the resulting debt and equity structure were in place as of the first day of the period presented. Additionally, the pro forma consolidated statements of operations are presented as if the additional interests in KPMG Tower and Wells Fargo Tower that were acquired on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions, had occurred on the first day of the period presented. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma and Historical Consolidated) and

the Maguire Properties Predecessor (Historical Combined)
(Dollars in thousands)

				The Maguire
				Properties
	The Company			Predecessor

	Pro Forma	Historical	Historical	Historical	Historical	Historical
	Consolidated	Consolidated	Consolidated	Combined	Combined	Combined
	Nine Months	Three Months	Period	Period	Three Months	Nine Months
	Ended	Ended	June 27, 2003 -	January 1, 2003 -	Ended	Ended
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,

	2003	2003	2003	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Rental revenues	$114,507	$33,986	$35,292	$28,732	$10,741	$30,115
Tenant reimbursements	54,176	16,070	16,646	13,165	5,139	12,769
Hotel operations	13,305	4,392	4,567	8,738	4,448	14,933
Other revenues	33,942	8,075	10,659	8,110	4,814	11,330

Total revenues	215,930	62,523	67,164	58,745	25,142	69,147

Rental property operating and maintenance expenses	48,719	13,857	14,467	11,941	4,947	11,011
Hotel operating and maintenance expenses	10,214	3,287	3,430	6,784	3,137	10,373
Real estate taxes	14,066	4,757	4,901	3,006	1,035	2,819
General and administrative expenses	16,824	3,450	17,633	9,080	4,858	12,644
Depreciation and amortization expense	49,536	13,696	14,100	11,387	3,903	11,159
Interest expense	43,792	11,650	12,490	24,853	9,383	26,812
Loss from early extinguishment of debt	–	2,431	46,760	6,667	3,967	3,967
Other expenses	16,085	286	4,206	7,549	470	782

Total expenses	199,236	53,414	117,987	81,267	31,700	79,567
Equity in net income (loss) of uncombined real estate entities	–	(31)	(25)	1,648	(237)	(755)

Income (loss) before gain on forgiveness of debt and minority interest	16,694	9,078	(50,848)	(20,874)	(6,795)	(11,175)
Gain on forgiveness of debt	–	–	–	–	–	–
Minority interests	3,422	1,882	(11,802)	275	2	(336)

Net income (loss)	$13,272	$7,196	$(39,046)	$(21,149)	$(6,797)	$(10,839)

Pro forma preferred dividends	12,867	–	–	–	–	–

Pro forma net income available to common stockholders	$405	–	–	–	–	–

Basic earnings (loss) per common share	$0.01	$0.17	$(0.94)	–	–	–

Diluted earnings (loss) per common share	$0.01	$0.17	$(0.94)	–	–	–

Weighted average common shares outstanding – basic	42,329,921	41,913,231	41,702,405	–	–	–
Weighted average common shares outstanding – diluted	42,389,350	41,974,245	41,702,405	–	–	–
Cash dividends declared per common share	–	$0.42	–		–	–

[Additional columns below]

[Continued from above table, first column(s) repeated]

		The Maguire Properties
	The Company	Predecessor

	Pro Forma
	Consolidated
	Year Ended	Historical Combined Year
	December 31,	Ended December 31,

	2002	2002	2001	2000

	(Unaudited)
Statement of Operations Data:
Rental revenues	$150,118	$44,401	$39,028	$4,750
Tenant reimbursements	66,878	19,782	14,595	2,056
Hotel operations	20,005	20,005	19,346	23,879
Other revenues	39,254	16,864	14,636	8,011

Total revenues	276,255	101,052	87,605	38,696

Rental property operating and maintenance expenses	64,608	17,986	12,757	1,941
Hotel operating and maintenance expenses	15,310	15,310	13,361	15,166
Real estate taxes	16,811	4,692	4,134	995
General and administrative expenses	25,469	16,222	13,577	12,701
Depreciation and amortization expense	62,283	16,774	14,410	3,546
Interest expense	58,458	38,975	45,772	34,511
Loss from early extinguishment of debt	–	3,967	–	–
Other expenses	5,195	2,125	843	851

Total expenses	248,134	116,051	104,854	69,711
Equity in net income (loss) of uncombined real estate entities	–	(162)	(2,679)	3,065

Income (loss) before gain on forgiveness of debt and minority interest	28,121	(15,161)	(19,928)	(27,950)
Gain on forgiveness of debt	–	–	–	161,159
Minority interests	5,765	(465)	(2,359)	(180)

Net income (loss)	$22,356	$(14,696)	$(17,569)	$133,389

Pro forma preferred dividends	17,156	–	–	–

Pro forma net income available to common stockholders	$5,200	–	–	–

Basic earnings (loss) per common share	$0.12	–	–	–

Diluted earnings (loss) per common share	$0.12	–	–	–

Weighted average common shares outstanding – basic	42,329,921	–	–	–
Weighted average common shares outstanding – diluted	42,394,114	–	–	–
Cash dividends declared per common share	–	–	–	–

				The Maguire
				Properties
	The Company			Predecessor

	Pro Forma	Historical	Historical	Historical	Historical	Historical
	Consolidated	Consolidated	Consolidated	Combined	Combined	Combined
	Nine Months	Three Months	Period	Period	Three Months	Nine Months
	Ended	Ended	June 27, 2003 -	January 1, 2003 -	Ended	Ended
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,

	2003	2003	2003	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (at period end):
Investments in real estate, net	$1,563,347	$1,336,509	$1,336,509	–	–	–
Total assets	2,016,697	1,564,314	1,564,314	–	–	–
Mortgages and other secured loans	1,211,250	985,000	985,000	–	–	–
Total liabilities	1,359,756	1,124,975	1,124,975	–	–	–
Minority interest (deficit)	90,243	90,082	90,082	–	–	–
Stockholders’/owners’ equity (deficit)	566,698	349,257	349,257	–	–	–
Total liabilities and stockholders’/owners’ equity	2,016,697	1,564,314	1,564,314	–	–	–
Cash flows from:
Operating activities	–	–	–	–	–	(3,771)
Investing activities	–	–	–	–	–	(26,495)
Financing activities	–	–	–	–	–	31,926
Other Data (unaudited):
Funds from operations(1)	65,894	–	–	–	–	–
Funds from operations available to common stockholders(1)(2)	53,027	–	–	–	–	–
EBITDA(3)	110,022	34,424	(24,258)	15,366	6,491	26,796
EBITDA available to common stockholders(3)(4)	97,155	34,424	(24,258)	-	-	-

[Additional columns below]

[Continued from above table, first column(s) repeated]

		The Maguire Properties
	The Company	Predecessor

	Pro Forma
	Consolidated
	Year Ended	Historical Combined Year
	December 31,	Ended December 31,

	2002	2002	2001	2000

	(Unaudited)
Balance Sheet Data (at period end):
Investments in real estate, net	–	$549,384	$400,653	$406,471
Total assets	–	622,039	435,746	440,531
Mortgages and other secured loans	–	658,038	451,534	445,296
Total liabilities	–	781,207	556,669	538,046
Minority interest (deficit)	–	(12,889)	(12,424)	(10,065)
Stockholders’/owners’ equity (deficit)	–	(146,279)	(108,499)	(87,450)
Total liabilities and stockholders’/owners’ equity	–	622,039	435,746	440,531
Cash flows from:
Operating activities		3,283	6,993	(3,851)
Investing activities		(28,024)	(2,889)	(20,538)
Financing activities		25,598	(4,066)	25,582
Other Data (unaudited):
Funds from operations(1)	89,956	–	–	–
Funds from operations available to common stockholders(1)(2)	72,800	–	–	–
EBITDA(3)	148,862	40,588	40,254	171,266
EBITDA available to common stockholders(3)(4)	131,706	-	-	-

(1)	We calculate funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

(2)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

(3)	We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful supplemental performance measure. Management uses EBITDA as an indicator of our ability to incur and service debt. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs. However, because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Accordingly, EBITDA should be considered only as supplement to cash flows from operating activities (computed in accordance with GAAP) as a measure of our liquidity. EBITDA is not a measure of our financial performance and should not be considered as an alternative to net income as an indicator of our operating performance. Other equity REITs may calculate EBITDA differently than we do; accordingly, our EBITDA may not be comparable to such other REITs’ EBITDA.

(4)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

       The following table reconciles our pro forma FFO and pro forma FFO available to common stockholders to our pro forma net income for the nine months ended September 30, 2003 and the year ended December 31, 2002.

	Pro Forma
	Nine Months	Pro Forma
	Ended	Year Ended
	September 30, 2003	December 31, 2002

	(In thousands)	(In thousands)
Reconciliation of pro forma net income to pro forma funds from operations and pro forma funds from operations available to common stockholders:
Pro forma net income	$13,272	$22,356
Adjustments:
Pro forma minority interests	3,422	5,765
Pro forma real estate depreciation and amortization	49,200	61,835

Pro forma FFO	65,894	89,956
Less pro forma preferred stock dividends	12,867	17,156

Pro forma FFO available to common stockholders(1)	$53,027	$72,800

(1)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

       The following table reconciles our EBITDA and EBITDA available to common stockholders to our net income for the periods indicated:

				The Maguire
				Properties				The Maguire Properties
	The Company			Predecessor			The Company	Predecessor

	Pro Forma	Historical	Historical	Historical	Historical	Historical
	Consolidated	Consolidated	Consolidated	Combined	Combined	Combined	Pro Forma
	Nine Months	Three Months	Period	Period	Three Months	Nine Months	Consolidated
	Ended	Ended	June 27, 2003 -	January 1, 2003 -	Ended	Ended	Year Ended	Historical Combined Year
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,	December 31,	Ended December 31,

	2003	2003	2003	2003	2002	2002	2002	2002	2001	2000

Reconciliation of net income to earnings before interest, taxes and depreciation and amortization (EBITDA):
Net income (loss)	$13,272	$7,196	$(39,046)	$(21,149)	$(6,797)	$(10,839)	$22,356	$(14,696)	$(17,569)	$133,389
Adjustments:
Minority interests	3,422	1,882	(11,802)	275	2	(336)	5,765	(465)	(2,359)	(180)
Interest expense	43,792	11,650	12,490	24,853	9,383	26,812	58,458	38,975	45,772	34,511
Depreciation and amortization	49,536	13,696	14,100	11,387	3,903	11,159	62,283	16,774	14,410	3,546

EBITDA	110,022	34,424	(24,258)	$15,366	$6,491	$26,796	148,862	$40,588	$40,254	$171,266

Less preferred stock dividends	12,867	—	—	—	—	—	17,156	—	—	—

EBITDA available to common stockholders (1)	$97,155	$34,424	$(24,258)	—	—	—	$131,706	—	—	—

(1)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

Ratios of Earnings and EBITDA to Fixed Charges and Preferred Dividends

       Our ratios of earnings to fixed charges, earnings to fixed charges and preferred dividends, EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends for the periods indicated are as follows:

The Maguire
						Properties		The Maguire Properties
	The Company					Predecessor	The Company	Predecessor

Historical
	Pro Forma			Historical		Combined
	Consolidated	Historical		Consolidated		Period	Pro Forma
	Nine Months	Three Months		Period		January 1,	Consolidated	Historical Combined Year
	Ended	Ended		June 27, 2003 -		2003 -	Year Ended	Ended December 31,
	September 30,	September 30,		September 30,		June 26,	December 31,
	2003	2003		2003		2003	2002	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges	1.38x	1.79	x	(3.03	)x	0.16x	1.47x	0.67x	0.68x	5.21x	0.78x	0.49x
Ratio of Earnings to Fixed Charges and Preferred Dividends	1.07x	—		—		—	1.14x	—	—	—	—	—
Ratio of EBITDA to Fixed Charges	2.47x	2.93	x	(1.93	)x	0.62x	2.51x	1.04x	0.88x	4.94x	0.42x	0.60x
Ratio of EBITDA to Fixed Charges and Preferred Dividends	1.92x	—		—		—	1.95x	—	—	—	—	—

       Our ratios of earnings to fixed charges and EBITDA to fixed charges are computed by dividing earnings or EBITDA, as applicable, by fixed charges. Our ratios of earnings to fixed charges and preferred dividends and EBITDA to fixed charges and preferred dividends are computed by dividing earnings or EBITDA, as applicable, by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net income (loss) before minority interests, equity in net income (loss) of uncombined real estate entities and fixed charges plus distributed income of the uncombined real estate entities. “EBITDA” consists of net income (loss) from continuing operations before minority interests, interest expense and depreciation and amortization. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Preferred dividends consist of the amount of pre-tax earnings required to pay dividends on the series A preferred stock. Our pro forma ratios are prepared on the basis of our pro forma financial statements. See “Maguire Properties, Inc. Pro Forma Condensed Consolidated Financial Statements.”

       The consummation of our IPO and the related formation transactions and refinancing transactions on June 27, 2003 permitted us to significantly deleverage our properties, resulting in a significantly improved ratio of earnings to fixed charges since the consummation of these transactions. Although our properties generally have had positive net cash flow before debt service, due to the loss from early extinguishment of debt and compensation expense associated with our IPO, for the historical consolidated period from June 27, 2003 to September 30, 2003, we showed a negative ratio of earnings to fixed charges and an earnings shortfall of $50.7 million during that period compared with the amount that would have been necessary to cover fixed charges. The Maguire Properties Predecessor’s computation of the ratio of earnings to fixed charges for the periods ended prior to the consummation of our IPO indicates that earnings were inadequate to cover fixed charges by approximately $21.1 million during the period from January 1, 2003 to June 26, 2003, and by $13.1 million, $14.6 million, $6.9 million, and $16.1 million, in the years ended December 31, 2002, 2001, 1999 and 1998, respectively.

      Presented below are the components used to calculate the ratios of EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends:

				The Maguire
				Properties
	The Company			Predecessor	The Company	The Maguire Properties Predecessor

				Historical
	Pro Forma		Historical	Combined
	Consolidated	Historical	Consolidated	Period	Pro Forma
	Nine Months	Three Months	Period	January 1,	Consolidated	Historical Combined Year Ended
	Ended	Ended	June 27, 2003 -	2003 -	Year Ended	December 31,
	September 30,	September 30,	September 30,	June 26,	December 31,
	2003	2003	2003	2003	2002	2002	2001	2000	1999	1998

EBITDA	$110,022	$34,424	$(24,258)	$15,366	$148,862	$40,588	$40,254	$171,266	$13,365	$19,046
Fixed charges:
Interest expense	43,792	11,650	12,490	24,853	58,458	38,975	45,772	34,511	31,564	31,368
Interest within rental expense	667	89	89	91	888	181	181	181	181	181

	44,459	11,739	12,579	24,944	59,346	39,156	45,953	34,692	31,745	31,549
Preferred Dividends	12,867	—	—	—	17,156	—	—	—	—	—

       For a reconciliation of EBITDA to net income (loss), see page 14.

       Since our inception, we have neither issued any shares of, nor paid any dividends on, preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of EBITDA to fixed charges and preferred stock dividends are not presented for historical periods.

Our Tax Status

       We intend to be taxed as a REIT under Section 856 through 860 of the Code, commencing with our taxable year ending December 31, 2003. We believe that our organization and method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute as least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our services company will be subject to taxation at normal corporate rates. See “Federal Income Tax Considerations.”

RISK FACTORS

       Investment in our series A preferred stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our series A preferred stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” on page 33.

Risks Related to Our Properties and Our Business

       Our properties depend upon the Southern California economy and the demand for office space.

       All of our properties are located in Los Angeles County, California and most of them are concentrated in the LACBD, which exposes us to greater economic risks than if we owned properties in several geographic regions. Moreover, because our portfolio of properties consists primarily of office buildings, a decrease in the demand for office space, and Class A office space in particular, may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the Southern California region (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, California state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors) and the national and Southern California regional office space market (such as oversupply of or reduced demand for office space). In addition, the State of California continues to address issues related to budget deficits, shortages of electricity, interruptions in power service, increased energy costs, and the continued solvency of its utility companies, any or all of which may create the perception that the State is not able to effectively manage itself, in turn reducing demand for office space in California. The State of California is also generally regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office space in California. Any adverse economic or real estate developments in the Southern California region, or any decrease in demand for office space resulting from California’s regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, the per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you. We cannot assure you of the continued growth of the Southern California economy or the national economy or our future growth rate.

       Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

       We have agreed to indemnify Mr. Maguire, Master Investments, LLC, an entity in which Mr. Maguire and Mr. Gilchrist each own an interest, and certain others against adverse tax consequences to them in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets or otherwise) of any portion of its interests, in a taxable transaction, in five of the office properties in our portfolio which represented 80.5% of our portfolio’s aggregate annualized rent as of September 30, 2003. These tax indemnity obligations apply for initial periods ranging between seven and nine years from the date of our IPO, which occurred on June 27, 2003, with up to three one-year extension periods if Mr. Maguire and related entities maintain ownership of units equal to 50% of the units received by them in the formation transactions and pursuant to option agreements with respect to option properties. We have also agreed to use commercially reasonable efforts to make approximately $591.8 million of debt available for certain contributors, including Mr. Maguire and related entities and Master Investments, LLC, to guarantee. See “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.” We agreed to these provisions in order to assist Mr. Maguire and certain other contributors in preserving their tax position after their contribution of property interests to us. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnifications obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be required to pay damages for the resulting tax consequences to Mr. Maguire and other contributors, and we have acknowledged that a calculation of damages will not be based on the time value of money or the time remaining within the restricted period. See “— Risks Related to Our Organization and Structure — Conflicts of interest exist with holders of units in our operating partnership.” In addition, we could involuntarily trigger our tax indemnification obligations under these provisions in the event of a condemnation of one of these properties.

       Potential losses may not be covered by insurance.

       We carry comprehensive liability, fire, extended coverage, earthquake, terrorism, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy that also covers all but one of the option and all of the excluded properties. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. Some of our policies, like those covering losses due to terrorism, earthquake and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. All of our properties are located in Southern California, an area especially subject to earthquakes. The five largest properties in our office portfolio — US Bank Tower, Gas Company Tower, Wells Fargo Tower, KPMG Tower and One California Plaza — are all located within the Bunker Hill section of downtown Los Angeles. Together, these properties represented roughly 87.5% of our office portfolio’s aggregate annualized rent as of September 30, 2003. Because these properties are located so closely together, an earthquake in downtown Los Angeles could materially damage, destroy or impair the use by tenants of all of these properties. While we presently carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes, particularly losses from an earthquake in downtown Los Angeles. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

       If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In the event of a significant loss at one or more of the option or excluded properties covered by the blanket policy, the remaining insurance under this policy, if any, could be insufficient to adequately insure our existing properties covered by this policy. In such event, securing additional insurance, if possible, could be significantly more expensive than our current policy.

       Future terrorist attacks in the United States could harm the demand for and the value of our properties.

       Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. Certain of our properties are well-known landmarks, in particular US Bank Tower in downtown Los Angeles, and may be perceived as more likely terrorist targets than similar, less recognizable properties, which could potentially reduce the demand for and value of these properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates or then-prevailing market rates.

       Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. The five largest properties in our office portfolio — US Bank Tower, Gas Company Tower, Wells Fargo Tower, KPMG Tower and One California Plaza — are all located within the Bunker Hill section of downtown Los Angeles. Together, these properties represented roughly 87.5% of our office portfolio’s aggregate annualized rent as of September 30, 2003. Because these properties are located so closely together, a terrorist attack on any one of these properties, or in the downtown Los Angeles or Bunker Hill areas generally, could materially damage, destroy or impair the use by tenants of all of these properties. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights or purchase options in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also trigger our tax indemnification obligations under our agreements with certain limited partners of our operating partnership with respect to sales of specified properties. See “— Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility” and “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.”

       Our debt level reduces cash available for distribution, including cash available to pay dividends on our series A preferred stock, and may expose us to the risk of default under our debt obligations.

       As of November 30, 2003, our total consolidated indebtedness was approximately $1.2 billion, and we may incur significant additional debt to finance future acquisition and development activities. We also have a $100 million secured revolving credit facility with a group of banks led by affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, two of our lead underwriters. This credit facility has a borrowing limit that varies based on a percentage of the value of our properties that secure our credit facility. Approximately $76.7 million will be available upon consummation of this offering.

       Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness; and

•	because we have agreed with Mr. Maguire and other contributors to use commercially reasonable efforts to maintain certain debt levels, we may not be able to refinance our debt when it would be otherwise advantageous to do so or to reduce our indebtedness when our board of directors thinks it is prudent.

See “— Risks Related to this Offering — Our revolving credit facility prohibits us from redeeming the series A preferred stock and may limit our ability to pay dividends on the series A preferred stock.”

       If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected. In addition, our debt agreements contain lockbox and cash management arrangements pursuant to which substantially all of the income generated by our properties is deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our various lenders and from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. As a result, we may be forced to draw funds from our revolving line of credit in order to pay dividends to you and maintain our qualification as a REIT. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our agreements with Mr. Maguire and others with respect to sales of certain properties and obligating us to use commercially reasonable efforts to make certain levels of indebtedness available for them to guarantee.

       We depend on significant tenants.

       As of September 30, 2003, the twenty largest tenants in the buildings in our office portfolio (including One California Plaza) represented approximately 76.7% of our portfolio’s total annualized rent. Our largest tenants are Sempra Energy and its subsidiaries and Wells Fargo Bank. Sempra Energy, together with its Southern California Gas Company subsidiary, currently leases 784,074 net rentable square feet of office space, representing approximately 17.5% of the total annualized rent generated by the properties in our office portfolio. Wells Fargo Bank currently leases 432,855 net rentable square feet of office space, representing approximately 7.2% of our portfolio’s total annualized rent. Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

       The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the United States Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Even so, our claim for unpaid rent would likely not be paid in full.

       Our revenue and cash available for distribution to you could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.

       Failure to hedge effectively against interest rate changes may adversely affect results of operations.

       We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect results of operations.

       We may be unable to complete acquisitions and successfully operate acquired properties.

       We continue to evaluate the market of available properties and may acquire office and other properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•	potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of office properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition at all or on favorable terms;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

       If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected.

       Any decision to cause the operating partnership to exercise its option would be made by the independent members of our Board of Directors.

       We may be unable to successfully complete and operate developed properties.

       We intend to develop and substantially renovate office and other properties. Our future development and construction activities, including development and construction of the option properties if we exercise our options to acquire them, involve the following significant risks:

•	we may be unable to obtain construction financing at all or on favorable terms;

•	we may be unable to obtain permanent financing at all or on advantageous terms if we finance development projects through construction loans;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations; and

•	occupancy rates and rents at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

       While we intend to develop office properties primarily in the Southern California market, we may in the future develop properties for commercial, retail or other use and expand our business to other geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. Presently, we do not possess the same level of familiarity with development of other property types or other markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

       Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

       Our ability to pay dividends to you depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for office space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing submarket demographics.

       In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and ability to satisfy our debt service obligations and to pay dividends to you.

       We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

       We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. On average, our higher relative occupancy rates mean that our competitors have more space currently available for lease than we do and may be willing to make space available at lower prices than the space in the properties in our office portfolio. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when their leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

       We could default on leases for land on which some of our properties are located.

       We possess a leasehold interest on the land underlying One California Plaza that expires in 2082. As of November 6, 2003, we had 981,667 net rentable square feet of office and retail space and a subterranean parking structure located on this parcel. If we default on the terms of this long-term lease, we may be liable for damages and lose our interest in One California Plaza. We possess a leasehold interest on the land and air space at Plaza Las Fuentes and the Plaza Las Fuentes Westin that, including renewal options, expires in 2047. As of September 30, 2003, we had approximately 183,614 net rentable square feet of office and retail space and a 350-room hotel located on this parcel. If we default under the terms of this long-term lease, we may be liable for damages and lose our interest in Plaza Las Fuentes and Plaza Las Fuentes Westin, including our options to purchase the land and airspace subject to the lease. We also possess a leasehold interest on the land underlying Cerritos Corporate Center Phase I and Phase II that, including renewal options, expires in 2087. As of September 30, 2003, we had 326,535 net rentable square feet of office space and 357,660 square feet of parking at a five-story garage and 58,630 square feet of surface lot parking shared by these properties on this parcel. If we default under the terms of this long-term lease, we may be liable for damages and lose our interest in Cerritos Corporate Center Phase I and Phase II and the parking garage.

       We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

       As of September 30, 2003, leases representing 1.5% and 4.1% of the square footage of the properties in our office portfolio (including One California Plaza) will expire in the remainder of 2003 and 2004, respectively, and an additional 7.8% of the square footage of the properties in our office portfolio was available. Above market rental rates at some of our properties may force us to renew or re-lease some expiring leases at lower rates. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above their current net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you would be adversely affected.

       Because we own a hotel property, we face the risks associated with the hospitality industry.

       We own the Plaza Las Fuentes Westin in Pasadena, California and are susceptible to risks associated with the hospitality industry, including:

•	competition for guests with other hotels, some of which may have greater marketing and financial resources than the manager of our hotel;

•	increases in operating costs from inflation and other factors that the manager of our hotel may not be able to offset through higher room rates;

•	future terrorist attacks that could adversely affect the travel and tourism industries and decrease demand for our hotel;

•	the fluctuating and seasonal demands of business travelers and tourism;

•	general and local economic conditions that may affect demand for travel in general; and

•	potential oversupply of hotel rooms resulting from excessive new development.

       If our hotel does not generate sufficient revenues, our financial position, results of operations, cash flow, per share trading price of our series A preferred stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

       Planned renovations at the Plaza Las Fuentes Westin hotel may disrupt normal operations during the first half of 2004, and could disrupt normal operations thereafter if these renovations are delayed or take longer to complete than we currently expect. See “Business and Properties — Description of Existing Portfolio — Hotel Property.”

       We could incur significant costs related to government regulation and private litigation over environmental matters.

       Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination in our properties may expose us to third-party liability or adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

       These environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability. Some of our properties may contain ACBM and we could be liable for such fines or penalties, as described below in “Business and Properties — Regulation — Environmental Matters.”

       Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or be liable to third parties with respect to the releases.

       From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. The EPA identifies parties who are considered to be potentially responsible for the hazardous substances at Superfund sites and makes them liable for the costs of responding to the hazardous substances. The parcel of land on which the Glendale Center is located lies within a large Superfund site, and we could be named as a potentially responsible party with respect to that site. See “Business and Properties — Regulation — Environmental Matters” for further discussion on Superfund sites.

       Existing conditions at some of our properties may expose us to liability related to environmental matters.

       Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our existing portfolio and all the properties on which we have options or purchase rights, except for Playa Vista — Water’s Edge, an option property in West Los Angeles with two office buildings and developable land of which we have an option to purchase a 12.5% interest. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

       Environmental reports available to us on the Playa Vista — Water’s Edge option property were generally completed more than two years ago. According to these reports, the California Regional Water Quality Control Board, Los Angeles Region issued a cleanup and abatement order in 1998 with respect to the Playa Vista project area, which includes the Playa Vista — Water’s Edge development relating to various chlorinated volatile organic compounds, petroleum hydrocarbons and metals detected in soil and groundwater in the Playa Vista project area. We are not named as a responsible party under the order, but we cannot assure you that we will not be named as a responsible party in the future should we exercise our option rights.

       We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions to you or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

       Potential environmental liabilities may exceed our environmental insurance coverage limits.

       We carry environmental insurance to cover likely and reasonably anticipated potential environmental liability associated with above-ground and underground storage tanks at all five of our properties where tanks are located. While we believe this coverage is sufficient to protect us against likely environmental risks, we cannot assure you that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you.

       We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

       Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that the properties in our portfolio substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected.

       We may incur significant costs complying with other regulations.

       The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our series A preferred stock and our ability to satisfy our debt service obligations and to pay dividends to you.

       Our growth depends on external sources of capital which are outside of our control.

       In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our capital stock.

       If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or pay the cash dividends to our stockholders necessary to maintain our qualification as a REIT.

       Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

       We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. We will seek to maintain sufficient control of such entities to permit them to achieve our business objectives.

Risks Related to Our Organization and Structure

       Conflicts of interest exist with holders of units in our operating partnership.

       We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with certain of our officers. Mr. Maguire and related entities and certain other contributors had ownership interests in the properties and in the other assets contributed to our operating partnership in the formation transactions and in the properties on which we have options. We, under the agreements relating to the contribution of such interests, are entitled to indemnification and damages in the event of breaches of representations or warranties made by Mr. Maguire and related entities and other contributors. In addition, Mr. Maguire and Mr. Gilchrist have entered into employment and non-competition agreements with us pursuant to which they have agreed, among other things, not to engage in certain business activities in competition with us and pursuant to which they will devote substantially full-time attention to our affairs. See “Management — Employment Agreements” and “— Non-competition Agreements.” We have also entered into property management and development agreements with respect to the option and excluded properties owned by Mr. Maguire, as well as a right of first offer with respect to Solana, a 1.4 million square foot office, hotel and retail property in Dallas, Texas that is one of the excluded properties. None of these contribution, option, employment, non-competition, management and development agreements were negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, option, employment, non-competition, management and development agreements because of our desire to maintain our ongoing relationship with the individuals involved.

       Tax consequences upon sale or refinancing. Some holders of units, including Mr. Maguire and Mr. Gilchrist, may suffer different and more adverse tax consequences than holders of our capital stock upon the sale or refinancing of the properties owned by our operating partnership, and therefore these holders may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties.

       Competitive real estate activities of management. Messrs. Maguire and Gilchrist have substantial outside business interests, including Mr. Maguire’s controlling interests in the Solana property in Texas, a senior housing project located at 740 South Olive Street in the LACBD and a parking structure located at 17th & Grand Avenue in the LACBD, Mr. Maguire’s interests in the option properties and certain other passive real estate investments and Mr. Maguire’s and Mr. Gilchrist’s interests in Master Investments,

LLC, an entity that is a potential competitor. Although Messrs. Maguire and Gilchrist are party to employment agreements that require that they devote substantially full-time attention to our business and affairs, these agreements also permit Messrs. Maguire and Gilchrist to devote time to their outside business interests consistent with past practice, and we have no assurance that either Mr. Maguire or Mr. Gilchrist will continue to devote any specific portion of his time to us. As a result, these outside business interests could interfere with Mr. Maguire’s and/or Mr. Gilchrist’s ability to devote time to our business and affairs.

       Our Chairman and Co-Chief Executive Officer has substantial influence over our affairs. Robert F. Maguire III is our Chairman and Co-Chief Executive Officer. Mr. Maguire beneficially owns units exchangeable for an aggregate of 10,226,340 shares of our common stock, including 28,947 units beneficially owned through Master Investments, LLC, an entity in which Mr. Maguire owns a 55% interest, representing a total of approximately 18.8% of the total outstanding shares of our common stock on a fully diluted basis. Consequently, Mr. Maguire has substantial influence on us and could exercise his influence in a manner that is not in the best interests of our stockholders. Pursuant to the partnership agreement, we may not engage in termination transactions, such as a tender offer, merger or sale of substantially all of our assets, without meeting certain criteria with respect to the consideration to be received by the limited partners and without the consent of partners (including us) holding 50% of all partnership interests. See “Description of the Partnership Agreement of Maguire Properties, L.P. — Termination Transactions.”

       Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

       We operate in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

       In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our series A preferred stock.

       Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” For example, in order for the rent payable pursuant to the Plaza Las Fuentes Westin lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture or some other type of arrangement. As this determination is inherently factual, we can provide no assurance that our characterization of this hotel lease as a true lease will not be challenged by the IRS or, if challenged, will be sustained by a court. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

       Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property as a dealer or if our services company enters into agreements with us or our tenants on a basis that is determined to be other than an arm’s-length basis.

       To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

       To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

       In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

       Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

       Our board of directors adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common and preferred stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted common stock that we have issued to certain of our officers under our incentive award plan (but not including options or shares of restricted common stock with an aggregate value of $5.5 million that we have committed to grant to certain officers no later than one year following the consummation of our IPO, which occurred on June 27, 2003), plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service and which could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk of default on our obligations.

       Our success depends on key personnel whose continued service is not guaranteed.

       We depend on the efforts of key personnel, particularly Mr. Maguire, our Chairman and Co-Chief Executive Officer, and Mr. Gilchrist, a director and our Co-Chief Executive Officer and President. Among the reasons that Messrs. Maguire and Gilchrist are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost their services, our relationships with such personnel could diminish. In addition, Mr. Maguire is 68 years old and, although he has informed us that he does not currently plan to retire, his continued service to us cannot be guaranteed.

       Many of our other senior executives also have strong regional industry reputations, which aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for all of these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel.

       Our charter and Maryland law contain provisions that may delay, defer, or prevent transactions that may be beneficial to the holders of our series A preferred stock.

       Our charter contains a 9.8% ownership limit. Our Charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, of in excess of 9.8% of the value of our outstanding shares of our common stock could jeopardize our status as a REIT. See “Description of Securities — Restrictions on Transfer.” These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might be in the best interest of our series A preferred stockholders. See “Description of Securities — Restrictions on Transfer.”

       We could authorize and issue stock without stockholder approval. Our charter authorizes our board of directors to authorize additional shares of our common stock or preferred stock, issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. See “Description of Securities — Common Stock” and “— Preferred Stock.” Although our board of directors has no such intention at the present time, it could establish another series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction that might be in the best interest of our series A preferred stockholders.

       Certain provisions of Maryland law could inhibit changes in control. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interest of our series A preferred stockholders, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

       We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

       Our charter, bylaws, the partnership agreement and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might otherwise be in the best interest of our series A preferred stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Removal of Directors,” “— Control Share Acquisitions,” “— Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of Maguire Properties, L.P.”

       We and our predecessor have had historical accounting losses; we may experience future losses.

       We and our predecessor have had losses before gains on forgiveness of debt and minority interests of approximately $71.7 million in the nine months ended September 30, 2003 and $15.2 million, $19.9 million and $28.0 million in the years ended December 31, 2002, 2001 and 2000, respectively. There can be no assurance that we will not incur net losses in the future.

Risks Related to this Offering

       Our series A preferred stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; our series A preferred stock has no stated maturity date.

       The shares of series A preferred stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the series A preferred stock on the NYSE. If approved, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of series A preferred stock will be limited.

       We have been advised by the underwriters that they intend to make a market in the shares of our series A preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice. The series A preferred stock has not been rated by any nationally recognized statistical rating organization, and will be subordinated to all of our existing and future debt.

Market interest rates and other factors may affect the value of our series A preferred stock.

       One of the factors that will influence the price of our series A preferred stock will be the dividend yield on the series A preferred stock relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our series A preferred stock to go down. The trading price of the shares of series A preferred stock would also depend on many other factors, which may change from time to time, including:

•	prevailing interest rates;

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions; and

•	our financial condition, performance and prospects.

      Our revolving credit facility prohibits us from redeeming the series A preferred stock and may limit our ability to pay dividends on the series A preferred stock.

      Our revolving credit facility prohibits us from redeeming or otherwise repurchasing any shares of our capital stock, including the series A preferred stock. Our revolving credit facility also prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our revolving credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualify as a REIT for federal income tax purposes. As a result, if we do not generate sufficient funds from operations (as defined in our revolving credit facility) during the twelve months preceding any series A preferred stock dividend payment date, we would not be able to pay all or a portion of the accumulated dividends payable to our series A preferred stockholders on such payment date without causing a default under our revolving credit facility. In the event of a default under our revolving credit facility, we would be unable to borrow under our revolving credit facility and any amounts we have borrowed thereunder could become due and payable.

FORWARD-LOOKING STATEMENTS

       We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in Southern California;

•	general economic conditions;

•	future terrorist attacks in the U.S.;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop properties;

•	our failure to maintain our status as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

       For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

       We estimate we will receive gross proceeds from this offering of $225.0 million and approximately $250.0 million if the underwriters’ over-allotment option is exercised in full. After deducting underwriting discounts and commissions and the estimated expenses of this offering, we expect net proceeds from this offering of approximately $216.8 million and approximately $241.0 million if the underwriters’ over-allotment is exercised in full.

       We will contribute the net proceeds of this offering to our operating partnership in exchange for series A preferred units, the economic terms of which will be substantially similar to the series A preferred stock. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for general corporate purposes. If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds in the same manner.

       Pending application of cash proceeds, we will invest the net proceeds in interest bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes.

RATIOS OF EARNINGS AND EBITDA TO FIXED CHARGES AND PREFERRED DIVIDENDS

       Our ratios of earnings to fixed charges, earnings to fixed charges and preferred dividends, EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends for the periods indicated are as follows:

							The Maguire
							Properties				The Maguire Properties
	The Company						Predecessor		The Company		Predecessor

							Historical
	Pro Forma				Historical		Combined
	Consolidated		Historical		Consolidated		Period		Pro Forma
	Nine Months		Three Months		Period		January 1,		Consolidated		Historical Combined Year
	Ended		Ended		June 27, 2003 -		2003 -		Year Ended		Ended December 31,
	September 30,		September 30,		September 30,		June 26,		December 31,
	2003		2003		2003		2003		2002		2002		2001		2000		1999		1998

Ratio of Earnings to Fixed Charges	1.38	x	1.79	x	(3.03	)x	0.16	x	1.47	x	0.67	x	0.68	x	5.21	x	0.78	x	0.49	x
Ratio of Earnings to Fixed Charges and Preferred Dividends	1.07	x	—		—		—		1.14	x	—		—		—		—		—
Ratio of EBITDA to Fixed Charges	2.47	x	2.93	x	(1.93	)x	0.62	x	2.51	x	1.04	x	0.88	x	4.94	x	0.42	x	0.60	x
Ratio of EBITDA to Fixed Charges and Preferred Dividends	1.92	x	—		—		—		1.95	x	—		—		—		—		—

       Our ratios of earnings to fixed charges and EBITDA to fixed charges are computed by dividing earnings or EBITDA, as applicable, by fixed charges. Our ratios of earnings to fixed charges and preferred dividends and EBITDA to fixed charges and preferred dividends are computed by dividing earnings or EBITDA, as applicable, by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net income (loss) before minority interests, equity in net income (loss) of uncombined real estate entities and fixed charges plus distributed income of the uncombined real estate entities. “EBITDA” consists of net income (loss) from continuing operations before minority interests, interest expense and depreciation and amortization. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Preferred dividends consist of the amount of pre-tax earnings required to pay dividends on the series A preferred stock. Our pro forma ratios are prepared on the basis of our pro forma financial statements. See “Maguire Properties, Inc. Pro Forma Condensed Consolidated Financial Statements.”

       The consummation of our IPO and the related formation transactions and refinancing transactions on June 27, 2003 permitted us to significantly deleverage our properties, resulting in a significantly improved ratio of earnings to fixed charges since the consummation of these transactions. Although our properties generally have had positive net cash flow before debt service, due to the loss from early extinguishment of debt and compensation expense associated with our IPO, for the historical consolidated period from June 27, 2003 to September 30, 2003, we showed a negative ratio of earnings to fixed charges and an earnings shortfall of $50.7 million during that period compared with the amount that would have been necessary to cover fixed charges. The Maguire Properties Predecessor’s computation of the ratio of earnings to fixed charges for the periods ended prior to the consummation of our IPO indicates that earnings were inadequate to cover fixed charges by approximately $21.1 million during the period from January 1, 2003 to June 26, 2003, and by $13.1 million, $14.6 million, $6.9 million, and $16.1 million, in the years ended December 31, 2002, 2001, 1999 and 1998, respectively.

      Presented below are the components used to calculate the ratios of EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends:

				The Maguire
				Properties
	The Company			Predecessor	The Company	The Maguire Properties Predecessor

				Historical
	Pro Forma		Historical	Combined
	Consolidated	Historical	Consolidated	Period	Pro Forma
	Nine Months	Three Months	Period	January 1,	Consolidated	Historical Combined Year Ended
	Ended	Ended	June 27, 2003 -	2003 -	Year Ended	December 31,
	September 30,	September 30,	September 30,	June 26,	December 31,
	2003	2003	2003	2003	2002	2002	2001	2000	1999	1998

EBITDA	$110,022	$34,424	$(24,258)	$15,366	$148,862	$40,588	$40,254	$171,266	$13,365	$19,046
Fixed charges:
Interest expense	43,792	11,650	12,490	24,853	58,458	38,975	45,772	34,511	31,564	31,368
Interest within rental expense	667	89	89	91	888	181	181	181	181	181

	44,459	11,739	12,579	24,944	59,346	39,156	45,953	34,692	31,745	31,549
Preferred Dividends	12,867				17,156

       For a reconciliation of EBITDA to net income (loss), see page 43.

       Since our inception, we have neither issued any shares of, nor paid any dividends on, preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of EBITDA to fixed charges and preferred stock dividends are not presented for historical periods.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

       Our common stock has been listed and is traded on the NYSE under the symbol “MPG” since June 25, 2003. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated.

	High	Low	Last	Distributions

Period June 25, 2003 to June 30, 2003	$19.40	$19.00	$19.25	$0.0176
Quarter Ended September 30, 2003	$21.00	$19.00	$20.50	$0.4000
Quarter Ended December 31, 2003	$24.46	$20.32	$24.12	$0.4000
Period January 1, 2004 to January 15, 2004	$24.45	$22.55	$23.64	$-

       We intend to continue to declare quarterly distributions on our common stock. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Code, and no assurance can be given as to the amounts or timing of future distributions.

       Subject to the distribution requirements applicable to REITs under the Code, we intend, to the extent practicable, to invest substantially all of the proceeds from sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.

       On January 15, 2004, the closing sale price for our common stock, as reported on the NYSE, was $23.64. As of January 14, 2004, there were 25 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

CAPITALIZATION

       The following table sets forth the historical consolidated capitalization of our company as of September 30, 2003 and our pro forma consolidated capitalization as of September 30, 2003, adjusted to give effect to this offering, the new Glendale Center mortgage loan, the acquisition of One California Plaza and the mortgage loan obtained in connection with the acquisition of One California Plaza. You should read this table in conjunction with “Use of Proceeds,” “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	Historical	Pro Forma
	Consolidated	Consolidated

	(In thousands)
Mortgages and other secured loans	$985,000	$1,211,250
Minority interest in our operating partnership	90,082	90,243
Stockholders’ equity:
7.625% series A cumulative redeemable preferred stock, $.01 par value per share, 10,000,000 shares authorized and 9,000,000 shares issued and outstanding on a pro forma basis(1)	–	90
Common stock, $.01 par value per share, 100,000,000 shares authorized and 42,645,711 shares issued and outstanding(2)	426	426
Additional paid in capital	407,001	623,728
Accumulated deficit and dividends	(56,854)	(56,854)
Unearned and accrued stock compensation	(5,389)	(5,389)
Accumulated other comprehensive income, net	4,073	4,697

Total stockholders’ equity	349,257	566,698

Total capitalization	$1,424,339	$1,868,191

(1)	The preferred stock outstanding as shown includes series A preferred stock to be issued in this offering and excludes 1,000,000 shares of series A preferred stock issuable upon exercise of the underwriters’ over-allotment option.

(2)	The common stock outstanding as shown excludes (i) 3,627,650 shares of common stock available for future issuance under our incentive award plan (of which we have committed to grant to certain officers shares of restricted common stock with an aggregate value of $5.5 million no later than June 27, 2004), (ii) 530,000 shares of common stock issuable under outstanding options granted under our incentive award plan and (iii) 10,999,398 shares reserved for issuance with respect to units issued in connection with the formation of our operating partnership that may, subject to limits in the partnership agreement for our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing August 27, 2004.

SELECTED COMBINED FINANCIAL DATA

       The following table sets forth selected consolidated financial and operating data on a pro forma and historical basis for our company, and on a combined historical basis for the Maguire Properties Predecessor. We have not presented historical information for our company prior to June 27, 2003, the date on which we consummated our IPO, because during the period from our formation until our IPO, we did not have material corporate activity.

       The Maguire Properties Predecessor combined historical financial information includes the following entities, which are a subset of the entities referred to collectively in this prospectus as the Maguire Organization, for periods prior to June 27, 2003:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods prior to June 27, 2003.

The owners of the Maguire Properties Predecessor were Mr. Maguire and certain others who had minor ownership interests.

       You should read the following summary selected financial data in conjunction with our consolidated and combined historical and consolidated pro forma financial statements and the related notes, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

       The historical combined balance sheet information as of December 31, 2002 and 2001 of the Maguire Properties Predecessor and combined statements of operations information for the years ended December 31, 2002, 2001 and 2000 of the Maguire Properties Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2000 and combined historical statements of operations information for the year ended December 31, 1999 have been derived from the historical combined financial statements of the Maguire Properties Predecessor audited by KPMG LLP. The historical consolidated balance sheet information as of September 30, 2003 and the consolidated statement of operations information for the three months ended September 30, 2003 and the period from June 27, 2003 through September 30, 2003 have been derived from the unaudited consolidated financial statements of our company. The historical combined balance sheet information as of December 31, 1999 and 1998 and combined statements of operations information for the period from January 1, 2003 through June 26, 2003 and for the three and nine months ended September 30, 2002 and for the year ended December 31, 1998 have been derived from the unaudited combined financial statements of the Maguire Properties Predecessor. In the opinion of the management of our company, the historical consolidated and combined statements of operations for the three months ended September 30, 2002, the period from June 27, 2003 through September 30, 2003, the period from January 1, 2003 through June 26, 2003 and the three and nine months ended September 30, 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim periods ended September 30, 2003 are not necessarily indicative of the result to be obtained for the full fiscal year.

       Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 assumes completion of this offering, the incurrence of the new $80.0 million mortgage financing relating to Glendale Center, the purchase of One California Plaza and the incurrence of the $146.3 million mortgage relating to One California Plaza as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements also include the effects of our IPO on June 27, 2003 and the related formation and financing transactions that occurred in conjunction with our IPO, as if the resulting debt and equity structure were in place as of the first day of the period presented. Additionally, the pro forma consolidated statements of operations are presented as if the additional interests in KPMG Tower and Wells Fargo Tower that were acquired on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions, had occurred on the first day of the period presented. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma and Historical Consolidated) and

the Maguire Properties Predecessor (Historical Combined)
(Dollars in thousands)

				The Maguire
	The Company			Properties Predecessor

		Historical		Historical	Historical
	Pro Forma	Consolidated	Historical	Combined	Combined	Historical
	Consolidated	Three	Consolidated	Period	Three	Combined
	Nine Months	Months	Period	January 1,	Months	Nine Months
	Ended	Ended	June 27, 2003-	2003-	Ended	Ended
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,
	2003	2003	2003	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Rental revenues	$114,507	$33,986	$35,292	$28,732	$10,741	$30,115
Tenant reimbursements	54,176	16,070	16,646	13,165	5,139	12,769
Hotel operations	13,305	4,392	4,567	8,738	4,448	14,933
Other revenues	33,942	8,075	10,659	8,110	4,814	11,330

Total revenues	215,930	62,523	67,164	58,745	25,142	69,147

Rental property operating and maintenance expenses	48,719	13,857	14,467	11,941	4,947	11,011
Hotel operating and maintenance expenses	10,214	3,287	3,430	6,784	3,137	10,373
Real estate taxes	14,066	4,757	4,901	3,006	1,035	2,819
General and administrative expenses	16,824	3,450	17,633	9,080	4,858	12,644
Depreciation and amortization expense	49,536	13,696	14,100	11,387	3,903	11,159
Interest expense	43,792	11,650	12,490	24,853	9,383	26,812
Loss from early extinguishment of debt	–	2,431	46,760	6,667	3,967	3,967
Other expenses	16,085	286	4,206	7,549	470	782

Total expenses	199,236	53,414	117,987	81,267	31,700	79,567
Equity in net income (loss) of uncombined real estate entities	–	(31)	(25)	1,648	(237)	(755)

Income (loss) before gain on forgiveness of debt and minority interest	16,694	9,078	(50,848)	(20,874)	(6,795)	(11,175)
Gain on forgiveness of debt	–	–	–	–	–	–
Minority interests	3,422	1,882	(11,802)	275	2	(336)

Net income (loss)	$13,272	$7,196	$(39,046)	$(21,149)	$(6,797)	$(10,839)

Pro forma preferred dividends	12,867	–	–	–	–	–

Pro forma net income available to common stockholders	$405	–	–	–	–	–

Basic earnings (loss) per common share	$0.01	$0.17	$(0.94)	–	–	–

Diluted earnings (loss) per common share	$0.01	$0.17	$(0.94)	–	–	–

Weighted average common shares outstanding — basic	42,329,921	41,913,231	41,702,405	–	–	–
Weighted average common shares outstanding — diluted	42,389,350	41,974,245	41,702,405	–	–	–
Cash dividends declared per common share	$—	$0.42	$–	–	–	–

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The
	Company	The Maguire Properties Predecessor

	Pro Forma
	Consolidated
	Year Ended	Historical Combined Year Ended December 31,
	December 31,
	2002	2002	2001	2000	1999	1998

	(Unaudited)					(Unaudited)
Statement of Operations Data:
Rental revenues	$150,118	$44,401	$39,028	$4,750	$4,282	$3,997
Tenant reimbursements	66,878	19,782	14,595	2,056	1,335	1,217
Hotel operations	20,005	20,005	19,346	23,879	22,908	21,796
Other revenues	39,254	16,864	14,636	8,011	8,195	8,990

Total revenues	276,255	101,052	87,605	38,696	36,720	36,000

Rental property operating and maintenance expenses	64,608	17,986	12,757	1,941	1,558	2,266
Hotel operating and maintenance expenses	15,310	15,310	13,361	15,166	14,465	13,788
Real estate taxes	16,811	4,692	4,134	995	787	670
General and administrative expenses	25,469	16,222	13,577	12,701	7,934	7,257
Depreciation and amortization expense	62,283	16,774	14,410	3,546	3,688	3,378
Interest expense	58,458	38,975	45,772	34,511	31,564	31,368
Loss from early extinguishment of debt	–	3,967	–	–	–	–
Other expenses	5,195	2,125	843	851	913	618

Total expenses	248,134	116,051	104,854	69,711	60,909	59,345
Equity in net income (loss) of uncombined real estate entities	–	(162)	(2,679)	3,065	2,302	7,645

Income (loss) before gain on forgiveness of debt and minority interest	28,121	(15,161)	(19,928)	(27,950)	(21,887)	(15,700)
Gain on forgiveness of debt	–	–	–	161,159	–	–
Minority interests	5,765	(465)	(2,359)	(180)	–	–

Net income (loss)	$22,356	$(14,696)	$(17,569)	$133,389	$(21,887)	$(15,700)

Pro forma preferred dividends	17,156	–	–	–	–	–

Pro forma net income available to common stockholders	$5,200	–	–	–	–	–

Basic earnings (loss) per common share	$0.12	–	–	–	–	–

Diluted earnings (loss) per common share	$0.12	–	–	–	–	–

Weighted average common shares outstanding — basic	42,329,921	–	–	–	–	–
Weighted average common shares outstanding — diluted	42,394,114	–	–	–	–	–
Cash dividends declared per common share	–	–	–	–	–	–

				The Maguire
	The Company			Properties Predecessor

		Historical		Historical	Historical
	Pro Forma	Consolidated	Historical	Combined	Combined	Historical
	Consolidated	Three	Consolidated	Period	Three	Combined
	Nine Months	Months	Period	January 1,	Months	Nine Months
	Ended	Ended	June 27, 2003-	2003-	Ended	Ended
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,
	2003	2003	2003	2003	2002	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (at period end):
Investments in real estate, net	$1,563,347	$1,336,509	$1,336,509	–	–	–
Total assets	2,016,697	1,564,314	1,564,314	–	–	–
Mortgages and other secured loans	1,211,250	985,000	985,000	–	–	–
Total liabilities	1,359,756	1,124,975	1,124,975	–	–	–
Minority interest (deficit)	90,243	90,082	90,082	–	–	–
Stockholders’/owners’ equity (deficit)	566,698	349,257	349,257	–	–	–
Total liabilities and stockholders’/owners’ equity	2,016,697	1,564,314	1,564,314	–	–	–
Cash flows from:		–			–
Operating activities	–	–	–	–	–	(3,771)
Investing activities	–		–	–		(26,495)
Financing activities	–	–	–	–	–	31,926
Other Data (unaudited):
Funds from operations(1)	65,894	–	–	–	–	–
Funds from operations available to common stockholders(1)(2)	53,027	–	–	–	–	–
EBITDA(3)	110,022	34,424	(24,258)	15,366	6,491	26,796
EBITDA available to common stockholders(3)(4)	97,155	34,424	(24,258)	–	–	–

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The
	Company	The Maguire Properties Predecessor

	Pro Forma
	Consolidated
	Year Ended	Historical Combined Year Ended December 31,
	December 31,
	2002	2002	2001	2000	1999	1998

	(Unaudited)					(Unaudited)
Balance Sheet Data (at period end):
Investments in real estate, net	–	$549,384	$400,653	$406,471	$82,674	$84,470
Total assets	–	622,039	435,746	440,531	155,040	173,246
Mortgages and other secured loans	–	658,038	451,534	445,296	91,644	92,061
Total liabilities	–	781,207	556,669	538,046	352,576	345,775
Minority interest (deficit)	–	(12,889)	(12,424)	(10,065)	–	–
Stockholders’/owners’ equity (deficit)	–	(146,279)	(108,499)	(87,450)	(197,536)	(172,529)
Total liabilities and stockholders’/owners’ equity	–	622,039	435,746	440,531	155,040	173,246
Cash flows from:
Operating activities	–	3,283	6,993	(3,851)	7,667	–
Investing activities	–	(28,024)	(2,889)	(20,538)	(3,861)	–
Financing activities	–	25,598	(4,066)	25,582	(3,608)	–
Other Data (unaudited):
Funds from operations(1)	89,956	–	–	–	–	–
Funds from operations available to common stockholders(1)(2)	72,800	–	–	–	–	–
EBITDA(3)	148,862	40,588	40,254	171,266	13,365	19,046
EBITDA available to common stockholders(3)(4)	131,706	–	–	–	–	–

(1)	We calculate FFO, as defined by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

(2)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

(3)	We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful supplemental performance measure. Management uses EBITDA as an indicator of our ability to incur and service debt. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs. However, because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Accordingly, EBITDA should be considered only as supplement to cash flows from operating activities (computed in accordance with GAAP) as a measure of our liquidity. EBITDA is not a measure of our financial performance and should not be considered as an alternative to net income as an indicator of our operating performance. Other equity REITs may calculate EBITDA differently than we do; accordingly, our EBITDA may not be comparable to such other REITs’ EBITDA.

(4)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

       The following table reconciles our pro forma FFO and pro forma FFO available to common stockholders to our pro forma net income for the nine months ended September 30, 2003 and the year ended December 31, 2002:

	Pro Forma
	Nine Months	Pro Forma
	Ended	Year Ended
	September 30,	December 31,
	2003	2002

	(In thousands)	(In thousands)
Reconciliation of pro forma net income to pro forma funds from operations and pro forma funds from operations available to common stockholders:
Pro forma net income	$13,272	$22,356
Adjustments:
Pro forma minority interests	3,422	5,765
Pro forma real estate depreciation and amortization	49,200	61,835

Pro forma FFO	65,894	89,956
Less pro forma preferred dividends	12,867	17,156

Pro forma FFO available to common stockholders(1)	$53,027	$72,800

(1)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

       The following table reconciles our EBITDA and EBITDA available to common stockholders to our net income for the periods presented:

				The Maguire
	The Company			Properties Predecessor

		Historical		Historical	Historical
	Pro Forma	Consolidated	Historical	Combined	Combined	Historical
	Consolidated	Three	Consolidated	Period	Three	Combined
	Nine Months	Months	Period	January 1,	Months	Nine Months
	Ended	Ended	June 27, 2003-	2003-	Ended	Ended
	September 30,	September 30,	September 30,	June 26,	September 30,	September 30,
	2003	2003	2003	2003	2002	2002

Reconciliation of net income to earnings before interest, taxes and depreciation and amortization (EBITDA):
Net income	$13,272	$7,196	$(39,046)	$(21,149)	$(6,797)	$(10,839)
Adjustments:
Minority interests	3,422	1,882	(11,802)	275	2	(336)
Interest expense	43,792	11,650	12,490	24,853	9,383	26,812
Depreciation and amortization	49,536	13,696	14,100	11,387	3,903	11,159

EBITDA	110,022	34,424	(24,258)	$15,366	$6,491	$26,796

Less preferred stock dividends	12,867	—	—	—	—	—

EBITDA available to common stockholders(1)	$97,155	$34,424	$(24,258)	—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The
	Company	The Maguire Properties Predecessor

	Pro Forma
	Consolidated
	Year Ended	Historical Combined Year Ended December 31,
	December 31,
	2002	2002	2001	2000	1999	1998

Reconciliation of net income to earnings before interest, taxes and depreciation and amortization (EBITDA):
Net income	$22,356	$(14,696)	$(17,569)	$133,389	$(21,887)	$(15,700)
Adjustments:
Minority interests	5,765	(465)	(2,359)	(180)	—	—
Interest expense	58,458	38,975	45,772	34,511	31,564	31,368
Depreciation and amortization	62,283	16,774	14,410	3,546	3,688	3,378

EBITDA	148,862	$40,588	$40,254	$171,266	$13,365	$19,046

Less preferred stock dividends	17,156	—	—	—	—	—

EBITDA available to common stockholders(1)	$131,706	—	—	—	—	—

(1)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with Selected Combined Financial Data and the financial statements and notes thereto appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of the IPO, the formation transactions and related refinancing transactions, certain other transactions and this offering. These effects are reflected in the pro forma condensed consolidated financial statements located elsewhere in this prospectus.

Overview

       Maguire Properties, Inc. was formed on June 26, 2002. During the period from our formation until we commenced operations upon consummation of our IPO on June 27, 2003, we did not have any material corporate activity other than the issuance of 100 shares of common stock to Mr. Maguire in connection with the initial capitalization of our company. Because we believe that a discussion of the results of Maguire Properties, Inc. prior to the consummation of our IPO would not be meaningful, we have set forth below a discussion of our results of operations beginning June 27, 2003 and the Maguire Properties Predecessor’s historical results of operations prior to that date.

       The Maguire Properties Predecessor combined historical financial information includes the following entities, which are a subset of the entities referred to collectively in this prospectus as the Maguire Organization for the period prior to June 27, 2003:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods prior to June 27, 2003.

       The owners of the Maguire Properties Predecessor were Mr. Maguire and certain others who had minor ownership interests.

       Our results of operations for the nine month period ended September 30, 2003 combines the Maguire Properties Predecessor’s combined results of operations for the period from January 1, 2003 through June 26, 2003 and our consolidated results of operations for the period from June 27, 2003 through September 30, 2003. Upon the consummation of our IPO, we purchased Cerritos Corporate Center Phase I and Phase II from a third party. Accordingly, the results of operations of these properties are included in our results of operations beginning June 27, 2003. On August 29, 2003, we purchased all third party interests in Glendale Center. Accordingly, we continued to use the equity method of accounting for our investment in Glendale Center until August 29, 2003, when we began consolidating Glendale Center’s results of operations.

       The consolidated pro forma financial information includes the consolidated operations of each of the above-mentioned properties, as well as One California Plaza, which we purchased on November 6, 2003. The consolidated pro forma financial information does not include financial information related to any of the option properties as we cannot predict when, if at all, the option properties will be acquired.

       During all periods presented prior to June 27, 2003, the Maguire Properties Predecessor was the general partner, managing member or administrative member of the real estate entities that directly or indirectly own all of these properties other than Cerritos Corporate Center Phase I and Phase II and One California Plaza, with responsibility for the day-to-day operations of such entities. However, applicable accounting rules do not permit the Maguire Properties Predecessor to combine such entities unless it, during the relevant period, also had sole control over major decisions at the property entity level such as sales and refinancings of the underlying asset. Because we have often held our interests in the properties through joint ventures in which we did not have sole control over major decisions, the Maguire Properties Predecessor combined financial information does not present the combined financial information of all of the properties for all periods presented. As a result, we do not believe that the Maguire Properties Predecessor year-to-year and quarter-to-quarter historical financial information is comparable. We have included in the prospectus the separate financial statements for each of our properties that were accounted for using the equity method of accounting during each of the periods presented in the Maguire Properties Predecessor combined financial statements and we have included a discussion of our historical share of the net income or loss from uncombined real estate entities in “— Results of Operations” below.

       We receive income primarily from rental revenue (including tenant reimbursements) from commercial office properties, and to a lesser extent, from our hotel property and on-and off-site parking garages. We also recognize income from providing management, leasing and real estate development services to our option and certain excluded properties. See “Business and Properties — Description of Option Properties.”

       Upon consummation of our IPO, our operating partnership received a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization, in exchange for 10,999,398 units. Pursuant to purchase and sale agreements, we also acquired additional interests in certain of the properties from unaffiliated third parties for $305.5 million in cash. In connection with the formation transactions, we assumed $1.21 billion of debt and other obligations.

       We account for purchases of properties using the purchase method of accounting. With respect to the ownership interests contributed to us by Mr. Maguire on entities owned by Mr. Maguire in exchange for limited partnership units, we accounted for this exchange as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and liabilities assumed are accounted for by the operating partnership at the Maguire Properties Predecessor’s historical cost. With respect to the ownership interests contributed to us by minority owners of the Maguire Properties Predecessor in exchange for limited partnership units, we account for this exchange as an acquisition of minority ownership interests and, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations. These acquisitions are recorded at fair value.

Critical Accounting Policies

Revenue Recognition

       Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. Deferred rents included in our consolidated and combined balance sheets represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

       Hotel revenues are recognized when the services are rendered to the hotel guests. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

       We must make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Investments in Real Estate and Real Estate Entities

       Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

       Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	25 to 50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate, including indirect investments in real estate through entities which we do not control and which we account for using the equity method of accounting. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

       We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting adjustments recorded related to additional interests in real estate entities acquired by us. For real estate acquired subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, this includes allocating the value of real estate acquired among the building, land, tenant improvements, the value of leases and the fair market value (or negative value) of above or below market leases.

       We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Results of Operations

Comparison of Three Months ended September 30, 2003 to Three Months ended September 30, 2002

Total Revenues

       Rental Revenues. Rental revenues increased $23.3 million, or 217.8%, to $34.0 million for the three months ended September 30, 2003 compared to $10.7 million for the three months ended September 30,

2002. The increase was primarily due to the inclusion of rental revenues for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of rental revenues for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of rental revenues for the three months ended September 30, 2002, and the inclusion of rental revenues for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Tenant Reimbursements. Revenues from tenant reimbursements increased $11.0 million, or 215.7%, to $16.1 million for the three months ended September 30, 2003 compared to $5.1 million for the three months ended September 30, 2002. The increase was primarily due to the inclusion of tenant reimbursements for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of tenant reimbursements for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of tenant reimbursements for the three months ended September 30, 2002, and the inclusion of tenant reimbursements for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Hotel Operations. Hotel operations remained constant at $4.4 million for the three months ended September 30, 2003, compared to the three months ended September 30, 2002.

       Parking Revenues. Parking revenues increased $4.5 million, or 236.8%, to $6.4 million for the three months ended September 30, 2003 compared to $1.9 million for the three months ended September 30, 2002. The increase was primarily due to the inclusion of parking revenues for US Bank Tower and Wells Fargo Tower as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of parking revenues for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of parking revenues for the three months ended September 30, 2002, and the inclusion of parking revenues for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Management, Leasing and Development Services to Affiliates Revenue. Management, leasing and development services to affiliates revenue decreased $1.5 million, or 53.6%, to $1.3 million for the three months ended September 30, 2003 compared to $2.8 million for the three months ended September 30, 2002. The decrease relates primarily to increased elimination of inter-company management and leasing fees for the three months ended September 30, 2003, resulting from our increased ownership percentages in our properties compared to our ownership percentages for the three months ended September 30, 2002. The decrease was partially offset by $0.9 million in development fees recognized for the Western Asset Plaza development for the three months ended September 30, 2003. Pursuant to the development agreement between us and the entity that owns Western Asset Plaza, which entity is controlled by Mr. Maguire, these development fees are not payable until the property is stabilized and certain leasing and financial performance benchmarks have been attained or, at the latest, May 31, 2005. Development work at Western Asset Plaza is ongoing and we anticipate earning additional development fees, subject to these same payment provisions, in the near term.

Total Expenses

       Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $9.0 million, or 183.7%, to $13.9 million for the three months ended September 30, 2003 compared to $4.9 million for the three months ended September 30, 2002. The increase was primarily due to the inclusion of rental property operating and maintenance expenses for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of rental property operating and maintenance expenses for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of rental property operating and maintenance expenses for the three months ended September 30, 2002, and the inclusion of rental property operating and maintenance expenses for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Real Estate Taxes. Real estate taxes increased $3.8 million, or 380.0%, to $4.8 million for the three months ended September 30, 2003 compared to $1.0 million for the three months ended September 30, 2002. The increase was primarily due to the inclusion of real estate taxes for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of real estate taxes for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of real estate taxes for the three months ended September 30, 2002, and the inclusion of real estate taxes for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003. Additionally, during the three months ended September 30, 2003, we began accruing estimated increases in property taxes that we may incur as a result of the changes in ownership of the properties in connection with our IPO.

       General and Administrative Expenses. General and administrative expenses decreased $1.4 million, or 28.6%, to $3.5 million for the three months ended September 30, 2003 compared to $4.9 million for the three months ended September 30, 2002. The decrease was primarily due to bonuses paid to a former employee for the three months ended September 30, 2002 and the relocation expenses and signing bonus related to the hiring of an officer of our company, during the three months ended September 30, 2002, offset by factors such as the addition of new personnel after our IPO, the addition of expenses relating to operating a public company, an increase in compensation expense related to unvested stock compensation awards accrued during the three months ended September 30, 2003 and increases resulting from the consolidation of US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II upon consummation of our IPO, the combination and consolidation of KPMG Tower for the full three months ending September 30, 2003, compared to the combination of KPMG Tower for only 19 days for the three months ended September 30, 2002, and the consolidation of Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Depreciation and Amortization Expense. Depreciation and amortization expense increased $9.8 million, or 251.3%, to $13.7 million for the three months ended September 30, 2003 compared to $3.9 million for the three months ended September 30, 2002. The increase was primarily due to the inclusion of depreciation and amortization expense for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of depreciation and amortization expense for KPMG Tower for the full three months ending September 30, 2003, compared to the inclusion of only 19 days of depreciation and amortization expense for the three months ended September 30, 2002, and the inclusion of depreciation and amortization expense for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Interest Expense. Interest expense increased $2.3 million, or 24.5%, to $11.7 million for the three months ended September 30, 2003 compared to $9.4 million for the three months ended September 30, 2002. This is primarily due to the consolidation of US Bank Tower and Wells Fargo Tower for the three months ended September 30, 2003 and the consolidation of KPMG Tower for the full three months ended September 30, 2003, whereas for the three months ended September 30, 2002 it was only combined after its acquisition on September 13, 2002. These increases were partially offset by decreases in interest resulting from the refinancing of our loans at the consummation of our IPO.

       Loss from early Extinguishment of Debt. Loss from early extinguishment of debt decreased $1.6 million to $2.4 million for the three months ended September 30, 2003 compared to $4.0 million for the three months ended September 30, 2002. The 2003 loss on extinguishment of debt is due to defeasance costs incurred and the write-off of unamortized loan costs, net of loan premiums recorded upon assumption of the debt, when the mortgage loan on Glendale Center was defeased on August 29, 2003. The 2002 loss on extinguishment of debt was due to the prepayment penalty incurred and reversal of the loan discount net of the change in estimate related to the accrued lender participation for the KPMG Tower mortgage, which was refinanced on September 13, 2002.

       Minority Interests. Minority interests increased $1.9 million, to $1.9 million for the three months ended September 30, 2003, as a result of allocating 22.8% of the consolidated income before minority interests to the limited partner unit holders of our operating partnership for the period July 1, 2003 to July 8, 2003 and 20.5% thereafter. The decrease in the percentage allocation resulted from the exercise of the underwriters’ over-allotment option in our IPO. Minority interests for the three months ended September 30, 2002 related to a minority interest held by a third party in the Gas Company Tower, which we acquired upon consummation of our IPO.

Comparison of Nine Months ended September 30, 2003 to Nine Months ended September 30, 2002

Total Revenues

       Rental Revenues. Rental revenue increased $33.9 million, or 112.6%, to $64.0 million for the nine months ended September 30, 2003 compared to $30.1 million for the nine months ended September 30, 2002. The increase was primarily due to the inclusion of rental revenues for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of rental revenues for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of rental revenues for the nine months ended September 30, 2002, and the inclusion of rental revenues for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Tenant Reimbursements. Revenues from tenant reimbursements increased $17.0 million, or 132.8%, to $29.8 million for the nine months ended September 30, 2003 compared to $12.8 million for the full nine months ended September 30, 2002. The increase was primarily due to the inclusion of tenant reimbursements for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of tenant reimbursements for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of tenant reimbursements for the nine months ended September 30, 2002, and the inclusion of tenant reimbursements for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Hotel Operations. Revenues from hotel operations decreased $1.6 million, or 10.7%, to $13.3 million for the nine months ended September 30, 2003 compared to $14.9 million for the nine months ended September 30, 2002. The decrease was primarily due to lower occupancy and lower room rates. Occupancy decreased in part due to several well-attended local events during the nine months ended September 30, 2002 that did not recur during the nine months ended September 30, 2003. Occupancy also decreased in part as a result of reduced travel in general during the nine months ended September 30, 2003 due to the expectation of war with Iraq and, beginning March 19, 2003, the outbreak of war with Iraq, as well as lower advance bookings by our former manager who was replaced when we converted from a Doubletree to Westin Hotel in late December 2002.

       Parking Revenues. Parking revenue increased $7.2 million, or 144.0%, to $12.2 million for the nine months ended September 30, 2003 compared to $5.0 million for the nine months ended September 30, 2002. The increase was primarily due to the inclusion of parking revenues for US Bank Tower and Wells Fargo Tower as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of parking revenues for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of parking revenues for the nine months ended September 30, 2002, and the inclusion of parking revenues for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Management, Leasing and Development Services to Affiliates Revenue. Management, leasing and development services to affiliates revenue decreased $2.4 million, or 39.3%, to $3.7 million for the nine months ended September 30, 2003 compared to $6.1 million for the nine months ended September 30, 2002. The decrease relates primarily to increased elimination of inter-company management and leasing fees for the nine months ended September 30, 2003, resulting from our increased ownership percentages in our properties compared to our ownership percentages for the nine months ended September 30, 2002. Also, there were $0.8 million in development fees recognized for the Water’s Edge development in the nine months ended September 30, 2002, which did not recur in the nine months ended September 30, 2003 because the property was completed in August, 2002. All of these factors were partially offset by a $0.9 million increase in development fees recognized for the Western Asset Plaza development for the nine months ended September 30, 2003. Pursuant to the development agreement between us and the entity that owns Western Asset Plaza, which entity is controlled by Mr. Maguire, these development fees are not payable until the property is stabilized and certain leasing and financial performance benchmarks have been attained or, at the latest, May 31, 2005. Development work at Western Asset Plaza is ongoing and we anticipate earning additional development fees, subject to these same payment provisions, in the near term.

       Interest and other revenue. Interest and other revenue increased $2.7 million, to $2.9 million for the nine months ended September 30, 2003 compared to $0.2 million for the nine months ended September 30, 2002. The increase was due primarily to a $2.3 million lease termination fee received from a former tenant at Gas Company Tower, earned on June 27, 2003 and a lease termination fee from a tenant at KPMG Tower, which vacated a portion of their space during the nine months ended September 30, 2003, and an increase in interest income due to increased average balances in interest bearing cash equivalents.

Total Expenses

       Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $15.4 million, or 140.0%, to $26.4 million for the nine months ended September 30, 2003 compared to $11.0 million for the nine months ended September 30, 2002. The increase was primarily due to the inclusion of rental property operating and maintenance expenses for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of rental property operating and maintenance expenses for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of rental property operating and maintenance expenses for the nine months ended September 30, 2002, and the inclusion of rental property operating and maintenance expenses for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses decreased $0.2 million, or 1.9%, to $10.2 million for the nine months ended September 30, 2003 compared to $10.4 million for the nine months ended September 30, 2002. The decrease was primarily due to decreased variable costs related to decreased occupancy offset by increased costs related to the Westin transition.

       Real Estate Taxes. Real estate taxes increased $5.1 million, or 182.1%, to $7.9 million for the nine months ended September 30, 2003 compared to $2.8 million for the nine months ended September 30, 2002. The increase was primarily due to the inclusion of real estate taxes for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of real estate taxes for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of real estate taxes for the nine months ended September 30, 2002, and the inclusion of real estate taxes for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       General and Administrative Expenses. General and administrative expenses increased $14.1 million, or 111.9%, to $26.7 million for the nine months ended September 30, 2003 compared to $12.6 million for the nine months ended September 30, 2002. The increase was primarily due to compensation expense related to the fully vested restricted common stock issued to certain employees, cash paid to those employees for their related tax obligations, accrued compensation expense related to unvested stock awards, the addition of new personnel after our IPO, the addition of expenses relating to operating a public company, and the consolidation of US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II upon consummation of our IPO, the combination and consolidation of KPMG Tower for the full nine months ending September 30, 2003, compared to the combination of KPMG Tower for only 19 days for the nine months ended September 30, 2002, and the consolidation of Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003. This was offset by payments for relocation expenses and a signing bonus related to the hiring of an officer of our company and a guaranteed bonus through April 2002 for a former employee, during the nine months ended September 30, 2002 that did not recur in the nine months ended September 30, 2003. Included in general and administrative expenses for both the nine months ended September 30, 2003 and 2002 are $2.0 million of transaction related bonuses to a former employee.

       Depreciation and Amortization Expense. Depreciation and amortization expense increased $14.3 million, or 127.7%, to $25.5 million for the nine months ended September 30, 2003 compared to $11.2 million for the nine months ended September 30, 2002. The increase was primarily due to the inclusion of depreciation and amortization expense for US Bank Tower, Wells Fargo Tower and Cerritos Corporate Center Phase I and Phase II as a result of acquiring the third party interests in these properties upon consummation of our IPO, the inclusion of depreciation and amortization expense for KPMG Tower for the full nine months ending September 30, 2003, compared to the inclusion of only 19 days of depreciation and amortization expense for the nine months ended September 30, 2002, and the inclusion of depreciation and amortization expense for Glendale Center upon the completion of our acquisition of all third party interests in that property on August 29, 2003.

       Interest Expense. Interest expense increased $10.5 million, or 39.2%, to $37.3 million for the nine months ended September 30, 2003 compared to $26.8 million for the nine months ended September 30, 2002. The increase was due in part to the combination and consolidation of KPMG Tower for the full nine months ending September 30, 2003, compared to the combination of KPMG Tower for only 19 days for the nine months ended September 30, 2002, and the consolidation of US Bank Tower and Wells Fargo Tower as a result of acquiring the third party interests in these properties upon consummation of our IPO. The increase also resulted from interest expense associated with the $64.3 million reverse purchase agreement obtained on February 5, 2003 through the consummation of our IPO in connection with purchasing additional interests in Wells Fargo Tower, partially offset by decreases in interest expense resulting from paying off the Plaza Las Fuentes loan upon consummation of our IPO, reduced principal balances on our Gas Company Tower and 808 South Olive Garage mezzanine loans and lower borrowing rates on our variable rate debt for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002.

       Loss From Early Extinguishment of Debt. Loss from early extinguishment of debt increased $49.4 million to $53.4 million for the nine months ended September 30, 2003, compared to $4.0 million for the nine months ended September 30, 2002. The 2003 loss from early extinguishment of debt is primarily due to prepayment penalties, exit fees, defeasance costs and the write-off of unamortized loan costs, net of loan premiums recorded upon assumption of the debt, when certain mortgages and other loans were repaid or defeased upon consummation of our IPO, as well as defeasance of the Glendale Center mortgage loan on August 29, 2003. The 2002 loss from early extinguishment of debt was due to the prepayment penalty incurred net of the loan discount and the change in estimate related to the accrued lender participation for the KPMG Tower mortgage, which was refinanced on September 13, 2002.

       Other Expenses. Other expenses increased $11.0 million, to $11.8 million for the nine months ended September 30, 2003 compared to $0.8 million for the nine months ended September 30, 2002. The increase was primarily due to the $5.0 million net cost of swaptions purchased prior to our IPO as a hedge against interest rate movements on debt we incurred upon consummation of our IPO, accrued transfer taxes of $1.2 million related to our IPO, write-off of $1.8 million of capitalized costs relating to a terminated lease, and the $3.0 million write-off of amounts due from an excluded property.

       Equity in Net Income (Loss) of Real Estate Entities. Equity in net income (loss) of uncombined real estate entities increased $2.4 million, to $1.6 million for the nine months ended September 30, 2003 compared to $(0.8) million for the nine months ended September 30, 2002. The increase was primarily due to the net loss in KPMG Tower as an uncombined real estate affiliate for the period through its acquisition on September 13, 2002; for the nine months ended September 30, 2003 KPMG Tower was combined. We also recorded a larger share of net income on Wells Fargo Tower resulting from acquiring an additional interest in the property on February 5, 2003, and Glendale Center experienced a net loss resulting from a change in estimate related to tenant participation rights resulting from the expected purchase of such rights. We also began consolidating Wells Fargo Tower and US Bank Tower instead of using the equity method beginning June 27, 2003 as a result of acquiring the third party interests in these properties upon consummation of our IPO.

       Minority Interests. Minority interests increased to $(11.5) million for the nine months ended September 30, 2003 compared to $(0.3) million for the nine months ended September 30, 2002. Approximately 22.8% of the consolidated loss before minority interests was allocated to the limited partner unit holders of our operating partnership from June 27, 2003, upon consummation of our IPO, to July 8, 2003, upon which the allocation was reduced to 20.5% as a result of the exercise of the underwriters’ over-allotment option. Minority interests for the nine months ended September 30, 2002 related to a minority interest held by a third party in the Gas Company Tower, which we acquired upon consummation of our IPO.

Comparison of Year ended December 31, 2002 to Year ended December 31, 2001

       Our results of operations for the years ending December 31, 2002 and 2001 reflect the combination of the entities that own Plaza Las Fuentes (which includes the Plaza Las Fuentes Westin), Gas Company Tower, 808 South Olive garage and the property management, leasing and real estate development operations of Maguire Partners Development, Ltd. For both of these years, Wells Fargo Tower, US Bank Tower and Glendale Center were accounted for utilizing the equity method of accounting. On September 13, 2002, we acquired all of the third party interests in KPMG Tower. As a result, we have combined the entities owning KPMG Tower for a 109 day period ended December 31, 2002 and accounted for our investment in KPMG Tower utilizing the equity method of accounting for the remaining portion of the year ending December 31, 2002 and the entire year ending December 31, 2001.

Total Revenues

       Rental Revenues. Rental revenue increased $5,373,000, or 13.8%, to $44,401,000 for the year ended December 31, 2002 compared to $39,028,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of rental revenue related to KPMG Tower for the year ended December 31, 2002.

       Tenant Reimbursements. Revenues from tenant reimbursements increased $5,187,000, or 35.5%, to $19,782,000 for the year ended December 31, 2002 compared to $14,595,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of tenant reimbursements related to KPMG Tower for the year ended December 31, 2002 and increased reimbursable costs for security and insurance for our properties incurred subsequent to September 11, 2001. We expect security costs to continue to impact tenant reimbursements in the future.

       Hotel Operations. Revenues from hotel operations increased $659,000, or 3.4%, to $20,005,000 for the year ended December 31, 2002 compared to $19,346,000 for the year ended December 31, 2001. Although our Plaza Las Fuentes Westin hotel was affected by decreased travel subsequent to September 11, 2001 and as a result of a sluggish economy, there were several local events that resulted in increased demand for hotel rooms in Pasadena during 2002 and occupancy was positively impacted by contracts for hotel rooms with an airline and other companies.

       Other Revenues. Other revenues is comprised of revenues from parking operations, revenues from management, leasing and development services, interest income and other miscellaneous revenues. Other revenues increased $2,228,000, or 15.2%, to $16,864,000 for the year ended December 31, 2002 compared to $14,636,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of other revenue related to KPMG Tower for the year ended December 31, 2002.

Total Expenses

       Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $5,229,000, or 41.0%, to $17,986,000 for the year ended December 31, 2002 compared to $12,757,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of rental property operating and maintenance expenses related to KPMG Tower for the year ended December 31, 2002 and increased security and insurance costs for our properties subsequent to September 11, 2001.

       Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses increased $1,949,000, or 14.6%, to $15,310,000 for the year ended December 31, 2002 compared to $13,361,000 for the year ended December 31, 2001. This increase primarily relates to the conversion of our Plaza Las Fuentes hotel from a Doubletree to a Westin hotel, increased variable costs related to increased occupancy and increased insurance costs.

       Real Estate Taxes. Real estate taxes increased $558,000, or 13.5%, to $4,692,000 for the year ended December 31, 2002 compared to $4,134,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of real estate taxes related to the KPMG Tower for the year ended December 31, 2002.

       General and Administrative Expenses. General and administrative expenses increased $2,645,000, or 19.5%, to $16,222,000 for the year ended December 31, 2002 compared to $13,577,000 for the year ended December 31, 2001. The increase was primarily due to consulting fees for services rendered by Mr. Gilchrist, our Co-Chief Executive Officer and President, increases in salary and bonus expense relating largely to transaction based bonuses, salary and bonus related to the hiring during 2002 of Mr. Lucas, our Chief Financial Officer, and a placement fee to an executive search firm related to the hiring of Mr. Lucas.

       Depreciation and Amortization Expense. Depreciation and amortization expense increased $2,364,000, or 16.4%, to $16,774,000 for the year ended December 31, 2002 compared to $14,410,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of depreciation and amortization expense related to KPMG Tower for the year ended December 31, 2002.

       Interest Expense. Interest expense decreased $6,797,000 or 14.8% to $38,975,000 for the year ended December 31, 2002 compared to $45,772,000 for the year ended December 31, 2001. The decrease was primarily due to decreased interest expense on variable rate loans resulting from decreases in LIBOR for the year ended December 31, 2002 compared to the year ended December 31, 2001 offset by the increase due to inclusion of 109 days of interest expense for KPMG Tower for the year ended December 31, 2002.

       Loss From Early Extinguishment of Debt. Loss from early extinguishment of debt was $3,967,000 related to settling the previous mortgage encumbering KPMG Tower, including paying a prepayment penalty.

       Other Expenses. Other expenses increased $1,282,000, or 152.1%, to $2,125,000 for the year ended December 31, 2002 compared to $843,000 for the year ended December 31, 2001. The increase was primarily due to the $850,000 termination fee incurred as a result of terminating the Plaza Las Fuentes hotel management agreement with Doubletree for the year ended December 31, 2002.

       Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities increased $2,517,000, or 94.0%, to a loss of $(162,000) for the year ended December 31, 2002 compared to a loss of $(2,679,000) for the year ended December 31, 2001. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the Maguire Properties Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2002 and 2001:

	Year Ended
	December 31,

	2002	2001

	(In thousands)
Revenue	$132,288	$142,544
Operating and other expenses	52,882	52,888
Interest expense	53,970	49,820
Depreciation and amortization	24,091	27,041

Net income	$1,345	$12,795

Predecessor’s share of net income (loss)	$(1,276)	$(4,036)
Intercompany eliminations and other entries	$1,114	$1,357

Equity in net income (loss) of uncombined real estate entities	$(162)	$(2,679)

       Aggregate revenue and operating and other expenses shown above for the year ended December 31, 2002 compared to the year ended December 31, 2001 are affected by decreases in the 2002 amounts related to including KPMG Tower in these totals only through September 13, 2002. The aggregate revenue for the other properties included in the above totals was comparable for the year ended December 31, 2002 and the year ended December 31, 2001. However, there were increases in tenant reimbursement revenue primarily related to increased security and insurance costs, which were offset by a decrease in other income of Wells Fargo Tower of $3,780,000 resulting primarily from one-time lease termination fees recognized during the year ended December 31, 2001. Each of the uncombined properties experienced an increase in operating and other expenses for the year ended December 31, 2002 compared to the year ended December 31, 2001 related primarily to increases in security and insurance costs subsequent to September 11, 2001. Aggregate interest expense for the year ended December 31, 2002 increased $4,150,000 compared to the year ended December 31, 2001 primarily due to increased debt at US Bank Tower incurred in March 2002, partially offset by a decrease related to including interest for KPMG Tower only through September 13, 2002. The aggregate depreciation and amortization decreased $2,950,000 for the year ended December 31, 2002 compared to the year ended December 31, 2001, as a result of decreases related to US Bank Tower and decreases related to including KPMG Tower only through September 13, 2002. The decreased depreciation and amortization for US Bank Tower relates primarily to amounts recorded in 2001 to fully amortize assets related to tenants whose leases were terminated, partially offset by increases in depreciation related to the new security equipment placed into service in 2002.

       Minority Interests. Minority interest increased $1,894,000, or 80.3%, to $(465,000) for the year ended December 31, 2002 compared to $(2,359,000) for the year ended December 31, 2001. The increase was primarily due to decreased interest expense at Gas Company Tower which, due to the terms of our agreement with our minority interestholder in Gas Company Tower, was disproportionately allocated to the minority interestholder.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

       On December 21, 2000, we acquired a controlling interest in Gas Company Tower and 808 South Olive garage. As a result, we have combined the entities that own these properties, for the entire period for the year ended December 31, 2001 as compared to only an 11 day period for Gas Company Tower and 808 South Olive garage for the year ended December 31, 2000. The combination of these accounts with those of previously combined accounts of Plaza Las Fuentes (which includes the Plaza Las Fuentes Westin), and the property management, leasing and real estate development operations of Maguire

Partners Development, Ltd. significantly increased our combined total revenue and total expenses. For the period January 1, 2000 through December 20, 2000, Gas Company Tower and 808 South Olive garage were accounted for utilizing the equity method of accounting. For both of the years ended December 31, 2001 and 2000, our interests in Wells Fargo Tower, KPMG Tower, US Bank Tower and Glendale Center were accounted for utilizing the equity method of accounting.

Total Revenues

       Rental Revenues. Rental revenue increased $34,278,000, or 721.6%, to $39,028,000 for the year ended December 31, 2001 compared to $4,750,000 for the year ended December 31, 2000. The increase was due primarily to the inclusion of a full year of rental revenue related to the Gas Company Tower for the year ended December 31, 2001 compared to the inclusion of 11 days of rental revenue for the year ended December 31, 2000.

       Tenant Reimbursements. Revenues from tenant reimbursements increased $12,539,000, or 609.9%, to $14,595,000 for the year ended December 31, 2001 compared to $2,056,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of tenant reimbursements related to Gas Company Tower for the full year ended December 31, 2001, compared to inclusion of 11 days for the year ended December 31, 2000.

       Hotel Operations. Revenues from hotel operations decreased $4,533,000, or 19.0%, to $19,346,000 for the year ended December 31, 2001 compared to $23,879,000 for the year ended December 31, 2000. The decrease was primarily due to decreased business travel subsequent to September 11, 2001 and as a result of the weaker national economy in 2001.

       Other Revenues. Other revenues increased $6,625,000, or 82.7%, to $14,636,000 for the year ended December 31, 2001 compared to $8,011,000 for the year ended December 31, 2000. This increase was primarily due to the inclusion of a full year of revenues from parking operations at Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days of revenues for the year ended December 31, 2000.

Total Expenses

       Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $10,816,000, or 557.2%, to $12,757,000 for the year ended December 31, 2001 compared to $1,941,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of property operating and maintenance expenses related to Gas Company Tower for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

       Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses decreased $1,805,000, or 11.9%, to $13,361,000 for the year ended December 31, 2001 compared to $15,166,000 for the year ended December 31, 2000. The decrease was primarily due to decreased business travel subsequent to September 11, 2001 and the soft economy in 2001, both of which resulted in lower variable costs at our hotel property.

       Real Estate Taxes. Real estate taxes increased $3,139,000, or 315.5%, to $4,134,000 for the year ended December 31, 2001 compared to $995,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of real estate taxes related to the Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

       General and Administrative Expenses. General and administrative expenses increased $876,000, or 6.9%, to $13,577,000 for the year ended December 31, 2001 compared to $12,701,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of general and administrative expenses related to Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000, and to an increase in bonuses to employees awarded for the year ended December 31, 2001 compared to bonuses awarded for the year ended December 31, 2000.

       Depreciation and Amortization Expense. Depreciation and amortization expense increased $10,864,000, or 306.4%, to $14,410,000 for the year ended December 31, 2001 compared to $3,546,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of depreciation and amortization related to Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

       Interest Expense. Interest expense increased $11,261,000, or 32.6%, to $45,772,000 for the year ended December 31, 2001 compared to $34,511,000 for the year ended December 31, 2000. The increase relates largely to combining Gas Company Tower and 808 South Olive garage which resulted in combining interest expense on the Gas Company Tower and 808 South Olive garage mortgage loans beginning December 21, 2000. Interest expense on the mezzanine loans for Gas Company and 808 South Olive garage is included in our interest expense for both years, however, there was decreased interest expense resulting from a reduction in the principal balance for the refinanced Gas Company Tower mezzanine loan on December 21, 2000 offset by increased interest expense related to the higher borrowing rate on the new mezzanine loan, and decreased interest expense for variable rate loans due to decreases in LIBOR. The balance of the increase in interest for the year ended December 31, 2001 compared to the year ended December 31, 2000 relates primarily to increased borrowings under our $20 million credit facility, increased borrowings for Plaza Las Fuentes and increased interest expense resulting from recording the interest rate caps at fair value.

       Other Expenses. Other expenses for the year ended December 31, 2001 totaling $843,000 was comparable to other expenses for the year ended December 31, 2000 totaling $851,000.

       Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities decreased $5,744,000 to a loss of $(2,679,000) for the year ended December 31, 2001 compared to net income of $3,065,000 for the year ended December 31, 2000, largely as a result of combining Gas Company Tower and 808 South Olive garage beginning December 21, 2000. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the Maguire Properties Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2001 and 2000:

	Year Ended
	December 31,

	2001	2000

	(In thousands)
Revenue	$142,544	$178,668
Operating and other expenses	52,888	65,354
Interest expense	49,820	66,063
Depreciation and amortization	27,041	34,817
Appreciation of land distributed to members	–	6,478

Net income	$12,795	$18,912

Predecessor’s share of net income (loss)	$(4,036)	$3,865
Intercompany eliminations and other entries	$1,357	$(800)

Equity in net income (loss) of uncombined real estate entities	$(2,679)	$3,065

       The decreases in the aggregate revenue and operating and other expenses shown above for the year ended December 31, 2001 compared to the year ended December 31, 2000 relate primarily to including

Gas Company Tower and 808 South Olive garage in these totals only through December 21, 2000. The aggregate revenue for the other properties included in the above totals increased for the year ended December 31, 2001 compared to the year ended December 31, 2000. This increase was largely due to an increase of $3,153,000 of other income relating primarily to one-time lease termination fees at Wells Fargo Tower recognized during the year ended December 31, 2001 and an aggregate increase in tenant reimbursements of $3,561,000 for US Bank, KPMG and Wells Fargo Towers related primarily to increased operating costs along with increased reimbursements from certain tenants who occupied US Bank Tower in late 2000 and were charged a full year of reimbursements for 2001 and only a partial year for 2000. Aggregate operating and other expenses for such properties increased largely due to increased security costs subsequent to September 11, 2001.

       Gain on Forgiveness of Debt. On December 21, 2000, in connection with a bankruptcy court settlement in which we purchased the equity interest held by our former joint venture partner in Gas Company Tower and 808 South Olive garage, the joint venturer agreed to the settlement of its convertible mezzanine debt for a reduced amount. The settlement of the debt resulted in gains of $161,159,000 as further discussed in Note 1 to our combined financial statements.

       Minority Interests. Minority interest decreased $2,179,000 to $(2,359,000) during the year ended December 31, 2001 compared to $(180,000) during the year ended December 31, 2000. This decrease was primarily due to the inclusion of a full year of operations for Gas Company Tower for the year ended December 31, 2001 compared to the 11 days of operations included in the year ended December 31, 2000.

Pro Forma Operating Results

Comparison of Pro Forma Nine Months Ended September 30, 2003 to Historical Nine Months Ended September 30, 2003

       The pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003 is presented as if each of the following had occurred as of January 1, 2003:

•	this offering;

•	our IPO, including the exercise of the underwriters’ over-allotment option and the related formation and refinancing transactions;

•	the acquisitions of third party interests in Wells Fargo Tower and the related financing transactions, each on February 5, 2003;

•	the acquisition of all third party interests in Glendale Center, and the defeasance of the mortgage formerly encumbering Glendale Center, each on August 29, 2003, and the $80.0 million mortgage financing on Glendale Center on October 15, 2003; and

•	the acquisition of One California Plaza and the related financing transactions, each on November 6, 2003.

       In the formation transactions, we acquired the redeemable preferred equity interests in US Bank Tower from a third party investor and the remaining third party ownership interests in Wells Fargo Tower and Glendale Center, resulting in the consolidation of these three properties in the pro forma statement. In the formation transactions we also acquired Cerritos Corporate Center Phases I and II from a third party and all of the minority interests previously held by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes. The effects of these acquisitions are also reflected in the pro forma statement.

       The real estate, other assets and liabilities contributed to us in the formation transactions by Mr. Maguire or entities owned by Mr. Maguire in exchange for common units in our operating partnership have been accounted for as a reorganization of entities under common control; accordingly, the assets and liabilities assumed were recorded at the Maguire Properties Predecessor’s historical cost. As a result, expenses such as depreciation and amortization included in our pro forma operating results are based on the Maguire Properties Predecessor’s historical costs of the related contributed assets. The interests in our properties purchased from third parties and contributed to us by the minority owners of the Maguire Properties Predecessor have been accounted for based on the fair value of the assets acquired and liabilities assumed.

       The consolidation of the operating results of US Bank Tower, Wells Fargo Tower, Glendale Center, Cerritos Corporate Center Phases I and II and One California Plaza resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to significantly increase net income on a pro forma basis, primarily as a result of additional pro forma net income resulting from a significant increase in rental revenues and tenant reimbursements related to the acquisition of Cerritos Corporate Center Phases I and II and One California Plaza and the acquisition of additional interests in US Bank Tower, Wells Fargo Tower and Glendale Center partially offset by a significant increase in interest expense and expenses from rental property operating and maintenance and depreciation and amortization.

       The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the nine months ended September 30, 2003 compared to the historical results are as follows:

       On a pro forma basis, total revenues would have increased to $215,930,000 for the nine months ended September 30, 2003 compared to $125,909,000 reported historically for the same period, an increase of 71.5%. This increase is primarily the result of increases in rental revenue, parking revenues and tenant expense reimbursements resulting from the consolidation of the US Bank Tower, Wells Fargo Tower, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II and One California Plaza.

       On a pro forma basis, total expenses would have decreased to $199,236,000 for the nine months ended September 30, 2003 compared to $199,254,000 reported historically for the same period, a decrease of 0.01%. The decrease in pro forma total expenses reflects significant decreases as a result of excluding loss from early extinguishment of debt and compensation expense associated with our IPO and related refinancing transactions, based on the assumption that the debt and equity structures resulting from our IPO and related refinancings had been in place for the entire period presented. These decreases are offset by significant expense increases resulting from the consolidation of US Bank Tower, Wells Fargo Tower, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II and One California Plaza. Pro forma interest expense reflects a net increase of $6,449,000 or 17.3%, resulting from the addition of indebtedness as a result of consolidating US Bank Tower, Wells Fargo Tower, Glendale Center and One California Plaza, which was partially offset by lower interest rates. Pro forma total expenses also reflect additional general and administrative expenses resulting from increases in compensation expense related to:

•	vesting of restricted common stock awards to employees along with cash awards to mitigate the employees’ resulting tax liabilities, and

•	additional salaries related to becoming a public company.

       On a pro forma basis, minority deficit for the nine months ended September 30, 2003 increased to a minority interest of $3,422,000 compared to $(11,527,000) of minority deficit reported historically for the same period. Pro forma minority interests consist of an allocation of pro forma net income to the limited partners of our operating partnership offset by reversal of minority interest historically allocated for the same period to the former third party investor in Gas Company Tower. This reversal results from our company acquiring the minority interest in Gas Company Tower.

Comparison of Pro Forma Year Ended December 31, 2002 to Historical Year Ended December 31, 2002

       The pro forma condensed consolidated statement of operations for the year ended December 31, 2002 is presented as if each of the following had occurred on or immediately prior to January 1, 2002:

•	this offering;

•	our IPO, including the exercise of the underwriters’ over-allotment option and the related formation and refinancing transactions;

•	the acquisition of all the third party interests in KPMG Tower and the related financing transactions, each on September 13, 2002;

•	the acquisitions of third party interests in Wells Fargo Tower and the related financing transactions, each on February 5, 2003;

•	the acquisition of all third party interests in Glendale Center, and the defeasance of the mortgage formerly encumbering Glendale Center, each on August 29, 2003, and the $80.0 million mortgage financing on Glendale Center on October 15, 2003; and

•	the acquisition of One California Plaza and the related financing transactions, each on November 6, 2003.

       In the formation transactions, we acquired the redeemable preferred equity interests in US Bank Tower from a third party investor and the remaining third party ownership interests in Wells Fargo Tower and Glendale Center, resulting in the consolidation of these three properties in the pro forma statement. In the formation transactions we also acquired Cerritos Corporate Center Phases I and II from a third party and all of the minority interests previously held by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes. The effects of these acquisitions are also reflected on the pro forma statement.

       The real estate, other assets and liabilities contributed to us by Mr. Maguire or entities owned by Mr. Maguire in exchange for common limited partnership units in the operating partnership have been accounted for as a reorganization of entities under common control; accordingly, the assets contributed and liabilities assumed were recorded at the Maguire Properties Predecessor’s historical cost. As a result, expenses such as depreciation and amortization included in our pro forma operating results are based on the Maguire Properties Predecessor’s historical costs of the related contributed assets. The interests in our properties purchased from third parties and contributed to us by the minority owners of the Maguire Properties Predecessor have been accounted for based on the fair value of the assets acquired and liabilities assumed.

       The consolidation of the operating results of the US Bank, KPMG, Wells Fargo Towers, One California Plaza, Glendale Center and Cerritos Corporate Center Phases I and II resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to significantly increase net income on a pro forma basis, primarily as a result of additional pro forma net income related to the acquisition of Cerritos Corporate Center Phases I and II and One California Plaza and acquisition of additional interests in the US Bank, KPMG and Wells Fargo Towers and Glendale Center, partially offset by a significant increase in general and administrative expense related largely to increased compensation expense.

       The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2002 compared to the historical results are as follows:

       On a pro forma basis, total revenues would have increased to $276,255,000 for the year ended December 31, 2002 compared to $101,052,000 reported historically for the same period, an increase of 173.4%. This increase is primarily the result of increases in rental revenue, parking revenues and tenant expense reimbursements resulting from the consolidation of the US Bank, KPMG and Wells Fargo

Towers, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II and One California Plaza.

       On a pro forma basis, total expenses would have increased to $248,134,000 for the year ended December 31, 2002 compared to $116,051,000 reported historically for the same period, an increase of 113.8%. The increase in pro forma total expenses reflects significant increases resulting from the consolidation of the US Bank, KPMG and Wells Fargo Towers, Glendale Center, Cerritos Corporate Center Phases I and II and One California Plaza. Pro forma interest expense reflects a net increase resulting from increases in indebtedness resulting from consolidating the US Bank, KPMG and Wells Fargo Towers, Glendale Center and One California Plaza, partially offset by reduced indebtedness at our historically combined properties and lower interest rates. Pro forma total expenses also reflect additional general and administrative expenses resulting from increases in compensation expense related to:

•	vesting of restricted common stock awards to employees along with cash awards to mitigate the employees’ resulting tax liabilities; and

•	additional salaries related to becoming a public company.

       On a pro forma basis, minority interests for the year ended December 31, 2002 increased to $5,765,000 compared to a minority deficit of $(465,000) reported historically for the same period. Pro forma minority interest consists of an allocation of pro forma net income to the limited partners of our operating partnership offset by reversal of minority interest historically allocated for the same period to the former third party investor in Gas Company Tower. This reversal results from our company acquiring the minority interest in Gas Company Tower.

Funds From Operations

       We calculate FFO, as defined by NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

       Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

       However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

       The following table reconciles our pro forma FFO and pro forma FFO available to common stockholders to our pro forma net income for the nine months ended September 30, 2003 and the year ended December 31, 2002.

	Pro Forma	Pro Forma
	Nine Months Ended	Year Ended
	September 30, 2003	December 31, 2002

	(In thousands)	(In thousands)
Reconciliation of pro forma net income to pro forma funds from operations and pro forma funds from operations available to common stockholders:
Pro forma net income	$13,272	$22,356
Adjustments:
Pro forma minority interests	3,422	5,765
Pro forma real estate depreciation and amortization	49,200	61,835

Pro forma FFO	65,894	89,956
Less pro forma preferred stock dividends	12,867	17,156

Pro forma FFO available to common stockholders(1)	$53,027	$72,800

(1)	The FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

Liquidity and Capital Resources

Available Borrowings, Cash Balances and Capital Resources

       Our operating partnership has a $100 million secured revolving credit facility with a group of banks led by Citicorp North America, Inc. and Wachovia Bank, N.A., affiliates of two of our lead underwriters. This credit facility is secured by our interests in the entities that own Plaza Las Fuentes and Cerritos Corporate Center Phase I and Phase II. The credit facility has a borrowing limit based on a percentage of the value of our properties that secure this credit facility. Approximately $76.7 million will be available to us upon the consummation of this offering. The credit facility bears interest at a rate ranging between LIBOR + 1.375% and LIBOR + 2.125% depending on our operating partnership’s overall leverage. The credit facility matures in June 2006 with an option to extend the term for one year; we currently have not drawn on the credit facility. The terms of our credit facility include certain restrictions and covenants, which limit, among other things, the payment of dividends (as discussed below), the incurrence of additional indebtedness and liens and the disposition of assets. The terms also require compliance with financial ratios relating to the minimum amounts of tangible net worth, debt service coverage, fixed charge coverage and unencumbered property debt service coverage, the maximum amount of unsecured indebtedness, and certain investment limitations. The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations for such period, subject to certain other adjustments. As of September 30, 2003, we were in compliance with all such covenants.

       As of September 30, 2003, we had $92.9 million in cash and cash equivalents, including $43.8 million in restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by our mortgage loans and cash impound accounts for real estate taxes and insurance and leasing reserves as required by several of our mortgage loans. As of September 30, 2003, approximately $25.4 million of tenant improvement and leasing commission reserves remain from the $35.2 million that was reserved upon consummation of our IPO.

       We expect to meet our short-term liquidity and capital requirements from existing unrestricted cash and cash equivalents (including the net proceeds of this offering), and generally through net cash provided by operating activities and proceeds from our credit facility. We believe these sources of liquidity will be sufficient to fund our short-term liquidity needs over the next twelve months, including capital expenditures and upgrades to our hotel, tenant improvements and leasing commissions, potential acquisitions and dividends on our common and preferred shares.

       We expect to meet our long-term liquidity and capital requirements such as scheduled principal repayments, development costs, property acquisitions, if any, and other capital expenditures through existing unrestricted cash and cash equivalents (including the net proceeds of this offering), net cash provided by operations, and refinancing of existing indebtedness, potential sales of full or partial ownership interests in our existing properties and the issuance of long-term debt and equity securities. Our long-term liquidity could be adversely affected if we do not invest the proceeds of the offering of our series A preferred stock into accretive income-generating assets.

Distributions

       We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to qualify as a REIT.

       On September 15, 2003, we declared a dividend to common stockholders of record and our operating partnership declared a distribution to common unit holders of record, in each case as of September 30, 2003, totaling $22,402,000, or $0.4176 per common share and common unit. This dividend consisted of the regular quarterly dividend of $0.40 per common share and common unit for the period from July 1, 2003 through September 30, 2003 and a pro rata dividend of $0.0176 per common share and common unit covering the period from the consummation of our IPO on June 27, 2003 through June 30, 2003. The dividend and distribution were paid on October 31, 2003. The dividend was equivalent to an annual rate of $1.60 per common share and common unit.

Recent Developments

       On October 10, 2003, we sold the $72.0 million interest rate swap agreement associated with $72.0 million of the floating rate KPMG Tower mortgage for $1.6 million.

       On October 14, 2003, our subsidiary that is the fee simple owner of Glendale Center entered into a ten-year, interest-only $80.0 million loan with Greenwich Capital Financial Products secured by Glendale Center. This mortgage matures in November 2013 and bears interest at a fixed rate of 5.727% per annum.

       On November 6, 2003, a subsidiary of our operating partnership acquired an additional office property in the LACBD, One California Plaza, from Metropolitan Life Insurance Company for aggregate consideration of $225.0 million. We funded this purchase with cash on hand and a seven-year, $146.3 million mortgage bearing interest at a fixed rate of 4.73% per annum provided by Metropolitan Life Insurance Company.

       On December 15, 2003, we declared a dividend to common stockholders of record and our operating partnership declared a distribution to common unit holders of record, in each case as of December 31, 2003, totaling $21,458,000, or $0.40 per common share and common unit, for the quarter ended

December 31, 2003. The dividend and distribution are payable on January 30, 2004. The dividend is equivalent to an annual rate of $1.60 per common share and common unit.

Consolidated Indebtedness

       As of November 30, 2003, we had approximately $1.21 billion of outstanding consolidated debt. This indebtedness was comprised of six mortgages secured by seven of our properties (the US Bank, Gas Company, Wells Fargo and KPMG Towers, One California Plaza, Glendale Center and 808 South Olive garage) and two mezzanine loans secured by a pledge of the equity interests of the fee owners of 808 South Olive garage and Gas Company Tower. The weighted average interest rate on this indebtedness as of November 30, 2003 was 4.25% (based on the 30-day LIBOR rate at November 28, 2003 of 1.12%). No scheduled loan principal payments will be due on this indebtedness until August 31, 2005. As of November 30, 2003, our ratio of debt to total market capitalization was approximately 50%. As of November 30, 2003, approximately $475.0 million, or 39%, of our total consolidated debt was variable rate debt. With respect to the $475.0 million principal amount of the variable rate debt, we have a four-year interest rate swap agreement in the amount of $250.0 million, to effectively fix the index (LIBOR) portion of the interest rate at approximately 2.17%. As a result, as of November 30, 2003, approximately 81% of our total indebtedness was subject to fixed interest rates for a minimum of four years.

       The following table sets forth certain information with respect to our indebtedness as of November 30, 2003, but does not give effect to the four-year interest rate swap agreement for approximately $250.0 million that we entered into in connection with our IPO.

		Principal	Annual Debt		Maturity		Balance at
Properties	Interest Rate	Amount	Service(1)		Date		Maturity(2)

US Bank Tower Mortgage	4.66%	$260,000,000	$12,284,278		7/1/13		$260,000,000
Gas Company Tower and 808 South Olive garage
Mortgage	LIBOR + 0.824%(3)	230,000,000	4,649,897		7/6/07	(4)	230,000,000
Senior Mezzanine	LIBOR + 3.750%(5)	30,000,000	1,496,500		7/7/08	(6)	30,000,000
Junior Mezzanine	LIBOR + 6.625%(7)	20,000,000	1,833,111		7/6/07	(4)	20,000,000
Wells Fargo Tower Mortgage	4.68%	250,000,000	11,862,500	(8)	7/1/10		250,000,000	(8)
KPMG Tower Mortgage	LIBOR + 1.875%(9)	195,000,000	6,020,219		8/31/05	(10)	195,000,000
One California Plaza Mortgage	4.73%	146,250,000	7,013,703	(11)	12/1/10		136,239,300	(11)
Glendale Center Mortgage	5.727%	80,000,000	4,645,233		11/1/13		80,000,000

Total:		$1,211,250,000	$49,805,441				$1,201,239,300

(1)	Annual debt service for floating rate loans is calculated based on the 30-day LIBOR rate at November 28, 2003 which was 1.17%.

(2)	Assuming no payment has been made on the principal in advance of its due date.

(3)	As required by this loan, we have entered into an interest rate cap agreement with respect to this loan that limits the LIBOR portion of the interest rate to 7.92% during the term of this loan, excluding extension periods. Subsequently, however, we sold a similar interest rate cap instrument, effectively canceling out the 7.92% LIBOR cap.

(4)	A one-year extension is available.

(5)	As required by this loan, we have entered into an interest rate cap agreement with respect to this loan that limits the LIBOR portion of the interest rate to 3.5% during the term of this loan, excluding extension periods. Subsequently, however, we sold a similar interest rate cap instrument, effectively canceling out the 3.5% LIBOR cap.

(6)	This loan must be repaid on the maturity date of the Gas Company Tower and 808 South Olive garage mortgage financing if the mortgage is not extended.

(7)	This loan is subject to a LIBOR floor of 2%. This loan also requires a monthly “interest floor differential” payment during any month in which LIBOR is less than 2% per annum; such payment must be made until the principal balance of the Gas Company Tower and 808 South Olive garage senior mezzanine loan no longer exceeds $20.0 million, and is equal to the positive difference between 2% and LIBOR, times a notional amount that is initially $10.0 million, but which decreases dollar for dollar as the first $10.0 million of senior mezzanine loan principal is repaid.

(8)	This loan requires monthly payments of interest only for three years, and amortizes on a 30-year schedule thereafter.

(9)	We have entered into an interest rate cap agreement with respect to this loan that limits the rate on the LIBOR portion of the interest rate, exclusive of the spread, to 6% during the term of this loan, excluding extension periods.

(10)	Two, one-year extensions available.

(11)	This loan requires monthly payments of interest only for four years, and amortizes on a 26-year schedule thereafter.

Material Provisions of Consolidated Indebtedness

       US Bank Tower — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interest of US Bank Tower is the borrower under a $260.0 million mortgage loan with Greenwich Capital Financial Products, Inc. as lender that is secured by:

•	a first mortgage lien on US Bank Tower and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

       The maturity date of this loan is June 30, 2013. The loan bears interest at a fixed rate of 4.66% per annum and requires monthly payments of interest only. The borrower may prepay this loan during a “lockout period” that ends June 27, 2006 if the lender consents, subject to a prepayment penalty of 5%. This loan may be defeased on the earlier to occur of June 27, 2006 and the date that is two years from the start up date of the trust that will be established in connection with the securitization of this loan. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. The lender has an option to subsequently divide the loan amount into multiple notes with a portion as a mortgage and another as mezzanine with no economic impact to us. In connection with this mortgage, the borrower is subject to a cash management agreement pursuant to which all income generated by US Bank Tower is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

       Gas Company Tower and 808 South Olive Garage — Mortgage Indebtedness. Our subsidiaries that own 100% of the fee interests of Gas Company Tower and 808 South Olive garage are borrowers under a $230.0 million mortgage loan with Bank of America, N.A., an affiliate of one of our underwriters, as lender. This loan was part of a $250.0 million mortgage loan that the borrowers entered into in connection with our IPO and the related refinancing transactions that the lender subsequently split into this mortgage and the Gas Company Tower and 808 South Olive garage junior mezzanine loan in connection with securitizing such debt. This loan is secured by:

•	a first mortgage lien on Gas Company Tower and 808 South Olive garage and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

       The maturity date of the loan is July 6, 2007, with one one-year extension option and bears interest at a rate of LIBOR plus 0.824% per annum. The loan requires monthly interest-only payments until the maturity date. The borrowers may prepay the loan during a “lockout period” that ends June 27, 2006 if the lender consents, subject to a prepayment penalty of 5%. The borrowers may prepay this loan without penalty on any monthly payment date after this lockout period, but only if the borrowers pay the loan in full upon between 60 and 90 days’ notice. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrowers’ ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this loan, the borrowers are subject to a lockbox agreement and cash management provisions of the loan pursuant to which all income generated by Gas Company Tower and 808 South Olive garage is deposited directly into a lockbox account and then swept into a cash management account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing, litigation and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, extraordinary capital expenditures and leasing expenses and any payments then due under the Gas Company Tower and 808 South Olive garage senior and junior mezzanine loans. In connection with this loan, the borrowers entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lenders. The borrowers were required to enter into an interest rate cap agreement with respect to this loan that limits the LIBOR portion of the interest rate to 7.92% during the term of this loan. Subsequently, however, we sold a similar interest rate cap instrument, effectively canceling out the 7.92% LIBOR cap.

       Gas Company Tower and 808 South Olive Garage — Senior Mezzanine Indebtedness. Our subsidiaries that own 100% of the fee owners of Gas Company Tower and 808 South Olive garage are the borrowers under a $30.0 million senior mezzanine loan with Bank of America, N.A., an affiliate of one of our underwriters, as lender that is secured by our membership interests in the entities that are the fee owners of Gas Company Tower and 808 South Olive garage and a continuing first priority lien on the related interest rate cap agreement, including all proceeds under the agreement. The maturity date of this loan is July 7, 2008. This loan bears interest at a rate of LIBOR + 3.75% per annum and requires monthly interest-only payments until the maturity date. The borrowers may prepay this loan during a “lockout period” that ends June 27, 2006 if the lender consents, subject to a prepayment penalty of 5%. The borrowers may prepay this loan in full without penalty after this lockout period upon between 60 and 90 days’ notice. The borrowers may make a partial prepayment of up to $10.0 million of this loan upon between 60 and 90 days’ notice, but only in connection with or after a prepayment in full of the Gas Company Tower and 808 South Olive garage junior mezzanine loan. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrowers’ ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. This loan is subject to the same lockbox agreement and cash management arrangements as set forth in the Gas Company Tower and 808 South Olive garage mortgage. This loan must be repaid in full if, at any time, the Gas Company Tower and 808 South Olive garage mortgage loan is repaid or if the maturity date of the mortgage loan is not extended pursuant to its terms. In connection with this loan, the borrowers entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lender. The borrowers were required to enter into an interest rate cap agreement with respect to this loan that limits the LIBOR portion of the interest rate to 3.5% during the term of this loan. Subsequently, however, we sold a similar interest rate cap instrument, effectively canceling out the 3.5% LIBOR cap. Certain terms of this loan, including the interest rate and prepayment provisions, were modified in connection with the splitting and securitization of the former $250.0 million Gas Company Tower and 808 South Olive garage mortgage into the current mortgage and junior mezzanine loan.

       Gas Company Tower and 808 South Olive Garage — Junior Mezzanine Indebtedness. Our subsidiaries that indirectly own 100% of the fee owners of Gas Company Tower and 808 South Olive garage are the borrowers under a $20.0 million junior mezzanine loan with Bank of America, N.A., an affiliate of one of our underwriters, as lender that is secured by our membership interests in the entities that are the fee owners of Gas Company Tower and 808 South Olive garage and a continuing first priority lien on the related interest rate cap agreement, including all proceeds under the agreement. The loan was part of a $250.0 million mortgage loan that the borrowers entered into in connection with our IPO and the related refinancing transactions that the lender subsequently split into the Gas Company Tower and 808 South Olive garage mortgage and this junior mezzanine loan in connection with securitizing such debt. The maturity date of this loan is July 6, 2007, with one one-year extension option that can be exercised only if the Gas Company Tower and 808 South Olive garage mortgage is also extended. This loan bears interest at a rate of LIBOR + 6.625% per annum, with a LIBOR floor of 2%, and requires monthly interest-only payments until the maturity date. The loan also requires a monthly “interest floor differential” payment during any month in which LIBOR is less than 2.0% per annum. The obligation to make this payment survives the repayment in full of the junior mezzanine loan, and does not terminate until the principal balance on the Gas Company Tower and 808 South Olive garage senior mezzanine loan no longer exceeds $20 million. The amount of the “interest floor differential” payment is calculated by multiplying the positive difference between 2% and LIBOR times a notional amount that, for so long as any portion of the junior mezzanine loan remains outstanding, is equal to $10 million. Thereafter, the notional amount decreases dollar for dollar as the first $10 million of outstanding principal on the senior mezzanine loan is repaid. The borrowers may prepay this loan during a “lockout period” that ends June 27, 2006 if the lender consents, subject to a prepayment penalty of 5%. The borrowers may prepay this loan without penalty after this lockout period but only in full upon between 60 and 90 days’ notice. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. This loan is subject to the same lockbox agreement and cash management arrangements as set forth in the Gas Company Tower and 808 South Olive garage mortgage. In connection with this loan, the borrowers entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lender. The borrowers were required to enter into an interest rate cap agreement with respect to this loan that limits the LIBOR portion of the interest rate to 7.92% during the term of this loan. Subsequently, however, we sold a similar interest rate cap instrument, effectively canceling out the 7.92% LIBOR cap.

       KPMG Tower — Mortgage Indebtedness. Our subsidiary is the borrower under a $195 million mortgage loan with Deutsche Bank AG Cayman Islands Branch as the original senior lender and Deutsche Bank AG New York Branch as administrative agent and collateral agent. Deutsche Bank AG Cayman Islands Branch and Deutsche Bank AG New York Branch are each affiliates of Deutsche Bank Securities Inc., one of our underwriters. This mortgage loan is secured by:

•	a first mortgage lien on KPMG Tower and related improvements and fixtures;

•	all related personal property;

•	a continuing first priority lien on the related interest rate cap agreement including all proceeds under the agreement;

•	a general first lien in a cash collateral account, lockbox account and a security deposit account including all of borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the accounts from time to time; and

•	an assignment of leases and rents.

       The maturity date of this loan is August 31, 2005, with two 12-month extension periods. This loan bears interest at LIBOR plus 1.875% per annum and requires monthly interest-only payments until the initial maturity date. If the maturity date is extended beyond August 31, 2005, monthly payments of interest and principal will be required, with the principal payments based on a 25-year amortization schedule. This loan may be prepaid in full at any time on 30 days notice subject to a prepayment penalty of 1% in the first 12 months and 0.5% in the second 12 months. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, the borrower entered into lockbox and cash management agreements pursuant to which all income generated by KPMG Tower is deposited directly into a lockbox account and then swept into a cash management account for the benefit of the lenders, from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. In connection with this loan, the borrower entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lender.

       Wells Fargo Tower — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interest of Wells Fargo Tower is the borrower under a $250.0 million mortgage loan with Greenwich Capital Financial Products, Inc. as lender that is secured by:

•	a first mortgage lien on Wells Fargo Tower and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

       The maturity date of this loan is June 30, 2010. This mortgage bears interest at a fixed rate of 4.68% and requires monthly payments of interest only for three years and will amortize thereafter on a 30-year schedule. The borrower is prohibited from prepaying any portion of the loan during a “lockout” period that ends March 31, 2010. This loan may be defeased after the earlier to occur of June 27, 2007 and the date that is two years from the start-up date of the trust established in connection with the securitization of this loan. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, the borrower is subject to a cash management agreement pursuant to which all income generated by Wells Fargo Tower is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income. In connection with this loan, the borrower entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lender.

       One California Plaza — Mortgage Indebtedness. On November 6, 2003, a subsidiary of our operating partnership entered into a seller-financed, seven-year, $146.3 million mortgage with Metropolitan Life Insurance Company in connection with the subsidiary’s acquisition of One California Plaza. This mortgage loan is secured by:

•	a first mortgage lien on our leasehold interest in One California Plaza and related improvements and fixtures;

•	all related personal property; and

•	an assignment of leases and rents.

       The maturity date of this loan is December 1, 2010. This loan bears interest at a rate of 4.73% per annum and requires monthly interest-only payments until November 30, 2007 and amortizes on a 26-year schedule thereafter. The borrower is prohibited from prepaying any portion of the loan until November 1, 2006. After such date the loan may be prepaid in whole, but not in part, on 30 days notice subject to a prepayment penalty equal to the difference between the present value of all remaining payments of principal and interest, discounted at the treasury rate plus 0.25%, and the amount of principal then outstanding. The loan may be prepaid without a prepayment penalty on 30 days notice on or after October 1, 2010. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others restrictions on borrower’s ability to (i) amend the ground lease, (ii) create or incur additional liens or indebtedness, (iii) transfer the property or an interest in the property, and (iv) merge or consolidate with or into, or convey transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, the borrower and our operating partnership have entered into an unsecured environmental indemnity agreement, and our operating partnership executed a guaranty in favor of the lender that is substantively identical to a customary non-recourse guaranty. Our operating partnership unconditionally guarantees the payment and performance of this mortgage loan.

       Glendale Center — Mortgage Indebtedness. On October 14, 2003 our subsidiary that is the fee simple owner of Glendale Center entered into a ten-year, $80.0 million loan with Greenwich Capital Financial Products that is secured by:

•	a first mortgage lien on Glendale Center and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

       The maturity date of this loan is November 1, 2013. The loan bears interest at a fixed rate of 5.727% per annum and requires monthly payments of interest only. The borrower is prohibited from prepaying any portion of the loan during a lockout period that ends on the earlier to occur of May 1, 2006 and the date that is two years from the start up date of the last trust established by the lender in connection with the securitization of any portion of this loan. Between the end of the lockup period and a “permitted prepayment date” on the third payment date prior to the maturity of the loan, the borrower may prepay the loan in whole, but not in part, on 15 days’ notice, subject to a prepayment penalty equal to the greater of:

•	1% of the outstanding principal balance at the time of prepayment, and

•	the excess, if any, of the interest that would have accrued on the prepaid amount from the date of prepayment until and including the permitted prepayment date, and the interest that the lender would earn if it were to reinvest the prepaid amount during that same period at the then-prevailing Treasury Rate for United States Treasury securities with correlative maturities, discounting such excess, if any, to its present value at such Treasury Rate.

On or after the permitted prepayment date, the loan may be prepaid without a prepayment penalty on 15 days’ notice. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, the borrower is subject to a cash management agreement pursuant to which all income generated by Glendale Center is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of repair, rollover, tax and insurance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. In connection with this loan, the borrower entered into a customary unsecured environmental indemnity agreement, and our operating partnership executed a customary non-recourse guaranty in favor of the lender.

Contractual Obligations, Capital Commitments and Other Liquidity Needs

       The following table provides information with respect to our contractual obligations at November 30, 2003, including the maturities and scheduled principal repayments of our secured debt and credit facility, and provides information about the minimum commitments due in connection with our ground lease obligations. We were not subject to unconditional purchase obligations as of November 30, 2003. The table does not reflect available debt extension options.

CONTRACTUAL OBLIGATIONS

(in thousands)

	Through
	Remainder
Obligation	of 2003	2004	2005		2006	2007		Thereafter	Total

Long term debt	$–	$–	$195,000	(1)	$–	$250,717	(2)	$765,533	$1,211,250
Secured Line of Credit	–	–	–		–	–		–	–
Capital leases payable	89	1,129	1,234		1,347	1,388		1,439	6,626
Ground leases	159	1,910	1,920		1,946	1,959		335,781	343,675

Total	$248	$3,039	$198,154		$3,293	$254,064		$1,102,753	$1,561,551

(1)	Two one-year extension options available.

(2)	A one-year extension option is available upon payment of a $250,000 extension fee.

Cash Flows

Comparison of Nine Months Ended September 30, 2003 to Nine Months Ended September 30, 2002

       Cash and cash equivalents were $49.1 million and $3.8 million, respectively, at September 30, 2003 and 2002.

       Net cash used in operating activities increased $83.5 million to $(87.3) million for the nine months ended September 30, 2003 compared to ($3.8) million for the nine months ended September 30, 2002. The decrease was primarily due to $79.5 million of prepayment penalties, exit fees and defeasance costs paid to extinguish debt, of which only $53.4 million is included in the net loss for the nine months ended September 30, 2003 as $33.6 million of the costs were offset against loan premiums recorded as purchase accounting entries and $7.5 million of unamortized loan costs were expensed as a component of the loss from early extinguishment.

       Net cash used in investing activities increased $340.8 million to ($367.3) million for the nine months ended September 30, 2003 compared to ($26.5) million for the nine months ended September 30, 2002. The increase was primarily due to $363.7 million paid to acquire interests in real estate entities, primarily comprised of our purchase of Cerritos Corporate Center Phases I and II for $79.0 million and our purchase of additional interests in our existing properties including US Bank Tower for $86.0 million, Wells Fargo Tower for $138.8 million, and Glendale Center for $53.0 million. Additionally, we purchased a tenant participation right in Glendale Center for $11.0 million. The increases described above were offset primarily by changes in restricted cash.

       Net cash provided by financing activities increased $468.8 million to $500.7 million for the nine months ended September 30, 2003 compared to $31.9 million for the nine months ended September 30, 2002. The increase was primarily due to the net proceeds received from the sale of our stock on June 27, 2003 and the exercise of the underwriters’ over-allotment option on July 8, 2003, offset by the net reduction in outstanding debt, the increase in the net distributions paid to owners of the Maguire Properties Predecessor and the decrease in proceeds received from real estate entities during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

       Cash and cash equivalents were $2,976,000 and $2,119,000, respectively, at December 31, 2002 and 2001.

       Net cash provided by operating activities decreased $3,710,000 to $3,283,000 for the year ended December 31, 2002 compared to $6,993,000 for the year ended December 31, 2001. The decrease was primarily due to the changes in the results of operations discussed above, the consolidation of KPMG Tower beginning on September 13, 2002 and timing differences in payments of accounts payable during periods of limited liquidity.

       Net cash used in investing activities increased $25,135,000 to $(28,024,000) for the year ended December 31, 2002 compared to $(2,889,000) provided by investing activities for the year ended December 31, 2001. The increase was primarily the result of $13,000,000 paid during the year ended December 31, 2002 to acquire a controlling interest in the KPMG Tower entity compared to $0 during the year ended December 31, 2001 and a $14,350,000 increase in restricted cash during the year ended December 31, 2002 versus a decrease of $1,117,000 in our restricted cash balances for the year ended December 31, 2001. This increase in restricted cash relates primarily to the new KPMG Tower mortgage loan.

       Net cash provided by financing activities increased $29,664,000 to $25,598,000 for the year ended December 31, 2002 compared to $(4,066,000) for the year ended December 31, 2001. The increase was primarily due to the net increase in cash resulting from net proceeds from the US Bank Tower financing of $34,789,000 in March of 2002 and a $19,671,000 net increase in other borrowings for the year ended December 31, 2002 compared to the year ended December 31, 2001, partially offset by a $16,967,000 increase in distributions to owners to $24,113,000 for the year ended December 31, 2002 compared to $7,146,000 for the year ended December 31, 2001 and $3,260,000 paid for deferred offering costs during 2002.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

       Cash and cash equivalents were $2,119,000 and $2,081,000, respectively, at December 31, 2001 and 2000.

       Net cash provided by operating activities increased $10,844,000 to $6,993,000 for the year ended December 31, 2001 compared to $(3,851,000) for the year ended December 31, 2000. The increase in net cash was due to the changes in the results of operations discussed above and timing differences in payments of accounts payable during periods of limited liquidity.

       Net cash used in investing activities decreased by $17,649,000 to $(2,889,000) for the year ended December 31, 2001 compared to $(20,538,000) for the year ended December 31, 2000. The increase in cash from investing activities is primarily the result of $13,000,000 paid during the year ended December 31, 2000 to acquire a controlling interest in the Gas Company Tower and 808 South Olive garage real estate entities compared to $0 during the year ended December 31, 2001 and an increase in restricted cash of $5,088,000 during the year ended December 31, 2000 related primarily to the increase in restricted cash related to the new cross-collateralized mortgage loan for Gas Company Tower and 808 South Olive compared to a decrease in restricted cash of $1,117,000 for the year ended December 31, 2001.

       Net cash used in financing activities increased by $29,648,000 to $(4,066,000) for the year ended December 31, 2001 compared to $25,582,000 provided by financing activities for the year ended December 31, 2000. The increase in net cash used relates, in part, to the $19,823,000 decline in distributions (net of contributions) paid to owners during the year ended December 31, 2001 compared to the year ended December 31, 2000, $12,000,000 of proceeds received from the Glendale Center real estate entity during the year ended December 31, 2000 compared to $0 for the year ended December 31, 2001, and a net payment of loan principal and costs of $586,000 during the year ended December 31, 2001, versus a $36,885,000 net borrowing offset by payment of loan costs during the year ended December 31, 2000.

Inflation

       Substantially all of our office leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. Our hotel property is able to change room rates on a daily basis, so the impact of higher inflation can often be passed on to customers. However, a weak economic environment may restrict our ability to raise room rates to offset rising costs.

New Accounting Pronouncements

       The Financial Accounting Standards Board, or FASB, issued Statement of Financial Standards, or SFAS, No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs are generally no longer considered extraordinary items. We have adopted the provisions of SFAS No. 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

Quantitative and Qualitative Disclosures About Market Risk

       Our future income, cash flows and fair values of financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

       As of November 30, 2003, we had outstanding approximately $1.2 billion of consolidated debt, of which approximately $475.0 million, or 39% of our total consolidated debt, was variable rate debt. With respect to the $475.0 million principal amount of the variable rate debt, we have a four-year interest rate swap agreement in the amount of $250.0 million, to effectively fix the index (LIBOR) portion of the interest rate at approximately 2.17%. As a result, as of November 30, 2003, approximately 81% of our total indebtedness was subject to fixed interest rates for a minimum of four years.

       To determine the fair market value, the fixed rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the note’s collateral. At November 30, 2003 the fair value of the fixed rate debt is estimated to be $696.0 million compared to the carrying value of $736.3 million.

       If, after consideration of the interest rate swap described above, LIBOR were to increase by 10%, or approximately 11 basis points, the increase in interest expense on the unhedged variable rate debt would decrease future earnings and cash flows by approximately $0.2 million annually. If LIBOR were to increase by 10%, the fair value of our $736.3 million principal amount of outstanding fixed rate debt would decrease by approximately $0.5 million and the fair value of our swap agreement would increase by $0.9 million. If LIBOR were to decrease by 10%, or approximately 11 basis points, the decrease in interest expense on the unhedged variable rate debt would be approximately $0.2 million annually. If LIBOR were to decrease by 10%, the fair value of our $736.3 million principal amount of outstanding fixed rate debt would increase by approximately $0.5 million and the fair value of our swap agreements would decrease by $0.9 million.

       Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

       The table below lists our principal derivative instruments, and their fair values as of November 30, 2003 (in thousands):

	Notional	Strike	Effective	Expiration	Fair
	Value	Rate	Date	Date	Value

Interest rate swap	$250,000	2.17%	7/15/03	7/15/07	$8,449
Interest rate cap	232,000	6.00%	9/13/02	9/01/05	89
Interest rate cap	230,000	7.92%	7/5/03	7/15/07	802
Interest rate cap	20,000	7.92%	11/17/03	7/15/07	70
Interest rate cap sold	250,000	7.92%	7/15/03	7/16/07	(872)
Interest rate cap	30,000	3.50%	7/15/03	7/15/08	784
Interest rate cap sold	30,000	3.50%	7/15/03	7/16/07	(784)

Total					$8,538

BUSINESS AND PROPERTIES

Overview

       We are the largest owner and operator of Class A office properties in the Los Angeles central business district, or LACBD, and are primarily focused on owning and operating high quality office properties in the high-barrier-to-entry Southern California market. We were formed in June 2002 to succeed to certain businesses of the Maguire Organization, a nationally recognized owner, developer and acquirer of institutional-quality properties in the Los Angeles area since 1965. Prior to our IPO on June 27, 2003, the Maguire Organization was comprised of Maguire Partners Development, Ltd. and its more than 125 predecessor and related entities, all of which were predominately owned by, or otherwise affiliated with, Robert F. Maguire III, our Chairman and Co-Chief Executive Officer. We are a full service real estate company, and we operate as a REIT for federal income tax purposes.

       Through our operating partnership, we own a portfolio of 13 commercial real estate properties, consisting of nine office properties with approximately 7.1 million net rentable square feet, one 350-room hotel with 266,000 square feet, and three off-site parking garages totaling 2,749 spaces and approximately 1.0 million square feet. In addition, our office portfolio contains approximately 2.3 million square feet of on-site parking totaling 8,065 spaces. We also own an undeveloped two-acre land parcel adjacent to an existing office property that we believe can support 300,000 net rentable square feet of office development.

       Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank and the Cerritos submarket of Los Angeles County. Our portfolio includes five office properties in the prime Bunker Hill area of the LACBD — US Bank Tower (formerly Library Tower), Gas Company Tower, KPMG Tower, Wells Fargo Tower and One California Plaza — and three off-site parking garages. In the Tri-Cities, we own the Plaza Las Fuentes office and hotel properties in Pasadena, the Glendale Center office property in Glendale and a two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters. As of September 30, 2003, our office portfolio was 92.2% leased to more than 200 tenants. As of September 30, 2003, tenants generating 47.5% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s, and tenants generating an additional 38.5% of the annualized rent of our office portfolio were nationally recognized professional services firms.

       The following chart sets forth, as of September 30, 2003, the breakdown by market of our portfolio, including information for One California Plaza, which we acquired on November 6, 2003. For the meanings of certain terms used in the chart and other important information, see “— Existing Portfolio” on pages 77-78.

		Office (Excluding Parking)

					Annualized
	Total Portfolio	Net Rentable	Percent		Rent Per Leased
Market	Square Feet(1)	Square Feet(2)	Leased	Annualized Rent(3)	Square Foot(4)

Los Angeles Central
Business District	8,555,331	6,192,274	91.2%	$125,406,893	$22.20
Tri-Cities Submarket	1,318,789	566,502	98.6	10,694,118	19.14
Cerritos Submarket	742,825	326,535	100.0	7,225,425	22.13

Total/ Weighted Average:	10,616,945	7,085,311	92.2%	$143,326,436	$21.94

(1)	Total portfolio square footage includes office properties, on-and off-site parking and a hotel property.

(2)	Net rentable square feet as it relates to the office properties includes retail and storage space, but excludes on-site and off-site parking. Each of the properties in our portfolio has been measured or remeasured in accordance with Building Owners and Managers Association (BOMA) 1996 measurement guidelines, and the garage and hotel square footages in the charts in this prospectus are shown on this basis. However, the total office portfolio net rentable square feet shown in the charts in this prospectus represents the sum of the square footages of existing leases, some of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space, all of which reflects BOMA 1996 measurement guidelines. If the total office portfolio net rentable square footage were presented on a basis consistent with BOMA 1996 measurement guidelines, the total office square footage would be 7,353,661 net rentable square feet.

(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of September 30, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements, but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of September 30, 2003 for the twelve months ending September 30, 2004 were $1,021,584 of base rent abatements and $674,548 of operating expense abatements.

(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.

       Through our operating partnership, we also have options to acquire 1733 Ocean Avenue, a completed 91,398 net rentable square foot office property in Santa Monica, California, Western Asset Plaza (formerly known as Plaza Las Fuentes Phase II), a 75% pre-leased, 256,987 square-foot project under development adjacent to our Plaza Las Fuentes property in Pasadena and a 12.5% interest in a property that is comprised of two existing office buildings aggregating 239,164 net rentable square feet and a land parcel that we believe can support an additional 192,000 net rentable square feet of development at the Water’s Edge development within the Playa Vista development in West Los Angeles.

       As of November 30, 2003, we had 81 employees. Our team possesses substantial expertise in all aspects of real estate management, marketing, leasing, acquisition, development and finance. Our senior management team has been in the commercial real estate business for an average of 21 years and with the Maguire Organization for an average of 13 years.

       We operate a centralized financial control and data center at our corporate headquarters in Los Angeles that is responsible for processing operating budgets, billing and payments for all properties that we own, manage and/or develop. We directly manage the properties in our portfolio, other than Cerritos Corporate Center Phases I and II, through our operating partnership and/or our services company and provide development, leasing, management and/or administrative services to our option properties (other than Playa Vista — Water’s Edge) and the excluded properties, which are comprised of the Solana property in Dallas, Texas, the 17th & Grand Avenue parking garage and the 740 South Olive senior housing facility in the LACBD. We contract with third parties for major services such as parking, janitorial, landscaping, security, and hotel operations.

       We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. We intend to make regular quarterly distributions to our stockholders.

Our Competitive Strengths

       We believe we distinguish ourselves from other owners, operators and developers of office properties in a number of ways, and enjoy significant competitive strengths, including:

•	Trophy Quality Portfolio. Our office portfolio consists of architecturally distinctive, Class A properties in sought-after locations, including West Coast landmarks such as US Bank Tower and Gas Company Tower. Our buildings were designed by top international architectural firms such as I.M. Pei & Partners and Skidmore, Owings and Merrill, among others. The Maguire Organization has received numerous awards from the American Institute of Architects for our creativity and the architectural excellence of our buildings. Based on current market rents and estimated construction costs, our senior management team does not believe that assets of a quality comparable to our LACBD properties could be replicated in the LACBD on a cost- competitive basis today. These assets provide us with stable cash flow that we seek to aggressively manage to achieve internal growth.

•	Nationally Recognized Tenants. The high quality of our office portfolio and our attention to tenant needs have created a strong brand within our markets that attracts nationally recognized firms as tenants that typically enter into long-term leases for large amounts of space. As of September 30, 2003, tenants generating 47.5% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s and tenants generating an additional 38.5% of the annualized rent of our office portfolio were nationally recognized professional service firms.

•	Southern California Focus. All of our properties are located in Southern California. The Southern California area office market presents high barriers to entry due to lengthy entitlement processes, restrictions on development and environmental considerations, all of which limit competition to our existing properties. Southern California also has a broad, diverse and dynamic economy, a fast-growing service sector and a quickly growing population that produces significant demand for office space.

•	Commanding Market Share. The concentration of our portfolio in the LACBD, and particularly in the prime Bunker Hill section of the LACBD, provides us with a commanding share of the LACBD Class A office space market, produces local economies of scale, reduces overhead and creates negotiating leverage with tenants and third party service providers. We proactively manage our assets to capitalize on our market share and maximize net operating income.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures with nationally recognized tenants. We believe our reputation for quality within our market and our management and development expertise make us an attractive strategic partner for institutions with significant space needs. Our joint venture partners typically invest in a project and agree to lease a significant portion of it. This commitment and investment helps to attract other tenants and/or investors, thereby improving the likelihood that the property will profitably stabilize. By partnering with institutions in this way, we mitigate acquisition and development risks, attract tenants and facilitate financing, while our joint venture partners gain an opportunity through their ownership stake to participate in the financial success of the project, thereby reducing the effective cost of their lease.

•	Experienced and Committed Management Team. Our senior management team has extensive development, management and leasing expertise and aggressively manages and leases our portfolio with a commitment to increase returns. Our senior management team believes that its in-depth knowledge of the Southern California office market and long-term tenant and community relationships provide us with a key competitive advantage. Our senior management team has an average of 21 years of experience in the commercial real estate industry and an average tenure of 13 years with the Maguire Organization, and collectively owns a 20.0% interest in our company’s common equity on a fully diluted basis.

Business and Growth Strategies

       Our primary business objectives are to maximize distributable cash flow and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategies to achieve these objectives consist of several elements:

•	Focus on Premier-Quality Properties. Our core strategy is to own, manage, acquire and develop buildings of exceptional quality that provide attractive and productive environments for tenants and improve the cities in which they are located. We believe our focus on high-quality properties enables us to achieve premium rents within our markets, makes us an attractive joint venture partner and helps us secure development entitlements, often through public/private partnerships.

•	Opportunistic Acquisition and Redevelopment. We intend to selectively acquire and redevelop existing office buildings that can be acquired at significant discounts to replacement cost, and reposition them into high-quality properties through architectural improvements and additional amenities. We believe that such properties, when efficiently marketed, actively managed and aggressively leased, provide attractive initial returns, significant cash flow growth potential and stable, above-market rents. We will seek to mitigate acquisition and redevelopment risk through joint ventures with tenants. For example, we acquired and redeveloped Glendale Center in a 1996 joint venture with BankAmerica Realty Services, Inc. After extensive design improvements, building upgrades and additional tenant amenities, we were able to fully lease the remaining vacant space. Glendale Center was named the BOMA 1997 Renovated Building of the year.

•	Foster Strong Tenant Relationships. We foster strong tenant relationships with nationally recognized tenants through a commitment to serving tenant needs. We believe that our state-of-the-art amenities — concierge services, local transportation shuttles, 24-hour security services and valet parking services — as well as our employee screening and training programs, focus on preventative maintenance and prompt repairs and attention to everyday details, are integral to building a Class A brand. We believe that long-term tenant relationships provide improved operating results by avoiding rent interruptions and reducing marketing, leasing and tenant improvement costs that result from retenanting space. We believe that the high quality and desirable locations of the properties in our office portfolio, the magnitude of our presence in the LACBD, our active, service-oriented management style and our substantial in-house marketing, lease-negotiation and design capabilities give us a competitive advantage in retaining existing tenants, attracting new tenants and replacing departing tenants quickly and efficiently.

•	Capital Recycling and Balance Sheet Strength. We will seek to raise low-cost equity capital, which can be invested into properties with higher growth potential, by joint venturing our stabilized properties. In addition, as of November 30, 2003, our ratio of debt to total market capitalization was approximately 50%. We believe that the strength of our financial structure distinguishes us from many of our competitors and is key to our future growth.

Existing Portfolio

       Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area and the Cerritos submarket. Presented below is an overview of our existing portfolio as of September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003:

									Annualized
								Annualized	Net Effective
								Rent Per	Rent Per
					Net Rentable			Leased	Leased
		Percent		Year Built/	Square	Percent	Annualized	Square	Square
Office Properties	Location	Ownership		Renovated	Feet(1)(2)	Leased	Rent(3)	Foot(4)	Foot(5)

US Bank Tower	Los Angeles	100%		1989	1,374,883	90.4%	$35,752,581	$28.75	$22.36
Gas Company Tower(6)	Los Angeles	100		1991	1,335,957	96.1	34,406,906	26.80	24.51
Wells Fargo Tower	Los Angeles	100		1982	1,380,519	88.9	22,731,506	18.53	18.77
KPMG Tower	Los Angeles	100		1983	1,119,248	87.8	19,168,638	19.50	11.38
One California Plaza	Los Angeles	100	(7)	1985	981,667	92.9	13,347,262	14.64	11.24
Plaza Las Fuentes	Pasadena	100	(8)	1989	183,614	95.8	3,282,754	18.67	14.39
Glendale Center	Glendale	100		1973/1996	382,888	100.0	7,411,364	19.36	19.20
Cerritos Corporate Center Phase I	Cerritos	100	(9)	1999	221,968	100.0	5,084,054	22.90	25.06
Cerritos Corporate Center Phase II	Cerritos	100	(9)	2001	104,567	100.0	2,141,371	20.48	19.80

Portfolio Total/ Weighted Average:					7,085,311	92.2%	$143,326,436	$21.94	$18.48

			Percentage
			of Vehicle
		Vehicles	Capacity
		Under	Under
	Vehicle	Monthly	Monthly	Square
Garage Properties	Capacity(10)	Contract(11)	Contract(12)	Footage

On-Site Parking	8,065	9,237	114.5%	2,307,547
Off-Site Garages(13)	2,749	2,757	100.3	958,087

Total/ Weighted Average:	10,814	11,994	110.9%	3,265,634

						Twelve Months Ended
						September 30, 2003

							Average	Revenue Per
		Percent	Year	Square	Available	Average	Daily	Available
Hotel Properties	Location	Ownership	Built	Footage	Rooms	Occupancy(14)	Rate(15)	Room(16)

Plaza Las Fuentes Westin	Pasadena	100% (8)	1989	266,000	350	73.9%	$124.40	$91.89

Total Existing Portfolio Square Footage:				10,616,945

(1)	Net rentable square feet as it relates to our office properties includes retail and storage space, but excludes on-site parking.

(2)	Each of the properties in our portfolio has been measured or remeasured in accordance with Building Owners and Managers Association (BOMA) 1996 measurement guidelines, and the garage and hotel square footages in the charts in this prospectus are shown on this basis. However, the total office portfolio net rentable square feet shown in the charts in this prospectus represents the sum of the square footages of existing leases, some of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space, all of which reflects BOMA 1996 measurement guidelines. If the total office portfolio net rentable square footage were presented on a basis consistent with BOMA 1996 measurement guidelines, the total office square footage would be 7,353,661 net rentable square feet.

(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of September 30, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of September 30, 2003 for the twelve months ending September 30, 2004 were $1,021,584 of base rent abatements and $674,548 of operating expense abatements.

(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.

(5)	Annualized net effective rent per leased square foot represents rental revenue calculated in accordance with GAAP as of the last day of the period being presented, less the amount, for any tenant under a partial gross lease, of the expense stop, or for any tenant under a full gross lease, of the current year operating expenses (which may be estimates as of such date), and further reduced by the amortization of any tenant improvement and deferred leasing costs. This amount is then annualized, and divided by the corresponding net rentable square footage under lease as of the same date.

(6)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of September 30, 2003.

(7)	We acquired One California Plaza on November 6, 2003. We hold a leasehold interest in One California Plaza under a long-term lease with the Community Redevelopment Agency of the City of Los Angeles, California. See “— Description of Existing Portfolio — Los Angeles Central Business District Office Properties — One California Plaza.”

(8)	We hold a leasehold interest in Plaza Las Fuentes and the Plaza Las Fuentes Hotel under a long-term airspace lease with the Pasadena Community Development Commission. See “— Description of Existing Portfolio — Tri-Cities Office Properties — Plaza Las Fuentes.”

(9)	We hold a leasehold interest in Cerritos Corporate Center Phase I and Phase II under a long term ground lease with the Cerritos Redevelopment Agency. See “— Description of Existing Portfolio — Cerritos Submarket — Cerritos Corporate Center.”

(10)	Vehicle capacity represents total estimated available parking spaces including aisle area.

(11)	Vehicles under monthly contract represents the total amount of monthly parking passes for which we collected a fixed amount as of September 30, 2003.

(12)	Percentage of vehicle capacity under monthly contract represents vehicles under monthly contract divided by vehicle capacity. Due to tenants utilizing our garages at varying times, we are able to sell monthly contracts in excess of vehicle capacity; thus, percentage of vehicle capacity under monthly contract may exceed 100% of the vehicle capacity in our garages.

(13)	Our off-site garages consist of our X-2, Westlawn and 808 South Olive garages, all in the LACBD.

(14)	Average occupancy represents the number of occupied rooms in the applicable period divided by the product of the total number of rooms and 365 days in the period.

(15)	Average daily rate represents the total room revenue for the applicable period divided by the number of occupied rooms.

(16)	Revenue per available room, or REVPAR, represents the total room revenue per total available rooms for the applicable period and is calculated by multiplying average occupancy by the average daily rate.

Tenant Diversification

       Our office portfolio is currently leased to more than 200 tenants, many of which are nationally recognized firms in the financial services, entertainment, accounting and law sectors. The following table sets forth information regarding the 20 largest tenants in our office portfolio based on annualized rent as of September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003:

					Percentage			Percentage
			Total		of Office			of Office
			Leased		Portfolio			Portfolio
		Lease	Square		Square	Annualized		Annualized
Tenant	Property	Expiration(1)	Feet		Feet	Rent(2)		Rent

Sempra Energy/ Southern California Gas Company			784,074	(3)	12.0%	$25,090,452		17.5%
	Gas Company Tower	11/8/11	558,318		8.5	16,585,913		11.6
	US Bank Tower	6/30/10	225,756		3.5	8,504,539		5.9
Wells Fargo Bank			432,855	(4)	6.6	10,217,938		7.2
	US Bank Tower	3/31/05	162,827		2.5	6,537,869		4.6
	Wells Fargo Tower	2/28/13	270,028		4.1	3,680,069		2.6
Latham & Watkins LLP			351,524	(5)	5.4	10,038,237		7.0
	US Bank Tower	12/26/04	16,323		0.2	608,685		0.4
	US Bank Tower	12/14/09	259,235		4.0	8,395,585		5.9
	Gas Company Tower	4/30/14	75,966		1.2	1,033,967		0.7
Gibson, Dunn & Crutcher			292,388		4.5	7,753,828	(6)	5.4
	Wells Fargo Tower	6/30/04	24,120		0.4	450,803		0.3
	Wells Fargo Tower	11/28/17	268,268		4.1	7,303,025		5.1
AT&T Wireless Services, Inc.			326,535		5.0	7,225,425		5.0
	Cerritos Corporate
	Center Phase I	9/30/14	221,968		3.4	5,084,054		3.5
	Cerritos Corporate
	Center Phase II	5/31/11	104,567		1.6	2,141,371		1.5
Morrison & Foerster			192,775	(7)	2.9	7,009,070	(8)	4.9
	Gas Company Tower	9/30/13	138,776		2.1	5,227,103		3.7
	Gas Company Tower	10/6/06	53,999		0.8	1,781,967		1.2
Los Angeles Unified School District			318,094		4.9	6,165,442		4.3
	KPMG Tower	6/30/06	234,724		3.6	4,498,042		3.1
	KPMG Tower	5/15/05	25,774		0.4	515,480		0.4
	Wells Fargo Tower	12/31/03 (9)	57,596		0.9	1,151,920		0.8
Jones, Day, Reavis & Pogue	Gas Company Tower	11/3/06	152,166		2.3	4,982,380		3.5
White & Case			94,804	(10)	1.4	3,792,160	(11)	2.7
	US Bank Tower	8/31/15	59,402		0.9	2,376,080		1.7
	US Bank Tower	8/31/05	35,402		0.5	1,416,080		1.0
Bank of America			205,849		3.1	3,689,738		2.6
	KPMG Tower	9/30/04	8,141		0.1	203,525		0.1
	Glendale Center	10/31/10	46,621		0.7	859,692		0.6
	Glendale Center	4/30/13	89,409		1.4	1,545,316		1.1
	One California Plaza	10/31/05	61,678		0.9	1,081,205		0.8
Munger Tolles & Olson	KPMG Tower	2/28/07	125,623		1.9	3,498,539		2.4
KPMG			199,329		3.1	3,160,009		2.2
	KPMG Tower	6/30/14	176,428		2.7	2,785,578	(12)	1.9
	US Bank Tower	6/10/04	22,901		0.4	374,431		0.3
Disney Enterprises	Glendale Center	6/30/11	156,215		2.4	3,085,885		2.2

					Percentage				Percentage
			Total		of Office				of Office
			Leased		Portfolio				Portfolio
		Lease	Square		Square	Annualized			Annualized
Tenant	Property	Expiration(1)	Feet		Feet	Rent(2)			Rent

Bingham McCutchen			155,285	(13)	2.4		3,008,957		2.1
	KPMG Tower	1/31/13	77,604		1.2		2,081,700		1.5
	One California Plaza	3/31/06	77,681		1.2		927,257		0.6
US Bank	US Bank Tower	6/30/15	121,645		1.9		2,440,483		1.7
Skadden, Arps, Slate, Meagher & Flom	One California Plaza	11/30/11	152,576	(14)	2.3		1,977,028		1.4
Morgan, Lewis & Bockius			104,643	(15)	1.6		1,903,157		1.3
	One California Plaza	12/31/12	87,432		1.3		1,573,776		1.1
	Wells Fargo Tower	12/31/07	17,211		0.3		329,381		0.2
Time Warner Entertainment	Glendale Center	4/30/06	70,134		1.1		1,648,149		1.1
Sidley Austin Brown & Wood	Gas Company Tower	12/31/08	122,463		1.9		1,633,120	(16)	1.1
Oaktree Capital Mgmt	Wells Fargo Tower	3/31/09	99,666 4,458,643		1.5 68.2%	1,618,017 $	109,938,014		1.1 76.7%
Total:

(1)	Assumes the exercise of no renewal options and the exercise of all early termination options.

(2)	Annualized rent represents the annualized monthly contractual rent under existing leases as of September 30, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

(3)	Southern California Gas Company subleases 101,706 square feet at Gas Company Tower to third parties and Sempra Energy subleases an aggregate of 182,041 square feet at US Bank Tower to third parties. Southern California Gas Company has informed us that it believes that its total leased square feet at Gas Company Tower are 7,550 less than as shown in the table, which if correct could cause a pro rata reduction in annualized rent.

(4)	Wells Fargo Bank subleases to third parties 157,671 square feet at US Bank Tower and 19,589 square feet at Wells Fargo Tower.

(5)	Latham & Watkins subleases 7,534 square feet at US Bank Tower to third parties.

(6)	Pursuant to the terms of Gibson, Dunn & Crutcher’s lease, this amount will be reduced by approximately $1.1 million annually beginning on July 1, 2004.

(7)	Morrison & Foerster subleases 53,999 square feet at Gas Company Tower to third parties.

(8)	Pursuant to the terms of Morrison & Foerster’s lease, this amount will be reduced by approximately $17,050 monthly beginning on July 1, 2004.

(9)	This lease has not been renewed and LAUSD has vacated this space as of December 31, 2003.

(10)	White & Case subleases an aggregate of 45,834 square feet at US Bank Tower to third parties.

(11)	Pursuant to a lease modification dated January 1, 2003, the lease term was extended from August 31, 2005 to August 31, 2015. The rental rates shown are based on rental rates in effect at September 30, 2003. New rental rates become effective July 1, 2004, as of which date the annualized rent will be $2,844,120.

(12)	This amount does not include rent abatements granted to KPMG aggregating $983,240 per year for years 2008 through 2011 and $1,229,050 per year for years 2012 through 2014, pursuant to which KPMG is granted net free rent for 147,486 square feet of its total leased space for the period from March to June in each of the years between 2008 and 2014.

(13)	Bingham McCutchen LLP subleases an aggregate of 7,483 square feet at One California Plaza to third parties.

(14)	Skadden, Arps, Slate, Meagher & Flom has the option to surrender up to a total of one full floor (not to exceed 24,552 rentable square feet), with at least nine months’ notice, on November 30, 2006 or on November 2009 if the option is not previously exercised. The surrendered premises shall be, at Skadden, Arps, Slate, Meagher & Flom’s option, the highest or lowest contiguous full floor it occupies, or if the lowest contiguous floor it occupies is not a full floor, then the highest contiguous full floor or the entire partial floor and a portion of the next contiguous floor to bring the total rentable square feet surrendered to 24,552. Skadden, Arps, Slate, Meagher & Flom subleases an aggregate of 21,489 square feet to third parties.

(15)	Morgan, Lewis & Bockius subleases an aggregate of 12,741 square feet at One California Plaza to third parties.

(16)	A portion of this amount with respect to 25,364 leased square feet is paid by Jones, Day, Reavis & Pogue. The annual rent on 25,364 leased square feet of this lease will be reduced in November 2006 from $29.75 per square foot to $12.00 per square foot.

Lease Distribution

       The following table sets forth information relating to the distribution of leases in the properties in our office portfolio, based on net rentable square feet under lease as of September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003:

				Percentage		Percentage of
				of Office		Office
	Number	Percentage		Portfolio		Portfolio
	of	of All	Total Leased	Leased	Annualized	Annualized
Square Feet Under Lease	Leases	Leases	Square Feet	Square Feet	Rent	Rent

2,500 or less	60	27.0%	55,811	0.9%	$1,446,534	1.0%
2,501-10,000	67	30.2	381,511	5.8	6,795,984	4.7
10,001-20,000	37	16.7	529,394	8.1	8,192,155	5.7
20,001-40,000	18	8.1	501,691	7.7	7,852,039	5.5
40,001-100,000	22	9.9	1,428,237	21.9	26,771,103	18.7
Greater than 100,000	18	8.1	3,637,499	55.6	92,268,621	64.4

Total:	222	100.0%	6,534,143	100.0%	$143,326,436	100.0%

Lease Expirations

       The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2003 plus available space, for each of the ten full and partial calendar years beginning October 1, 2003 at the properties in our office portfolio, including One California Plaza, which we acquired on November 6, 2003. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

							Annualized
					Percentage	Annualized	Rent Per
			Percentage		of Office	Rent Per	Leased
	Number		of Office		Portfolio	Leased	Square Foot
Year of Lease	of Leases	Square Footage of	Portfolio	Annualized	Annualized	Square	at
Expiration	Expiring	Expiring Leases	Square Feet	Rent	Rent	Foot(1)	Expiration(2)

Available	–	551,168	7.8%	$–	0.0%	$–	$–
2003	14	109,739	1.5	2,008,288	1.4	18.30	18.30
2004	49	293,659	4.1	4,694,437	3.3	15.99	15.97
2005	28	646,561	9.1	15,154,403	10.6	23.44	23.50
2006	29	821,405	11.6	17,804,202	12.4	21.68	22.18
2007	31	449,992	6.4	9,336,124	6.5	20.75	23.35
2008	15	285,376	4.0	4,432,880	3.1	15.53	16.13
2009	7	420,934	5.9	10,740,655	7.5	25.52	25.99
2010	8	431,016	6.1	11,939,701	8.3	27.70	30.18
2011	10	1,178,297	16.6	26,995,950	18.8	22.91	29.18
2012	9	254,841	3.6	4,458,372	3.1	17.49	22.67
Thereafter	22	1,642,323	23.3	35,761,424	25.0	21.77	22.29

Total/Weighted Average:	222	7,085,311	100.0%	$143,326,436	100.0%	$21.94	$23.86

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

(2)	Annualized rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

Historical Percentage Leased and Rental Rates

       The following table sets forth, as of the indicated dates, the percentage leased, annualized rent per leased square foot and net effective rent per leased square foot for the properties in our office portfolio through September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003:

			Annualized
			Net Effective
			Rent Per
		Annualized Rent	Leased
		Per Leased	Square
Date	Percent Leased	Square Foot	Foot(1)

September 30, 2003	92.2%	$21.94	$18.48
December 31, 2002	90.7	20.86	17.46
December 31, 2001	93.9	21.21	17.54
December 31, 2000	91.7	21.13	17.68

(1)	Annualized net effective rent per leased square foot represents rental revenue calculated in accordance with GAAP as of the last day of the period being presented, less the amount, for any tenant under a partial gross lease, of the expense stop, or for any tenant under a full gross lease, of the current year operating expenses (which may be estimates as of such date), and further reduced by the amortization of any tenant improvement and deferred leasing costs. This amount is then annualized, and divided by the corresponding net rentable square footage under lease as of the same date.

Historical Lease Renewals

       The following table sets forth certain historical information regarding tenants that renewed an existing lease at or prior to its expiration at the properties in our office portfolio through September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003(1):

	Year Ended December 31,			Nine Months	Weighted Average
				Ended	2000-
	2000	2001	2002	September 30, 2003	September 30, 2003

Number of leases expired during year	42	37	43	33	41
Number of lease renewals(1)	16	14	23	20	19
Aggregate net rentable square footage of expiring leases	313,915	618,402	859,693	841,893	702,394
Aggregate net rentable square footage of lease renewals(1)	152,397	397,942	370,551	646,420	417,949
Percentage of expiring net rentable square footage renewed	48.5%	64.4%	43.1%	76.8%	59.5%

(1)	Lease renewals are shown in the year the renewal is executed, which may be different than the year the renewal term commences.

Historical Tenant Concessions and Leasing Commissions

       The following table sets forth certain historical information regarding tenant concessions and leasing commission costs for tenants at the properties in our office portfolio through September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003. The information presented assumes all tenant concessions and leasing commissions are paid in the calendar year in which the lease was executed, which may be different from the year in which the lease commences or in which they were actually paid.(1)

	Year Ended December 31,				Weighted Average
				Nine Months Ended	2000-
	2000	2001	2002	September 30, 2003	September 30, 2003

Renewals(2)
Number of Leases	14	14	19	12	16
Square Feet	193,990	395,332	330,096	122,603	277,872
Tenant Concession Costs per Square Foot	$11.14	$1.11	$2.01	$25.30	$6.11
Leasing Commission Costs per Square Foot(3)	5.94	1.67	5.35	1.25	3.58
Total Tenant Concession and Leasing Commission Costs per Square Foot	$17.08	$2.78	$7.36	$26.55	$9.69
New/Modified Leases(4)(5)
Number of Leases	31	29	16	28	28
Square Feet	328,894	387,028	152,237	778,916	439,220
Tenant Concession Costs per Square Foot	$33.34	$25.36	$32.76	$50.61	$39.58
Leasing Commission Costs per Square Foot(3)	5.92	8.24	7.72	4.82	6.11
Total Tenant Concession and Leasing Commission Costs per Square Foot	$39.26	$33.60	$40.48	$55.43	$45.69
Total
Number of Leases	45	43	35	40	44
Square Feet	522,884	782,360	482,333	901,519	717,092
Tenant Concession Costs per Square Foot	$25.11	$13.11	$11.71	$47.17	$26.61
Leasing Commission Costs per Square Foot(3)	5.93	4.92	6.10	4.33	5.13
Total Tenant Concession and Leasing Commission Costs per Square Foot	$31.04	$18.03	$17.81	$51.50	$31.74

(1)	Excludes leases of related parties and excludes build-out costs for raw space.

(2)	Does not include retained tenants that have relocated to new space or expanded into new space.

(3)	Leasing commission costs exclude any commission paid to related parties.

(4)	Includes retained tenants that have relocated or expanded into new space and lease modifications.

(5)	Includes costs for lease modifications related to Gibson, Dunn & Crutcher for 268,268 net rentable square feet effective July 1, 2003, Morrison & Foerster for 138,776 net rentable square feet effective July 1, 2004, and White & Case for 59,402 net rentable square feet effective July 1, 2004.

Historical Capital Expenditures

       The following tables set forth certain information regarding historical non-recoverable and recoverable capital expenditures at the properties in our office portfolio through September 30, 2003, including information as of September 30, 2003 for One California Plaza, which we acquired on November 6, 2003. Recoverable capital expenditures are reimbursed by tenants under the terms of their leases, but are borne by us to the extent of the unleased space in our portfolio.

	Year Ended December 31,			Nine Months	Weighted Average
				Ended	2000-
	2000	2001	2002	September 30, 2003	September 30, 2003

Non-recoverable capital expenditures	$363,996	$804,588	$813,239	$120,137	$560,523
Total square feet	6,649,625	6,658,786	6,701,701	6,758,776	6,692,222
Non-recoverable capital expenditures per square foot	$0.05	$0.12	$0.12	$0.02	$0.08
Recoverable capital expenditures (1)	$603,311	$2,620,791	$6,677,588	$1,337,158	$2,997,026
Total square feet	6,649,625	6,658,786	6,701,701	6,758,776	6,692,222
Recoverable capital expenditures per square foot	$0.09	$0.39	$1.00	$0.20	$0.45

(1)	Recoverable capital expenditures, such as equipment upgrades, are generally financed through a capital lease. The annual amortization, based on each asset’s useful life, as well as any financing costs, are generally billed to tenants on an annual basis as payments are made. The amounts presented represent the total value of the expenditures in the year they are made.

       The following table sets forth certain information regarding historical capital expenditures at our hotel property through September 30, 2003:

	Year Ended December 31,				Weighted Average
				Nine Months Ended	2000-
	2000	2001	2002	September 30, 2003	September 30, 2003

Historical hotel improvements, equipment upgrades and replacements	$329,987	$546,543	$760,044	$941,230 (1)	$687,414
Total hotel revenue	23,878,802	19,345,688	20,004,807	13,305,093	20,409,171
Capital expenditures as a percentage of hotel revenue	1.38%	2.83%	3.80%	7.07%	3.37%

(1)	The Plaza Las Fuentes Westin Hotel is undergoing certain renovations through December 2005. The total re-branding, upgrading and renovation costs are estimated at $10.1 million, of which $3.5 million will be funded by Westin and the remainder of which we will finance out of current and future furniture, fixture and equipment reserves and potentially from borrowings under our revolving credit facility. For the nine months ended September 30, 2003, renovation costs were $694,754.

Description of Existing Portfolio

       Our existing portfolio consists of nine office properties, one hotel and three off-site garages that are located in three markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank, California, and the Cerritos submarket. The LACBD properties in our portfolio include five Bunker Hill office properties — US Bank Tower, Gas Company Tower, KPMG Tower, Wells Fargo Tower and One California Plaza — and all three of our off-site garages, 808 South Olive, Westlawn and X-2. Our Tri-Cities properties include our office property and our hotel at Plaza Las Fuentes in Pasadena and our Glendale Center office property in Glendale and the two-acre development land parcel we own that is adjacent to Glendale Center. Our Cerritos submarket properties include the Cerritos Corporate Center Phase I and Phase II properties.

Los Angeles Central Business District Office Properties

US Bank Tower

       US Bank Tower, formerly known as Library Tower, is a Class A office property located in the Bunker Hill district of the LACBD. The tallest office building on the West Coast, it stands 72 stories tall and has 1,374,883 net rentable square feet of office, retail and storage space. US Bank Tower also includes 230,650 square feet of on-site parking and has access to off-site parking at our Westlawn garage across the street. The US Bank Tower property also includes a free-standing restaurant located in the Maguire Gardens across the street. Developed in 1989 by the Maguire Organization and designed by I.M. Pei & Partners, the exterior of US Bank Tower is constructed of an interlocking set of granite planes and curves that step down in a series of terraces and ledges to colonnades of glass at the base. US Bank Tower was named the 1995 BOMA Building of the Year. As of September 30, 2003, US Bank Tower was 90.4% leased. We are the fee simple owner of US Bank Tower.

       US Bank Tower possesses a roster of 43 tenants operating in various businesses, including law, financial services, utilities and accounting. The following table summarizes information regarding the primary tenants of US Bank Tower as of September 30, 2003:

									Annualized
				Total					Rent Per	Percentage
				Leased		Percentage			Leased	of Property
	Principal Nature	Lease	Renewal	Square		of Property			Square	Annualized
Tenant	of Business	Expiration	Options	Feet		Square Feet	Annualized Rent		Foot(1)	Rent

Latham & Watkins	Law			275,558	(2)	20.1%	$9,004,270		$32.68	25.2%
		Dec. 2004	None	16,323		1.2	608,685		37.29	1.7
		Dec. 2009	None	259,235		18.9	8,395,585		32.39	23.5
Sempra Energy	Utility	June 2010	4 x 5yr	225,756	(3)	16.4	8,504,539		37.67	23.8
Wells Fargo Bank	Banking/Financial	Mar. 2005	6 x 5yr	162,827	(4)	11.8	6,537,869		40.15	18.3
White & Case	Law			94,804	(5)	6.9	3,792,160	(6)	40.00	10.6
		Aug. 2005	None	35,402		2.6	1,416,080		40.00 (7)	4.0
		Aug. 2015	1 x 5yr	59,402		4.3	2,376,080		40.00 (8)	6.6

Total/ Weighted Average:				758,945		55.2%	$27,838,838		$36.68	77.9%

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

(2)	Latham & Watkins subleases 7,534 square feet to third parties.

(3)	Sempra Energy subleases an aggregate of 182,041 square feet to third parties.

(4)	Wells Fargo Bank subleases an aggregate of 157,671 square feet to third parties.

(5)	White & Case subleases an aggregate of 45,834 square feet to third parties.

(6)	Pursuant to a lease modification dated January 1, 2003, the lease term was extended from August 31, 2005 to August 31, 2015. The rental rates shown are based on rental rates in effect at September 30, 2003. New rental rates become effective July 1, 2004, as of which date the annualized rent will be $2,844,120.

(7)	There are fluctuations in the contractual base rent. The average annualized rent per leased square foot will be reduced in July 2004 to $32.50 per square foot for the duration of the lease.

(8)	There are fluctuations in contractual base rent. The average annualized rent per leased square foot will be reduced in July 2004 to $26.91 per square foot for the duration of the lease.

       The following table schedules the lease expirations for leases in place at US Bank Tower as of September 30, 2003 plus available space for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 5.5 years.

							Annualized
		Square	Percentage		Percentage of		Rent Per
	Number of	Footage of	of Property		Property	Annualized Rent	Leased Square
	Leases	Expiring	Square	Annualized	Annualized	Per Leased	Foot at
Year of Lease Expiration	Expiring	Leases(1)	Feet	Rent	Rent	Square Foot	Expiration(1)

Available	–	131,397	9.5%	$–	0.0%	$–	$–
2003	2	3,327	0.2	83,925	0.2	25.23	25.23
2004	11	65,148	4.7	1,354,345	3.8	20.79	20.79
2005	8	247,055	18.0	8,674,456	24.3	35.11	34.41
2006	6	89,947	6.5	1,487,163	4.2	16.53	17.37
2007	4	45,305	3.3	703,230	2.0	15.52	17.44
2008	4	43,398	3.2	717,687	2.0	16.54	21.32
2009	4	310,343	22.6	8,968,192	25.0	28.90	29.19
2010	3	244,610	17.8	8,779,231	24.5	35.89	36.12
2011	0	–	0.0	–	0.0	–	–
2012	1	13,306	1.0	167,789	0.5	12.61	35.50
Thereafter	2	181,047	13.2	4,816,563	13.5	26.60	27.55

Total/ Weighted Average:	45	1,374,883	100.0%	$35,752,581	100.0%	$28.75	$29.41

(1)	Annualized rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for US Bank Tower as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased	Square Foot	Square Foot(1)

September 30, 2003	90.4%	$28.75	$22.36
December 31, 2002	81.5	29.67	23.12
December 31, 2001	93.7	28.04	19.99
December 31, 2000	91.0	27.83	19.94
December 31, 1999	89.7	26.35	17.21
December 31, 1998	92.6	28.07	17.53

(1)	Annualized net effective rent per leased square foot represents rental revenue calculated in accordance with GAAP as of the last day of the period being presented, less the amount, for any tenant under a partial gross lease, of the expense stop, or for any tenant under a full gross lease, of the current year operating expenses (which may be estimates as of such date), and further reduced by the amortization of any tenant improvement and deferred leasing costs. This amount is then annualized, and divided by the corresponding net rentable square footage as of the same date.

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of US Bank Tower.

       US Bank Tower is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

       The current real estate tax rate for all LACBD properties is $11.55 per $1,000 of assessed value. The total annual tax for US Bank Tower at this rate for the 2003 tax year is $2,883,132 (at a taxable assessed value of $249,593,758). In addition, there were $550,743 in various direct assessments imposed on the US Bank Tower by the City and County of Los Angeles for the 2003 tax year.

Gas Company Tower

       Gas Company Tower is a Class A office property located in the Bunker Hill district of the LACBD that has been recognized as a landmark since its completion in 1991. Gas Company Tower stands at 50 stories with 1,307,196 square feet of office, retail and storage net rentable square feet, not including 28,761 net rentable square feet at our 808 South Olive garage. Gas Company Tower’s tenants have access to 319,581 square feet of on-site parking in addition to off-site parking at our 808 South Olive garage approximately three blocks away. Developed by the Maguire Organization and designed by Richard Keating of Skidmore, Owings & Merrill, Gas Company Tower rises in layers to a blue-glass shape, representing the blue gas flame that is the official symbol of the building’s anchor tenant, Southern California Gas Company. As of September 30, 2003, Gas Company Tower was 96.1% leased. We are the fee simple owner of Gas Company Tower.

       Gas Company Tower possesses a strong tenant roster of 16 tenants operating in various businesses, including utilities, law and finance. The following table summarizes information regarding the primary tenants of Gas Company Tower as of September 30, 2003:

									Annualized
						Percentage			Rent Per	Percentage
	Principal					of Property			Leased	of Property
	Nature Of	Lease	Renewal	Total Leased		Square	Annualized		Square	Annualized
Tenant	Business	Expiration	Options	Square Feet		Feet	Rent		Foot(1)	Rent

Southern California Gas Co.	Utility	Nov. 2011	6 x 5yr	558,318	(2)	41.8%	$16,585,913		$29.71	48.2%
Morrison & Foerster	Law			192,775	(3)	14.4	7,009,070	(4)	36.36	20.4
		Oct. 2006	None	53,999		4.0	1,781,967		33.00 (5)	5.2
		Sept. 2013	1 x 5yr	138,776		10.4	5,227,103		37.67 (6)	15.2
Jones, Day, Reavis & Pogue	Law	Nov. 2006	1 x 5yr	152,166		11.4	4,982,380		32.74	14.5
Sidley Austin Brown & Wood	Law	Dec. 2008	2 x 5yr	122,463		9.2	1,633,120	(7)	13.34 (7)	4.7
Latham & Watkins	Law	April 2014	1 x 5yr	75,966		5.7	1,033,967		13.61	3.0

Total/ Weighted Average:				1,101,688		82.5%	$31,244,450		$28.36	90.8%

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of September 30, 2003.

(2)	Southern California Gas Company subleases 101,706 square feet to third parties. Southern California Gas Company has informed us that it believes that its total leased square feet at Gas Company Tower are 7,550 less than as shown in the table, which if correct could cause a pro rata reduction in annualized rent.

(3)	Morrison & Foerster subleases 53,999 square feet to third parties.

(4)	Pursuant to the terms of Morrison & Foerster’s lease, this amount will be reduced by approximately $17,050 monthly beginning on July 1, 2004.

(5)	There are fluctuations in the contractual base rent. The average annualized rent per leased square foot will be reduced in July 2004 to $25.50 per square foot for the duration of the lease.

(6)	There are fluctuations in the contractual base rent. The average annualized rent per leased square foot will be reduced in July 2004 to $26.30 per square foot for the duration of the lease.

(7)	A portion of this amount with respect to 25,364 leased square feet is paid by Jones, Day, Reavis & Pogue. The annual rent on 25,364 leased square feet of this lease will be reduced in November 2006 from $29.75 per square foot to $12.00 per square foot.

       The following table schedules the lease expirations for leases in place at Gas Company Tower as of September 30, 2003 plus available space for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 6.7 years.

							Annualized
		Square	Percentage		Percentage		Rent Per
	Number of	Footage of	of Property		of Property	Annualized Rent	Leased Square
	Leases	Expiring	Square	Annualized	Annualized	Per Leased	Foot at
Year of Lease Expiration(1)	Expiring(1)	Leases(1)	Feet(1)	Rent(1)	Rent(1)	Square Foot(1)	Expiration(1)

Available	–	51,911	3.9%	$–	0.0%	$–	$–
2003	0	–	0.0	–	0.0	–	–
2004	4	14,848	1.1	92,420	0.3	6.22	6.22
2005	1	51,170	3.8	1,102,509	3.2	21.55	23.48
2006	2	212,672	15.9	6,848,938	19.9	32.20	30.93
2007	4	85,176	6.4	1,595,784	4.6	18.74	19.27
2008	3	130,370	9.8	1,798,884	5.2	13.80	12.35
2009	0	–	0.0	–	0.0	–	–
2010	1	16,750	1.2	121,388	0.4	7.25	8.68
2011	1	558,318	41.8	16,585,913	48.2	29.71	37.64
2012	0	–	0.0	–	0.0	–	–
Thereafter	2	214,742	16.1	6,261,070	18.2	29.16	23.66

Total/ Weighted Average:	18	1,335,957	100.0%	$34,406,906	100.0%	$26.80	$29.10

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of September 30, 2003.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Gas Company Tower as of the indicated dates:

			Annualized
			Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased(1)	Square Foot(1)	Square Foot(1)

September 30, 2003	96.1%	$26.80	$24.51
December 31, 2002	93.0	26.97	24.77
December 31, 2001	92.7	27.66	25.30
December 31, 2000	87.4	26.13	25.87
December 31, 1999	87.0	25.83	22.09
December 31, 1998	87.4	25.80	22.35

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of September 30, 2003.

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Gas Company Tower.

       Gas Company Tower is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Under our lease with Southern California Gas Company, if, as a result of a casualty or condemnation that affects four or more floors of their premises, we were to terminate the lease, Southern California Gas Company would have the option to purchase Gas Company Tower at fair market value.

       The current real estate tax rate for all LACBD office properties is $11.55 per $1,000 of assessed value. The total annual tax for Gas Company Tower and 808 South Olive garage at this rate for the 2003 tax year is $3,090,627 (at a taxable assessed value of $267,556,660). In addition, there were $718,130 in various direct assessments imposed on the Gas Company Tower by the City and County of Los Angeles for the 2003 tax year.

Wells Fargo Center

       Wells Fargo Center consists of two Class A office properties, Wells Fargo Tower and KPMG Tower, located in the Bunker Hill district of the LACBD. Developed in 1982 by the Maguire Organization and designed by Skidmore, Owings & Merrill, Wells Fargo Center won the BOMA “Office Building of the Year” award for 1986-1987. The centerpiece of Wells Fargo Center is a three-story, glass-enclosed atrium. The atrium links the two towers and showcases a significant sculpture collection, as well as an extensive array of restaurants and specialty shops.

       Wells Fargo Tower. Wells Fargo Tower stands 54 stories with 1,380,519 square feet of office, retail and storage net rentable square feet. Wells Fargo Tower shares 678,239 square feet of on-site parking and access to off-site parking at X-2 garage approximately three blocks away. Each of these garages is shared with KPMG Tower. As of September 30, 2003, Wells Fargo Tower was 88.9% leased. We are the fee simple owner of Wells Fargo Tower.

       Wells Fargo Tower possesses a roster of approximately 62 tenants operating in various businesses, including law and financial services. The following table summarizes information regarding the primary tenants of Wells Fargo Tower as of September 30, 2003:

							Annualized	Percentage
	Principal			Total	Percentage		Rent Per	of Property
	Nature of	Lease	Renewal	Leased	of Property	Annualized	Leased	Annualized
Tenant	Business	Expiration	Options	Square Feet	Square Feet	Rent	Square Foot	Rent

Gibson, Dunn & Crutcher	Law			292,388	21.2%	$7,753,828 (1)	$26.52	34.1%
		June 2004	None	24,120	1.8	450,803	18.69	2.0
		Nov. 2017	2 x 5yr	268,268	19.4	7,303,025	27.22	32.1
Wells Fargo Bank	Banking/ Financial	Feb. 2013	4 x 10yr	270,028 (2)	19.6	3,680,069	13.63	16.2
Oaktree Capital Management	Banking/ Financial	Mar. 2009	2 x 5yr	99,666	7.2	1,618,017	16.23	7.1

Total/ Weighted Average:				662,082	48.0%	$13,051,914	$19.71	57.4%

(1)	Pursuant to the terms of Gibson, Dunn & Crutcher’s lease, this amount will be reduced by approximately $1.1 million annually beginning on July 1, 2004.

(2)	Wells Fargo Bank subleases an aggregate of 19,589 square feet to third parties.

       The following table schedules the lease expirations for leases in place at Wells Fargo Tower as of September 30, 2003 plus available space, for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 7.8 years.

							Annualized
		Square			Percentage	Annualized	Rent Per
	Number	Footage	Percentage		of Property	Rent Per	Leased
	of Leases	of Expiring	of Property	Annualized	Annualized	Leased	Square Foot
Year of Lease Expiration	Expiring	Leases	Square Feet	Rent	Rent	Square Foot	at Expiration

Available	–	153,697 (1)	11.1%	$–	0.0%	$–	$–
2003	9	82,724	6.0	1,521,228	6.7	18.39	18.39
2004	14	80,396 (2)	5.8	1,319,629	5.8	16.41	16.36
2005	8	37,937	2.7	625,986	2.8	16.50	16.56
2006	6	30,331 (3)	2.2	596,524	2.6	19.67	20.37
2007	13	101,596	7.4	1,800,959	7.9	17.73	19.80
2008	3	19,482	1.4	305,464	1.3	15.68	18.69
2009	1	99,178	7.2	1,609,233	7.1	16.23	17.26
2010	1	37,145	2.7	566,461	2.5	15.25	19.00
2011	3	105,689	7.7	1,642,569	7.2	15.54	22.00
2012	3	74,526	5.4	1,358,825	6.0	18.23	21.73
Thereafter	8	557,818	40.4	11,384,628	50.1%	20.41	15.95

Total/ Weighted Average:	69	1,380,519	100.0%	$22,731,506	100.0%	$18.53	$17.70

(1)	Since September 30, 2003, 8,270 square feet of this amount have been leased.

(2)	Since September 30, 2003, a lease for 32 square feet of this amount has been renewed.

(3)	Since September 30, 2003, a lease for 14,961 square feet of this amount has been renewed.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Wells Fargo Tower as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased	Square Foot	Square Foot

September 30, 2003	88.9%	$18.53	$18.77
December 31, 2002	84.9	15.85	13.04
December 31, 2001	90.0	15.96	13.24
December 31, 2000	92.9	16.23	12.44
December 31, 1999	86.3	15.61	12.87
December 31, 1998	90.2	16.32	13.26

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Wells Fargo Tower.

       Wells Fargo Tower is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

       The current real estate tax rate for all LACBD office properties is $11.55 per $1,000 of assessed value. The total annual tax for Wells Fargo Tower at this rate for the 2003 tax year is $3,299,051 (at a taxable assessed value of $285,600,000). In addition there were $616,800 in various direct assessments imposed on the Wells Fargo Tower by the City and County of Los Angeles for the 2003 tax year.

       KPMG Tower. KPMG Tower stands 45 stories with 1,119,248 square feet of office, retail and storage net rentable square feet. It shares 678,239 square feet of on-site parking and access to X-2 garage with Wells Fargo Tower. As of September 30, 2003, KPMG Tower was 87.8% leased. We are the fee simple owner of KPMG Tower.

       KPMG Tower possesses a tenant roster of approximately 28 tenants operating in various businesses, including law, accounting and municipal services. The following table summarizes information regarding the primary tenants of KPMG Tower as of September 30, 2003:

								Annualized
				Total	Percentage			Rent Per	Percentage
	Principal			Leased	of Property			Leased	of Property
	Nature of	Lease	Renewal	Square	Square			Square	Annualized
Tenant	Business	Expiration	Options	Feet	Feet	Annualized Rent		Foot	Rent

Los Angeles Unified School District	Municipal			260,498	23.3%	$5,013,522		$19.25	26.2%
		May 2005	1 x 13 mos (1)	25,774	2.3	515,480		20.00	2.7
		June 2006	1 x 5 yr	234,724	21.0	4,498,042		19.16	23.5
Munger, Tolles & Olsen	Law	Feb. 2007	1 x 5 yr	125,623	11.2	3,498,539		27.85	18.2
KPMG	Accounting	June 2014	2 x 5 yr	176,428	15.8	2,785,578	(2)	15.79	14.5
Bingham McCutchen	Law	Jan. 2013	1 x 5 yr	77,604	6.9	2,081,700		26.82	10.9
Reed, Smith, Crosby, Heafy		Dec. 2011	1 x 5 yr	64,715 (3)	5.8	1,129,533(4)		17.45	5.9

Total/ Weighted Average:				704,868	63.0%	$14,508,872		$20.58	75.7%

(1)	LAUSD has one 13-month renewal option under this lease and if exercised by LAUSD, this space could, at LAUSD’s option, be subject to the five-year renewal option of the lease expiring June 2006.

(2)	This amount does not include rent abatements granted to KPMG aggregating $983,240 per year during years 2008-2011, and $1,229,050 per year during years 2012-2014 per year, pursuant to which KPMG is granted net free rent for 147,486 square feet of its total leased space for the period from March to June in each of the years between 2008 through 2014.

(3)	Reed, Smith, Crosby, Heafy subleases an aggregate of 1,187 square feet to third parties.

(4)	Rent of $17.50 per square foot on 2,763 rentable square feet of this amount commences on January 2, 2004.

       The following table schedules the lease expirations for leases in place at KPMG Tower as of September 30, 2003 plus available space, for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 5.5 years.

							Annualized
							Rent Per
			Percentage		Percentage of	Annualized	Leased
	Number	Square	of Property		Property	Rent Per	Square Foot
	of Leases	Footage of	Square	Annualized	Annualized	Leased	at
Year of Lease Expiration	Expiring	Expiring Leases	Feet	Rent	Rent	Square Foot	Expiration

Available	—	136,246	12.2%	$—	0.0%	$—	$—
2003	0	—	0.0	—	0.0	—	—
2004	11	56,610	5.1	1,073,984	5.6	18.97	18.97
2005	3	100,030	8.9	1,405,649	7.3	14.05	15.18
2006	5	276,768	24.7	5,324,910	27.8	19.24	21.09
2007	4	130,557	11.7	3,675,359	19.2	28.15	34.10
2008	1	18,115	1.6	258,036	1.3	14.24	14.24
2009	0	—	0.0	—	0.0	—	—
2010	0	—	0.0	—	0.0	—	—
2011	2	82,843	7.4	1,426,469	7.4	17.22	21.48
2012	2	64,425	5.8	1,125,445	5.9	17.47	22.41
Thereafter	4	253,654	22.6	4,878,786	25.5	19.23	25.44

Total/ Weighted Average:	32	1,119,248	100.0%	$19,168,638	100.0%	$19.50	$23.21

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for KPMG Tower as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased	Square Foot	Square Foot

September 30, 2003	87.8%	$19.50	$11.38
December 31, 2002	96.5	16.74	13.65
December 31, 2001	96.8	18.71	14.73
December 31, 2000	90.8	18.34	15.10
December 31, 1999	85.5	17.58 (1)	14.05 (1)
December 31, 1998	85.2	32.97	23.00

(1)	On December 31, 1998, a subsidy paid by IBM on a lease by the Los Angeles Unified School District ended.

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of KPMG Tower.

       KPMG Tower is subject to a $195 million mortgage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

       The current real estate tax rate for all LACBD office properties is $11.55 per $1,000 of assessed value. The total annual tax for KPMG Tower at this rate for the 2003 tax year is $1,922,556 (at a taxable assessed value of $166,436,322). In addition, there were $498,811 in various direct assessments imposed on the KPMG Tower by the City and County of Los Angeles for the 2003 tax year.

One California Plaza

       One California Plaza is a Class A office building located in the eight-acre master planned mixed-use California Plaza development in the Bunker Hill district of the LACBD, immediately across from Wells Fargo Center that we purchased on November 6, 2003. The California Plaza development is comprised of two office buildings (One California Plaza and Two California Plaza, the latter of which we do not own), numerous retail amenities, the Omni Hotel, the Museum of Contemporary Art (MOCA), Colburn School of Performing Arts, Museum Tower residential apartments and the Water and Spiral Courts public performance venues. One California Plaza consists of 42 stories of mirrored glass with a signature neon halo encircling the top of the tower. One California Plaza totals approximately 981,667 square feet of office and retail space, as well as approximately 1,200 parking stalls in the shared parking garage that services the California Plaza development. As of September 30, 2003, One California Plaza was 92.9% leased. We hold a 100% leasehold interest in One California Plaza under a long-term ground lease with the Los Angeles Community Redevelopment Agency, as described below.

       One California Plaza possesses a roster of 35 tenants operating in various businesses, including law and financial services. The following table summarizes information regarding the primary tenants of One California Plaza as of September 30, 2003:

								Annualized
				Total		Percentage		Rent Per	Percentage
	Principal			Leased		of Property		Leased	of Property
	Nature of	Lease	Renewal	Square		Square	Annualized	Square	Annualized
Tenant	Business	Expiration	Options	Feet		Feet	Rent	Foot	Rent

Skadden, Arps, Slate, Meagher & Flom	Law	Nov. 2011	2 x 5yr or 1 x 3yr	152,576	(1)(2)	15.6%	$1,977,028	$12.96	14.8%
Bank of the West	Banking/ Financial	Sept. 2010	3 x 5yr	84,726		8.6	1,587,321	18.73	11.9
Morgan, Lewis & Bockius	Law	Dec. 2012	2 x 5yr	87,432	(3)	8.9	1,573,776	18.00	11.8
Bank of America	Banking/ Financial	Oct. 2005	1 x 5yr	61,678		6.3	1,081,205	17.53	8.1
Deutsche Bank	Banking/ Financial	Mar. 2013 (4)	3 x 5yr	72,032		7.3	1,008,448	14.00	7.6
Bingham McCutchen LLP	Law	Mar. 2006	2 x 5yr	77,681	(5)	7.9	927,257	11.94	6.9

Total/ Weighted Average:				536,125		54.6%	$8,155,035	$15.21	61.1%

(1)	Skadden, Arps, Slate, Meagher & Flom has the option to surrender up to a total of one full floor (not to exceed 24,552 rentable square feet), with at least nine months’ notice, on November 30, 2006 or on November 30, 2009 if the option is not previously exercised. The surrendered premises shall be, at Skadden, Arps, Slate, Meagher & Flom’s option, the highest or lowest contiguous full floor it occupies, or if the lowest contiguous floor it occupies is not a full floor, then the highest contiguous full floor or the entire partial floor and a portion of the next contiguous floor to bring the total rentable square feet surrendered to 24,552.

(2)	Skadden, Arps, Slate, Meagher & Flom subleases an aggregate of 21,489 square feet to third parties.

(3)	Morgan, Lewis & Bockius subleases an aggregate of 12,741 square feet to third parties.

(4)	Deutsche Bank has an option to accelerate the lease expiration date to September 30, 2008 upon notice of termination given no later than December 31, 2007.

(5)	Bingham McCutchen LLP subleases an aggregate of 7,483 square feet to third parties.

       The following table schedules the lease expirations for leases in place at One California Plaza as of September 30, 2003 plus available space for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 5.6 years.

							Annualized
		Square	Percentage		Percentage of	Annualized	Rent Per
	Number of	Footage of	of Property		Property	Rent Per	Leased Square
	Leases	Expiring	Square	Annualized	Annualized	Leased	Foot at
Year of Lease Expiration	Expiring	Leases	Feet	Rent	Rent	Square Foot	Expiration(1)

Available	–	70,084	7.1%	$–	0.0%	$–	$–
2003	2	14,125	1.4	211,875	1.6	15.00	15.00
2004	6	68,180	6.9	696,170	5.2	10.21	10.21
2005	5	153,250	15.7	2,355,068	17.6	15.37	15.38
2006	6	113,255	11.6	1,280,611	9.6	11.31	11.51
2007	4	28,582	2.9	473,436	3.5	16.56	18.34
2008	2	58,396	5.9	1,074,806	8.1	18.41	19.20
2009	2	11,413	1.2	163,228	1.2	14.30	14.94
2010	3	85,890	8.7	1,612,929	12.1	18.78	26.17
2011	2	164,423	16.8	2,113,742	15.8	12.86	18.69
2012	3	102,584	10.4	1,806,313	13.6	17.61	21.85
Thereafter	3	111,485	11.4	1,559,084	11.7	13.98	17.00

Total/ Weighted Average:	38	981,667	100.0%	$13,347,262	100.0%	$14.64	$17.38

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for One California Plaza as of the indicated dates:

			Annualized
			Net Effective
		Annualized Rent	Rent Per
		Per Leased	Leased
Date	Percent Leased	Square Foot	Square Foot

September 30, 2003	92.9%	$14.64	$11.24
December 31, 2002	96.0	13.82	11.26
December 31, 2001	93.7	14.63	12.64
December 31, 2000	94.3	18.30	15.10
December 31, 1999	93.4	17.79	14.94
December 31, 1998	91.5	17.85	14.94

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of One California Plaza.

       We hold a 100% leasehold interest in the land, subject to airspace rights and building improvement ownership rights, on which One California Plaza is located from the Los Angeles Community Redevelopment Agency. This lease expires in 2082. Our base rent under the lease is equal to $600,000 per annum. We also currently pay additional rent of $180,000 per annum, subject to adjustment approximately every ten years based upon One California Plaza’s cash flow. The most recent adjustment to additional ground lease rent occurred in December 2003; consequently, we do not believe that additional rent adjustments will be material for the near future.

       The California Plaza development is subject to a long-term reciprocal easement agreement. Pursuant to this agreement, we are required to make an annual payment to the Museum of Contemporary Art. In addition, we must pay our allocable share of expenses for operating, maintaining and repairing the development’s common areas, including the currently non-operational Angels’ Flight historic funicular railway and the related museum, an entertainment center and the shared parking garage.

       One California Plaza is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

       The current real estate tax rate for all LACBD properties is $11.55 per $1,000 of assessed value. The total annual tax for One California Plaza at this rate for the 2003 tax year is $2,310,260 (at a taxable assessed value of $200,000,000). In addition, there were $416,694 in various direct assessments imposed on One California Plaza by the City and County of Los Angeles for the 2003 tax year.

Tri-Cities Office Properties

Plaza Las Fuentes

       Plaza Las Fuentes is an award-winning, Class A mixed-use property located in Pasadena, California. Plaza Las Fuentes includes an eight-story office building and two free-standing restaurants totaling 183,614 net rentable square feet, as well as a 350-room Plaza Las Fuentes Westin hotel. The property is serviced by a city-owned parking garage which will be managed by our services company. Developed in 1989 by the Maguire Organization and designed by Charles Moore of Moore Ruble Yudell and landscape architect Lawrence Halprin, Plaza Las Fuentes is designed to harmonize with Pasadena’s existing landmarks, including its historic City Hall. In 1993, Plaza Las Fuentes won the Los Angeles Beautiful — Landscape Architecture Award. As of September 30, 2003, Plaza Las Fuentes was 95.8% leased. We hold a 100% leasehold interest in Plaza Las Fuentes under an air space lease with the Pasadena Community Development Commission, as described below.

       Plaza Las Fuentes possesses a roster of 12 office space tenants operating in various businesses, including government services, insurance and real estate. The following table summarizes information regarding the primary tenants of the office space at Plaza Las Fuentes as of September 30, 2003:

					Percentage			Annualized	Percentage
	Principal			Total	of Property			Rent Per	of Property
	Nature of	Lease	Renewal	Leased	Square	Annualized		Leased	Annualized
Tenant	Business	Expiration	Options	Square Feet	Feet	Rent		Square Foot	Rent

Fannie Mae	Government	Dec. 2007	2 x 5 yr	58,776	32.0%	$1,087,357	(1)	$18.50	33.1%
Gerald Sullivan	Insurance	Apr. 2005	2 x 5 yr	43,231 (2)	23.5	661,637		15.30	20.2
Gemstar Development	Real Estate	Feb. 2006	1 x 5 yr	19,898 (3)	10.8	370,708	(4)	18.63	11.3
Alexandria Real Estate	Real Estate	Nov. 2005	1 x 5 yr	12,162	6.6	234,187		19.26	7.1

Total/ Weighted Average:				134,067	72.9%	$2,353,889		$17.56	71.7%

(1)	This amount does not include rent abatements granted to Fannie Mae. The rent abatements are 50% net free rent for the months of January, February and March for the years 2005 and 2007 for 58,776 square feet, an optional rent credit (in lieu of a tenant improvement allowance) of $8 per usable square foot for approximately 53,410 of the total space leased by Fannie Mae for May 1, 2004 and December 1, 2005, and an optional rent credit (in lieu of a tenant improvement allowance) of $7 per usable square foot for approximately 53,410 of the total space leased by Fannie Mae for December 1, 2006.

(2)	Gerald Sullivan subleases an aggregate of 43,231 square feet to third parties.

(3)	Gemstar Development subleases an aggregate of 3,379 square feet to third parties.

(4)	This amount does not include rent abatements granted to Gemstar Development. The tenant improvement allowance for Gemstar Development is converted to a rent credit on the following schedule: a lump sum credit of $10,825 on April 1, 2004, $43,985 on October 1, 2003, a lump sum credit of $88,665 credited in monthly installments on December 1, 2003, January 1, 2004 and February 1, 2004, and $45,795 on October 1, 2004.

       The following table schedules the lease expirations for leases in place at the office space at Plaza Las Fuentes as of September 30, 2003 plus available space, for each of the six full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 2.8 years.

							Annualized
							Rent Per
		Square	Percentage		Percentage of	Annualized	Leased
	Number of	Footage	of Property		Property	Rent Per	Square
	Leases	of Expiring	Square	Annualized	Annualized	Leased	Foot at
Year of Lease Expiration	Expiring	Leases	Feet	Rent	Rent	Square Foot	Expiration

Available	–	7,786	4.2%	$–	0.0%	$–	$–
2003	1	9,563	5.2	191,260	5.8	20.00	20.00
2004	3	6,457	3.5	117,489	3.6	18.20	18.34
2005	3	57,119	31.1	990,737	30.2	17.35	17.29
2006	3	28,298	15.4	617,908	18.8	21.84	23.64
2007	1	58,776	32.1	1,087,357	33.1	18.50	18.50
2008	2	15,615	8.5	278,003	8.5	17.80	20.72
Thereafter	0	0	0	0	0	0.00	0.00

Total/ Weighted Average:	13	183,614	100.0%	$3,282,754	100.0%	$18.67	$19.21

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the office space at Plaza Las Fuentes as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

September 30, 2003	95.8%	$18.67	$14.39
December 31, 2002	94.1	18.65	14.30
December 31, 2001	94.3	18.73	14.15
December 31, 2000	93.1	18.74	12.71
December 31, 1999	100.0	21.46	15.06
December 31, 1998	93.7	21.63	15.37

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the office space at Plaza Las Fuentes. Our Western Asset Plaza option property (formerly known as Plaza Las Fuentes Phase II), described below, began construction in the second quarter of 2002. See “— Description of Option Properties — Western Asset Plaza.”

       We hold a 100% leasehold interest in the land on which Plaza Las Fuentes is located from the Pasadena Community Development Commission, or PCDC. Including renewal options, this lease expires in 2047. Our rent under the lease is equal to 9% of the fair market value of the land and air space rights under lease, subject to adjustment approximately every five years. If certain financial tests are met, we also are subject to additional rent equal to 10% of the annual net cash flow from the Plaza Las Fuentes Westin, after deducting payment to us of a non-cumulative preferred return equal to approximately 15% of the net equity invested in the hotel. We cannot transfer our rights under this lease without the consent of PCDC. However, we are entitled to mortgage our interest in the lease without PCDC’s consent, so long as the mortgagee satisfies certain conditions, and such mortgagee is entitled to cure any default by us under the lease. If we were to default under the lease, we could lose our interest in Plaza Las Fuentes. The lease gives us the option to purchase the land and air space rights at Plaza Las Fuentes for fair market value upon 120 days’ notice.

       Our interests in Plaza Las Fuentes have been pledged to secure our approximate $100 million secured revolving credit facility.

       The current real estate tax rate for all Pasadena office and hotel properties is $11.16 per $1,000 of assessed value. The total annual tax for Plaza Las Fuentes at this rate for the 2003 tax year is $625,989 (at a taxable assessed value of $56,102,924). In addition, there was a $17,588 direct assessment imposed on Plaza Las Fuentes by the City of Pasadena and County of Los Angeles for the 2003 tax year.

Glendale Center

       Glendale Center is a Class A office property located in Glendale, California. Glendale Center is comprised of a 14-story office building and a free standing retail structure. The property contains 382,888 net rentable square feet of office, retail and storage space, as well as 486,287 square feet of on-site parking located in a six-level garage. Originally developed in 1973, we acquired and redeveloped Glendale Center in 1996 in a joint venture with BankAmerica Realty Services, Inc. Glendale Center was named the BOMA 1997 Renovated Building of the Year and the BOMA 1998 Building of the Year. As of September 30, 2003, Glendale Center was 100.0% leased.

       Glendale Center is leased to three major tenants — Disney Enterprises, Bank of America and Time Warner Entertainment — all of which are rated investment grade by Standard & Poor’s. The following table summarizes information regarding the primary tenants of Glendale Center as of September 30, 2003:

							Annualized
				Total	Percentage		Rent Per	Percentage
	Principal			Leased	of Property		Leased	of Property
	Nature of	Lease	Renewal	Square	Square	Annualized	Square	Annualized
Tenant	Business	Expiration	Options	Feet	Feet	Rent	Foot	Rent

Disney Enterprises	Entertainment	June 2011	2 x 5yr	156,215	40.8%	$3,085,885	$19.75	41.6%
Bank of America(1)	Banking			136,030	35.5	2,405,008	17.68	32.5
		Oct. 2010	Various	46,621	12.2	859,692	18.44	11.6
		Apr. 2013	Various	89,409	23.3	1,545,316	17.28	20.9
Time Warner Entertainment	Entertainment	Apr. 2006	1 x 5yr	70,134	18.3	1,648,149	23.50	22.2

Total/ Weighted Average:				362,379	94.6%	$7,139,042	$19.70	96.3%

(1)	Bank of America’s lease expiring in October 2010 relates to 46,621 square feet and is subject to three five-year renewal options and one four year and six months renewal option. The lease expiring in April 2013 relates to 89,409 square feet and is subject to three five-year renewal options and a one-year and 11 months renewal option.

       The following table schedules the lease expirations for leases in place at Glendale Center as of September 30, 2003 plus available space, for each of the ten full and partial calendar years beginning October 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of September 30, 2003, the weighted average remaining lease term for this building was 7.2 years.

							Annualized
							Rent Per
		Square	Percentage		Percentage	Annualized	Leased
	Number of	Footage of	of Property		of Property	Rent Per	Square
	Leases	Expiring	Square	Annualized	Annualized	Leased	Foot at
Year of Lease Expiration	Expiring	Leases	Feet	Rent	Rent	Square Foot	Expiration

Available	–	47	0.0%	$–	0.0%	$–	$–
2003	0	0	0.0	0	0.0	0.00	0.00
2004	1	2,020	0.5	40,400	0.5	20.00	20.00
2005	0	0	0.0	0	0.0	0.00	0.00
2006	1	70,134	18.3	1,648,149	22.2	23.50	23.50
2007	0	0	0.0	0	0.0	0.00	0.00
2008	0	0	0.0	0	0.0	0.00	0.00
2009	0	0	0.0	0	0.0	0.00	0.00
2010	0 (1)	46,621	12.2	859,691	11.6	18.44	23.05
2011	1	162,457	42.5	3,085,886	41.7	19.00	22.82
2012	0	0	0.0	0	0.0	0.00	0.00
Thereafter	2 (1)	101,609	26.5	1,777,238	24.0	17.49	22.17

Total/ Weighted Average:	5	382,888	100.0%	$7,411,364	100.0%	$19.36	$22.78

(1)	Bank of America’s lease expires in two phases in 2010 and 2013.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Glendale Center as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

September 30, 2003	100.0%	$19.36	$19.20
December 31, 2002	96.8	19.37	14.59
December 31, 2001	100.0	19.07	14.97
December 31, 2000	96.8	16.75	14.89
December 31, 1999	96.8	15.43	16.20
December 31, 1998	96.8	15.43	12.86

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Glendale Center. We own a two-acre land parcel adjacent to Glendale Center that we believe can support approximately 300,000 net rentable square feet of office development. See “— Land Parcel.”

       Glendale Center is located on a Superfund site as described in “Risk Factors — Risks Related to Our Properties and Our Business — We could incur significant costs related to government regulation and private litigation over environmental matters.” We have not been named, and do not expect to be named, as a potentially responsible party for the site, although it is possible that we could be named.

       Glendale Center is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

       The current real estate tax rate for all Glendale office properties is $10.89 per $1,000 of assessed value. The total annual tax for Glendale Center at this rate for the 2003 tax year is $795,639 (at a taxable assessed value of $73,093,933). In addition, there were $22,944 in direct assessments imposed on Glendale Center by the City of Glendale and the County of Los Angeles for the 2003 tax year.

Cerritos Submarket

Cerritos Corporate Center

       Cerritos Corporate Center consists of two Class A office properties, Cerritos Corporate Center Phase I and Phase II, which collectively are known as the AT&T Wireless Western Regional Headquarters, and a five-story shared parking garage. The properties are located in the City of Cerritos, close to three freeways, providing access to each of Los Angeles County and Orange County. The property is situated on nine acres of land and features on-site amenities including a deli, a landscaped patio and a fitness center. In addition, Cerritos Corporate Center is part of the Cerritos Towne Center, which features restaurants, retail, movie theaters, a 203-room Sheraton Hotel and the 1,800-seat Cerritos Center for the Performing Arts. Phase I was developed in 1999 and Phase II was developed in 2001.

       Cerritos Corporate Center Phase I.     Cerritos Corporate Center Phase I is a seven-story office building with 221,968 net rentable square feet. The property shares a five-story 357,660 square foot parking garage and 58,630 square feet of surface lot parking with Cerritos Corporate Center Phase II. As of September 30, 2003, Cerritos Corporate Center Phase I was 100% leased to AT&T Wireless Services, Inc. The following table summarizes information regarding the AT&T Wireless Services, Inc. lease as of September 30, 2003:

							Annualized	Percentage
					Percentage of		Rent Per	of Property
	Principal Nature	Lease	Renewal	Total Leased	Property	Annualized	Leased	Annualized
Tenant	of Business	Expiration	Options	Square Feet	Square Feet	Rent	Square Foot	Rent

AT&T Wireless Services, Inc.	Télécommunications	Sept. 2014	3 x 5yr	221,968	100%	$5,084,054	$22.90	100%

       Upon expiration, the annualized rent per leased square foot of the AT&T Wireless Services, Inc. lease will be $31.72.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Cerritos Corporate Center Phase I as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

September 30, 2003	100%	$22.90	$25.06
December 31, 2002	100	22.90	21.60
December 31, 2001	100	22.90	21.60
December 31, 2000	100	21.69	21.60
December 31, 1999	100	21.69	21.60

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Cerritos Corporate Center Phase I.

       Our interests in Cerritos Corporate Center Phase I have been pledged to secure our approximate $100 million secured revolving credit facility.

       The current real estate tax rate for all Cerritos office properties is $10.32 per $1,000 of assessed value. The total annual tax for Cerritos Corporate Center Phase I at this rate for the 2003 tax year is $593,016 (at a taxable assessed value of $57,437,279). In addition there were $31,579 in various direct assessments imposed on the Cerritos Corporate Center Phase I by the County of Los Angeles for the 2003 tax year.

       Cerritos Corporate Center Phase II. Cerritos Corporate Center Phase II is a four-story office building with 104,567 net rentable square feet. The property shares a five-story 357,660 square foot parking garage and 58,630 square feet of surface lot parking with Cerritos Corporate Center Phase I. As of September 30, 2003, Cerritos Corporate Center Phase II was 100% leased to AT&T Wireless Services, Inc. The following table summarizes information regarding the AT&T Wireless Services, Inc. lease as of September 30, 2003:

							Annualized	Percentage
					Percentage of		Rent Per	of Property
	Principal Nature	Lease	Renewal	Total Leased	Property	Annualized	Leased	Annualized
Tenant	of Business	Expiration	Options	Square Feet	Square Feet	Rent	Square Foot	Rent

AT&T Wireless Services, Inc.	Telecommunications	May 2011	2 x 5yr	104,567	100%	$2,141,371	$20.48	100%
       Upon expiration, the annualized rent per leased square foot of the AT&T Wireless Services, Inc. lease will be $23.74.

       The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Cerritos Corporate Center Phase II as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

September 30, 2003	100%	$20.48	$19.80
December 31, 2002	100	20.48	17.75
December 31, 2001	100	20.48	17.75

       Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Cerritos Corporate Center Phase II.

       Our interests in Cerritos Corporate Center Phase II have been pledged to secure our approximate $100 million secured revolving credit facility.

       The current real estate tax rate for all Cerritos office properties is $10.32 per $1,000 of assessed value. The total annual tax for Cerritos Corporate Center Phase II at this rate for the 2003 tax year is $279,364 (at a taxable assessed value of $27,058,152). In addition there were $14,877 in various direct assessments imposed on the Cerritos Corporate Center Phase II by the County of Los Angeles for the 2003 tax year.

       We hold a 100% leasehold interest in the land on which each of Cerritos Corporate Center Phase I and Phase II is located from the Cerritos Redevelopment Agency. Including renewal options, this lease expires in 2087. Our rent under the lease is approximately $527,000 annually, subject to an upward adjustment if and as market office rents at the Cerritos Towne Center project increase. This “Index Percentage Rent” payment is equal to the amount, if any, by which 7% of the product of the average annualized triple net equivalent rents at the Cerritos Towne Center office properties (other than Cerritos Corporate Center Phase I and Phase II) for the prior fiscal year times the aggregate gross rentable square feet at Cerritos Corporate Center Phase I and Phase II (deemed to be 329,567 square feet, which is 3,302 square feet more than the combined net rentable square feet at the properties) exceeds the annual minimum rent. All rental payments due under the ground lease, including any “Index Percentage Rent” payments that become due, are passed through to, and paid by, our sole tenant, AT&T Wireless Services, Inc., as part of its rent payments under its leases of Phase I and Phase II. We cannot transfer our rights under the ground lease without the consent of the Cerritos Redevelopment Agency. However, we are entitled to mortgage our interest in the lease and the properties so long as the mortgage meets certain conditions. If we were to default under the ground lease, we could lose our interest in each of Cerritos Corporate Center Phase I and Phase II. In addition, we have a right of first refusal with respect to any sales of the leased premises by the Cerritos Redevelopment Agency during the term of the lease.

Hotel Property

       Our existing portfolio includes a hotel property, the Plaza Las Fuentes Westin in the Tri-Cities submarket city of Pasadena, California. Presented below is an overview of this hotel property:

Twelve Months Ended
September 30, 2003

Revenue
							Average	Per
		Percent	Year	Square		Average	Daily	Available
Hotel Property	Location	Ownership	Built	Footage	Rooms	Occupancy (1)	Rate (2)	Room (3)

Plaza Las Fuentes Westin	Pasadena, CA	100% (4)	1989	266,000	350	73.9%	$124.40	$91.89

(1)	Average occupancy represents the number of occupied rooms in the applicable period divided by the product of the total number of rooms and 365 days in the period.

(2)	Average daily rate represents the total room revenue for the applicable period divided by the number of occupied rooms.

(3)	Revenue per available room, or REVPAR, represents the total room revenue per total available rooms for the applicable period and is calculated by multiplying average occupancy by the average daily rate.

(4)	We hold a leasehold interest in Plaza Las Fuentes under a long-term airspace lease with the Pasadena Community Development Commission. See “— Tri-Cities Office Properties — Plaza Las Fuentes.”

       The Westin Hotel at Plaza Las Fuentes features 350 guestrooms, two restaurants, a full-service health club and extensive guest amenities. The hotel is currently managed by Westin Management Company West, or Westin, an affiliate of Starwood Hotels & Resorts Worldwide, under the Westin flag. The hotel was re-branded from the DoubleTree flag as of December 20, 2002. Competitors include the Pasadena Hilton, the Hilton Glendale, the Courtyard by Marriott, the Sheraton Pasadena and the Ritz-Carlton Huntington Hotel and Spa. Our interest in the Plaza Las Fuentes Westin is subject to the same land and air space lease as Plaza Las Fuentes. See “— Tri-Cities Office Properties — Plaza Las Fuentes.”

       The majority of demand for the Plaza Las Fuentes Westin is commercial in nature as the hotel is located in an area with varied commercial uses, including municipal/government buildings, low to mid-rise commercial properties, and limited residential development. The most significant office development in the vicinity is our own Plaza Las Fuentes, but the area also includes the Kaiser Permanente regional offices located directly across the street as well as California Institute of Technology, Fannie Mae, Jet Propulsion Laboratories, Pacific Bell, Lucent, and Parsons Corporation, which all generate demand.

       Under our management agreement with Westin, we pay Westin a management fee of 2.5% of gross revenues for the first full operating year, 2.75% of gross revenues for the second full operating year and 3.0% of gross revenues for each year thereafter, plus an incentive fee of 20% of operating profits over a certain threshold. We have also agreed to undertake certain renovations of the hotel through December 2005, including remodeling of guest rooms, which will render them unusable for a period of time. We anticipate that the remaining cost of re-branding, upgrading and renovating the Plaza Las Fuentes Westin will be approximately $9.4 million over the next two years, $2.8 million of which will be funded by Westin, and the remainder of which we expect to finance out of current and future furniture, fixture and equipment reserves and potentially from borrowings under our revolving credit facility.

       We have pledged our interests in the Plaza Las Fuentes Westin to secure our $100 million secured revolving credit facility.

Garage Properties

       Our existing portfolio includes nearly 3.3 million square feet of on-site and off-site parking garages. Our on-site garages include those beneath US Bank Tower and Gas Company Tower, the shared garage beneath Wells Fargo Tower and KPMG Tower, the garage beneath the California Plaza development that serves One California Plaza along with the rest of the California Plaza development, the parking structure at the Cerritos Corporate Center and the lot and parking structure adjacent to Glendale Center. We are the fee simple owner of our on-site garages at US Bank Tower and Gas Company Tower, the on-site garage shared by Wells Fargo Tower and KPMG Tower and the lot and parking structure at Glendale Center. We hold our interest in the Cerritos Corporate Center parking structure pursuant to a long-term ground lease. We hold a 100% leasehold interest in the garage beneath One California Plaza, and we share expenses related to the common area we share with Equity Office Properties Trust, a public REIT that owns the garage beneath the other building at the California Plaza development. See “— Cerritos Submarket — Cerritos Corporate Center.”

       Our off-site garages are Westlawn garage beneath the Los Angeles Central Library, which primarily services tenants of US Bank Tower, X-2 garage, located at 235 South Hill Street approximately three blocks from Wells Fargo Tower and KPMG Tower, that primarily services tenants of both Wells Fargo Tower and KPMG Tower, and 808 South Olive garage, which primarily services Gas Company Tower. Through our “executive valet” parking service at three of these garages and attendant-assisted parking at our Westlawn garage, we are able to offer tenants the amenity of valet parking while more efficiently utilizing our parking square footage and increasing our parking revenues at these properties. We are the fee simple owner of each of our off-site garages. In the case of Westlawn garage, however, our fee ownership of subterranean rights is subject to the surface land and airspace rights of the City of Los Angeles. Presented below is an overview of our garages:

							Percentage of
						Vehicles	Vehicle
						Under	Capacity Under
		Percent	Year	Square	Vehicle	Monthly	Monthly
Garage Property	Location	Ownership	Built	Footage	Capacity (1)	Contract (2)	Contract (3)

Off-Site Garages
808 South Olive Garage	Los Angeles	100%	1996	345,933 (4)	928	862	92.9%
Westlawn Garage	Los Angeles	100	1992	363,906	1,047	1,014	96.8
X-2 Garage	Los Angeles	100	1992	248,248	774	881	113.8
On-Site Parking
US Bank Tower	Los Angeles	100	1989	230,650	513	529	103.1
Gas Company Tower	Los Angeles	100	1991	319,581	1,161	1,243	107.1
Wells Fargo (5)	Los Angeles	100	1982	426,926	1,393	1,633	117.2
KPMG (5)	Los Angeles	100	1982	251,313	820	1,110	135.4
One California Plaza	Los Angeles	100	1985	176,500	1,313	1,021	77.8
Glendale Center	Glendale	100	1973	486,287	1,400	2,236	159.7
Cerritos Corporate Center Phase I	Cerritos	100	1999	221,856	769	769	100.0
Cerritos Corporate Center Phase II	Cerritos	100	2001	194,434	696	696	100.0

Total/ Weighted Average:				3,265,634	10,814	11,994	110.9%

(1)	Vehicle capacity represents total estimated available parking spaces including aisle area.

(2)	Vehicles under monthly contract represents the total amount of monthly parking passes for which we collected a fixed amount as of September 30, 2003, or with respect to Cerritos Corporate Center Phases I and II, the number of spaces allocated to the tenant under its lease for which we collect no revenue.

(3)	Percentage of vehicle capacity under monthly contract represents vehicle capacity under monthly contract divided by parking capacity. Due to tenants utilizing our garages at varying times, we are able to sell monthly contracts in excess of vehicle capacity; thus, percentage of vehicle capacity under monthly contract may exceed 100% of the vehicle capacity in our garages.

(4)	Does not include 28,761 net rentable square feet of office space.

(5)	Wells Fargo Tower and KPMG Tower share the parking garage located beneath Wells Fargo Center under reciprocal easements.

       In addition to the garages currently in our portfolio, through our services company, we manage the parking facility at Plaza Las Fuentes. If our air space lease relating to Plaza Las Fuentes is terminated at any time, our rights under the parking management agreement for the Plaza Las Fuentes garage will also be terminated.

Land Parcel

       We own a two-acre development land parcel adjacent to Glendale Center. We have commissioned plans for an office development on this land parcel that we expect to feature 300,000 net rentable square feet of office space in a six-story structure and approximately 690 parking spaces within a three-level subterranean parking facility, complementing the 1,398 parking spaces available in the six-level parking structure and two exterior lots currently being used by Glendale Center. Our planned development has been designed by Santa Monica-based Gensler & Associates to be consistent with the design parameters required by the City of Glendale as well as our high quality standards. We expect that the cost of this development will be approximately $56 million and we intend to commence construction if and when we complete substantial pre-leasing.

       Because this land parcel has not yet been legally subdivided from the land on which our Glendale Center property is located, the parcel is currently encumbered by the Glendale Center mortgage, which is described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” However, so long we are not in default under the Glendale Center mortgage, we have the right to subdivide the land parcel from Glendale Center and cause the deed trustee to release its lien and transfer title to the land parcel to an entity in which we own at least a 20% interest. This right is subject to certain conditions set forth in the Glendale Center mortgage, including that the subdivision will comply with applicable zoning laws, will not violate the terms of Glendale Center tenant leases, will not cause any trust formed to securitize the Glendale Center mortgage loan to fail to be taxed as a “real estate mortgage investment conduit” under the Code, will not, after taking into account the effect of any development on the land parcel, including any impact on that entity’s revenues and expenses, cause the entity that owns Glendale Center to violate its debt service coverage ratio and will not cause a rating agency to qualify, withdraw or downgrade any existing rating on any security created in a securitization of the Glendale Center mortgage loan.

       Our Glendale land parcel is located on a Superfund site as described in “Risk Factors — Risks Related to Our Properties and Our Business — We could incur significant costs related to government regulation and private litigation over environmental matters.” We have not been named, and do not expect to be named, as a potentially responsible party for the site, although it is possible that we could be named.

Description of Option Properties

       Our option portfolio consists of 1733 Ocean Avenue, an office property in Santa Monica, California, Western Asset Plaza (formerly known as Plaza Las Fuentes Phase II), an office property in the Tri-Cities area and a 12.5% interest in the entity that owns the Water’s Edge property at Playa Vista in West Los Angeles, California, Phase I of which consists of two office buildings that are 100% leased and Phase II of which consists of a land parcel that we believe can support an additional 192,000 net rentable square feet of office development. Our operating partnership’s ability to exercise each of the options is subject to approval of the independent members of our board of directors, which may consider a variety of factors in determining whether to exercise such options, including the timing of development of the properties, whether the properties are fully leased and the relationship between the option exercise price and market prices at the relevant time. As a result, we cannot predict when, if at all, we will exercise our options.

       Presented below is an overview of the properties on which we have options:

			Estimated Net
			Rentable Square		Percentage
			Feet Upon		Ownership
		Type of	Completion/	Option	Subject to
Property	Location	Property	Development	Expiration Date	Option

1733 Ocean Avenue	Santa Monica, CA	Office/Retail	91,398	June 27, 2008	100%
Western Asset Plaza	Pasadena, CA	Office/Retail	256,987	December 11, 2008	100
Playa Vista — Water’s Edge (1)	Los Angeles, CA	Office	431,164	June 27, 2008	12.5

Total:			779,549

(1)	This property is managed by an unaffiliated public REIT. This property consists of two existing buildings with 239,164 net rentable square feet and a land parcel that we believe can support an additional 192,000 net rentable square feet of office and retail development.

1733 Ocean Avenue

       1733 Ocean Avenue is an office property located in the Santa Monica submarket of Los Angeles County and is currently ready for tenant improvements. 1733 Ocean Avenue stands at four stories with 91,398 net rentable square feet of office, retail and storage space, as well as 267 parking spaces in a 98,820 square foot, four-level subterranean parking garage. Developed by the Maguire Organization in 2002 and designed by Moore Ruble Yudell, 1733 Ocean Avenue is expected to provide tenants easy access to the Civic Center area and the proposed park adjacent to the nearby Rand Campus. The property is approximately 43% pre-leased to the Rand Corporation.

       A leasehold interest in the development is currently owned by Maguire Partners — 1733 Ocean, LLC, an entity controlled by Mr. Maguire, our Chairman and Co-Chief Executive Officer, pursuant to a ground lease that expires in 2086. This entity has a right of first refusal with respect to third party purchases of the land and a right of first negotiation in the event the landlord desires to sell the land. We earn management fees and leasing commissions under a management agreement with Maguire Partners — 1733 Ocean, LLC for providing property management and leasing services to the property while it is under option.

       Our operating partnership’s option to acquire 1733 Ocean Avenue remains subject to the construction financing encumbering the property that matures on May 1, 2004. If the construction financing is not repaid or extended prior to May 1, 2004 and the lenders seek to foreclose on the property after such date, our operating partnership may have to consider whether to exercise its option on the project before the option is extinguished by the lenders’ exercise of their remedies.

       We have asked our board of directors to begin evaluating the potential exercise of our option to acquire 1733 Ocean Avenue. Any decision to exercise our option or otherwise purchase this property will be made only by our disinterested directors. See “Policies With Respect to Certain Activities — Interested Director and Officer Transactions.”

       For a description of our option agreement with Maguire Partners — 1733 Ocean Avenue, LLC, see “Certain Relationships and Related Transactions — Option Agreements — 1733 Ocean Avenue.”

Western Asset Plaza

       Western Asset Plaza (formerly known as Plaza Las Fuentes Phase II) is the second phase of our Plaza Las Fuentes mixed-use development in Pasadena. We completed development of Western Asset Plaza and received a temporary certificate of occupancy for the property on December 11, 2003. We expect tenants to occupy the property beginning in February 2004 upon completion of tenant improvements. Western Asset Plaza features 256,987 square feet of new commercial office and retail space with three levels of subterranean parking. The property is currently 75% pre-leased to Western Asset Management Company, an affiliate of Legg Mason Wood Walker, Incorporated, one of our underwriters, Bank of America N.A., an affiliate of one of our underwriters, Saiful/ Bouquet, Inc. and two restaurants.

       The property is currently owned in fee simple by Maguire Partners — 385 Colorado, LLC, an entity indirectly owned by Mr. Maguire. We earn management fees, development fees and leasing commissions under management and development agreements with Maguire Partners — 385 Colorado, LLC for providing property management, development, and leasing services to the property while it is under option.

       We have asked our board of directors to begin evaluating the potential exercise of our option to acquire Western Asset Plaza. Any decision to exercise our option or otherwise acquire Western Asset Plaza will be made only by our disinterested directors. See “Policies With Respect to Certain Activities — Interested Director and Officer Transactions.”

       For a description of our option agreement with Maguire Partners — 385 Colorado, LLC, see “Certain Relationships and Related Transactions — Option Agreements — Western Asset Plaza.”

Playa Vista — Water’s Edge

       Playa Vista is a 1,087-acre mixed-use development and is planned to include office, retail, residential and existing historic facilities as well as a variety of open spaces and preserved wetlands. The Water’s Edge development is a 6.5-acre office campus located within Playa Vista. Water’s Edge is expected to contain approximately 431,000 net rentable square feet in three buildings that will be completed in two phases. The first phase, which was completed in August 2002, is comprised of two buildings totaling approximately 239,164 net rentable square feet and an underground parking garage measuring approximately 210,000 square feet. Building One is a 57,151 net rentable square foot, two-story, exposed steel and glass structure, and Building Two is a 182,013 net rentable square foot, four-story, cast-in-place concrete structure with glass infill. Phase I is 100% leased to Electronic Arts, Inc. Phase II is planned to add a third office building to the Water’s Edge development that is currently expected to contain approximately 192,000 net rentable square feet. The Maguire Organization has conducted pre-development work with respect to Phase II, but does not currently expect to commence construction in the near term.

       Maguire Partners — PV Investor Partnership, L.P., an entity controlled by Mr. Maguire, owns a 12.5% minority interest in Playa Vista — Waters Edge, LLC, the entity that is the fee simple owner of the Water’s Edge development. The Water’s Edge development is currently managed by an unaffiliated public REIT.

       For a description of our option agreement with Maguire Partners — PV Investor Partnership, L.P., see “Certain Relationships and Related Transactions — Option Agreements — Playa Vista — Water’s Edge.” Each of the owners of the entity that holds fee title to Water’s Edge has certain contractual rights to cause such entity to sell either or both phases of the project in certain circumstances. Additionally, the owner of the remaining 87.5% interest in Water’s Edge has certain call rights with respect to the 12.5% interest in Water’s Edge that is the subject of our option. If the project is sold or the call right is exercised, we would be unable to exercise our option.

       In 1998 the California Regional Water Quality Control Board, Los Angeles Region issued Cleanup and Abatement Order No. 98-125 with respect to the Playa Vista project area, which includes the Playa Vista — Water’s Edge development, as described in “Risk Factors — Risks Related to Our Properties and Our Business — Existing conditions at some of our properties may expose us to liability related to environmental matters.” Before making a decision as to whether to exercise our option, we will conduct customary due diligence into the property, including environmental due diligence regarding the Cleanup and Abatement Order.

Depreciation

       The following table sets forth for each property in our existing portfolio and component thereof upon which depreciation is taken, the (i) federal tax basis upon consummation of the offering and the formation transactions, (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis	Rate	Method(1)(2)	Life Claimed(1)

Buildings & Improvements
US Bank Tower	$125,544,680	2.56%	Straightline	39 yrs
Gas Company Tower	162,560,394	Various	Straightline	15, 31.5 & 39 yrs
Wells Fargo Tower	105,915,818	2.56	Straightline	39 yrs
KPMG Tower (2)(3)	23,040,840	2.56	Straightline	39 yrs
One California Plaza	225,263,347	2.56	Straightline	39 yrs
Plaza Las Fuentes Office	18,334,388	2.56	Straightline	39 yrs
Plaza Las Fuentes Westin	32,121,781	2.56	Straightline	39 yrs
Glendale Center	62,698,313	Various	Straightline	15 & 39 yrs
808 South Olive Garage	7,880,655	2.56	Straightline	39 yrs
Westlawn Garage	8,173,393	2.56	Straightline	39 yrs

Total:	$771,533,609

(1)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

(2)	Pursuant to Code Section 168(k), taxpayers are allowed an additional 30% bonus depreciation deduction for qualified assets placed in service after September 10, 2001 and before January 1, 2005. The Jobs and Growth Tax Relief Reconciliation Act of 2003 increases the bonus depreciation to 50% for qualified assets placed in service after May 5, 2003 and before January 1, 2005. The bonus depreciation deduction is allowed for property with a recovery period of 20 years or less and for qualified leasehold improvements. Recently issued temporary IRS regulations state that the bonus depreciation deduction is not allowable for purposes of computing earnings and profits. Consequently, our operating partnership will elect out (a separate election will be made for assets qualifying for the 30% bonus depreciation and the 50% bonus depreciation) of taking the additional deduction for all assets placed in service in 2003.

(3)	The basis of our X-2 garage is included in the basis of KPMG Tower.

       In addition, we have an aggregate of approximately $11.8 million in additional tax basis of depreciable furniture, fixtures and equipment associated with the properties in our portfolio as of September 30, 2003. Depreciation on this furniture, fixtures and equipment is computed on the straightline and double declining balance methods over the claimed life of such property, which is either five or seven years.

Regulation

General

       Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the existing properties has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

       Our properties must comply with Title III of the Americans with Disabilities Act of 1990, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

       Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Also, some of the properties may contain asbestos-containing building materials, or ACBM. Environmental laws require that ACBM be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. The laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

       From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. Superfund sites can cover large areas, affecting many different parcels of land. The EPA identifies parties who are considered to be potentially responsible for the hazardous substances at Superfund sites and makes them liable for the costs of responding to the hazardous substances. The parcel of land on which the Glendale Center is located lies within a large Superfund site. The site was designated as a Superfund site because the groundwater beneath the Superfund site is contaminated. We have not been named, and do not expect to be named, as a potentially responsible party for the site. If we were named, we would likely be required to enter into a de minimis settlement with the EPA and pay nominal damages.

       Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio within the last 15 months, except the Playa Vista — Water’s Edge development. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations.

       Environmental reports available to us on the Playa Vista — Water’s Edge development were generally completed more than two years ago. According to those reports, the California Regional Water Quality Control Board, Los Angeles Region issued a cleanup and abatement order in 1998 with respect to the Playa Vista project area, including the Playa Vista — Water’s Edge development, as described in “Risk Factors — Risks Related to Our Properties and Our Business — Existing conditions at some of our properties may expose us to liability related to environmental matters.”

Insurance

       We carry comprehensive liability, fire, extended coverage, earthquake, terrorism and rental loss insurance covering all of the properties in our portfolio under a blanket policy that also covers each of the option and excluded properties with the exception of Playa Vista — Water’s Edge. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are adequately insured. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. In addition, we carry earthquake insurance on our properties located in seismically active areas and terrorism insurance on all of our properties, in each case in an amount and with deductibles which we believe are commercially reasonable. All of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors — Risks Related to Our Properties and Our Business — Potential losses may not be covered by insurance.”

       The costs and benefits of the blanket policy covering the properties in our portfolio and the option and excluded properties (except Playa Vista — Water’s Edge) are allocated pursuant to a Property Insurance Sharing Agreement dated March 31, 1997, as most recently amended on December 15, 2003. The coverage and costs allocated to each of the properties covered by the blanket policy is determined by taking into account the relative insured values and risks related to each covered property and any third-party requirements of lenders, lessees or lessors. In its capacity as “Manager” under the agreement, our services company is obligated to procure insurance or amend policies as properties are sold, acquired or developed, present and pursue claims for losses on behalf of us and the entities that own the option and excluded properties, hire independent adjusters to determine losses, hold undistributed insurance proceeds in trust until distributed, administer the distribution of insurance proceeds and coordinate the payment of insurance premiums. The costs incurred by our services company in connection with the performance of its obligations under this agreement are reimbursed by the parties to the agreement in proportion to either (i) the relative benefits received by the parties, (ii) the relative amounts of premiums paid by the parties or (iii) the relative insured values of the properties owned by the parties, depending upon the nature of the cost.

Competition

       We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. On average, our higher relative occupancy rates mean that our competitors have more space currently available for lease than we do and may be willing to make space available at lower prices than the space in the properties in our office portfolio. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

       As of November 30, 2003, we employed 81 persons. Of these employees, approximately 42 are “home office” executive and administrative personnel and approximately 39 are on-site management and administrative personnel. None of these employees is currently represented by a labor union.

Offices

       We own the building in which our headquarters is located, the Gas Company Tower at 555 West Fifth Street, in downtown Los Angeles, California. We believe that our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future development projects.

Legal Proceedings

Tax Litigation Matter

       We are facing a tax litigation matter, which was filed in the United States Tax Court on September 18, 2000, and which relates to depreciation of the cost of certain development rights that one of our predecessor entities paid to the Community Redevelopment Agency of the City of Los Angeles in connection with the development of US Bank Tower and Gas Company Tower. The IRS asserts that these costs should be treated as non-depreciable costs associated with the land. If the IRS’s view were to prevail in tax court, we would lose approximately $3.5 million in depreciation deductions in each of the next ten fiscal years. The trial date is scheduled for March, 2004 and a decision in the matter is expected shortly thereafter. Although an outcome cannot be predicted with any certainty, we intend to contest all asserted claims vigorously and we believe that we will not incur a material loss in connection with this matter.

Other Litigation

       In the ordinary course of our business, we are frequently subject to claims for negligence and other claims and administrative proceedings, none of which we believe would have a material adverse effect on our business, prospects or financial condition or are otherwise material.

MANAGEMENT

Directors and Executive Officers

       Our board of directors consists of six members, including a majority of directors who are independent directors. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Our Board of Directors.” The first annual meeting of our stockholders will be held in 2004. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

       The following table sets forth certain information concerning the individuals who are our directors and executive officers upon the consummation of this offering:

Name	Age	Position

Robert F. Maguire III	68	Chairman of the Board and Co-Chief Executive Officer
Richard I. Gilchrist	57	Director, Co-Chief Executive Officer and President
Lawrence S. Kaplan	61	Director
Caroline S. McBride	50	Director
Andrea L. Van de Kamp	60	Director
Walter L. Weisman	68	Director
Dallas E. Lucas	41	Executive Vice President and Chief Financial Officer
John A. Morales	41	Senior Vice President, Leasing
Mark T. Lammas	37	Senior Vice President, General Counsel and Secretary

       The following is a biographical summary of the experience of our directors, executive officers.

       Robert F. Maguire III serves as our Co-Chief Executive Officer and as Chairman of our board of directors. Mr. Maguire received his bachelor’s degree in political science from UCLA in 1961. Thereafter, he joined Security Pacific National Bank and progressed to vice president, working with many of the country’s largest corporations and real estate developers. He established Maguire Partners in 1965 and initially specialized in industrial and housing projects and commenced commercial office building development in 1968. Mr. Maguire has directed the development of over 25 million square feet of institutional-quality projects nationally, usually with major tenants including Sempra Energy, IBM, Wells Fargo Bank, Bank of America, the Walt Disney Company, MGM, and Time Warner, among many others. Recognized for the architectural quality of its properties, Maguire Partners has received numerous awards for design excellence. Under Mr. Maguire’s direction, the firm developed some of the most significant landmark projects in the country. These include the premier projects, US Bank Tower, Gas Company Tower (see page 125 regarding the latter’s Chapter 11 reorganization in 1998), Wells Fargo Tower and KPMG Tower in Los Angeles, Pasadena’s Plaza Las Fuentes, the Glendale Center, Commerce Square in downtown Philadelphia, Pennsylvania and Solana in Dallas, Texas. Mr. Maguire is a trustee of St. John’s Hospital and a board member of the Los Angeles County Museum of Art and the Los Angeles Music Center.

       Richard I. Gilchrist serves as our Co-Chief Executive Officer and President and as a director on our board of directors. Before joining us, Mr. Gilchrist was the Chief Executive Officer, President, and member of the board of directors of CommonWealth Atlantic Properties, a privately-held REIT, from 1997 to 2001. Prior to that time, Mr. Gilchrist was a founder, Co-Chairman, and Managing Partner of CommonWealth Partners, an adviser and venture partner with the California Public Employees Retirement System, from 1995 to 1997. Mr. Gilchrist was a Senior Partner and member of the Management Committee of Maguire Thomas Partners from 1983 to 1995. He began his professional career as an attorney in Los Angeles. Mr. Gilchrist was a member of the board of directors of the Fortress Group from

2000 to 2002 and is the Chairman of the board of trustees of Whittier College. Mr. Gilchrist holds a bachelor’s degree from Whittier College and a juris doctor degree from the UCLA School of Law.

       Lawrence S. Kaplan is a Certified Public Accountant and retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly traded REITs while there. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly-held REIT, where he serves as chairman of the Audit Committee. He is also a member of the board of directors of Endeavour Real Estate Securities Limited, a privately-held REIT. Mr. Kaplan holds a bachelor of science degree from the University of Chicago and an MBA from Columbia University. Mr. Kaplan serves as one of our independent directors and as chair of our audit committee and as a member of our compensation committee.

       Caroline S. McBride is co-Founder, Chief Investment Officer and a Managing Director of Forum Partners Investment Management LLC, a real estate investment management firm that specializes in value-added indirect investments in North America and Europe. Prior to founding Forum Partners, Ms. McBride was a Managing Director at Security Capital Group where she provided investment and operating oversight for public and private real estate companies in which Security Capital Group had a significant ownership position. Prior to joining Security Capital Group in 1996, Ms. McBride was a Director of Private Market Investments for the IBM Retirement Fund, responsible for managing a $4 billion real estate and private equity portfolio. Previously, Ms. McBride was a Director of Finance, Investments and Asset Management for IBM’s corporate real estate division, where she was responsible for investments in and management of real estate joint ventures worldwide. She joined IBM in 1978. Ms. McBride serves on the board of managers of Dividend Capital Investments LLC. Ms. McBride served as a director on the board of directors of CarrAmerica Realty Corp., a publicly-held REIT, from 1996 until 2001, Storage USA, then a publicly-held REIT, from 1997 until 2002, Belmont Corp., from 1998 until 2002 and as a trustee on the board of trustees of CWS Communities Trust from 1997 until 2001. She also previously served on the board of directors of the Pension Real Estate Association and the Real Estate Research Institute. Ms. McBride holds a bachelor of arts degree from Middlebury College and an MBA from New York University. Ms. McBride serves as one of our independent directors and as a member of our audit committee, nominating and corporate governance committee and compensation committee.

       Andrea L. Van de Kamp is Chairman of Sotheby’s west coast business activities and oversees its development. Mrs. Van de Kamp has the volunteer position of Chairman of the Board of Governors of the Music Center of Los Angeles County, which is the second largest performance arts center in the United States. Prior to joining Sotheby’s in 1989, Mrs. Van de Kamp was president and CEO of the Independent Colleges of Southern California where she administered annual fundraising campaigns for fifteen independent colleges. Earlier in her career, she served as Director for Public Affairs for Carter Hawley Hale Stores; Director of Development of the Museum of Contemporary Art; Executive Director of the Southern California Coro Foundation; and Associate Director of Admissions for Dartmouth College. Mrs. Van de Kamp currently serves as a director on the board of directors of City National Bank. She is also a Senior Vice President for Sotheby’s North America, and serves on its board of directors. Mrs. Van de Kamp served on the board of directors of Jenny Craig, Inc. from August 1994 until May 2002 and The Walt Disney Company from December 1998 until March 2003. Mrs. Van de Kamp is a graduate of Michigan State University and received a master’s degree from Teacher’s College of Columbia University. Mrs. Van de Kamp serves as one of our independent directors and as chair of our compensation committee and as a member of our nominating and corporate governance committee.

       Walter L. Weisman is a past chairman and chief executive officer of American Medical International, Inc. (“AMI”). Mr. Weisman was admitted to the California bar in 1960, practiced law for several years, entered the health care field in 1969 and joined AMI in 1972. Mr. Weisman became chief operating officer of AMI in 1976, president in 1978 and chief executive officer in 1985. When Mr. Weisman left AMI in 1988, AMI was primarily a hospital management company which owned and operated acute care hospitals across the United States and in Europe, the Middle East, Latin America, Asia and Australia. At the time, AMI had over 50,000 employees and annual revenues of roughly $4 billion. Since 1988, Mr. Weisman has been involved in private investments and volunteer activities. He is presently vice chairman of the Board of Trustees of the California Institute of Technology and a member of the Institute’s oversight committee for the Jet Propulsion Laboratory. Mr. Weisman is chairman of the board of trustees of the Los Angeles County Museum of Art and chairman of the board of trustees of the Sundance Institute. He is also a trustee of the Public Broadcasting Service (PBS) and a trustee of the Kress Foundation. Mr. Weisman is a director of Occidental Petroleum Corporation (Los Angeles), Fresenius Medical Care (Frankfurt, Germany), and Community Care Health Network, Inc. (New York City). Mr. Weisman holds a bachelors degree from Stanford University and a juris doctor degree from Stanford Law School. Mr. Weisman serves as one of our independent directors and as chair of our nominating and corporate governance committee and as a member of our audit committee.

       Dallas E. Lucas serves as Executive Vice President and Chief Financial Officer. Mr. Lucas served as Executive Vice President and Chief Financial Officer for Maguire Partners from July 2002. Before joining Maguire Partners in July 2002, Mr. Lucas served as Director, Vice President and Chief Financial Officer for NorthStar Capital Investment Corp., a privately held real estate investment company, from August 1998 to July 2002. Prior to joining NorthStar, Mr. Lucas served as Senior Vice President and Chief Financial Officer for Crescent Real Estate Equities Company, a public REIT, from December 1993 to August 1998. Mr. Lucas holds a bachelor’s degree in business administration from the University of Oklahoma.

       John A. Morales serves as Senior Vice President, Leasing. Mr. Morales served as a Partner of Maguire Partners where he had overall leasing and marketing responsibilities for the firm’s existing LACBD and Tri-Cities portfolio and managed a team of four leasing managers. Prior to joining Maguire Partners in 1996, Mr. Morales served as Vice President for Lincoln Property Company. Mr. Morales holds a bachelor’s degree in Economics from the University of California, Los Angeles.

       Mark T. Lammas serves as Senior Vice President, General Counsel and Secretary. Mr. Lammas served as Senior Vice President and General Counsel for Maguire Partners from June 1998. Before joining Maguire Partners in June 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP from September 1992 to June 1998. Mr. Lammas holds a juris doctor degree from Boalt Hall School of Law, University of California at Berkeley and a bachelor’s degree in Political Economies of Industrial Societies from the University of California at Berkeley.

Board Committees

       Our board of directors has appointed a nominating and corporate governance committee, an audit committee and a compensation committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees has at least three directors and is composed exclusively of independent directors. Our bylaws define “independent director” by reference to the rules, regulations and listing qualifications of the NYSE which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management.

       Audit Committee. The audit function of the committee is to help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee is to select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. Mr. Kaplan is chair and Ms. McBride and Mr. Weisman are members of the audit committee.

       Compensation Committee. The compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our proxy statement and publishes an annual committee report for our stockholders. Ms. Van de Kamp is chair and Ms. McBride and Mr. Kaplan are members of the compensation committee.

       Nominating and Corporate Governance Committee. The function of the nominating and corporate governance committee is to develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. Weisman is chair and Ms. McBride and Ms. Van de Kamp are members of the nominating and corporate governance committee.

       Our board of directors may from time to time appoint certain other committees to facilitate the management of our company.

Compensation of Directors

       Each of our directors who is not an employee of our company or our subsidiaries receives an annual fee of $35,000 for services as a director. Directors who serve on our audit, nominating and corporate governance and/or compensation committees receive a fee of $2,500 for each meeting attended. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

       Our 2003 incentive award plan provides for formula grants of stock options to independent directors on and after the consummation of our IPO. On June 27, 2003 each independent director received an option to purchase 7,500 shares of our common stock at an exercise price of $19.00 per share. Thereafter, on the date of each annual meeting of stockholders at which each independent director is reelected to our board of directors, such independent director will receive an option to purchase 5,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Similarly, each independent director who is initially elected to our board of directors will receive an option to purchase 7,500 shares of our common stock on the date of such initial election and an option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. The exercise price will be equal to 100% of the fair market value of our common stock on the date of grant. The options granted to independent directors will be exercisable in three equal annual installments beginning on the first anniversary of the date of the grant of the option.

Executive Officer Compensation

       Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid in 2003 to our Co-Chief Executive Officers and our three other most highly compensated executive officers. Under the terms of their respective employment agreements, each executive officer is eligible to receive annual performance-based bonuses under our incentive bonus plan as more fully described in “— Employment Agreements.” Pursuant to their respective employment agreements, Messrs. Gilchrist, Morales and Lammas received $1.25 million, $500,000 and $250,000, respectively, set forth under “Other Annual Compensation” in the table below in the form of a lump-sum cash payment in connection with the consummation of our IPO on June 27, 2003. Pursuant to Mr. Lucas’

employment agreement, on July 1, 2003 he received the $100,000 set forth under “Other Annual Compensation” in the table below, which represents the first installment of his signing bonus. Pursuant to their respective employment agreements and our 2003 incentive award plan, Messrs. Gilchrist, Lucas, Morales and Lammas received shares of restricted common stock as set forth under “Restricted Common Stock Awards” in the table below, and Mr. Lucas received a non-qualified stock option to purchase the shares of common stock set forth under “Securities Underlying Options” in the table below, in each case on the terms set forth under “— Employment Agreements.” Under Mr. Gilchrist’s employment agreement, he receives a full tax gross-up with respect to the vesting of the first $2.5 million of his restricted common stock grant as set forth under “All Other Compensation” in the table below and further described in “— Employment Agreements.” Under Mr. Lucas’ employment agreement, he receives a full tax gross-up with respect to the vesting of his $1.0 million restricted common stock grant paid over the period during which his restricted common stock vests and we reimbursed him for certain costs and expenses in connection with his relocation to Los Angeles totaling approximately $378,000. These amounts paid to Mr. Lucas are included under “All Other Compensation” in the table below and further described in “— Employment Agreements.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

						Securities
Name and Principal		Base		Other Annual	Restricted Common	Underlying	All Other
Position	Year	Salary($)(1)	Bonus($)	Compensation($)	Stock Awards($)	Options(#)	Compensation($)

Robert F. Maguire III	2003	150,000	–	–	–	–	–
Chairman and Co-Chief Executive Officer
Richard I. Gilchrist	2003	450,000	–	1,250,000	8,750,000	–	2,500,000
Co-Chief Executive Officer and President
Dallas E. Lucas	2003	400,000	–	100,000	1,000,000	500,000	1,378,000
Executive Vice President and Chief Financial Officer
John A. Morales	2003	275,000	–	500,000	500,000	–	–
Senior Vice President, Leasing
Mark T. Lammas	2003	250,000	–	250,000	250,000	–	–
Senior Vice President, General Counsel and Secretary

(1)	Amounts given are annualized projections for the year ending December 31, 2003 based on employment agreements that became effective June 27, 2003, as amended. See “— Employment Agreements.”

       Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers, particularly for employees responsible for development matters whose bonus compensation may include incentive compensation based on project completion.

Option Grants in 2003

Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Share
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	Price per		Option Term
	Options to be	Employees	Common	Expiration
Name	Granted(#)	in 2003	Share	Date	5%	10%

Robert F. Maguire III	–	–	–	–	–	–
Richard I. Gilchrist	–	–	–	–	–	–
Dallas E. Lucas	500,000 (1)	100%	$19	06/27/13	$5,974,499	$15,140,553
John A. Morales	–	–	–	–	–	–
Mark T. Lammas	–	–	–	–	–	–

(1)	Subject to Mr. Lucas’ continued employment, the option will become exercisable on June 27, 2006.

401(k) Plan

       We maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The plan allows eligible employees to defer, within prescribed limits, up to 60% of their compensation on a pre-tax basis through contributions to the plan. We match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees are eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan.

Incentive Bonus Plan

       We have adopted the Incentive Bonus Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. which provides for annual bonus awards to such employees of our company, our operating partnership and our services company (and their respective subsidiaries) whom the compensation committee determines to be eligible to receive a bonus thereunder. A participant may receive a bonus payment under the incentive bonus plan based upon the attainment, during performance periods established by the compensation committee, of performance objectives which are established by the compensation committee and relate to the corporate, business and/or individual criteria as the bonus committee will determine. Unless otherwise determined by the compensation committee, the amount of each participant’s bonus will be based upon a bonus formula determined by the compensation committee, in its sole discretion that ties such bonus to the attainment of the applicable performance goals. The compensation committee may, in its sole discretion, modify or change the bonus formulas and/or performance goals at any time and from time to time during or upon completion of a performance period. The payment of bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period. We may amend, suspend or terminate the incentive bonus plan at any time.

Deferred Bonus Plan

       We have adopted the Deferred Bonus Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. which provides for deferred bonus awards to asset management employees and other employees of our company, our operating partnership and our services company (and their respective subsidiaries) whom the compensation committee determines to be eligible to receive a deferred bonus award thereunder. Each deferred bonus award will be payable in five equal annual installments, with the first installment payable at the time of award and the remaining installments payable in February of each succeeding calendar year or such other time as the compensation committee may determine. The payment of such installment payments will be conditioned upon the participant’s continued full-time employment. We may amend, suspend or terminate the deferred bonus plan at any time.

Amended and Restated 2003 Incentive Award Plan

       We have adopted the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. The incentive award plan provides for the grant to employees, directors and consultants of our company, our operating partnership and our services company (and their respective subsidiaries) of stock options, restricted common stock, dividend equivalents, stock appreciation rights and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 4,816,861 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan. Of this amount, 659,211 shares of restricted common stock and options to purchase 530,000 shares were issued upon consummation of our IPO. In addition, we have committed to grant to certain officers no later than June 27, 2004 shares of restricted common stock with an aggregate value of $5,500,000.

       Our board of directors has delegated general administrative authority of the incentive award plan to its compensation committee. The members of the compensation committee are both “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The incentive award plan provides that, other than with respect to non-discretionary stock option grants to our independent directors, the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise. The incentive award plan provides that the maximum number of shares which may be subject to awards granted any individual in any calendar year will not exceed 1,000,000. However, this limit will not apply until the earliest to occur of:

•	the first material modification of the plan;

•	the issuance of all of the shares reserved for issuance under the plan;

•	the expiration of the plan; or

•	the first meeting of our stockholders at which directors are to be elected that occurs after the close of the 2006 calendar year.

       The maximum cash performance award payable to certain key employees under the incentive award plan will not exceed $2,000,000 with respect to any calendar year.

       The exercise price of nonqualified stock options and incentive stock options granted under the incentive award plan must be at least 85% and 100%, respectively, of the fair market value of our common stock on the date of grant. Options intended to qualify as performance-based compensation under Section 162(m) of the Code must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Incentive stock options granted under the incentive award plan will expire no later than ten years after the date of grant, or five years after the date of grant with respect to optionees who own more than 10% of our outstanding common stock on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator. The incentive award plan provides that options are exercisable in whole or in part by written notice to us, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The incentive award plan generally does not permit the transfer of options, but the plan administrator may provide that nonqualified stock options may be transferred pursuant to a domestic relations order or to a family member.

       Pursuant to the incentive award plan, on June 27, 2003, each independent director received an option to purchase 7,500 shares of our common stock at an exercise price equal to the initial public offering price of $19.00 per share. Thereafter, on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors, each such independent director will receive an option to purchase 5,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Similarly, each independent director who is initially elected to our board of directors after our IPO will receive an option to purchase 7,500 shares of our common stock on the date of such initial election and an option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. The exercise price will be equal to 100% of the fair market value of our common stock on the date of grant. The options granted to independent directors will be exercisable in three equal annual installments beginning on the first anniversary of the date of the grant of the option.

       In the event of certain changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to:

•	the maximum number and class of shares issuable under the incentive award plan;

•	the number and class of shares subject to outstanding awards; and

•	the grant or exercise price of each outstanding award.

       In addition, in the event of certain corporate transactions, including a change in control (as defined in the plan), each outstanding option which is not assumed by the successor corporation or replaced with an option to purchase shares of stock of the successor corporation will automatically accelerate and become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, acceleration or assumption of such awards.

       The plan administrator may at any time amend or revise the terms of the incentive award plan; provided, that without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan or effect any other change that would otherwise require stockholder approval under applicable law. In addition, any alteration or impairment of any outstanding award requires consent of the affected holder. The incentive award plan will terminate on the earlier of the expiration of ten years from the date that it is adopted by our board of directors or the expiration of ten years from the date it is approved by our stockholders.

       The incentive award plan also provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or by any other provision thereof.

       On June 27, 2003, we filed with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of our common stock issuable under the incentive award plan.

Employment Agreements

       We have entered into employment agreements effective as of June 27, 2003 with Messrs. Maguire, Gilchrist and Lucas. The employment agreements provide for Mr. Maguire to serve as our Co-Chief Executive Officer, Mr. Gilchrist to serve as our Co-Chief Executive Officer and President, and Mr. Lucas to serve as our Executive Vice President and Chief Financial Officer. These employment agreements require Messrs. Maguire, Gilchrist and Lucas, as applicable, to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice.

       The employment agreements with Messrs. Maguire and Gilchrist have a term of five years and the employment agreement with Mr. Lucas has a three-year term. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 60 days’ notice of nonrenewal.

       The employment agreements provide for:

•	an annual base salary of $150,000 for Mr. Maguire, $450,000 for Mr. Gilchrist and $400,000 for Mr. Lucas, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses under our incentive bonus plans based on the satisfaction of performance goals established in accordance with the terms of such plans;

•	in the case of Mr. Gilchrist a lump-sum cash payment of $1,250,000 that was paid on June 27, 2003, which was intended to mitigate tax obligations associated with the vesting of restricted common stock;

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives.

       Mr. Gilchrist’s annual bonus will range from 50% to 200% of his base salary, with a target of 100%, and will be at least 100% of his base salary for the first two years of his employment term. Mr. Lucas’ annual bonus will range from 50% to 150% of his base salary, with a target of 100%, and will be at least 100% of his base salary for the first year of his employment term. These bonus provisions will apply until the earliest to occur of:

•	the first material modification of the applicable bonus plan (within the meaning of Section 162(m) of the Code);

•	the expiration of such bonus plan;

•	the first meeting of stockholders at which members of our board of directors are to be elected that occurs after the close of the 2006 calendar year; or

•	such other date required by Section 162(m) of the Code.

       In addition, upon the consummation of our IPO, Mr. Gilchrist and Mr. Lucas were granted 460,526 shares and 52,632 shares of restricted common stock, respectively, at a purchase price equal to the par value per share. Mr. Gilchrist also received a full tax gross-up of approximately $2.5 million relating to the vesting of the first 131,579 shares of his restricted common stock grant. Mr. Lucas also receives a full tax gross-up of approximately $1.0 million relating to his restricted common stock grant paid over the period during which his restricted common stock vests. 197,368 shares of Mr. Gilchrist’s restricted common stock vested on June 27, 2003, and 52,632 shares will vest on each of the first five anniversaries of such date. Mr. Lucas’ restricted common stock will vest in cumulative equal annual installments on June 27, 2004, 2005 and 2006.

       Pursuant to Mr. Lucas’ employment agreement, he also received a non-qualified stock option to purchase 500,000 shares of Maguire Properties, Inc.’s common stock upon consummation of our IPO at an exercise price per share equal to $19.00 per share. Mr. Lucas’ stock option will vest in full on June 27, 2006.

       Under Mr. Lucas’ employment agreement, Mr. Lucas is also entitled to a signing bonus of $200,000, payable in two equal installments of $100,000, one of which was paid on July 1, 2003 and the other of which is payable on July 1, 2004. Mr. Lucas was also reimbursed $378,000 by us for certain costs and expenses in connection with his relocation to Los Angeles.

       The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” prior to a “change in control” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash payment equal to 200% (150% in the case of Mr. Lucas) of the sum of his then current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurs;

•	in the case of Mr. Lucas, any unpaid portion of his signing bonus;

•	health benefits for two years (18 months in the case of Mr. Lucas) following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	outplacement services at our expense.

       Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment. Each of Messrs. Maguire, Gilchrist and Lucas will also be entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by us, our operating partnership and our services company.

       Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within two years (one year in the case of Mr. Lucas) after a “change in control” (as defined in the applicable employment agreement) or, in the case of Mr. Maguire or Mr. Gilchrist, by the executive for any reason within 30 days after the one-year anniversary of the change of control, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, except that the lump-sum cash severance payment multiple will be 300% in the case of Messrs. Maguire and Gilchrist and 200% in the case of Mr. Lucas. The period during which the executive will be entitled to continued health insurance coverage will be increased accordingly. In addition, all stock options held by the executive will become fully exercisable and all restricted common stock held by such executive will become fully vested.

       Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability.

       The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the employment agreements and for a two-year period thereafter (one year in the case of Mr. Lucas).

       We have also entered into employment agreements with Messrs. Morales and Lammas. The employment agreements provide for Mr. Morales to serve as our Senior Vice President, Leasing and Mr. Lammas to serve as our Senior Vice President, General Counsel and Secretary.

       The employment agreements with Messrs. Morales and Lammas provide that their employment with us is “at-will” and may be terminated by either the executive or us upon at least 30 days advance written notice, subject to certain obligations by us to provide certain payments and benefits upon certain types of terminations, as more fully described below.

       The employment agreements provide for:

•	an annual base salary of $275,000 for Mr. Morales and $250,000 through December 31, 2003 and $275,000 effective January 1, 2004 for Mr. Lammas, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses under our incentive bonus plan based on the satisfaction of performance goals established in accordance with the terms of such plan;

•	an additional lump-sum cash payment of $500,000 for Mr. Morales and $250,000 for Mr. Lammas, each of which was paid in July 2003;

•	participation in other incentive, savings and retirement plans applicable generally to similarly situated executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to similarly situated executives.

       Mr. Morales’ target annual bonus will initially be 60% of his base salary and his maximum annual bonus will initially be 90% of his base salary. Mr. Lammas’ target annual bonus will initially be 50% of his base salary and his maximum annual bonus will initially be 100% of his base salary.

       In addition, on June 27, 2003 pursuant to these employment agreements we granted Messrs. Morales and Lammas 26,316 shares and 13,158 shares of fully vested restricted common stock, respectively. In addition, provided that Messrs. Morales’ and Lammas’ employment has not terminated, we will, upon the earlier to occur of (i) the date on which we make our annual grants to similarly situated executives under our incentive award plan for 2004 or (ii) June 27, 2004, grant each of Messrs. Morales and Lammas $2,000,000 worth of restricted common stock (valued at the fair market value, as determined under our incentive award plan, as of the date of grant). 25% of Mr. Morales’ shares will vest on the date of grant and, subject to Mr. Morales’ continued employment, an additional 25% of such shares will vest on each of the first, second and third anniversaries of the date of grant. 20% of Mr. Lammas’ shares will vest on the date of grant and, subject to Mr. Lammas’ continued employment, an additional 20% of such shares will vest on each of the first, second, third and fourth anniversaries of the date of grant.

       The employment agreements also provide that each executive is entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by us, our operating partnership and our services company.

       The employment agreements provide that, if Mr. Morales’ or Mr. Lammas’ employment is terminated by us without “cause” (as defined in the employment agreements), then, subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive a lump-sum cash severance payment consisting of:

•	100% of his then-current annual base salary, plus

•	in the case of Mr. Morales, 100% of his target annual bonus (assuming that he had remained employed) for the year in which the termination of employment occurs, plus

•	in the case of Mr. Lammas, 100% of his maximum annual bonus (assuming that he had remained employed) for the year in which the termination of employment occurs, plus

•	in the event such termination occurs prior to June 27, 2004, $500,000 for Mr. Morales and $300,000 for Mr. Lammas.

       In the event Mr. Morales’ employment is terminated by us without cause following the date of grant of his $2,000,000 restricted common stock award, or if Mr. Lammas is terminated by us without cause at any point, the shares subject to such award will vest immediately.

       The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the employment agreements and for a one-year period thereafter.

Non-competition Agreements

       We entered into non-competition agreements with each of Messrs. Maguire and Gilchrist, effective as of the consummation of our IPO, under which they agreed that they would not (i) conduct, directly or indirectly, any business involving real property development, acquisition, sale or management, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in real property which are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates.

       Mr. Maguire is bound by his non-competition covenant for so long as he is our Co-Chief Executive Officer or the Chairman of our board of directors and for a one-year “tail” period thereafter, unless his employment is terminated by us without “cause” or by him with “good reason” (in each case, as defined in his employment agreement) or by him for any reason on or within 30 days after the one year anniversary of a “change in control” (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the earlier of the one year anniversary of his termination and the date on which he ceases to receive any severance payments or benefits from us under his employment agreement. In addition, Mr. Maguire’s covenant not to compete with us contains certain exceptions, including Mr. Maguire’s:

•	ownership, entitlement, development, financing, management, leasing, marketing, sale, transfer or exchange of any of his interests in any of the option properties and excluded properties (which include Solana, Solana Land, Solana Hotel and 17th & Grand), so long as we have the exclusive right to develop or manage those properties (other than the Water’s Edge project, which is managed by a public REIT, and the senior housing project located at 740 South Olive Street in the LACBD, which is managed by a non-profit entity);

•	direct or indirect passive ownership of interests in certain Playa Vista and Commerce Square (an office development in Philadelphia, Pennsylvania) properties and entities and Maguire Partners — Master Investments, LLC;

•	direct or indirect ownership of up to five percent of the outstanding equity interests of any public company;

•	activities related to residential real estate; and

•	during the one-year “tail” period only, conduct of business or ownership of property in geographical areas other than the areas in which we conduct business.

       Mr. Gilchrist is bound by his non-competition covenant for so long as he is employed by us and for a one-year “tail” period thereafter, unless his employment is terminated by us without “cause” or by him with “good reason” (in each case, as defined in his employment agreement) or by him for any reason on or within 30 days after the one-year anniversary of a “change in control” (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the earlier of the one-year anniversary of his termination and the date on which he ceases to receive any severance payments or benefits from us under his employment agreement. In addition, Mr. Gilchrist’s covenant not to compete with us contains certain exceptions, including Mr. Gilchrist’s:

•	passive ownership interests in two entities that do or may compete directly with us, CommonWealth Partners (in which Mr. Gilchrist no longer owns an interest) and Maguire Partners — Master Investments, LLC;

•	direct or indirect ownership of up to five percent of the outstanding equity interests of any public company; and

•	activities related to residential real estate.

Indemnification Agreements

       We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

       There are no compensation committee interlocks and none of our employees participates on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Additional Interests in Certain Properties by the Maguire Organization Prior to the Formation Transactions

       Through various transactions during the two years prior to our IPO and the formation transactions, the Maguire Organization and Mr. Maguire in his individual capacity acquired additional interests in five of the properties in our portfolio — Wells Fargo Tower, KPMG Tower, US Bank Tower, Gas Company Tower and 808 South Olive garage — and the Glendale Land Parcel.

       Wells Fargo Tower. In February and April 2003, the Maguire Organization entered into a series of purchase and financing transactions relating to Wells Fargo Tower as a result of which, upon consummation of our IPO and the formation transactions we became the indirect fee simple owner of Wells Fargo Tower. In February 2003, Maguire Partners — Bunker Hill, Ltd., an entity majority that was owned and controlled by Mr. Maguire, purchased a 31% indirect equity interest in Wells Fargo Tower from MAC-WFT, Inc. and a 15% indirect equity interest in Wells Fargo Tower from Gibson, Dunn & Crutcher Revocable Retirement Trust with funds from a $64.3 million reverse purchase agreement with Greenwich Capital Financial Products, Inc. Under the terms of the reverse purchase agreement, Greenwich Capital Financial Products, Inc. then purchased the 58% indirect equity interest of Maguire Partners — Bunker Hill, Ltd. in Wells Fargo Tower, which included its 12% indirect equity interest in Wells Fargo Tower held prior to purchasing the additional 46% interests from MAC-WFT, Inc. and Gibson, Dunn & Crutcher Revocable Retirement Trust, and simultaneously granted to Maguire Partner — Bunker Hill, Ltd. the right to purchase this 58% indirect equity interest in Wells Fargo Tower for $64.3 million plus interest at a rate of LIBOR + 7.25% plus an exit fee of 1.5% or 2.5% under certain circumstances of the then outstanding principal balance under the reverse purchase agreement. This transaction was in substance a secured loan from Greenwich Capital Financial Products, Inc., with an interest rate of LIBOR + 7.25%, a 1.5%, or under certain circumstances 2.5%, exit fee, and a maturity date of December 31, 2003. We purchased these interests for $71.7 million, a price determined pursuant to the above formula with proceeds from our IPO and the Wells Fargo Tower refinancing. In addition, in April 2003, the Maguire Organization entered into a letter of intent to purchase the remaining 42% indirect equity interest in Wells Fargo Tower from a subsidiary of Wells Fargo Bank, N.A. for $79.0 million. This agreement was assigned to our operating partnership prior to the consummation of our IPO and we purchased these interests with proceeds from our IPO at the closing of the formation transactions.

       Glendale Land Parcel. On December 2, 2002, Maguire Partners — Glendale II, LLC, an entity that was owned and controlled by Mr. Maguire, exercised an option to reacquire an interest in the two-acre land parcel adjacent to Glendale Center for $3.0 million from BankAmerica Realty Services, Inc., an affiliate of one of our underwriters. This acquisition was financed with a $4.0 million business loan from Old West Annuity and Life Insurance Company which was repaid with proceeds from our IPO. As a result of the exercise of this option, the Maguire Organization, through Maguire Partners — Glendale II, LLC, acquired a 99-year leasehold interest in the parcel of land adjacent to Glendale Center.

       KPMG Tower. On September 17, 2002, Maguire Partners — WFC Holdings, LLC, an entity that was owned and controlled by Mr. Maguire, purchased the indirect equity interests previously held by a subsidiary of Wells Fargo Bank, N.A. and Carlyle Real Estate Partnership — XIV in KPMG Tower for $13.0 million and recapitalized the property entity. This acquisition and recapitalization was financed with funds from a $232.0 million mortgage (the remaining $30.0 million of a $37.0 million tranche of which was repaid in connection with our IPO) from Deutsche Bank AG Cayman Island Branch, an affiliate of one of our underwriters. As a result of this acquisition, the Maguire Organization, through its affiliate, Maguire Partners — 355 S. Grand, LLC, acquired fee simple ownership of KPMG Tower.

       US Bank Tower. In March 2002, Delacourt Properties, Inc.’s equity interest in US Bank Tower was acquired by Maguire Partners BGHS, LLC, an entity owned and controlled by Mr. Maguire, for $111.7 million and concurrently, RECP Library LLC made a $56.0 million preferred equity investment.

This acquisition was financed with funds from a $59.6 million senior secured mezzanine loan and a $50.0 million junior secured mezzanine loan from Column Financial, Inc., and the preferred equity investment. A portion of the senior secured mezzanine loan and all of the junior secured mezzanine loan were subsequently sold to affiliates of Citigroup, one of our underwriters. Each of the US Bank Tower senior and junior secured mezzanine loans was fully repaid, and the preferred equity investment redeemed in connection with our IPO. US Bank Tower was also subject to approximately $190.4 million in mortgage indebtedness that was indirectly assumed by Bunker Hill Equity, LLC. This mortgage was defeased in connection with our IPO. In addition, in June 2002 Mr. Maguire purchased in a series of transactions additional indirect equity interests in US Bank Tower from five individuals for aggregate consideration of $136,568.

       Gas Company Tower/808 South Olive Garage. In December 2000, Maguire Thomas Partners — SCGC Holdings, Ltd., an entity that was controlled by, and majority-owned by, Mr. Maguire acquired from Dai-Ichi Life Property Holdings Inc., or Dai-Ichi, all of Dai-Ichi’s interest in each of Gas Company Tower and 808 South Olive garage. The acquisition was made in connection with a court-approved settlement of three inter-related bankruptcy cases that commenced on September 10, 1998 relating to Gas Company Tower. The reorganizations were precipitated by an impasse between Dai-ichi and the Maguire Organization property entities when Dai-ichi refused to consent to a refinancing of the existing project indebtedness. The Maguire Organization entities entered into settlement agreements with each of Dai-Ichi and the project lender. Under the Dai-ichi settlement, Maguire Thomas Partners — SCGC Holdings, Ltd. acquired Dai-Ichi’s interests in Gas Company Tower and 808 South Olive garage for approximately $92.9 million, plus the assumption of the project debt. All interest on the project loan was paid on a current basis during the bankruptcy proceedings and all principal on the project loan was fully repaid with the proceeds of a $285.0 million mortgage from Credit Suisse First Boston Mortgage Capital LLC, an affiliate of one of our underwriters, and two mezzanine loans aggregating $61.6 million from Credit Suisse First Boston Mortgage Capital LLC and German American Capital Corporation that were also used to finance the acquisition of Dai-ichi’s interests. These mortgage and mezzanine loans were fully repaid in connection with our IPO.

Distribution to Mr. Maguire Prior to the Formation Transactions

       Prior to the contribution of the property entity that owns Wells Fargo Tower to our operating partnership, such entity distributed $64.4 million of proceeds from the property refinancing to Mr. Maguire. Mr. Maguire used these proceeds to repay $49.4 million of indebtedness on an excluded property, that was collateralized by certain of our other properties, and $15.0 million to fund reserves related to indebtedness with an affiliate of Citigroup Global Markets Inc. on such excluded property.

Formation Transactions

       Messrs. Maguire and Gilchrist, who are directors and officers of our company, and related entities are parties to contribution agreements with our operating partnership pursuant to which they contributed their direct or indirect interests in the property entities and other specified assets and liabilities to the operating partnership in exchange for 10,231,603 units. The number of units given in exchange for these interests, assets and liabilities was determined in consultation with the underwriters for our IPO. Among the factors that were considered were our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the state of the commercial real estate industry and the economy as a whole.

       Among the interests that Mr. Maguire contributed to our operating partnership in the formation transactions pursuant to his contribution agreement were rights and obligations arising under a series of option agreements with seven individuals that were entered into between August and October 2002. Under these option agreements, Mr. Maguire acquired the rights to purchase indirect minority interests in each of the properties in our portfolio, as well as indirect interests in Solana, an excluded property, for an aggregate purchase price of approximately $6.9 million in cash. Subsequent to the execution of these agreements, however, as described below, Solana became an excluded property. Therefore, in order to obtain these seven individuals’ interests in the properties in our portfolio, but not their interests in Solana, our operating partnership paid the full purchase price under the option agreements of $6.9 million, but acquired ownership only of the interests that relate to the properties in our portfolio. Mr. Maguire acquired the interests in Solana that we did not.

Description of Contribution Agreements, Tax Indemnity and Debt Guarantees

       In connection with our IPO interests in certain property entities were contributed to us (through our operating partnership) pursuant to contribution agreements with the individuals or entities that previously held those interests. The contributors transferred their interests in the property entities to our operating partnership (or another of our subsidiaries) for units. We assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed.

       In April 2003, all of the then-current independent members of our board of directors resolved to exclude the Solana property, a 1.4 million square foot office, hotel and retail property located in Dallas, Texas, from the formation transactions. The primary reason for their decision was a desire to narrow our focus to the ownership and operation of Southern California properties. In addition, another factor considered by our board of directors was that the Solana property could become unstabilized, and the then-current conditions of the Dallas submarket in which Solana is located made it uncertain that the property would be released in the near term. Therefore our board exercised our contractual rights under the contribution agreements not to accept the contribution of interests in the property entities that own Solana. Further, our board acknowledged that our option to acquire certain parcels of land associated with the Solana property terminated pursuant to its terms.

       Under their respective contribution agreements, Mr. Maguire and related entities directly and/or indirectly received 10,226,340 units, including 28,947 units beneficially owned through Masters Investments, LLC, and Mr. Gilchrist, through Master Investments, LLC, received 5,263 units. Two other officers and/or employees received an aggregate of 473,684 units under contribution agreements. Mr. Maguire’s or related entities’ cost net of distributions for these contributed interests was approximately $37 million, resulting in an unrealized gain to them of approximately $155 million.

       The contribution agreements generally contain representations by the contributors only with respect to the ownership of their interests and certain other limited matters. Mr. Maguire and entities controlled by him, however, have made representations and warranties to our operating partnership with respect to the condition and operations of the properties and interests contributed to us and certain other matters. Mr. Maguire and such entities have agreed to indemnify our operating partnership for breach of such representations and warranties until July 27, 2004, subject to certain thresholds and up to a maximum of $20 million. Mr. Maguire and entities controlled by him have pledged 1,052,632 units to our operating partnership in order to secure their indemnity obligation, and such units are the sole recourse of our operating partnership in the case of a breach of representation or warranty or other claim for indemnification.

       Under the contribution agreements of Mr. Maguire and related entities, Master Investments, LLC and the contribution agreements of others, we have agreed that in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in Gas Company Tower, US Bank Tower and KPMG Tower until June 27, 2012 (or up to June 27, 2015 if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties) and Plaza Las Fuentes and Wells Fargo Tower until June 27, 2010 (or up to June 27, 2013 if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties), then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the restriction period. The properties to which our tax indemnity obligations relate represented 80.5% of our aggregate annualized rent in the aggregate as of September 30, 2003. These tax indemnities do not apply to the disposition of a restricted property if:

•	such disposition qualifies as a like-kind exchange under Section 1031 of the Code or an involuntary conversion under Section 1033 of the Code, or other transaction, in each case that does not result in the recognition of taxable income or gain to the contributor; provided, that:

•	in the event of a disposition of a restricted property under Section 1031 or 1033 of the Code, or pursuant to another tax deferred transaction, any property or property interest acquired in exchange shall be subject to the same restrictions as the property or interests disposed;

•	if a restricted property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of our operating partnership in such entity shall thereafter be considered a restricted property, and if the acquiring entity’s disposition of such restricted property would cause the contributor to recognize gain or loss, the transferred restricted property shall still be considered a restricted property; and

•	in the event of a merger or consolidation involving our operating partnership and an entity that qualifies for taxation as a “partnership” for federal income tax purposes, the successor partnership shall have agreed in writing for the benefit of the contributor that the sales restrictions shall continue to apply with respect to each restricted property; or

•	with respect to the contributor, the adjusted taxable basis of the applicable restricted property has increased in the hands of our operating partnership to fair market value as a result of a taxable disposition of units or otherwise such that a taxable disposition of such restricted property by our operating partnership would not result in the allocation of taxable gain to the contributor pursuant to Section 704(c) of the Code.

       The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax-efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations, we would be liable for damages.

       Under Mr. Maguire’s and related entities’ contribution agreements, we agreed to use commercially reasonable efforts to make $443.8 million of indebtedness available for guarantee by Mr. Maguire and entities related to him until June 27, 2012 (or up to June 27, 2015 if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties). Under the contribution agreement of Master Investments, LLC, we agreed to use commercially reasonable efforts to make available for guarantee by such entity $65.0 million of indebtedness on the same basis as Mr. Maguire. We also have agreed to make an additional $83.0 million in indebtedness available for guarantee by a third party on the same basis as Mr. Maguire. Among other things, these guarantees of debt allow the respective party to defer the recognition of gain in connection with the formation transactions.

       In addition, the contribution agreements contain a release by us of certain senior officers and directors who are party to contribution agreements (including Mr. Maguire and Mr. Gilchrist) with respect to all claims, liabilities, damages and obligations related to their ownership of the property entities and/or their employment with the Maguire Organization which existed at the closing of the formation transactions, other than breaches by them or entities related to them, as applicable, of the employment agreements, non-competition agreements and contribution agreements entered into by them and these entities in connection with the formation transactions.

Partnership Agreement

       Concurrently with the completion of our IPO, we entered into the partnership agreement with the various limited partners of our operating partnership. See “Description of the Partnership Agreement of Maguire Properties, L.P.” Messrs. Maguire and Gilchrist, who are directors and executive officers of our company, or entities related to them, are limited partners of our operating partnership.

       Pursuant to the partnership agreement, persons holding units as a result of the formation transactions, including Mr. Maguire, will have rights beginning August 27, 2004, to cause our operating partnership to redeem each of their units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

Registration Rights

       As limited partners of our operating partnership, Messrs. Maguire and Gilchrist, and entities related to them, will receive registration rights to cause us, beginning August 27, 2004, to register shares of our common stock acquired by them in connection with their exercise of redemption/exchange rights under the partnership agreement.

Employment Agreements

       We have entered into employment agreements with our executive officers as described in “Management — Employment Agreements.” These agreements provide for salary, bonuses and other benefits, including potentially, severance benefits upon a termination of employment, as well as for grants of restricted common stock, option awards, cash bonuses and tax gross-ups, among other matters.

       Pursuant to their employment agreements, certain of our senior officers, other than Mr. Maguire, received 659,211 shares of restricted common stock issued upon consummation of our IPO, $6.5 million in cash bonuses and tax gross-ups primarily intended to mitigate employee tax obligations associated with these vested restricted common stock grants, options to purchase 500,000 shares of our common stock granted under our incentive award plan that will vest in full on June 27, 2006 and shares of restricted common stock with an aggregate value of $5.5 million that we have committed to grant to certain of our executive officers no later than June 27, 2004, including:

•	In the case of Mr. Gilchrist, (i) 460,526 shares of restricted common stock issued upon the consummation of our IPO, (ii) a $1,250,000 cash bonus paid on June 27, 2003 and (iii) a tax gross-up of approximately $2.5 million to cover his tax obligations with respect to the vesting of a portion of his restricted common stock grant.

•	In the case of Mr. Lucas, (i) 52,632 shares of restricted common stock issued upon the consummation of our IPO, (ii) a $200,000 cash bonus payable in two $100,000 installments on July 1, 2003 and 2004, (iii) a full tax gross-up of approximately $1.0 million paid over the period during which his restricted common stock vests to cover his tax obligations with respect to the vesting of his restricted common stock grant and (iv) an option to purchase 500,000 shares granted under our incentive award plan with an exercise price of $19.00 per share, which will vest in full on June 27, 2006.

•	In the case of Mr. Morales, (i) 26,316 fully vested shares of restricted common stock issued upon the consummation of our IPO, (ii) a $500,000 cash bonus paid in July 2003 intended to mitigate his tax obligations associated with vested restricted common stock grants and (iii) shares of restricted common stock with a value of $2.0 million which we have committed to grant to him no later than June 27, 2004.

•	In the case of Mr. Lammas, (i) 13,158 fully vested shares of restricted common stock issued upon the consummation of our IPO, (ii) a $250,000 cash bonus paid in July 2003 intended to mitigate his tax obligations associated with vested restricted common stock grants and (iii) shares of restricted common stock with a value of $2.0 million which we have committed to grant to him no later than June 27, 2004.

•	In the case of certain other officers and employees, (i) 105,263 fully vested shares of restricted common stock issued upon the consummation of our IPO, (ii) approximately $2.0 million in cash bonuses paid in July, 2003 intended to mitigate their respective tax obligations associated with vested restricted common stock grants and (iii) shares of restricted common stock with a value of $1.5 million which we have committed to grant to them no later than June 27, 2004.

       We have also granted options for an aggregate of 30,000 shares of our common stock to our outside directors under our incentive award plan with an exercise price per share equal to $19.00 and that will vest in three equal installments commencing on June 27, 2004.

       In addition, following the consummation of our IPO we paid accrued 2002 compensation bonuses to Messrs. Morales and Lammas equal to $386,502 and $200,000, respectively, in satisfaction of employment agreement obligations we assumed from the Maguire Organization.

Indemnification of Officers and Directors

       We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements.”

Option Agreements

       We have entered into the following option agreements with entities controlled by Mr. Maguire granting our operating partnership the right to acquire each of the following three option properties or interests therein.

1733 Ocean Avenue

       Under our option to acquire 1733 Ocean Avenue, we may acquire from Maguire Partners — 1733 Ocean, LLC, an entity affiliated with Mr. Maguire, its rights in the property, including the leasehold interest, the right of first refusal and the right of first negotiation, at any time prior to June 27, 2008 for units with a value equal to the lower of fair market value and Mr. Maguire’s and related entities’ cost related to the acquisition, financing, leasing, entitlement, operation, maintenance and development of the property plus an 8% per annum return on their net equity investment in the property. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and the term of Mr. Maguire’s non-competition agreement with respect to any proposed sale of 1733 Ocean Avenue at the lower of the price set forth above and any proposed offer price to a third party. Our option expires on June 27, 2008, or earlier if we do not exercise our right of first refusal and the property is transferred to a third party.

Western Asset Plaza

       Under our option to acquire Western Asset Plaza under an agreement with Maguire Partners — 385 Colorado, LLC, an entity affiliated with Mr. Maguire, we may acquire the property at any time prior to December 11, 2008 for units with a value equal to Mr. Maguire’s and related entities’ costs related to the acquisition, financing, leasing, entitlement, operation, maintenance and development of the property plus an 8% per annum return on their net equity investment in the property. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and the term of Mr. Maguire’s non-competition agreement with respect to any proposed sale of Western Asset Plaza at the lower of the price set forth above and any proposed offer price to a third party. Our option expires five years from completion of development or, earlier, if we do not exercise our right of first refusal and the property is transferred to a third party.

Playa Vista — Water’s Edge

       Under our option to acquire the 12.5% interest in entity that owns the Water’s Edge development currently held by Maguire Partners — PV Investor Partnership, L.P., an entity controlled by Mr. Maguire, we may acquire that interest at any time prior to June 27, 2008 for units with a value equal to the investment of Mr. Maguire and related entities in such 12.5% interest, plus an 8% per annum return on their net equity investment in such interest. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and Mr. Maguire’s non-competition agreement with respect to the proposed sale of this 12.5% interest at the lower of the price set forth above and any proposed offer price to a third party. Our option expires on June 27, 2008 or if we do not exercise our right of first refusal and the interests are transferred to a third party.

Right of First Offer

       We have a right of first offer relating to Solana, a 1.4 million square foot office, hotel and retail property in the Dallas/ Ft. Worth, Texas area and the 322-acre Solana land parcel, each of which is controlled by Mr. Maguire. Pursuant to this right, we may make the first offer to purchase these properties if these entities decide to sell them or, alternatively, match the terms of an unsolicited third party offer. If we make an offer that is rejected or elect not to match the unsolicited offer, these entities can sell the property or properties on which we made an offer, but only to a third party within 120 days, on terms that are as good or better to the selling entity than the terms of our offer. Any purchase by us of these properties is required to be paid by us with units, with each unit valued at the then-fair market value of a share of our common stock, or, if we and the applicable property owner(s) agree(s), in cash.

Management, Leasing, Development and Services Agreements

       Through our operating partnership and services company, we have entered into management and/or leasing agreements with the entities that own each of the option properties, the entity that owns the excluded Solana property, a 1.4 million square foot office, hotel and retail property in the Dallas/ Ft. Worth, Texas area, and the entity that owns a 322-acre land parcel adjoining Solana. Mr. Maguire directly or indirectly owns a controlling or material interest in each of these entities. Under the terms of the management agreements, we, our operating partnership or our services company provide property management, operating, maintenance, repair and/or leasing services to each of these properties in return for management fees, leasing commissions and reimbursements of actual direct costs and expenses incurred by us or our services company, as applicable. Under the management agreements with the entities that own the option properties and the entity that owns the Solana land, the management fees paid to us vary depending on whether or not the property has stabilized. Prior to stabilization, our management fee is the greater of our overhead costs and 3% of our reimbursable out-of-pocket expenses, provided that, on an annualized basis, our management fee must be at least $0.40 per net rentable square foot per year. After stabilization, our management fee is 3% of rents and other income generated by the project. Under the option agreement with the entity that owns all of Solana except the land, our management fee is 3% of rents and other income generated by the project, except for income generated by the hotel, restaurant and health club at Solana, each of which is managed by others. Under the management agreement between our services company and the entities that own Solana and the Solana land, we are additionally entitled to receive a cash incentive fee equal to 5% of the property’s net cash flow and an additional incentive fee equal to 5% of the proceeds realized from net capital proceeds from a sale or refinancing of the property. Leasing commissions are the same under all of the management agreements and, with exceptions as noted below, are generally equal to 4% of base rent during the first five years of a lease, 2% of base rent during the second five years, 1% during the third five years and nothing thereafter. If the lease is pursuant to a renewal option or involves an existing tenant leasing new space in the same property, leasing commissions are equal to 4% of base rent during the first five years of a lease, 2% of base rent during the second five years and nothing thereafter. Finally, if the lease is by an existing tenant pursuant to a previously negotiated option to lease additional space in the same property, our leasing commission with respect to that new space will be equal to the incremental additional commission to which we would then be entitled if the tenant had been obligated to lease such additional space under its original lease. Under each of the management agreements, we are also entitled to tenant and capital improvement fees if we supervise or administer tenant or capital improvements at the properties. The capital improvement fees are equal to 3% of the total cost of the work, but are payable only if the work is not performed by one of our affiliates pursuant to a separate development agreement. The tenant improvement fees are equal to at least 3% of the cost of the work, or a higher fee if a higher fee is stipulated in the lease or other agreement pursuant to which the improvements are being undertaken. Our services company hires employees to perform certain of these services and receives certain administrative services from our operating partnership pursuant to a separate agreement. The management agreements between us and the entities that own the option properties are coterminous with our options to purchase these properties. The management agreement between us and the entities that own Solana and the Solana land will terminate if and when Mr. Maguire no longer owns an interest in that property or is no longer bound by his non-competition agreement with us. See “Business and Properties — Description of Option Properties,” and “Management — Non-competition Agreements.”

       In connection with the formation transactions, our services company has assumed the rights and obligations of development manager under a development agreement between Maguire Partners Development, Ltd. and the entity that owns Western Asset Plaza, which is controlled by Mr. Maguire, under what we believe are fair market terms and conditions for development services. Under this development agreement, our services company serves as an independent contractor to arrange, supervise, coordinate and carry out all services necessary for development work at Western Asset Plaza in accordance with its existing plans and budget. Our services company is entitled to a development fee of 3% of the cost of the development, plus reimbursement of actual direct costs and expenses incurred. Pursuant to the development agreement, development fees, costs and expenses are not payable until the property is stabilized and certain leasing and financial performance benchmarks have been attained or, at the latest, May 31, 2005. Development work at Western Asset Plaza is ongoing and we anticipate earning additional development fees, subject to these payment provisions, in the near term.

       We have also entered into a services agreement with each of the entities that own three excluded properties, the senior housing project located at 740 South Olive Street, the 17th & Grand garage and Solana (except for the land), pursuant to which we or our services company will provide certain administrative and operations services to these entities in exchange for payments equal to the fair market value of such services, as agreed to by the parties to such agreements. The fees to be paid by each of these entities to us under each of these agreements is not expected to exceed $60,000 in 2003.

Property and Liability Insurance

       The properties in our existing portfolio and the option and excluded properties (other than Playa Vista — Water’s Edge) which are owned or controlled by Mr. Maguire are collectively insured under a blanket property, liability, fire, extended coverage, earthquake, terrorism and rental loss insurance policy that expires on March 31, 2004. See “Business and Properties — Insurance” and “Risk Factors — Risks Related to Our Properties and Our Business — Potential losses may not be covered by insurance.”

       Mr. Maguire will receive the benefit of the inclusion of the option and excluded properties under this blanket insurance policy in exchange for prenegotiated premium payments by the entities that own these option and excluded properties. Of the total anticipated annual premium of $10,369,182 under the blanket insurance policy, the property entities that own the option and excluded properties — Solana, Western Asset Plaza, 740 South Olive, 1733 Ocean Avenue and 17th & Grand — will pay allocated portions of this premium for March 2003 through March 2004 equal to $371,546, $142,418, $110,518, $55,256 and $32,138, respectively. We believe that the allocated premiums paid by these entities are comparable to or greater than the premiums these entities would pay for comparable insurance if they were to insure their respective properties on a stand-alone basis.

Other Benefits to Related Parties and Related Party Transactions

       In connection with the formation transactions or in connection with our IPO, Mr. Maguire received material benefits, including the release of guarantees to repay, personally and on behalf of various Maguire Organization entities, approximately $715.1 million of indebtedness repaid in connection with our IPO and $232.0 million of other outstanding indebtedness.

       Mr. Maguire also received the benefit of an agreement by Wells Fargo Bank, N.A. to lease space at Solana in exchange for an additional $3.0 million in acquisition costs paid by us to an affiliate of Wells Fargo Bank, N.A. to acquire an additional 42% interest in Wells Fargo Tower.

       Mr. Maguire’s daughter, Robin Maguire, serves as a consultant to our company from time to time. Ms. Maguire’s employment is at will. In exchange for her services, Ms. Maguire receives consulting fees (not expected to exceed $60,000 in 2003).

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

       The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

       We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties, see “Business and Properties.”

       We expect to pursue our investment objectives primarily through the ownership by our operating partnership of our properties and other acquired properties and assets. We currently intend to invest primarily in developments of office and commercial properties and acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land which we believe has development potential. Future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

       We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

       Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock and the series A preferred stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

       While our current portfolio consists of, and our business objectives emphasize, equity investments in commercial real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

       Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

       We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. Any decision to dispose of a property will be made by our board of directors. Certain directors and executive officers who hold units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, we may be obligated to indemnify certain contributors against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions under the tax indemnification provisions of the contribution agreements of Mr. Maguire, Master Investments, LLC and certain entities related and unrelated to them. See “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees” and “— Conflict of Interest Policies.”

Financing Policies

       Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock and preferred stock (each of which may decrease, thereby increasing our debt to total capitalization ratio), (but not including shares underlying options or shares of restricted common stock with an aggregate value of $5.5 million that we have committed to grant to certain officers no later than June 27, 2004), plus the aggregate value of units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. As of November 30, 2003, our ratio of debt to total market capitalization was approximately 50%. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock and series A preferred stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors — Risks Related to Our Properties and Our Business — Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Conflict of Interest Policies

       Sale or Refinancing of Properties. Upon the sale of certain of our properties and on the repayment of indebtedness, certain unit holders, including our Chairman and Co-Chief Executive Officer, Mr. Maguire, and our Co-Chief Executive Officer, President and Director, Mr. Gilchrist could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock and series A preferred stock. Consequently, unit holders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

       While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. As directors, Mr. Maguire and Mr. Gilchrist will have substantial influence with respect to any such decision, and such influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a property sale or the repayment of indebtedness. However, the limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to our operating partnership by acting in the best interests of our stockholders. See “Description of the Partnership Agreement of Maguire Properties, L.P.”

       Policies Applicable to All Directors and Officers. We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. We have adopted a policy that, without the approval of a majority of the independent directors, we will not exercise our options to purchase the option properties or our right of first offer with respect to the excluded Solana properties.

       However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

       Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of:

•	the common directorship or interest;

•	the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified; or

•	the counting of such director’s vote in favor thereof,

so long as:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

       Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

Business Opportunities

       Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him and that we reasonably could be expected to have an interest in pursuing. Mr. Maguire continues to own interests in certain properties in which we do not have any interest.

Policies With Respect To Other Activities

       We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities, including the series A preferred stock (but subject to the terms thereof), in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Maguire Properties, L.P.,” we expect, but are not obligated, to issue common stock to holders of units upon exercise of their redemption rights. Except in connection with the formation transactions or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Except for the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of prior classes or series of preferred stock, we may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities — Preferred Stock” and “Description of Series A Preferred Stock — Limited Voting Rights.” We have not engaged in trading, underwriting or agency distribution or sale of securities of issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

STRUCTURE OF OUR COMPANY

Our Operating Partnership

       Substantially all of our assets are held by, and our operations run through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership in exchange for series A preferred units, the economic terms of which will be substantially similar to the series A preferred stock. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for general corporate purposes. See “Use of Proceeds.” Our interest in our operating partnership’s series A preferred units entitles us to cash distributions from our operating partnership which are paid prior to distributions to holders of common units. Our interest in our operating partnership’s common units entitles us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our common percentage ownership. As sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of Maguire Properties, L.P.” Our board of directors manages the affairs of our company by directing the affairs of our operating partnership.

       Beginning on or after August 27, 2004, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Transfer.” With each redemption of units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of Maguire Properties, L.P.”

Our Services Company

       In order to realize income from our hotel and certain non-standard tenant services (such as concierge and valet services) that might otherwise adversely affect our ability to qualify as a REIT for federal income tax purposes going forward, we lease our hotel to, and we provide these services through, our services company subsidiary, which has elected, together with us, to be treated as our taxable REIT subsidiary. See “Federal Income Tax Considerations — Taxation of Our Company — Asset Tests” and “— Ownership of Interests in Taxable REIT Subsidiaries.” Our services company is 100% owned by our operating partnership. Through our indirect equity interest in our services company, we receive substantially all of the net cash flow from our services company’s operations. Because a taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular C corporation, the income earned by our taxable REIT subsidiary generally is subject to an additional level of tax as compared to the income earned by our other subsidiaries.

       The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering. Our operating partnership owns the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings:

(1)	Excludes common units issuable with respect to 530,000 stock options that have been granted but are not yet exercisable and shares of restricted common stock with an aggregate value of $5.5 million that we have committed to grant to certain officers no later than June 27, 2004.

(2)	A 19.1% common limited partnership interest is held by Mr. Maguire and related entities, a 0.9% common limited partnership interest by our other officers and directors and a 0.5% common limited partnership interest by unrelated third parties.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF MAGUIRE PROPERTIES, L.P.

       We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer only to Maguire Properties, Inc.

Management of Our Operating Partnership

       Our operating partnership, Maguire Properties, L.P., is a Maryland limited partnership that was formed on June 26, 2002. We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Termination Transactions” below.

       The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

       The partnership agreement provides that all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

       Except in connection with a transaction described in “— Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our 79.5% interest therein). The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent until August 27, 2004, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. After August 27, 2004, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

       Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

       Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding 66 2/3% of all outstanding units (including the units held by us as general partner). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

       Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

       In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

       The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. In addition, concurrently with the consummation of this offering, we will amend the partnership agreement to reflect the creation and issuance to our company of series A preferred units. See “— Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities.” These series A preferred units will have distribution rights substantially similar to the dividend rights of the series A preferred stock. See “Description of Series A Preferred Stock — Dividends.”

Redemption/ Exchange Rights

       Limited partners have the right, commencing on August 27, 2004, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our company’s common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on August 27, 2004, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities — Restrictions on Transfer.”

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

       As sole general partner, we have the ability to cause the operating partner to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the common units. In addition, we may issue additional shares of our common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued. Accordingly, in connection with this offering, our operating partnership will issue to us an equivalent amount of series A preferred units that have substantially similar rights, preferences and other privileges of the series A preferred stock described in “Description of Series A Preferred Stock.” Concurrently with the consummation of this offering, we will amend the partnership agreement to reflect the creation and issuance to our company of these series A preferred units.

Tax Matters

       We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

       The net income of our operating partnership will generally be allocated to us to the extent of the accrued preferred return on our series A preferred units and then to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partners’ capital is reduced to zero and any remaining net loss would be allocated to us. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Operations

       The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

       The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

       The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction

(i)	we obtain the consent of at least 50% of the partners of our operating partnership (including units held by our company), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock pursuant to the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

           (B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable to those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

       Our operating partnership will continue in full force and effect until December 31, 2102, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

       To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

       Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

       The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable for (i) each person who is the beneficial owner of 5% or more of the outstanding common stock, (ii) directors and the executive officers, and (iii) directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o Maguire Properties, Inc., 555 West Fifth Street, Suite 5000, Los Angeles, California 90013.

			Percent of
	Number of Common	Percent of	All Common
	Shares and Units	All Common	Shares
Name of Beneficial Owner	Beneficially Owned	Shares(1)	and Units(2)

Robert F. Maguire III(3)	10,250,024	19.4%	19.1%
Cohen & Steers Capital Management, Inc.(4)	5,895,290	13.8	11.0
Richard I. Gilchrist(5)	513,158	1.2	1.0
Dallas E. Lucas(6)	52,632	0.1	*
John A. Morales(7)	26,316	0.1	*
Mark T. Lammas(8)	13,158	*	*
Andrea L. Van de Kamp(9)	N/A	N/A	N/A
Walter L. Weisman(9)	N/A	N/A	N/A
Caroline S. McBride(9)	N/A	N/A	N/A
Lawrence S. Kaplan(9)	N/A	N/A	N/A
All directors and executive officers as a group (9 persons)	10,802,656	20.4%	20.1%

*	Less than one percent.

(1)	Amounts for individuals assume that all units held by the person are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all units held by them are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the units held by other persons are exchanged for shares of our common stock.

(2)	Based on a total of 53,645,109 shares of common stock and units outstanding, comprised of 42,645,711 shares of common stock and 10,999,398 units which may be exchanged for cash or shares of common stock under certain circumstances.

(3)	Includes 52,632 units that are held by Master Investments, LLC, an entity in which Messrs. Maguire, Gilchrist and others have shared voting and investment power, of which units Mr. Maguire disclaims beneficial ownership in the 45% of such units in which he has no pecuniary interest. In addition, Mr. Maguire has pledged 1,578,947 units to an affiliate of Citigroup Global Markets Inc., one of our lead underwriters, as additional credit support for loans associated with an excluded property and an additional 2,040,039 units to Wachovia Bank, N.A., an affiliate of one of our lead underwriters, as credit support on a personal line of credit. Mr. Maguire and entities controlled by him have also pledged 1,052,632 units to our operating partnership in order to secure their indemnity obligations under their contribution agreements.

(4)	Based on information provided by Cohen & Steers Capital Management, Inc. in Schedule 13/ G filed with the Securities and Exchange Commission on August 8, 2003. Cohen & Steers Capital Management, Inc.’s address is 757 Third Avenue, New York, New York 10017.

(5)	Represents 460,526 shares of restricted common stock and 52,632 units. All units are held by Master Investments, LLC, of which units Mr. Gilchrist disclaims beneficial ownership in the 90% of such units in which he has no pecuniary interest.

(6)	Represents 52,632 shares of restricted common stock. Does not include an option to acquire 500,000 shares that is not exercisable until June 27, 2006.

(7)	Represents 26,316 shares of restricted common stock. Does not include shares of restricted common stock with a value of $2.0 million that we have committed to grant to him no later than June 27, 2004.

(8)	Represents 13,158 shares of restricted common stock. Does not include shares of restricted common stock with a value of $2.0 million that we have committed to grant to him no later than one year from the consummation of our IPO.

(9)	Does not include an option to acquire 7,500 shares exercisable in three equal annual installments beginning on June 27, 2004.

DESCRIPTION OF SERIES A PREFERRED STOCK

       The following summary of the material terms and provisions of the series A preferred stock in this section does not purport to be complete and is qualified in its entirety by reference to the articles supplementary creating the series A preferred stock, a form of which is attached as an exhibit to the registration statement of which this prospectus is a part, our charter, our bylaws, as amended, and applicable laws.

7.625% Series A Cumulative Redeemable Preferred Stock (Liquidation Preference $25.00 per share)

       General. Our board of directors and a duly authorized committee thereof approved articles supplementary creating the series A preferred stock as a class of our preferred stock, designated as the 7.625% Series A Cumulative Redeemable Preferred Stock. When issued in accordance with this prospectus, the series A preferred stock will be validly issued, fully paid and nonassessable.

       In connection with this offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute or otherwise transfer the proceeds of the sale of the series A preferred stock to our operating partnership, and our operating partnership will issue to us 7.625% Series A Cumulative Redeemable Preferred Units, or series A preferred units. Our operating partnership will be required to make all required distributions on the series A preferred units prior to any distribution of cash or assets to the holder of any other units or any other equity interests in our operating partnership, except for any other series of partnership interests ranking on parity with such series A preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding-up of our operating partnership, in which case distributions will be made pro-rata with the series A preferred units, and except for any series of preferred units ranking senior to the series A preferred units as to dividends, or voluntary or involuntary liquidation, none of which are outstanding at this time.

       We have applied to list the series A preferred stock on the NYSE. We will use commercially reasonable efforts to have our listing application for the series A preferred stock approved. If approved, trading of the series A preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series A preferred stock. See “Underwriting.”

       Rank. The series A preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series A preferred stock;

•	on parity with any class or series of our capital stock expressly designated as ranking on parity with the series A preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series A preferred stock.

       The term “capital stock” does not include convertible debt securities, which rank senior to the series A preferred stock prior to conversion, none of which are outstanding at this time.

       Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series A preferred stock as to dividends, the holders of shares of the series A preferred stock are entitled to receive, when, as, and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the series A preferred stock (equivalent to the fixed annual amount of $1.90625 per share of the series A preferred stock).

       Dividends on the series A preferred stock shall accrue and be cumulative from and including the date of original issue and are payable quarterly in arrears on or about the last calendar day of each January, April, July, and October or, if such day is not a business day, on the next succeeding business day, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, and no interest or additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding business day.

       The amount of any dividend payable on the series A preferred stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors for the payment of dividends that is not more than 35 nor less than 10 days prior to the scheduled dividend payment date. Notwithstanding any provision to the contrary contained in the articles supplementary creating the series A preferred stock, each outstanding share of series A preferred stock will be entitled to receive a dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of series A preferred stock that is outstanding on such date. Accrued but unpaid dividends on the series A preferred stock will accumulate as of the dividend payment date on which they first became payable.

       The first dividend on the series A preferred stock is scheduled to be paid on April 30, 2004 and will be a pro rata dividend from and including the original issue date to and including April 30, 2004 in the amount of $0.51892.

       Dividends on the series A preferred stock will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

       Except as described in the next paragraph, unless full cumulative dividends on the series A preferred stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•	declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the series A preferred stock, for any period; or

•	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or on shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with or junior to the series A preferred stock.

       The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to the series A preferred stock;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series A preferred stock; and

•	our purchase of shares of series A preferred stock, preferred stock ranking on parity with the series A preferred stock as to payment of dividends or capital stock or equity securities ranking junior to the series A preferred stock pursuant to our charter to the extent necessary to preserve our status as a REIT as discussed under “— Restrictions on Ownership and Transfer”.

       When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the series A preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the series A preferred stock, we will declare any dividends upon the series A preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the series A preferred stock pro rata so that the amount of dividends declared per share of series A preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the series A preferred stock and such other class or series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the series A preferred stock which may be in arrears.

       Holders of shares of series A preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the series A preferred stock as described above. Any dividend payment made on the series A preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the series A preferred stock will accumulate as of the due date for the dividend payment date on which they first become payable.

       We do not intend to declare dividends on the series A preferred stock, or pay or set apart for payment dividends on the series A preferred stock if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

       Our revolving credit facility prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our revolving credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualifying as a REIT for federal income tax purposes. As a result, if we do not generate sufficient funds from operations (as defined in our revolving credit facility) during the twelve months preceding any series A preferred stock dividend payment date, we would not be able to pay all or a portion of the accumulated dividends payable to our series A preferred stockholders on such payment date without causing a default under our revolving credit facility.

       Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, junior to the series A preferred stock, the holders of shares of series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series A preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of series A preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the series A preferred stock in the distribution of assets, then the holders of the series A preferred stock and each such other class or series of capital stock ranking, as to voluntary or involuntary liquidation rights, on parity with the series A preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

       Holders of series A preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding-up of our affairs not less than 30 days and not more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

       In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of series A preferred stock will not be added to our total liabilities.

       Optional Redemption. Shares of series A preferred stock are not redeemable prior to January 30, 2009. We are entitled, however, pursuant to the articles supplementary creating the series A preferred stock, to purchase shares of the series A preferred stock in order to preserve our status as a REIT for federal or state income tax purposes at any time. See “— Restrictions on Ownership and Transfer.” On and after January 30, 2009, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

       If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, we will select the shares of series A preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that we determine will not violate the 9.8% ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of series A preferred stock, other than a holder of series A preferred stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% of the issued and outstanding shares of series A preferred stock by value or number of shares, whichever is more restrictive, because such holder’s shares of series A preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of series A preferred stock of such holder such that no holder will own in excess of the 9.8% ownership limit subsequent to such redemption. See “— Restrictions on Ownership and Transfer.” In order for their shares of series A preferred stock to be redeemed, holders must surrender their shares at the place designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the certificates representing the shares of series A preferred stock as detailed below. If a notice of redemption has been given, if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of series A preferred stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of series A preferred stock and such shares of series A preferred stock will no longer be deemed outstanding. At such time all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the series A preferred stock, including the repurchase of shares of series A preferred stock in open-market transactions and individual purchases as such prices as we negotiate, in each case as duly authorized by our board of directors.

       Unless full cumulative dividends on all shares of series A preferred stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of series A preferred stock will be redeemed unless all outstanding shares of series A preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series A preferred stock or any class or series of our capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the series A preferred stock (except by exchange for our capital stock ranking junior to the series A preferred stock as to dividends and upon liquidation); provided, however, that we may purchase shares of series A preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and/or state income tax purposes, and may purchase or acquire shares of series A preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series A preferred stock. See “— Restrictions on Ownership and Transfer” below.

       Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the series A preferred stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent named in “— Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of series A preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the series A preferred stock may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of series A preferred stock to be redeemed;

•	the place or places where the certificates representing shares of series A preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares of series A preferred stock to be redeemed will cease to accumulate on such redemption date; and

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series A preferred stock.

       If fewer than all of the shares of series A preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of series A preferred stock held by such holder to be redeemed.

       If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the series A preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series A preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable distribution period, up to and including the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series A preferred stock for which a notice of redemption has been given.

       All shares of the series A preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

       Our revolving credit facility prohibits us from redeeming or otherwise repurchasing any shares of our capital stock, including the series A preferred stock.

       No Maturity, Sinking Fund or Mandatory Redemption. The series A preferred stock has no maturity date and we are not required to redeem the series A preferred stock at any time. Accordingly, the series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series A preferred stock is not subject to any sinking fund.

       Limited Voting Rights. Holders of the series A preferred stock generally do not have any voting rights, except as set forth below.

       If dividends on the series A preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (which we refer to as a preferred stock director), until all unpaid dividends and the dividend for the then current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•	special meetings called by the holders of at least 10% of the outstanding shares of series A preferred stock or the holders of shares of any other class or series of stock on parity with the series A preferred stock with respect to which dividends are also accumulated and unpaid if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders, and

•	each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the series A preferred stock and on any other class or series of preferred stock on parity with the series A preferred stock with respect to dividends, have been paid in full for all past dividend periods and the dividend for the then current dividend period.

       If and when all accumulated dividends and the dividend for the current dividend period on the series A preferred stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the series A preferred stock shall be divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity preferred stock, the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

       Any preferred stock director elected by the holders of series A preferred stock and other holders of parity preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of series A preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting separately as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of series A preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting separately as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). The preferred stock directors shall each be entitled to one vote per director on any matter.

       In addition, so long as any shares of series A preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and each other class or series of preferred stock ranking on parity with the series A preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up, voting as a single class, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series A preferred stock with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our articles of incorporation or the terms of the series A preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series A preferred stock;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series A preferred stock remains outstanding with the terms of the series A preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of series A preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if the holders of the series A preferred stock receive the greater of the full trading price of the series A preferred stock on the date of an event described in the second bullet point immediately above or the liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

       Holders of shares of series A preferred stock will not be entitled to vote with respect to any increase in total number of authorized shares of our common stock or preferred stock, any increase in the amount of the authorized series A preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the series A preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up.

       The holders of such series A preferred stock will not have any voting rights with respect to, and the consent of the holders of series A preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the series A preferred stock, except as set forth in the second bullet point above.

       In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of series A preferred stock.

       In any matter in which the series A preferred stock may vote (as expressly provided in the articles supplementary creating the series A preferred stock), each share of series A preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of series A preferred stock will be entitled to one vote.

       Restrictions on Ownership and Transfer. In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

       Our charter and the articles supplementary creating the series A preferred stock contain restrictions on the ownership and transfer of shares of our common stock and series A preferred stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter and articles supplementary provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of series A preferred stock. We refer to this restriction as the “ownership limit.” For a further description of restrictions on ownership and transfer of all series and classes of our shares of capital stock, see “Description of Securities — Restrictions on Transfer.”

       Conversion. The series A preferred stock is not convertible into or exchangeable for any of our other property or securities.

       Global Securities. Rather than issue the series A preferred stock in the form of physical certificates, we will generally issue the shares in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

       DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

       Purchases of series A preferred stock under the DTC system must be made by or through participants, which will receive a credit for the shares on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

       So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of series A preferred stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares. DTC has no knowledge of the actual beneficial owners of the shares. DTC’s records reflect only the identity of the participants to whose accounts the shares are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

       Neither DTC nor Cede & Co. consents or votes with respect to the shares. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the shares on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

       Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

       Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

       Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

       Redemption proceeds, distributions and dividend payments on the series A preferred stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

       DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

       The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

       Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for shares of series A preferred stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF SECURITIES

       The following summary of the material terms of the stock of our company in this section does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

       Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, or common stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the number of authorized shares without stockholder approval. Upon completion of this offering, 42,645,711 shares of our common stock and 9,000,000 shares of preferred stock will be issued and outstanding (10,000,000 if the underwriters’ over-allotment option is exercised in full). Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

       All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

       Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

       Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

       Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in these situations. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

       Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

       Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series subject to the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of prior classes or series of stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Other than the series A preferred stock offered pursuant to this offering as of the date hereof, no shares of preferred stock are outstanding.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

       We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholder or otherwise be in their best interest.

Restrictions on Transfer

       In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

       Our charter and the articles supplementary creating the series A preferred stock contain restrictions on the ownership and transfer of our common stock and series A preferred stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter and the articles supplementary creating the series A preferred stock provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of series A preferred stock. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

       The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of shares of our common stock or series A preferred stock by an individual or entity (or the acquisition of an interest in an entity that owns, actually or constructively, our common and/or series A preferred stock) in amounts that do not exceed the ownership limit could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limit.

       Our board of directors may, in its sole discretion, waive the ownership limit as it applies to our common stock with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

       Our board of directors may also, in its sole discretion, waive the ownership limit as it applies to our series A preferred stock with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT.

       As a condition of our waiver of the ownership limit as it applies to any of our capital stock, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

       In connection with the waiver of the ownership limit as it applies to our common stock and/or series A preferred stock or at any other time, our board of directors may decrease the ownership limit as it applies to our common stock or preferred stock, as applicable, for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our common stock or series A preferred stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or series A preferred stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or series A preferred stock, as applicable, in excess of such percentage ownership will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.

       Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

       Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

       Pursuant to our charter and the articles supplementary creating our series A preferred stock, if any purported transfer of our common stock or series A preferred stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter and the articles supplementary creating the series A preferred stock provide that the transfer of the excess shares will be void.

       Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

       If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

       The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

       Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

       However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

       Any beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our capital stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

       All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

       These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock and preferred stock is Continental Stock Transfer & Trust Company.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

       The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

       Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

       Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Additionally, in the event that we are in arrears on dividends on our series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of our series A preferred stock will have the right to elect an additional two directors to our board for a limited time. See “Description of Series A Preferred Stock — Limited Voting Rights.”

Removal of Directors

       Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board by the holders of our series A preferred stock may only be removed by a vote of such series A preferred stockholders.

Business Combinations

       Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder — i.e. any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

       Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

       The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

       A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

       If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

       The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

       Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to Our Charter

       Our charter, including its provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, including, in the case of an amendment that would materially adversely affect the holders of our series A preferred stock, the consent of the holders of two-thirds of the outstanding shares of our series A preferred stock voting as a single class. See “Description of Series A Preferred Stock — Limited Voting Rights.”

Transactions Outside the Ordinary Course of Business

       We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter including, in the case of any such transaction that would materially adversely affect the holders of our series A preferred stock, the consent of the holders of two-thirds of the outstanding shares our series A preferred stock voting as a single class. See “Description of Series A Preferred Stock — Limited Voting Rights.”

Dissolution of Our Company

       The dissolution of our company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

       Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

       The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

       Our charter and the articles supplementary creating the series A preferred stock provide that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our series A preferred stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities — Restrictions on Transfer” and “Description of Series A Preferred Stock — Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

       Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

       The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

       The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

       However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

       Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

       Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

       The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Maguire Properties, L.P. — Indemnification and Limitation of Liability.”

       Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

       We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements.”

FEDERAL INCOME TAX CONSIDERATIONS

       The following summary of material federal income tax considerations regarding our company and this offering of our preferred stock is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our preferred stock or our election to be taxed as a REIT.

Taxation of Our Company

       General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2003. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2003, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or have operated in a manner so as to qualify, or that we will remain qualified, as a REIT. See “— Failure to Qualify.”

       The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

       Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our preferred stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2003, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual operating results, asset diversification and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”

       If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation generally is a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that the C corporation will refrain from making an election under Treasury regulation Section 1.337(d)-7, so we will be treated in this manner on our tax return for the year in which we acquire an asset from a C corporation.

•	Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

       Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

       (1) that is managed by one or more trustees or directors;

       (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

       (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

       (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

       (5) that is beneficially owned by 100 or more persons;

       (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

       (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

       The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

       We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter and the articles supplementary creating our series A preferred stock provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities — Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

       In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

       Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

       We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in “Federal Income Tax Considerations” to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests.”

       Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities, other than certain “straight debt” securities, possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. Our services company has elected, together with us, to be treated as our taxable REIT subsidiary. See “— Asset Tests.” In addition, a corporation which provides parking services with respect to our properties and in which we own 1% of the outstanding common stock has jointly elected with us to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable REIT subsidiary, we may acquire securities in one or more additional taxable REIT subsidiaries in the future.

       Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

       Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

       We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.

       Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

       The REIT income tests described above prevent us from operating, directly or through a manager, the hotel at Plaza Las Fuentes. Instead, we lease the hotel to our services company in exchange for its payment of rent. In order for the rent payable under this lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether the Plaza Las Fuentes Westin lease is a true lease depends on an analysis of all the surrounding facts and circumstances.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

       We believe that the Plaza Las Fuentes Westin lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

•	our operating partnership and our services company intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement;

•	our services company has the right to the exclusive possession, use, and quiet enjoyment of the hotel during the term of the lease;

•	our services company bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotel, other than the cost of maintaining underground utilities and structural elements, and generally dictates how the hotel is operated, maintained, and improved;

•	our services company bears all of the costs and expenses of operating the hotel, including the cost of any inventory used in its operation, during the terms of the lease, other than certain capital expenditures required by law or under the management agreement with Westin Management Company West or that are otherwise approved by us;

•	our services company benefits from any savings in the costs of operating the hotel during the term of the lease;

•	our services company generally will indemnify our operating partnership against all liabilities imposed on our operating partnership during the term of the Plaza Las Fuentes Westin lease by reason of (1) injury to persons or damage to property occurring at the hotel or (2) our services company’s use, management, maintenance, or repair of the hotel;

•	our services company is obligated to pay substantial fixed rent for the period of use of the hotel;

•	our services company stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotel; and

•	the rent under the Plaza Las Fuentes Westin lease is equal to the arm’s-length rental for the terms of the lease.

       Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Plaza Las Fuentes Westin lease that discuss whether such lease constitutes a true lease for federal income tax purposes. If the Plaza Las Fuentes Westin lease is characterized as a service contract or partnership agreement, rather than as a true lease, part or all of the payments that our operating partnership receives as rent from our services company, or our services company’s gross revenues, may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status.

       In addition, as stated above, for rents we receive to qualify as “rents from real property,” we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee. However, this rule will not apply to our lease of the Plaza Las Fuentes Westin provided we lease the hotel to a taxable REIT subsidiary like our services company, and provided the following requirements are satisfied:

•	The Plaza Las Fuentes Westin must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis. Further, no wagering activities may be conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A qualified lodging facility includes amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

•	The Plaza Las Fuentes Westin must be operated on behalf of our services company by a person who qualifies as an “eligible independent contractor,” which means that (i) such person cannot own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the REIT’s shares, (ii) no person or group of persons owning, directly or indirectly (taking into account constructive ownership rules), 35% or more of the REIT’s outstanding shares may own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the ownership interests in the contractor, and (iii) while the statutory language is unclear on this point, the REIT may not be able to derive any income from the contractor or bear the expenses of the contractor, other than expenses of operating the facility under the management contract. Further, the independent contractor (or a person related to the independent contractor) must be actively engaged in the trade or business of operating “qualified lodging facilities” for any person that is not related to us or our services company.

       We formed our services company in part to act as the lessee of the Plaza Las Fuentes Westin. We believe that the Plaza Las Fuentes Westin constitutes a “qualified lodging facility” and that our services company has engaged an “eligible independent contractor” from whom we do not derive any income, to operate and manage the hotel on behalf of our services company. Thus, we believe that the rents we derive from our services company with respect to the Plaza Las Fuentes Westin lease qualify for this exception to the related party rent rule.

       Our services company will provide certain services in exchange for a fee or derive other income which would not qualify under the REIT gross income tests. Such fees and other income do not accrue to us, but we derive our allocable share of dividend income from our services company through our interest in our operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. Our operating partnership provides management and administrative services to our services company, limited liability companies in which we own an interest, the option properties and other properties. The fees derived by our operating partnership as a result of the provision of such services may be non-qualifying income to us under both the 95% and 75% REIT income tests. We will continue to monitor the amount of the dividend income from our services company and fee income earned by our operating partnership, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions to prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

       If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

       It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

       Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

       Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property;

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

       While we believe that the fees paid to our services company for tenant services are set at arm’s-length rates, our services company may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. We also believe that the rent paid by our services company to our operating partnership pursuant to the Plaza Las Fuentes Westin lease reflects an arm’s-length charge. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid, and on the portion of the hotel rent determined to be a redetermined deduction, i.e., the excess of the rent paid over the arm’s-length rental amount.

       Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

       Our operating partnership owns 100% of the stock of our services company. We are considered to own our pro rata share of our service company’s stock because we own interests in our operating partnership. Our services company and our parking services company have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as these companies qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

       The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/ exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including an increase in our interest in our operating partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

       Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

       Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

       We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

       We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

       Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

       Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

       Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

       If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

       General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See “— Taxation of Our Company.”

       Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

       Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes. Latham & Watkins LLP has rendered an opinion to the effect that the operating partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or as a publicly traded partnership. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

       Allocations of Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

       If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

       Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” In addition, if the tax litigation described below is resolved in an unfavorable manner, our depreciation deductions would be reduced further. To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. To the extent we acquire an option property in exchange for units, we have also agreed to use the “traditional method” to account for book-tax differences with respect to such property. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

       Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

       Tax Litigation. Certain entities which were contributed to or acquired by our operating partnership in the formation transactions are involved in tax litigation. See “Business and Properties — Legal Proceedings” above for a description of the tax litigation. If these matters are resolved in favor of the IRS, the depreciation deductions available to our operating partnership will be reduced. While this would increase our taxable income and earnings and profits without a corresponding interest in our cash flow, we do not expect that this would have a material effect on our ability to satisfy the REIT distribution requirements.

Federal Income Tax Considerations for Holders of Our Preferred Stock

       The following summary describes the principal United States federal income tax consequences of purchasing, owning and disposing of our preferred stock. This summary deals only with preferred stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	regulated investment companies and real estate investment trusts,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	persons holding our preferred stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

       If a partnership holds our preferred stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our preferred stock.

       If you are considering purchasing our preferred stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our preferred stock arising under the laws of any state, local or foreign taxing jurisdiction.

       When we use the term “U.S. stockholder,” we mean a holder of shares of our preferred stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source;

•	or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

       If you hold shares of our preferred stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

       Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. See “— New Legislation.” For purposes of determining whether distributions to holders of preferred stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

       To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

       Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in “— New Legislation” below, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

       If we properly designate any portion of a dividend as a capital gain dividend, then we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of our preferred stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

       Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon a U.S. stockholder’s particular situation.

       Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its preferred stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be prescribed by the IRS.

       Dispositions of Our Preferred Stock. If a U.S. stockholder sells or disposes of shares of our preferred stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. Except as provided below, such gain or loss will be long-term capital gain or loss if the holder has held the preferred stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of preferred stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

       Redemption of Preferred Stock. A redemption of shares of our preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend at ordinary income rates to the extent of our current and accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is, therefore, treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. stockholder;

•	results in a “complete termination” of the U.S. stockholder’s stock interest in our company; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. stockholder,

all within the meaning of Section 302(b) of the Code.

       In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in our company, considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the U.S. stockholder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.

       If a redemption of shares of our preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Distributions Generally.” A U.S. stockholder’s adjusted basis in the redeemed shares for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

       If a redemption of shares of our preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “— Dispositions of Preferred Stock.”

Backup Withholding

       We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

       Provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, dividend income from us and gain from the sale of our shares will not be unrelated business taxable income to a tax-exempt stockholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax exempt stockholder.

       For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these set aside and reserve requirements.

       Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

       As a result of certain limitations on the transfer and ownership of stock contained in our charter, we believe we are not a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt stockholders.

Taxation of Non-U.S. Stockholders

       The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our preferred stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

       Distributions Generally. Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

       We expect to withhold United States income tax at the rate of 30% on any dividend distributions made to a non-U.S. stockholder unless:

       (1) a lower treaty rate applies and the non-U.S. stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

       (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

       Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s preferred stock, but rather will reduce the adjusted basis of such preferred stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s preferred stock, they will give rise to gain from the sale or exchange of its preferred stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits and the Non-U.S. Stockholder timely files an appropriate claim for refund.

       Capital Gain Distributions and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

       (1) the investment in the preferred stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

       (2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

       Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above.

       We will be required to withhold and to remit to the Internal Revenue Service 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against a non-U.S. stockholder’s United States federal income tax liability and is refundable to the extent such amount exceeds the Non-U.S. Stockholder’s actual United States federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refund.

       Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the preferred stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, a non-U.S. stockholder would be able to offset as a credit against its United States federal income tax liability resulting therefrom its proportionate share of the tax paid by us on such undistributed capital gains and to receive from the Internal Revenue Service a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the Non-U.S Stockholder timely files an appropriate claim for refunds.

       Dispositions of Preferred Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of preferred stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. The preferred stock will not constitute a “United States real property interest” so long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled REIT.” Even if we are a “domestically controlled REIT,” because the preferred stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

       Notwithstanding the foregoing, gain from the sale or exchange of preferred stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our preferred stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more and certain other conditions are met.

       Even if we do not qualify as a “domestically controlled REIT” at the time a non-U.S. stockholder sells our preferred stock, gain arising from the sale or exchange by a non-U.S. stockholder of preferred stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

       (1) the preferred stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

       (2) such non-U.S. stockholder owned, actually or constructively, 5% or less of the preferred stock throughout the five-year period ending on the date of the sale or exchange.

       If gain on the sale or exchange of preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the preferred stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

       Information Reporting and Backup Withholding Tax Applicable to Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on our preferred stock and backup withholding may apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

       The payment of the proceeds from the disposition of our preferred stock to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-United States status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our preferred stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

       Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the Internal Revenue Service. Non-U.S. stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Other Tax Consequences

       We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

New Legislation

       The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Proposed Legislation

       Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed above under “Taxation of Our Company — Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “Taxation of Our Company — Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries, including our services company.

•	As discussed above under “Taxation of Our Company — Penalty Tax,” amounts received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as “redetermined rents” and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

•	As discussed above under “— Taxation of Non-U.S. Stockholders — Capital Gain Distributions and Distributions Attributable to a Sale of Exchange of United States Real Property Interests,” we are required to withhold 35% of any distribution to non-U.S. Stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Stockholders that could have been designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is “regularly traded” if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Distributions Generally.”

       The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

       As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

ERISA CONSIDERATIONS

General

       The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

       A fiduciary making the decision to invest in shares of our preferred stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our preferred stock by the plan or IRA.

       Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our preferred stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

       Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our preferred stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

       In determining whether an investment in shares of our preferred stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

       The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Code, or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

       In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

       ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

       Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

       Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

       A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

       The shares of our preferred stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the preferred stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

       Second, we expect (although we cannot confirm) that our preferred stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

       Third, the shares of our preferred stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the preferred stock is registered under the Exchange Act.

       In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

       Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which:

•	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	in the ordinary course of its business, is engaged directly in real estate management or development activities.

       According to those same regulations, a “venture capital operating company” is defined as an entity which:

•	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies with respect to which the entity has management rights; and

•	in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

       We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

       Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

       Citigroup Global Markets Inc., Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below. We and the underwriters for this offering named in the table below have entered into an underwriting agreement with respect to the series A preferred stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each underwriter has severally agreed to purchase the number of shares of series A preferred stock indicated in the following table.

Underwriters	Number of Shares

Citigroup Global Markets Inc.	985,000
Friedman, Billings, Ramsey & Co., Inc.	985,000
Wachovia Capital Markets, LLC	985,000
Credit Suisse First Boston LLC	945,000
A.G. Edwards & Sons, Inc.	945,000
Legg Mason Wood Walker, Incorporated	945,000
Raymond James & Associates, Inc.	945,000
RBC Dain Rauscher Inc.	945,000
UBS Securities LLC	945,000
Advest, Inc.	37,500
Banc of America Securities LLC	37,500
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	37,500
Deutsche Bank Securities Inc.	37,500
Ferris, Baker Watts, Incorporated	37,500
Janney Montgomery Scott LLC	37,500
Oppenheimer & Co. Inc.	37,500
Quick & Reilly, Inc.	37,500
Southwest Securities, Inc.	37,500
Stifel, Nicolaus & Company, Inc.	37,500

Total	9,000,000

       The underwriting agreement provides that the obligations of the underwriters to purchase the series A preferred stock included in this offering are subject to approval of legal matters by their counsel and to certain other conditions. The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       Shares sold by the underwriters to the public will initially be offered at the initial price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.35 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

       We have granted to the underwriters an option, exercisable 30 days from the date of this prospectus, to purchase up to an aggregate of 1,000,000 additional shares of the series A preferred stock at the public offering price, less underwriting discounts and commissions described on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       We have been advised by the underwriters that:

•	they have not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA, received by them in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to the company;

•	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom;

•	in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares of common stock offered hereby shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors;

•	the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992, of 27 March, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of common stock in Spain; and

•	they have undertaken that they will comply with all applicable securities laws and regulations in each jurisdiction in which they purchase, offer, sell or deliver the shares of common stock offered hereby or possess or distribute this prospectus or any other offering material and will obtain any consent, approval or permission which is required by them for the purchase, offer or sale by them of shares of common stock under the laws and regulations in force in any jurisdiction to which they are subject or in which they make such purchases, offers or sales in all cases at their own expense.

       The following table shows the per share and total underwriting discounts and commissions we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares described above.

		Total

		No Exercise	Full Exercise
	Per Share	of Option	of Option

Public offering price	$25.0000	$225,000,000	$250,000,000
Underwriting discounts and commissions	$0.7875	$7,087,500	$7,875,000
Proceeds, before expenses, to us	$24.2125	$217,912,500	$242,125,000

       We and our operating partnership have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge any of our securities that are substantially similar to the series A preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive any such similar securities, for a period of 90 days after the initial delivery of the series A preferred stock, without the prior written consent of Citigroup Global Markets Inc., Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC, subject to certain limited exceptions.

       In connection with this offering, the underwriters may purchase and sell shares of series A preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the series A preferred stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of series A preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the series A preferred stock while this offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the series A preferred stock. As a result, the price of the series A preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

       We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.1 million and will be paid by us.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

       In the ordinary course of business, Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Friedman, Billings, Ramsey & Co., Inc. and certain of the other underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us, for which they have received, and will receive, customary fees and commissions.

       Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is (i) a lender in our $100.0 million secured revolving credit facility and (ii) a lender to Mr. Maguire in connection with a $15.0 million personal line of credit.

       An affiliate of Citigroup Global Markets Inc. is (i) a lender in our $100.0 million secured revolving credit facility and (ii) a lender to an excluded property owned or controlled by Mr. Maguire in connection with an approximately $160 million property mortgage.

       An affiliate of Banc of America Securities LLC is a lender in (i) a $230.0 million mortgage loan to our subsidiaries that own 100% of the fee interest of Gas Company Tower and 808 South Olive garage, (ii) a $30.0 million senior mezzanine loan to our subsidiaries that own 100% of the fee interests of Gas Company Tower and 808 South Olive garage and (iii) a $20 million junior mezzanine loan to our subsidiaries that indirectly own 100% of the fee owners of Gas Company Tower and 808 South Olive garage.

       Affiliates of Deutsche Bank Securities Inc. are lenders in a $195 million mortgage loan to one of our subsidiaries. The loan is primarily secured by a first mortgage lien on KPMG Tower.

       We expect that delivery of the series A preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus, which is expected to be on January 23, 2004, which is the fifth business day following the date of this prospectus. Trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers who wish to trade the series A preferred stock before the settlement of this offering, therefore, may be required, by virtue of the fact that the offered shares will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Accordingly, purchasers of the series A preferred stock who wish to trade the shares prior to January 23, 2004 should consult their own advisor.

LEGAL MATTERS

       Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California and for the underwriters by Clifford Chance US LLP, New York, New York. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the series A preferred stock offered hereby.

EXPERTS

       The consolidated balance sheet of Maguire Properties, Inc. as of December 31, 2002; the combined financial statements of the Maguire Properties Predecessor as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the consolidated financial statements of Bunker Hill Equity, LLC and subsidiaries, the combined financial statements of North Tower Manager, LLC and North Tower Member, LLC, and the consolidated financial statements of Maguire Partners — Glendale Center, LLC and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the financial statements of Maguire Partners — South Tower, LLC as of December 31, 2001, and for the period from January 1, 2002 through September 13, 2002 and each of the years in the two-year period ended December 31, 2001; the financial statements of Maguire Thomas Partners — Fifth & Grand, Ltd. and Maguire Thomas Partners — Treptow Development Company for the period from January 1, 2000 through December 20, 2000; the combined statement of revenue and certain expenses of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002; and the statement of revenue and certain expenses of One California Plaza for the year ended December 31, 2002 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the shares of our series A preferred stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our series A preferred stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

Maguire Properties, Inc. and Subsidiaries:
Unaudited Pro Forma Condensed Consolidated Information:
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003	F-5
Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2003	F-6
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2002	F-7
Notes to Pro Forma Condensed Consolidated Financial Statements	F-8
Maguire Properties, Inc. and Maguire Properties Predecessor:
Consolidated and Combined Balance Sheet as of September 30, 2003 (unaudited) and December 31, 2002	F-26
Consolidated and Combined Statements of Operations for the three months ended September 30, 2003 and 2002 (both unaudited)	F-27

Consolidated and Combined Statements of Operations for the periods from June 27, 2003 through September 30, 2003 and January 1, 2003 through June 26, 2003, and the nine months ended September 30, 2002 (all unaudited)
F-28

Consolidated and Combined Statements of Comprehensive Loss for the periods from June 27, 2003 through September 30, 2003 and January 1, 2003 through June 26, 2003 and the nine months ended September 30, 2002 (all unaudited)
F-29
Consolidated and Combined Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (both unaudited)	F-30
Notes to Consolidated and Combined financial statements	F-33
Maguire Properties, Inc. and Subsidiaries:
Independent Auditors’ Report	F-43
Consolidated Balance Sheet as of December 31, 2002	F-44
Notes to Consolidated Balance Sheet	F-45
Maguire Properties Predecessor:
Independent Auditors’ Report	F-47
Combined Balance Sheets as of December 31, 2002 and 2001	F-48
Combined Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-49
Combined Statements of Owners’ Deficit for the years ended December 31, 2002, 2001 and 2000	F-50
Combined Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-51
Notes to Combined Financial Statements	F-53
Bunker Hill Equity, LLC and Subsidiaries:
Independent Auditors’ Report	F-72
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-73
Consolidated Statements of Operations for the period from January 1, 2003 through June 26, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-74
Consolidated Statements of Members’ Equity (Deficit) for the period from January 1, 2003 through June 26, 2003 (unaudited), and the years ended December 31, 2002, 2001 and 2000	F-75
Consolidated Statements of Cash Flows for the period from January 1, 2003 through June 26, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-76
Notes to Consolidated Financial Statements	F-77

Page

North Tower Manager, LLC and North Tower Member, LLC:
Independent Auditors’ Report	F-86
Combined Balance Sheets as of December 31, 2002 and 2001	F-87
Combined Statements of Income for the period from January 1, 2003 through June 26, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-88
Combined Statements of Members’ Equity for the period from January 1, 2003 through June 26, 2003 (unaudited), and the years ended December 31, 2002, 2001 and 2000	F-89
Combined Statements of Cash Flows for the period from January 1, 2003 through June 26, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-90
Notes to Combined Financial Statements	F-91
Maguire Partners-South Tower, LLC:
Independent Auditors’ Report	F-98
Balance Sheet as of December 31, 2001	F-99
Statements of Operations for the period from January 1, 2002 through September 13, 2002, and the years ended December 31, 2001 and 2000	F-100
Statements of Members’ Deficit for the period from January 1, 2002 through September 13, 2002 and the years ended December 31, 2001 and 2000	F-101
Statements of Cash Flows for the period from January 1, 2002 through September 13, 2002, and the years ended December 31, 2001 and 2000	F-102
Notes to Financial Statements	F-103
Maguire Partners-Glendale Center, LLC and Subsidiary:
Independent Auditors’ Report	F-109
Consolidated Balance Sheets December 31, 2002 and 2001	F-110
Consolidated Statements of Operations for the period from January 1, 2003 through August 28, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-111
Consolidated Statements of Members’ Equity for the period from January 1, 2003 through August 28, 2003 (unaudited), and the years ended December 31, 2002, 2001 and 2000	F-112
Consolidated Statements of Cash Flows for the period from January 1, 2003 through August 28, 2003 (unaudited), nine months ended September 30, 2002 and the years ended December 31, 2002, 2001 and 2000	F-113
Notes to Consolidated Financial Statements	F-114
Maguire Thomas Partners-Fifth & Grand, Ltd.:
Independent Auditors’ Report	F-122
Statement of Income for the period from January 1, 2000 through December 20, 2000	F-123
Statement of Partners’ Capital for the period from January 1, 2000 through December 20, 2000	F-124
Statement of Cash Flows for the period from January 1, 2000 through December 20, 2000	F-125
Notes to Financial Statements	F-126
Maguire Thomas Partners-Treptow Development Company:
Independent Auditors’ Report	F-129
Statement of Operations for the period from January 1, 2000 through December 20, 2000	F-130
Statement of Partners’ Deficit for the period from January 1, 2000 through December 20, 2000	F-131
Statement of Cash Flows for the period from January 1, 2000 through December 20, 2000	F-132
Notes to Financial Statements	F-133

Page

Cerritos Corporate Center Phase I and Phase II:
Independent Auditors’ Report	F-135
Combined Statements of Revenue and Certain Expenses for the period from January 1, 2003 through June 26, 2003 (unaudited) and the year ended December 31, 2002	F-136
Notes to Combined Statements of Revenue and Certain Expenses	F-137
One California Plaza:
Independent Auditors’ Report	F-139
Statements of Revenue and Certain Expenses for the nine months ended September 30, 2003 (unaudited) and the year ended December 31, 2002	F-140
Notes to Statements of Revenue and Certain Expenses	F-141

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

       The unaudited pro forma condensed consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and the year ended December 31, 2002 are presented as if this offering, the purchase of One California Plaza along with the related financing transaction and the funding of the new Glendale Center mortgage all had occurred on September 30, 2003 for the pro forma condensed consolidated balance sheet and on the first day of the period presented for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statements of operations are presented as if the initial public offering (the “IPO”) and related formation transactions and refinancing transactions, and the acquisitions of additional interests in KPMG Tower and Wells Fargo Tower on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions had occurred as of the first day of the periods presented.

       The pro forma condensed consolidated statements of operations include consolidating US Bank Tower and Wells Fargo Tower, both of which became wholly-owned on June 27, 2003 and Glendale Center, which became wholly-owned on August 29, 2003 as a result of Maguire Properties, Inc.’s (the “Company”) acquisition of the ownership interests in these properties previously held by third parties, which resulted in the Company gaining control over major decisions including selling and refinancing the properties. The pro forma condensed consolidated statements of operations also reflect the Company’s acquisition of all of the minority interests previously held by third parties in the Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes, all of which are combined properties for the Maguire Properties Predecessor (the “Predecessor”) historical combined financial statements and the purchase of Cerritos Corporate Center Phase I and Phase II; all of which were acquired on June 27, 2003.

       Pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in Note 2(g) of the Combined Financial Statements of the Predecessor on page F-57.

       The pro forma adjustments do not include adjustments relating to acquisition of any of our option portfolio. We cannot predict when, if at all, these properties will be acquired by us.

       The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of the Company, the combined historical financial statements of the Predecessor and the separate historical financial statements of the uncombined real estate entities, including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering, the purchase of One California Plaza along with the related financing transaction, the funding of the new Glendale Center mortgage, our IPO, the formation transactions, the refinancing transactions and the acquisitions of additional interests in KPMG Tower and Wells Fargo Tower along with the related financing transactions all had occurred by September 30, 2003 or as of the first day of the periods presented; nor do they purport to project our financial position or results of operations as of any future date or for any future period.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2003
(Unaudited)
(In thousands)

			Acquisition
			of One	Glendale	Other
	Company	This	California	Center	Pro Forma	Company
	Historical	Offering	Plaza	Financing	Adjustments	Pro Forma

	(A)	(B)	(C)	(D)	(E)
Assets
Investments in real estate, net	$1,336,509	—	226,838	—	—	1,563,347
Cash and cash equivalents including restricted cash	92,918	216,817	(73,119)	80,064	1,550	318,230
Rents, deferred rents and other receivables	23,220	—	19	—	—	23,239
Deferred charges, net	89,401	—	5,417	657	(765)	94,710
Acquired above market leases, net	13,532	—	—	—	—	13,532
Other assets	8,734		(4,374)	(721)	—	3,639

Total assets	$1,564,314	216,817	154,781	80,000	785	2,016,697

Liabilities and Stockholders’ Equity
Loans payable	$985,000	—	146,250	80,000	—	1,211,250
Acquired lease obligations, net	42,855	—	5,280	—	—	48,135
Accounts and interest payable and other liabilities	97,120	—	3,251	—	—	100,371

Total liabilities	1,124,975	—	154,781	80,000	—	1,359,756
Minority interests	90,082	—	—	—	161	90,243
Stockholders’ equity:
Preferred stock	—	90	—	—	—	90
Common stock	426	—	—	—	—	426
Additional paid in capital	407,001	216,727	—	—	—	623,728
Unearned and accrued stock compensation	(5,389)	—	—	—	—	(5,389)
Accumulated deficit and dividends	(56,854)	—	—	—	—	(56,854)
Accumulated other comprehensive income, net	4,073	—	—	—	624	4,697

Total stockholders’ equity	349,257	216,817	—	—	624	566,698

Total liabilities and stockholders’ equity	$1,564,314	216,817	154,781	80,000	785	2,016,697

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003
(Unaudited)
(In thousands except per share data)

					Acquisition of All
	The				Minority Interests
	Company	Acquisition of	Acquisition of All		in Gas Company
	and	All Third Party	Third Party	Acquisition of	Tower, 808 South
	The	Interests in	Interests in	Third Party	Olive Garage and
	Predecessor	US Bank	Wells Fargo	Ownership Interest	Plaza
	Historical	Tower	Tower	in Glendale Center	Las Fuentes

	(AA)	(BB)	(CC)	(DD)	(EE)
Revenues:
Rental	64,024	15,868	11,983	6,375	(106)
Tenant reimbursements	29,811	6,411	5,778	2,168	—
Hotel operations	13,305	—	—	—	—
Parking	12,235	2,583	2,889	1,189	—
Management, leasing, and development services to affiliates	3,683	(973)	(261)	(194)	(124)
Interest and other	2,851	6,067	369	579	—

Total revenues	125,909	29,956	20,758	10,117	(230)

Expenses:
Rental property operating and maintenance	26,408	7,068	6,246	2,153	(124)
Hotel operating and maintenance	10,214	—	—	—	—
Real estate taxes	7,907	1,523	1,742	522	—
General and administrative	26,713	489	936	116	(106)
Depreciation and amortization	25,487	5,811	5,804	3,190	238
Interest	37,343	13,933	4,032	1,806	—
Loss from early extinguishment of debt	53,427	—	—	—	—
Other	11,755	2,594	—	—	—

Total expenses	199,254	31,418	18,760	7,787	8
Equity in net income (loss) of uncombined real estate entities	1,623	(85)	(1,921)	383	—

Income (loss) before minority interest	(71,722)	(1,547)	77	2,713	(238)
Minority interests	(11,527)	—	—	—	(275)

Net income (loss)	(60,195)	(1,547)	77	2,713	37
Less preferred dividends	—	—	—	—	—

Net income (loss) available to Common Stockholders	(60,195)	(1,547)	77	2,713	37

Pro forma basic earnings per share available to Common Stockholders
Pro forma diluted earnings per share available to Common Stockholders
Pro forma weighted average common shares outstanding — basic
Pro forma weighted average common shares outstanding — diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Acquisition of
	Cerritos	Acquisition
	Corporate Center	of One		Other
	Phase I	California	Financing	Pro Forma		Company
	and Phase II	Plaza	Transactions	Adjustments		Pro Forma

	(FF)	(GG)	(HH)
Revenues:
Rental	4,554	11,809	—	—		114,507
Tenant reimbursements	1,400	8,608	—	—		54,176
Hotel operations	—	—	—	—		13,305
Parking	—	2,177	—	—		21,073
Management, leasing, and development services to affiliates	—	—	—	—		2,131
Interest and other		872	—	—		10,738

Total revenues	5,954	23,466				215,930

Expenses:
Rental property operating and maintenance	805	6,163	—	—		48,719
Hotel operating and maintenance	—	—	—	—		10,214
Real estate taxes	437	1,935	—	—		14,066
General and administrative	144	700	—	(12,688	)(JJ)	16,824
				520	(KK)
Depreciation and amortization	1,104	7,902	—	—		49,536
Interest	—	—	(13,322)	—		43,792
Loss from early extinguishment of debt	—	—	—	(53,427	)(II)	—
Other	244	1,492	—	—		16,085

Total expenses	2,734	18,192	(13,322)	(65,595)		199,236
Equity in net income (loss) of uncombined real estate entities	—	—	—	—		—

Income (loss) before minority interest	3,220	5,274	13,322	65,595		16,694
Minority interests	—	—	—	15,224	(LL)	3,422

Net income (loss)	3,220	5,274	13,322	50,371		13,272
Less preferred dividends	—	—	—	12,867	(MM)	12,867

Net income (loss) available to Common Stockholders	3,220	5,274	13,322	37,504		405

Pro forma basic earnings per share available to Common Stockholders						$0.01

Pro forma diluted earnings per share available to Common Stockholders						$0.01

Pro forma weighted average common shares outstanding — basic						42,329,921

Pro forma weighted average common shares outstanding — diluted						42,389,350

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002
(Unaudited)
(In thousands except per share data)

					Acquisition of All
					Minority Interests
			Acquisition of	Acquisition of	in Gas Company	Acquisition of
		Acquisition of All	All Third Party	Third Party	Tower, 808 South	Cerritos	Acquisition
	The	Third Party	Interests in	Ownership	Olive Garage	Corporate Center	of One
	Predecessor	Interests In	Wells Fargo	Interest in	and Plaza	Phase I	California
	Historical	US Bank Tower	Tower	Glendale Center	Las Fuentes	and Phase II	Plaza

	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)
Revenues:
Rental	$44,401	33,732	24,453	9,654	(259)	9,303	15,391
Tenant reimbursements	19,782	12,741	10,341	3,132	—	3,432	10,561
Hotel operations	20,005	—	—	—	—	—	—
Parking	7,876	5,943	5,757	1,671	—	—	3,152
Management, leasing, and development services to affiliates	7,673	(1,827)	(1,109)	(297)	(247)	—	—
Interest and other	1,315	2,692	893	884	—	—	1,263

Total revenues	101,052	53,281	40,335	15,044	(506)	12,735	30,367

Expenses:
Rental property operating and maintenance	17,986	14,475	12,572	3,193	(247)	2,120	7,546
Hotel operating and maintenance	15,310	—	—	—	—	—	—
Real estate taxes	4,692	3,099	3,505	740	—	780	2,475
General and administrative	16,222	707	2,392	243	(259)	532	1,010
Depreciation and amortization	16,774	11,311	11,488	3,742	476	2,208	10,536
Interest	38,975	26,387	10,290	2,744	—	—	—
Loss from early extinguishment of debt	3,967	—	—	—	—	—	—
Other	2,125	—	—	—	—	499	2,571

Total expenses	116,051	55,979	40,247	10,662	(30)	6,139	24,138
Equity in net income (loss) of uncombined real estate entities	(162)	(73)	(559)	(664)	—	—	—

Income (loss) before minority interest	(15,161)	(2,771)	(471)	3,718	(476)	6,596	6,229
Minority interests	(465)	—	—	—	465	—	—

Net income (loss)	$(14,696)	(2,771)	(471)	3,718	(941)	6,596	6,229
Less preferred dividends	—	—	—	—	—	—	—

Net income (loss) available to Common Stockholders	(14,696)	(2,771)	(471)	3,718	(941)	6,596	6,229

Pro forma basic earnings per share available to Common Stockholders
Pro forma diluted earnings per share available to Common Stockholders
Pro forma weighted average common shares outstanding — basic
Pro forma weighted average common shares outstanding — diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Acquisition of All
		Other		Third Party
	Financing	Pro Forma		Interests In	Company
	Transactions	Adjustments		KPMG Tower	Pro Forma

	(HH)			(NN)
Revenues:
Rental	—	—		13,443	150,118
Tenant reimbursements	—	—		6,889	66,878
Hotel operations	—	—		—	20,005
Parking	—	—		3,793	28,192
Management, leasing, and development services to affiliates	—	—		(784)	3,409
Interest and other	—	—		606	7,653

Total revenues	—	—		23,947	276,255

Expenses:
Rental property operating and maintenance	—	—		6,963	64,608
Hotel operating and maintenance	—	—		—	15,310
Real estate taxes	—	—		1,520	16,811
General and administrative	—	2,666	(JJ)	516	25,469
		1,440	(KK)
Depreciation and amortization	—	—		5,748	62,283
Interest	(34,487)	—		14,549	58,458
Loss from early extinguishment of debt	—	(3,967	)(II)	—	—
Other	—	—		—	5,195

Total expenses	(34,487)	139		29,296	248,134
Equity in net income (loss) of uncombined real estate entities	—	—		1,458	—

Income (loss) before minority interest	34,487	(139)		(3,891)	28,121
Minority interests	—	5,765	(LL)	—	5,765

Net income (loss)	34,487	(5,904)		(3,891)	22,356
Less preferred dividends	—	17,156	(MM)	—	17,156

Net income (loss) available to Common Stockholders	34,487	(23,060)		(3,891)	5,200

Pro forma basic earnings per share available to Common Stockholders					$0.12

Pro forma diluted earnings per share available to Common Stockholders					$0.12

Pro forma weighted average common shares outstanding — basic					42,329,921

Pro forma weighted average common shares outstanding — diluted					42,394,114

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)
(Dollar amounts in thousands, except per share amounts)

1.     Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

       The adjustments to the pro forma condensed consolidated balance sheet as of September 30, 2003 are as follows:

(A)	Reflects the Company’s historical condensed consolidated balance sheet as of September 30, 2003.

(B)	Sale of 9,000,000 shares of preferred stock for $25.00 per share in this offering:

Proceeds from this offering	$225,000
Less costs associated with this offering ($7,088 of underwriters’ discounts and commissions and $1,095 of other costs)	8,183

Net cash proceeds	$216,817

Preferred stock, $.01 par value	$90
Additional paid in capital	216,727

Net cash proceeds	$216,817

(C)	Acquisition of One California Plaza from third party, which was consummated on November 6, 2003:

Assets purchased:
Investment in real estate, net	$226,838
Rents and other receivables	19
Deferred charges	5,417
Less liabilities assumed:
Mortgage loan payable to seller	146,250
Acquired lease obligation	5,280
Accounts payable and other liabilities	3,251

Net assets purchased	77,493
Reversal of deposits paid through September 30, 2003	(4,374)

Cash paid to acquire the property including closing costs	$73,119

(D)	Funding of Glendale Center loan, which was consummated on October 14, 2003:

Borrowing	$80,000
Loan fees	(657)
Reversal of deposits paid through September 30, 2003, net of interest prepaid upon loan closing	721

Net proceeds	$80,064

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(E)	Sale of the $72,000 interest rate swap, which was consummated on October 10, 2003:

Sales proceeds	$1,550
Reverse carrying value at September 30, 2003	(765)

Proceeds in excess of carrying value as of September 30, 2003 (Excess Proceeds)	$785

Increase in accumulated other comprehensive income for Company’s share of Excess Proceeds	$624
Increase in minority interests for minority interests’ share of Excess Proceeds	161

Excess Proceeds	$785

2.	Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

       The adjustments to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 are as follows:

(AA)	Reflects the Company and Predecessor historical condensed consolidated and combined statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002. The interests in the real estate properties contributed by certain owners of the Predecessor (Mr. Maguire and entities owned by Mr. Maguire) to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership were recorded at the Predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to these contributed interests are based on the Predecessor’s historical cost of the related assets.

As a result of the consummation of our IPO, including exercise of the underwriter’s over-allotment option and the formation transactions, the Company owns 79.5% of the common units of the Operating Partnership and has control over major decisions of the Operating Partnership. Accordingly, the Company consolidates the revenues and expenses of the Operating Partnership. See note (LL) for the pro forma adjustment to allocate 20.5% of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)	Reflects acquisition on June 27, 2003, of all of the redeemable preferred equity interests in US Bank Tower that were owned by a third party investor, and the resulting consolidation of the consolidated statement of operations for US Bank Tower. The Predecessor used the equity method to account for its investment in US Bank Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. Upon purchase of these preferred equity interests, the Company owns 100% of the US Bank Tower. The purchase method of accounting is used to reflect the acquisition of the redeemable preferred equity interests in US Bank Tower by the Company.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the nine months ended September 30, 2003 is comprised of the following:

	US Bank
	Tower
	Historical for	Adjustments
	the period from	Resulting
	January 1, 2003	from
	through	Purchase		Elimination		Pro Forma
	June 26, 2003	Accounting		Entries		Adjustment

Revenues:
Rental	$16,186	(318	)(2)	–		15,868
Tenant reimbursements	6,411	–		–		6,411
Parking	2,583	–		–		2,583
Management, leasing, and development services to affiliates	–	–		(973	)(4)	(973)
Other	6,067	–		–		6,067

Total revenues	31,247	(318)		(973)		29,956

Expenses:
Rental property operating and maintenance	8,041	–		(973	)(4)	7,068
Real estate taxes	1,523	–		–		1,523
General and administrative	489	–		–		489
Depreciation and amortization	5,212	684	(3)	(85	)(5)	5,811
Interest	13,933 (1)	–		–		13,933
Other	2,594	–		–		2,594

Total expenses	31,792	684		(1,058)		31,418
Equity in net income (loss) of uncombined real estate entities	–	–		(85	)(5)	(85)

Net loss	$(545)	(1,002)		–		(1,547)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting, net of decrease in rental revenue to reflect amortization of acquired above market leases.

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases (exclusive of the value of above market leases) resulting from purchase accounting adjustments, offset by a reduction in amortization of deferred leasing commissions.

(4)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by US Bank Tower.

(5)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the US Bank Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	US Bank
	Tower	Adjustments
	Historical for	Resulting
	the Year Ended	from
	December 31,	Purchase		Elimination		Pro Forma
	2002	Accounting		Entries		Adjustment

Revenues:
Rental	$34,391	(659	)(2)	–		33,732
Tenant reimbursements	12,741	–		–		12,741
Parking	5,943	–		–		5,943
Management, leasing, and development services to affiliates	–	–		(1,731)(4)		(1,827)
				(96	) (7)
Other	2,692	–		–		2,692

Total revenues	55,767	(659)		(1,827)		53,281

Expenses:
Rental property operating and maintenance	16,206	–		(1,731)(4)		14,475
Real estate taxes	3,099	–		–		3,099
General and administrative	707	–		–		707
Depreciation and amortization	10,113	1,368	(3)	(170	)(5)	11,311
Interest	26,387 (1)	–		–		26,387

Total expenses	56,512	1,368		(1,901)		55,979
Equity in net income (loss) of uncombined real estate entities	–	–		(170	)(5)	(73)
				97	(6)

Net income (loss)	$(745)	(2,027)		1		(2,771)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting, net of decrease in rental revenue to reflect amortization of acquired above market leases.

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases (exclusive of the value of above market leases), resulting from purchase accounting adjustments offset by a reduction in amortization of deferred leasing commissions.

(4)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by US Bank Tower.

(5)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the US Bank Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(6)	Elimination of equity in net loss previously recorded by the Predecessor.

(7)	Elimination of leasing commission revenue previously recognized by the Predecessor.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(CC)	Reflects acquisition on June 27, 2003, of all of the interests in Wells Fargo Tower that were owned by third party investors and the resulting consolidation of the combined statement of operations for Wells Fargo Tower. The Predecessor used the equity method to account for its investment in Wells Fargo Tower. The Predecessor acquired the interests of two of the three third party investors on February 5, 2003. These acquisitions of additional interests did not result in obtaining control over major decisions including selling and refinancing the property, thus the equity method was used until the remaining interests were acquired on June 27, 2003. As a result of the purchase of the remaining third party interest, the Company owns 100% of the Wells Fargo Tower. The purchase method of accounting is used to reflect the acquisition of the additional interests in Wells Fargo Tower by the Predecessor.

The pro forma adjustment for the nine months ended September 30, 2003 is comprised of the following:

	Wells Fargo Tower
	Historical for the	Adjustments
	period from	Resulting
	January 1, 2003	from
	through June 26,	Purchase	Elimination		Pro Forma
	2003	Accounting	Entries		Adjustment

Revenues:
Rental	$10,297	803 (2)	883	(6)	11,983
Tenant reimbursements	5,778	–	–		5,778
Parking	2,889	–	–		2,889
Management, leasing, and development services to affiliates	–	–	(261	)(5)	(261)
Other	369	–	–		369

Total revenues	19,333	803	622		20,758

Expenses:
Rental property operating and maintenance	6,758	–	(261	)(5)	6,246
			(251	)(6)
Real estate taxes	1,742	–	–		1,742
General and administrative	936	–	–		936
Depreciation and amortization	3,416	1,405 (3)	983	(6)	5,804
Interest	4,955 (1)	–	(923	)(6)	4,032

Total expenses	17,807	1,405	(452)		18,760
Equity in net income (loss) of uncombined real estate entities	–	–	(847	)(4)	(1,921)
			(251	)(6)
			(883	)(6)
			983	(6)
			(923	)(6)

Net income (loss)	$1,526	(602)	(847)		77

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases resulting from purchase accounting adjustments offset by a reduction in amortization of deferred leasing commissions.

(4)	Elimination of equity in net income previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Wells Fargo Tower.

(6)	Reclassification of elimination, purchase accounting and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Wells Fargo Tower (see note 3 to the Predecessor’s historical combined financial statements for description of such entries).

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	Wells Fargo
	Tower	Adjustments
	Historical for	Resulting
	the year ended	from	Bonus to
	December 31,	Purchase	Former	Elimination		Pro Forma
	2002	Accounting	Employee	Entries		Adjustment

Revenues:
Rental	$21,036	3,417 (2)	—	—		24,453
Tenant reimbursements	10,341	—	—	—		10,341
Parking	5,757	—	—	—		5,757
Management, leasing, and development services to affiliates	—	—	—	(871)	(6)	(1,109)
				(238)	(8)
Other	893	—	—	—		893

Total revenues	38,027	3,417	—	(1,109)		40,335

Expenses:
Rental property operating and maintenance	13,573	—	—	(871)	(6)	12,572
				(130)	(7)
Real estate taxes	3,505	—	—	—		3,505
General and administrative	1,392	—	1,000 (4)	—		2,392
Depreciation and amortization	6,743	4,824 (3)	—	(79	)(7)	11,488
Interest	10,290 (1)	—	—	—		10,290

Total expenses	35,503	4,824	1,000	(1,080)		40,247
Equity in net income (loss) of uncombined real estate entities	—	—	—	(350)	(5)	(559)
				(130)	(7)
				(79)	(7)

Net income (loss)	$2,524	(1,407)	(1,000)	(588)		(471)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (HH).

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(2)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases resulting from purchase accounting adjustments offset by a reduction in amortization of deferred leasing commissions.

(4)	Accrual of bonus due to former employee of $1,000 resulting from the purchase of additional interests in Wells Fargo Tower from two third parties. This relates to the additional interests acquired on February 5, 2003.

(5)	Elimination of equity in net income previously recorded by the Predecessor.

(6)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Wells Fargo Tower.

(7)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Wells Fargo Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(8)	Elimination of leasing commission revenue previously recognized by the Predecessor.

(DD)	Reflects acquisition on August 29, 2003 of all of the third party ownership interests in Glendale Center that were owned by a third party investor and the resulting consolidation of the consolidated statement of operations for Glendale Center. Prior to this acquisition, the equity method was used to account for the investment in Glendale Center since the Company and the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. As a result of the purchase of the interests, the Company owns 100% of the Glendale Center. The pro forma adjustments also reflects acquisition on August 29, 2003 of participation rights held by a Glendale Center tenant. The purchase method of accounting is used to reflect the acquisition of the ownership interests in Glendale Center by the Company.

            The pro forma adjustment for the nine months ended September 30, 2003 is comprised of the following:

	Glendale
	Center
	Historical
	for the Period	Adjustments
	January 1, 2003	Resulting from
	through	Purchase	Elimination		Pro Forma
	August 28, 2003	Accounting	Entries		Adjustment

Revenues:
Rental	$5,330	1,045 (2)	—		6,375
Tenant reimbursements	2,168	—	—		2,168
Parking	1,189	—	—		1,189
Management, leasing, and development services to affiliates	—	—	(194	)(5)	(194)
Other	579	—	—		579

Total revenues	9,266	1,045	(194)		10,117

Expenses:
Rental property operating and maintenance	2,388	—	(194	)(5)	2,153
			(41	)(6)

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

	Glendale
	Center
	Historical
	for the Period	Adjustments
	January 1, 2003	Resulting from
	through	Purchase		Elimination		Pro Forma
	August 28, 2003	Accounting		Entries		Adjustment

Real estate taxes	522	—		—		522
General and administrative	116	—		—		116
Depreciation and amortization	4,501	(1,305	)(3)	(6	)(6)	3,190
Interest	1,806 (1)			—		1,806

Total expenses	9,333	(1,305)		(241)		7,787
Equity in net income (loss) of uncombined real estate entities	—	—		430	(4)	383
				(41	)(6)
				(6	)(6)

Net income (loss)	$(67)	2,350		430		2,713

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan obtained on October 14, 2003 is included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

(3)	Decrease in depreciation and amortization resulting from reversal of amortization of the leasing concession related to the acquired tenant participation rights offset by increases in depreciation and amortization of buildings, improvements and value of in-place leases resulting from purchase accounting.

(4)	Elimination of equity in net loss previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Glendale Center.

(6)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Glendale Center (see note 3 to the Predecessor’s historical combined financial statements for description of such entries).

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	Glendale
	Center
	Historical for	Adjustments
	the Year Ended	Resulting from
	December 31,	Purchase	Elimination		Pro Forma
	2002	Accounting	Entries		Adjustment

Revenues:
Rental	$8,086	1,568 (2)	—		9,654
Tenant reimbursements	3,132	—	—		3,132
Parking	1,671	—	—		1,671
Management, leasing, and development services to affiliates	—	—	(297	)(5)	(297)
			—
Other	884	—	—		884

Total revenues	13,773	1,568	(297)		15,044

Expenses:
Rental property operating and maintenance	3,541	—	(297	)(5)	3,193
			(51	)(6)
Real estate taxes	740	—	—		740
General and administrative	243				243
Depreciation and amortization	2,686	1,071 (3)	(15	)(6)	3,742
Interest	2,744 (1)		—		2,744

Total expenses	9,954	1,071	(363)		10,662
Equity in net income (loss) of uncombined real estate entities	—	—	(598	)(4)	(664)
			(51	)(6)
			(15	)(6)

Net income (loss)	$3,819	497	(598)		3,718

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan obtained on October 14, 2003 is included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases resulting from purchase accounting offset by decrease in amortization resulting from reversal of the amortization of the leasing concession related to the acquired tenant participation rights.

(4)	Elimination of equity in net loss previously recorded by the Company and the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Company and the Predecessor and property management fee expense previously recorded by Glendale Center.

(6)	Reclassification of elimination and other entries previously recorded by the Company and the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Glendale Center (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(EE)	Reflects purchase accounting and elimination entries resulting from the June 27, 2003 acquisition of all minority interests previously owned by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes (combined properties in the Predecessor’s historical combined financial statements). The pro forma adjustments are comprised of the following:

	Nine Months Ended September 30, 2003

	Gas Company	808 South	Plaza Las	Pro Forma
	Tower	Olive Garage	Fuentes	Adjustments

Elimination of a portion of the Predecessor home office rent previously recognized by the Predecessor for space leased in the Gas Company Tower	$106	—	—	106
Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Gas Company Tower as a result of acquiring interests from third parties for this property	124	—	—	124
Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions	181	15	42	238
Elimination of allocation of income to minority investor	(275)	—	—	(275)

	Year Ended December 31, 2002

	Gas Company	808 South	Plaza Las	Pro Forma
	Tower	Olive Garage	Fuentes	Adjustments

Elimination of a portion of the Predecessor home office rent previously recognized by the Predecessor for space leased in the Gas Company Tower	$259	–	–	259
Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Gas Company Tower as a result of acquiring interests from third parties for this property	247	–	–	247
Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions	362	29	85	476
Elimination of allocation of losses to minority investor	465	–	–	465

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(FF)	Reflects acquisition of Cerritos Corporate Center Phase I and Phase II:

        The pro forma adjustments are comprised of the following:

	Nine Months Ended September 30, 2003

	Historical Revenues
	and Certain
	Expenses for the
	period January 1,	Adjustments Resulting
	2003 through	from Purchasing	Pro Forma
	June 26, 2003	the Properties	Adjustment

Revenues:
Rental	$4,218	336 (1)	4,554
Tenant reimbursements	1,400	—	1,400

Total revenues	5,618	336	5,954

Expenses:
Rental property operating and maintenance	805	—	805
Real estate taxes	437	—	437
General and administrative	144	—	144
Depreciation and amortization	—	1,104 (2)	1,104
Other	244	—	244

Total expenses	1,630	1,104	2,734

Net income	$3,988	(768)	3,220

	Year Ended December 31, 2002

	Historical Revenues	Adjustments Resulting
	and Certain	from Purchasing	Pro Forma
	Expenses	the Properties	Adjustment

Revenues:
Rental	$8,631	672 (1)	9,303
Tenant reimbursements	3,432	—	3,432

Total revenues	12,063	672	12,735

Expenses:
Rental property operating and maintenance	2,120	—	2,120
Real estate taxes	780	—	780
General and administrative	532	—	532
Depreciation and amortization	—	2,208 (2)	2,208
Other	499	—	499

Total expenses	3,931	2,208	6,139

Net income	$8,132	(1,536)	6,596

(1)	Increase in rental revenue to reflect straight-line amounts relating to tenant leases, net of decrease in rental revenue to reflect amortization of acquired above market leases, both resulting from purchase accounting.

(2)	Reflects depreciation and amortization of the building, improvements and value of in-place leases.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(GG)	Reflects acquisition of One California Plaza:

        The pro forma adjustments are comprised of the following:

	Nine Months Ended September 30, 2003

	Historical Revenues	Adjustments Resulting
	and Certain	from Purchasing		Pro Forma
	Expenses	the Property		Adjustment

Revenues:
Rental	$10,008	1,801	(1)	11,809
Tenant reimbursements	8,608	—		8,608
Parking	2,177	—		2,177
Other	872	—		872

Total revenues	21,665	1,801		23,466

Expenses:
Rental property operating and maintenance	6,163	—		6,163
Real estate taxes	1,935	—		1,935
General and administrative	700	—		700
Depreciation and amortization	—	7,902	(2)	7,902
Other	1,347	145	(3)	1,492

Total expenses	10,145	8,047		18,192

Net income	$11,520	(6,246)		5,274

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

	Historical Revenues	Adjustments Resulting
	and Certain	from Purchasing		Pro Forma
	Expenses	the Property		Adjustment

Revenues:
Rental	$13,508	1,883	(1)	15,391
Tenant reimbursements	10,561	—		10,561
Parking	3,152	—		3,152
Other	1,263	—		1,263

Total revenues	28,484	1,883		30,367

Expenses:
Rental property operating and maintenance	7,546	—		7,546
Real estate taxes	2,475	—		2,475
General and administrative	1,010	—		1,010
Depreciation and amortization	—	10,536	(2)	10,536
Other	2,378	193	(3)	2,571

Total expenses	13,409	10,729		24,138

Net income	$15,075	(8,846)		6,229

(1)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

(2)	Reflects depreciation and amortization of the building, improvements, value of the ground lease and value of in-place leases.

(3)	Increase in ground rent expense to reflect straight-line amount resulting from purchase accounting.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(HH)	Reflects the net decrease in interest expense as a result of the financing related pro forma adjustments. The following outlines the loans and interest rate swap agreements outstanding upon completion of the acquisition of One California Plaza on November 6, 2003, the funding of the Glendale Center loan on October 14, 2003, the completion of our IPO, the formation transactions, the refinancing transactions and the corresponding interest expense that would have been recorded had these loans and swaps been outstanding as of the beginning of the periods presented:

			Interest Expense(1)

			Nine Months	Year
			Ended	Ended
	Principal		September 30,	December 31,
	Amount	Interest Rate	2003	2002

US Bank Tower mortgage loan	$260,000	4.66%	$9,188	12,284
Gas Company Tower and 808 South Olive garage mortgage loan	230,000	LIBOR plus 0.824%	3,478	4,650
Gas Company Tower and 808 South Olive garage senior mezzanine loan	30,000	LIBOR plus 3.750%	1,119	1,497
Gas Company Tower and 808 South Olive garage junior mezzanine loan	20,000	LIBOR plus 6.625%(2)	1,371	1,833
KPMG Tower mortgage loan	195,000	LIBOR plus 1.875%	4,503	6,020
Wells Fargo Tower mortgage loan	250,000	4.68%	8,873	11,863
One California Plaza mortgage loan	146,250	4.73%	5,246	7,014
Glendale Center mortgage loan	80,000	5.727%	3,474	4,645
Amortization of loan costs			2,445	3,261
Interest on capital lease obligations and other liabilities	—	—	1,557	2,076
Increase in interest expense resulting from interest rate swap agreements(3)			2,538	3,315

Pro forma totals	$1,211,250		43,792	58,458

Pro forma interest expense			43,792	58,458
Pro forma adjustment to interest expense reflected in note (CC)			923	—
Less historical interest expense(4)			(58,037)	(92,945)

			(13,322)	(34,487)

(1)	We calculated pro forma interest expense for loans with variable interest rates using current LIBOR (1.17% as of November 28, 2003).

(2)	This loan is subject to a LIBOR floor of 2%. This loan also requires a monthly “interest floor differential” payment during any month in which LIBOR is less than 2% per annum; such payment must be made until the principal balance of the Gas Company Tower and 808 South Olive garage senior mezzanine loan no longer exceeds $20.0 million, and is equal to the positive difference between 2% and LIBOR times a notional amount that is initially $10.0 million, but which decreases dollar for dollar as the first $10.0 million of senior mezzanine loan principal is repaid.

(3)	As of September 30, 2003 we had two four-year interest rate swap agreements in the amount of $250.0 million and $72.0 million, which effectively fixed the index (LIBOR) portion of the interest rates

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

on our floating rate debt at approximately 2.17% and 2.41%, respectively. On October 10, 2003 we sold the $72.0 million swap. The pro forma adjustments assume the $250.0 million swap was outstanding from the first day of the periods presented and assume the $72.0 million swap was sold on the first day of the periods presented. The sales proceeds are recognized as a reduction in interest expense over the original four year term because the loan that was being hedged is still outstanding.

(4)	Historical interest expense is as follows:

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2003	2002

Predecessor	$37,343	38,975
KPMG Tower	—	14,549
US Bank Tower	13,933	26,387
Wells Fargo Tower	4,955	10,290
Glendale Center	1,806	2,744

	$58,037	92,945

If interest rates were to change by 0.125%, the pro forma interest relating to the floating rate loans that are not hedged by a swap would change by $183 and $244 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

		Nine Months
		Ended	Year Ended
		September 30,	December 31,
		2003	2002

(II)	Reflects reversal of the loss on early extinguishment of debt, which is included in the historical consolidated and combined statements of operations. This reversal results from the assumption that the loans listed in pro forma adjustment (HH) had been outstanding as of the beginning of the periods presented.	$53,427	3,967

(JJ)	Record (reverse) compensation expense related to:
	Fully vested restricted stock issued upon completion of our IPO	$(6,522)	—
	Cash paid at completion of our IPO related to employees’ tax liabilities	(6,525)	—
	Cash bonus to former employee as a result of completion of the IPO	(1,000)	—
	Stock awards that vest during the period	667	1,333
	Cash payment for employee tax liability related to stock award that vests over three years	67	133
	Stock awards to be granted on the one-year anniversary of the completion of our IPO that have vesting periods from three to four years (total award is $5,500)	625	1,200

		$(12,688)	2,666

	The reversals of compensation expense recorded by the Company upon consummation of our IPO are based on the assumption that the common stock had been outstanding as of the beginning of the period presented.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

		Nine Months
		Ended	Year Ended
		September 30,	December 31,
		2003	2002

(KK)	Increase in general and administrative expenses as a result of becoming a public company:
	Salaries and guaranteed first year bonuses based on employment agreements for the Co-Chief Executive Officer and President and the Chief Financial Officer who were hired as a result of becoming a public company	$450	1,300
	Annual director fees for four directors at $35 per director	70	140

		$520	1,440

(LL)	Allocate minority interest in net income of the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain former owners of the Predecessor:
	Total income before allocation to minority interests	$16,694	28,121
	Percentage allocable to minority interests	20.5%	20.5%

		3,422	5,765
	Less Operating Partnership minority interests included in the historical consolidated statement of operations	11,802	—

		$15,224	5,765

		Nine Months
		Ended	Year Ended
		September 30,	December 31,
		2003	2002

(MM)	Reflects dividends for the preferred stock in this offering assuming a dividend rate of 7.625%. The dividend rate has been estimated based upon prevailing market conditions. The actual dividend rate of the preferred stock in this offering may differ materially from this estimated rate.	$12,867	17,156

(NN)	Reflects consolidation of the statement of operations for KPMG Tower for the period from January 1, 2002 through September 13, 2002, resulting from the acquisition of all of the interests in KPMG Tower that were previously owned by third party investors. The Predecessor acquired these interests on September 13, 2002. Prior to that date, the Predecessor used the equity method to account for its investment in KPMG Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. The purchase method of accounting was used to reflect the acquisition of the additional interests in KPMG Tower by the Predecessor.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the acquisition of the additional interests in KPMG Tower for the year ended December 31, 2002 is comprised of the following:

	KPMG Tower
	Historical for the
	Period from	Adjustments
	January 1, 2002	Resulting
	through	from
	September 13,	Purchase	Elimination		Pro Forma
	2002	Accounting	Entries		Adjustment

Revenues
Rental	$13,433	10 (2)	–		13,443
Tenant reimbursements	6,889	–	–		6,889
Parking	3,793	–	–		3,793
Management, leasing, and development services to affiliates	–	–	(326	)(5)	(784)
			(458	)(7)
Other	606	–	–		606

Total revenues	24,721	10	(784)		23,947

Expenses
Rental property operating and maintenance	7,840	–	(326	)(6)	6,963
			(326	)(5)
			(225	)(6)
Real estate taxes	1,520	–	–		1,520
General and administrative	516	–	–		516
Depreciation and amortization	4,549	1,542 (3)	(343	)(6)	5,748
Interest	14,549 (1)	–	–		14,549

Total expenses	28,974	1,542	(1,220)		29,296
Equity in net income (loss) of uncombined real estate entities	–	–	2,127	(4)	1,458
			(326	)(6)
			(343	)(6)

Net income (loss)	$(4,253)	(1,532)	1,894		(3,891)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan in included in note (HH).

(2)	Increase in rental revenue to reflect straight-line amounts and amortization of acquired lease obligation, both resulting from purchase accounting.

(3)	Increase in depreciation and amortization of buildings, improvements and value of in-place leases resulting from purchase accounting.

(4)	Elimination of equity in net loss previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by KPMG Tower.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(6)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the KPMG Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(7)	Elimination of leasing commission revenue previously recognized by the Predecessor.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands)

	The	The
	Company	Predecessor

	September 30, 2003	December 31, 2002

	(Unaudited)
ASSETS
Investments in real estate:
Land	$170,244	$77,504
Buildings and improvements	1,170,263	486,088
Tenant improvements	107,368	63,951
Furniture, fixtures, and equipment	5,174	4,704

	1,453,049	632,247
Less: accumulated depreciation and amortization	(116,540)	(82,863)

Net investments in real estate	1,336,509	549,384
Cash and cash equivalents	49,085	2,976
Restricted cash	43,833	24,307
Rents and other receivables, net	7,553	2,235
Deferred rents	13,402	9,687
Due from affiliates	2,265	5,194
Deferred leasing costs, net	68,140	11,265
Deferred loan costs, net	21,261	6,714
Acquired above market leases, net	13,532	—
Other assets	8,734	10,277

Total assets	$1,564,314	$622,039

LIABILITIES AND STOCKHOLDERS’ EQUITY AND OWNERS’ DEFICIT
Mortgage loans	$955,000	$553,000
Other secured loans	30,000	105,038
Losses and distributions in excess of investments in real estate entities and loans payable to such entities	—	78,609
Accounts payable and other liabilities	65,099	33,078
Dividends and distributions payable	22,402	—
Capital leases payable	6,804	2,350
Acquired lease obligations	42,855	4,099
Accrued interest payable	2,815	5,033

Total liabilities	1,124,975	781,207
Minority deficit	—	(12,889)
Minority interests	90,082	—
Stockholders’ equity and owners’ deficit:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 42,645,711 shares issued and outstanding	426	—
Additional paid in capital	407,001	—
Unearned and accrued stock compensation	(5,389)	—
Accumulated deficit and dividends	(56,854)	—
Accumulated other comprehensive income, net	4,073	—
Owners’ deficit	—	(146,279)

Total stockholders’ equity and owners’ deficit	349,257	(146,279)

Total liabilities and stockholders’ equity and owners’ deficit	$1,564,314	$622,039

See accompanying notes to consolidated and combined financial statements.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	The	The
	Company	Predecessor

	Three Months Ended	Three Months Ended
	September 30, 2003	September 30, 2002

Revenues:
Rental	$33,986	$10,741
Tenant reimbursements	16,070	5,139
Hotel operations	4,392	4,448
Parking	6,371	1,865
Management, leasing, and development services to affiliates	1,313	2,795
Interest and other	391	154

Total revenues	62,523	25,142

Expenses:
Rental property operating and maintenance	13,857	4,947
Hotel operating and maintenance	3,287	3,137
Real estate taxes	4,757	1,035
General and administrative	3,450	4,858
Depreciation and amortization	13,696	3,903
Interest	11,650	9,383
Loss from early extinguishment of debt	2,431	3,967
Other	286	470

Total expenses	53,414	31,700

Income (loss) before equity in net loss of real estate entities and minority interests	9,109	(6,558)
Equity in net loss of real estate entities	(31)	(237)

Income (loss) before minority interests	9,078	(6,795)
Minority interests	1,882	2

Net income (loss)	$7,196	$(6,797)

Basic earnings per share	$0.17

Diluted earnings per share	$0.17

Weighted-average common shares outstanding:
Basic	41,913,231

Diluted	41,974,245

See accompanying notes to consolidated and combined financial statements.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	The Company	The Predecessor	The Predecessor
	Period June 27, 2003	Period January 1, 2003	Nine Months Ended
	through September 30, 2003	through June 26, 2003	September 30, 2002

Revenues:
Rental	$35,292	$28,732	$30,115
Tenant reimbursements	16,646	13,165	12,769
Hotel operations	4,567	8,738	14,933
Parking	6,598	5,637	5,026
Management, leasing, and development services to affiliates	1,334	2,349	6,136
Interest and other	2,727	124	168

Total revenues	67,164	58,745	69,147

Expenses:
Rental property operating and maintenance	14,467	11,941	11,011
Hotel operating and maintenance	3,430	6,784	10,373
Real estate taxes	4,901	3,006	2,819
General and administrative	17,633	9,080	12,644
Depreciation and amortization	14,100	11,387	11,159
Interest	12,490	24,853	26,812
Loss from early extinguishment of debt	46,760	6,667	3,967
Other	4,206	7,549	782

Total expenses	117,987	81,267	79,567

Loss before equity in net income (loss) of real estate entities and minority interests	(50,823)	(22,522)	(10,420)
Equity in net (loss) income of real estate entities	(25)	1,648	(755)

Loss before minority interests	(50,848)	(20,874)	(11,175)
Minority interests	(11,802)	275	(336)

Net loss	$(39,046)	$(21,149)	$(10,839)

Basic loss per share	$(0.94)

Diluted loss per share	$(0.94)

Weighted-average common shares outstanding:
Basic	41,702,405

Diluted	41,702,405

See accompanying notes to consolidated and combined financial statements.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF

COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

		The
	The Company	Predecessor	The
	Period from	Period from	Predecessor
	June 27, 2003	January 1, 2003	Nine Months
	Through	Through	Ended
	September 30, 2003	June 26, 2003	September 30, 2002

Net loss	$(39,046)	$(21,149)	$(10,839)
Other comprehensive income — unrealized
Increase in fair value of interest rate swap agreements	5,124	—	—
Minority interests in increase in fair value of interest rate swap agreements	(1,051)	—	—

Comprehensive net loss	$(34,973)	$(21,149)	$(10,839)

See accompanying notes to consolidated and combined financial statements.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2002

Cash flows from operating activities:
Net loss	$(60,195)	$(10,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interests	(11,527)	(336)
Equity in net loss of real estate entities	(1,623)	755
Distributions received from real estate entities	1,602	1,522
Depreciation and amortization	25,487	11,159
Write-off of capitalized costs related to terminated lease	1,800	—
Revenue recognized related to acquired lease obligations, net	(1,378)	—
Compensation expense for restricted stock awards	7,130	—
Write-off of unamortized loan costs upon extinguishment of debt	7,499	—
Loss on extinguishment of debt applied to loan premiums	(33,648)	—
Amortization of loan costs	4,550	3,848
Change in fair value of interest rate caps	185	1,788
Write-off of related party receivables	3,108	—
Changes in assets and liabilities:
Rents and other receivables	(4,307)	(1,092)
Deferred rents	(1,896)	(1,997)
Deferred leasing costs	(1,532)	(1,783)
Other assets	(5,473)	(537)
Accounts payable and other liabilities	(13,592)	(4,654)
Accrued interest payable	(3,493)	(1,605)

Net cash used in operating activities	(87,303)	(3,771)

Cash flows from investing activities:
Expenditures for improvements to real estate	(4,053)	(651)
Purchases of interests in real estate entities	(363,665)	(13,000)
Purchase of tenant participation right	(11,000)	—
Contributions to real estate entities	—	(15)
Change in restricted cash	11,394	(12,829)

Net cash used in investing activities	(367,324)	(26,495)

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS — (Continued)

(In thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2002

Cash flows from financing activities:
Proceeds from equity offering	$797,744	$—
Payment of offering costs	(71,841)	(1,523)
Payment of loan costs	(17,755)	(5,657)
Proceeds from mortgage loans	760,000	195,000
Principal payments on mortgage loans	(714,072)	(183,595)
Proceeds from other secured loans	107,000	37,000
Principal payments on other secured loans	(291,532)	(22,611)
Proceeds from real estate entities	—	34,789
Contributions from owners of predecessor	1,524	813
Distributions to owners of predecessor	(70,339)	(22,290)
Proceeds from employees for restricted stock	7	—

Net cash provided by financing activities	500,736	31,926

Net increase in cash and cash equivalents	46,109	1,660
Cash and cash equivalents at beginning of period	2,976	2,119

Cash and cash equivalents at end of period	$49,085	$3,779

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,681	$23,361
Supplementary disclosure of noncash investing and financing activities:
Consolidation of the accounts of US Bank Tower, Wells Fargo Tower and Glendale Center as a result of purchasing controlling interests:
Losses and distributions in excess of investments in real estate entities	77,967	—
Investments in real estate	693,675	—
Restricted cash	30,920	—
Acquired above market leases	9,182	—
Deferred loan costs	33,027	—
Mortgage loans, including loan premiums of $33,648	(499,214)	—
Acquired lease obligations	(34,082)	—
Other, net	(34,004)	—

Cash paid to acquire the interests	$277,471	$—

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS — (Continued)

(In thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2002

Combination of the accounts of KPMG Tower real estate entity as a result of purchasing a controlling interest:
Investments in uncombined real estate entities	$—	$40,038
Investments in real estate	—	161,454
Mortgage loans	—	(183,595)
Other, net	—	(4,897)

Cash paid to acquire the interests	$—	$13,000

Increase in investments in real estate and additional paid in capital for fair value of operating partnership units granted to minority owners of the Predecessor	14,700	—
Increase in investments in real estate and reversal of minority deficit related to acquisition of the minority interests in a combined real estate entity	12,615	—
Reclassification of owners’ deficit to additional paid in capital	236,243	—
Accrual for real estate improvements	12,266	1,825
Accrual for leasing costs	6,741	—
Record minority interest for limited partnership units in the operating partnership by reclassifying from additional paid in capital	105,713	—
Accrual for offering costs (reclassification to stockholders’ equity)	(5,849)	4,398
Accrual for dividends and distributions declared	22,402	—
Settlement of loan:
Investments in real estate	—	(5,761)
Other assets	—	2,527
Other secured loans	—	3,000
Accrued interest	—	234
Record non cash purchase accounting entries for acquisition of other interests in real estate entities:
Investments in real estate	564	—
Acquired above market leases	4,004	—
Deferred lease costs	4,004	—
Acquired lease obligation	(8,572)	—

	—	—

See accompanying notes to consolidated and combined financial statements.

MAGUIRE PROPERTIES, INC. AND

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.     Organization and Description of Business

       The terms “Maguire Properties,” “us,” “we” and “our” as used in this report refer to Maguire Properties, Inc. Through our controlling interest in Maguire Properties, L.P., (the “Operating Partnership”), of which we are the sole general partner, and the subsidiaries of the Operating Partnership, including Maguire Properties Services, Inc. (the “Services Company”) and its subsidiaries (collectively the “Services Companies”), we own, manage, lease, acquire and develop real estate located in the greater Los Angeles area of California consisting primarily of office properties, related parking garages and a hotel.

       We were formed to succeed to certain businesses of the Maguire Properties predecessor, (the “Predecessor”), which was not a legal entity but rather a combination of numerous real estate entities collectively doing business as Maguire Partners, a nationally recognized owner, developer and acquirer of institutional-quality properties in the Los Angeles real estate market since 1965. We were incorporated, and the Operating Partnership was formed, in Maryland on June 26, 2002, and the Services Company was incorporated in Maryland on August 15, 2002, each in anticipation of our initial public offering of common stock (the “Offering”), which was consummated on June 27, 2003 concurrently with the consummation of various formation transactions that consolidated the ownership of our portfolio of properties and property interests, and a substantial majority of the real estate management, leasing and development business of the Predecessor, into the Operating Partnership and the Services Companies. From inception through June 27, 2003, neither we, the Operating Partnership nor the Services Companies had any operations.

       On June 27, 2003, we commenced operations after completing the Offering, which consisted of the sale of 36,510,000 shares of common stock at a price per share of $19.00, generating gross proceeds of approximately $693.7 million. The aggregate proceeds to our company, net of underwriters’ discount and offering costs, were approximately $624.4 million. On July 8, 2003, we issued an additional 5,476,500 shares of common stock, and received an additional $104.1 million of gross proceeds and $97.6 million in net proceeds as a result of the exercise of the underwriters’ over-allotment option.

       Our operations are carried on primarily through the Operating Partnership and its wholly owned subsidiaries, including the Services Companies. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, the Operating Partnership received a contribution of direct and indirect interests in connection with the Offering in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Predecessor in exchange for limited partnership units in the Operating Partnership (“Units”). The Operating Partnership also acquired additional interests in certain properties from unaffiliated parties, which were paid for in cash. As of September 30, 2003, our company held a 79.5% interest in the Operating Partnership.

       We intend to elect the status of and qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

       Through the Operating Partnership we own or have an interest in a portfolio of 12 commercial real estate properties consisting of eight office properties with approximately 6.1 million net rentable square feet, a 350-room hotel with 266,000 square feet, and total on and off-site parking of approximately 3.1 million square feet, accommodating a capacity of over 10,700 vehicles and an undeveloped two-acre land parcel adjacent to an existing office property that we expect can support up to 300,000 net rentable square feet of office development. Through one of the Services Companies, we also manage and lease a 1.4 million square foot office, hotel and retail property located in the Dallas/ Ft. Worth area, for which we earn customary fees and incentive fees.

       Our portfolio is located in three Southern California markets — the Los Angeles Central Business District (the “LACBD”), the Tri-Cities area of Pasadena, Glendale and Burbank and the Cerritos submarket. Our portfolio includes four office properties in the prime Bunker Hill area of the LACBD —

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

US Bank Tower, Gas Company Tower, KPMG Tower and Wells Fargo Tower — and three off-site parking garages. In the Tri-Cities, our portfolio includes an office property and the Plaza Las Fuentes Westin located at Plaza Las Fuentes in Pasadena, California, the Glendale Center office property in Glendale, California and a two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters.

       The Operating Partnership has also entered into option agreements with entities controlled by Robert F. Maguire III, our Chairman and Co-Chief Executive Officer, under which we have the right to acquire a recently completed office property in Santa Monica, California with 91,000 net rentable square feet, an office property under development in the Tri-Cities that we expect to contain approximately 257,000 net rentable square feet upon completion and a 12.5% interest in an entity that owns two existing office buildings aggregating approximately 246,000 net rentable square feet and adjacent developable land, each in West Los Angeles, California. Based on current market and property conditions, it is uncertain as to whether we will exercise any of these options in the near future or whether market and property conditions will warrant our exercise of any of those options prior to their expiration.

2.     Basis of Presentation and Summary of Significant Accounting Policies

       The accompanying consolidated and combined financial statements include all of the accounts of Maguire Properties, Inc., the Operating Partnership and the subsidiaries of the Operating Partnership. Property interests contributed to the Operating Partnership by Mr. Robert F. Maguire III, and entities majority owned by him in exchange for Units are reflected in the financial statements at their historical basis of accounting. The remaining interests, which were acquired for cash and Units, have been accounted for as a purchase, and the excess of the purchase price over the related historical cost basis has been allocated to the assets acquired and liabilities assumed. We expect to finalize such allocations by December 31, 2003.

       The combined financial statements of the Predecessor include interests in our properties and the property management, leasing, acquisition and real estate development business of Maguire Partners Development, Ltd. The real estate entities included in the consolidated and combined financial statements have been consolidated or combined only for the periods that such entities were under control by us or the Predecessor. The equity method of accounting is utilized to account for investments in real estate entities over which we or the Predecessor have significant influence, but not control over major decisions, including the decision to sell or refinance the properties owned by such entities. On August 29, 2003, we acquired all of the third party interests in Glendale Center (as described in Note 9) and as of September 30, 2003, none of our real estate entities were accounted for under the equity method of accounting. All significant intercompany balances and transactions have been eliminated for the consolidated and combined financial statements.

       The accompanying interim financial statements are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year. These financial statements should be read in conjunction with our company’s prospectus dated June 24, 2003 and the combined financial statements and notes thereto of the Predecessor included therein.

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Income Taxes

       As a REIT, we will be permitted to deduct distributions paid to our stockholders, eliminating the federal taxation of income represented by such distributions at the company level. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

       We have elected to treat the Services Company as a taxable REIT subsidiary (a “TRS”). In general, a TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. For the periods presented in the accompanying statements of operations there is no tax provision for the TRS.

Earnings per Share

       Earnings per share is calculated based on the weighted average number of shares of our common stock outstanding during the period. The assumed exercise of outstanding stock options and the effect of the vesting of unvested restricted stock that has been granted or has been committed to be granted, all using the treasury stock method, are not dilutive for the period from June 27, 2003 to September 30, 2003.

       The following is a summary of the elements used in calculating basic and diluted earnings per share in thousands except share and per share amounts:

		The Period
	Three Months	June 27,
	Ended	2003 through
	September 30, 2003	September 30, 2003

Net earnings (loss) attributable to Common Shares	$7,196	$(39,046)
Weighted average Common Shares outstanding — Basic	41,913,231	41,702,405
Diluted equivalent Common Shares(1):
Stock options	28,650	—
Restricted Stock	32,364	—

Adjusted weighted average Common Shares outstanding — Diluted	41,974,245	41,702,405
Net income (loss) per share — Basic	$0.17	$(0.94)
Net income (loss) per share — Diluted	$0.17	$(0.94)

(1)	For the period June 27, 2003 through September 30, 2003 the Company’s potentially dilutive shares were not included in the earnings per share calculation as their effect is antidilutive.

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Stock Options

       We apply the intrinsic value method in accounting for stock options issued under our incentive award plan from the date of consummation of the Offering. Accordingly, we did not record any compensation expense related to such options. The stock-based compensation cost that we would have recorded from July 1, 2003 to September 30, 2003, had we used the fair value method, would have been $45,000.

Reclassifications

       Certain prior year amounts have been reclassified to conform to the current year presentation.

3.     Minority Interests

       Minority interests relate to the interests in the Operating Partnership that are not owned by our company, which, at September 30, 2003, amounted to 20.5%. In conjunction with the formation of our company, certain persons and entities contributing interests in properties to the Operating Partnership received Units. Limited partners who acquired Units in the formation transactions have the right, commencing on or after August 27, 2004, to require the Operating Partnership to redeem part or all of their Units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those Units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Upon consummation of the Offering, 22.8% of the carrying value of the net assets of the Operating Partnership was allocated to minority interests. As a result of the exercise of the underwriters’ over-allotment option of 5,476,500 shares on July 8, 2003 the minority interests were reduced to 20.5%.

4.     Debt

       A summary of our outstanding consolidated indebtedness as of September 30, 2003 is as follows:

	Interest Rate		Principal Amount	Maturity Date

	(In thousands)
US Bank Tower Mortgage	4.66%		$260,000	July 1, 2013
Gas Company Tower and 808 South Olive Garage:
Mortgage	LIBOR + 1.078%		250,000	July 6, 2007(1)
Mezzanine	LIBOR + 5.500	%(2)	30,000	July 7, 2008(3)
Wells Fargo Tower Mortgage	4.68%		250,000	July 1, 2010
KPMG Tower Mortgage	LIBOR + 1.875%		195,000	August 31, 2005 (4)

			$985,000

(1)	A one-year extension is available.

(2)	The mezzanine loan is subject to a LIBOR floor of 2%.

(3)	The maturity date on the mezzanine loan is subject to acceleration to June 30, 2007 if the maturity of the Gas Company Tower and 808 South Olive Garage mortgage loan is not extended.

(4)	Two one-year extensions are available.

       The terms of our mortgage and mezzanine loans do not permit us to prepay the loans during specified lockout periods. We are permitted to defease the US Bank Tower and Wells Fargo Tower

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

mortgage loans. The Gas Company Tower and 808 South Olive Garage mortgage and mezzanine loans can each be repaid during the lockout period if the lender consents, subject to a prepayment penalty of 5% of the outstanding principal amount of the loan. The KPMG Tower mortgage loan requires a prepayment penalty based on a formula described in the loan agreement.

       Certain mortgage and other secured loans aggregating $958.5 million were repaid or defeased in June 2003 concurrent with the Offering, and the $37.0 million Glendale Center mortgage was defeased on August 29, 2003 concurrent with the acquisition of the third party interests in Glendale Center. Those repayments and defeasances resulted in prepayment penalties, exit fees and defeasance costs. Such costs along with the write-off of unamortized loan costs, net of loan premiums recorded upon assumption of the debt that was repaid, are presented as loss from early extinguishment of debt in the accompanying statements of operations.

       The Operating Partnership has a secured revolving credit facility with a group of banks led by Citicorp North America, Inc. and Wachovia Bank, N.A. The credit facility provides for borrowings up to $100 million with a borrowing limit based on the value of our properties that secure the credit facility. Approximately $75.0 million was available to us as of September 30, 2003. The credit facility bears interest at a rate ranging between LIBOR + 1.375% and LIBOR + 2.125% depending on the Operating Partnership’s overall leverage. This credit facility matures in June 2006 with an option to extend the term for one year.

       The terms of our credit facility include certain restrictions and covenants, which limit, among other things, the payment of dividends (as discussed below), the incurrence of additional indebtedness and liens and the disposition of assets. The terms also require compliance with financial ratios relating to the minimum amounts of tangible net worth, debt service coverage, fixed charge coverage and unencumbered property debt service coverage, the maximum amount of unsecured indebtedness, and certain investment limitations. The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations for such period, subject to certain other adjustments. As of September 30, 2003, we were in compliance with all such covenants.

       We have agreed to use commercially reasonable efforts to make an aggregate $591.8 million of indebtedness available for guarantee by Mr. Robert F. Maguire III, certain entities owned and controlled by Robert F. Maguire III and an entity controlled by certain former senior executives of Maguire Partners. As of September 30, 2003, $591.8 million of our debt is subject to such guarantees.

5.     Incentive Award Plan

       We have adopted the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P., (the “Incentive Award Plan”). The Incentive Award Plan provides for the grant to employees, directors and consultants of our company, the Operating Partnership and the Services Companies (and their respective subsidiaries) of stock options, restricted stock, dividend equivalents, stock appreciation rights and other incentive awards. We have reserved a total of 4,816,861 shares of our common stock for issuance pursuant to the Incentive Award Plan, subject to certain adjustments as set forth in the plan. Of this amount, 659,211 shares of restricted stock (343,421 were fully-vested) with an aggregate value of $12,525,000 were issued upon consummation of the Offering. In addition, we have committed to grant to certain officers no later than one year following the consummation of the Offering shares of restricted stock with an aggregate value of $5,000,000. We have also granted options to certain of our officers and independent directors to purchase 530,000 shares of common stock at an exercise price of $19.00 per share.

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

6.     Interest Rate Swap Agreements

       In connection with the Offering, we entered into interest rate swap agreements to fix the floating interest rate associated with the $250 million Gas Company Tower and 808 South Olive Garage mortgage loan and $72 million of the KPMG Tower mortgage loan (see note 10). Net amounts received or paid under these agreements are recognized as an adjustment to interest expense when such amounts are incurred or earned. Our objective in using interest rate swap agreements is to effectively convert floating rate debt into fixed rate debt, and thereby limit our exposure to interest rate movements.

       Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), as amended and interpreted by SFAS 138 and SFAS 149, establishes accounting and reporting standards for derivative instruments and for hedging activities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

       For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss), outside of earnings and subsequently recognized to earnings when the hedged transaction affects earnings.

       Under SFAS 133, our interest rate swap agreements are classified as cash flow hedges with their fair value as of September 30, 2003 of approximately $5.1 million, reported in accumulated other comprehensive income on our consolidated balance sheet net of the minority interest share of $1.1 million. The estimated fair value of these interest rate swap agreements is dependent on changes in market interest rates and other market factors that affect the value of such agreements. Consequently, the estimated current fair values may significantly change during the term of the agreements. If the underlying floating rate loans were to be repaid prior to maturity, we would recognize in interest expense any unamortized gain or loss at the time of such early repayment.

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Unconsolidated and Uncombined Real Estate Entities

       As of September 30, 2003, we had no real estate entities that were accounted for as an unconsolidated investment using the equity method of accounting. From June 27, 2003 through August 29, 2003 we had an investment in Glendale Center, which we accounted for using the equity method. For the periods presented in the accompanying statements of operations, the Predecessor had indirect investments in the following properties, which were accounted for as uncombined investments using the equity method of accounting:

US Bank Tower
Wells Fargo Tower
Glendale Center
KPMG Tower (through September 13, 2002, when the third party interests were purchased)

Following is condensed, combined financial information related to these properties:

Balance Sheet Information

	September 30,	December 31,
	2003	2002

	(In thousands)
Investments in real estate	$—	$429,795
Other assets	—	112,050

Total assets	$—	$541,845

Loans payable	$—	$468,815
Other liabilities	—	43,197
Redeemable preferred equity	—	64,606
Equity (deficit)	—	(34,773)

Total liabilities and equity	$—	$541,845

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Statements of Operations Information

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands)
Revenue	$2,274	$35,957	$59,851	$106,591
Expenses:
Operating and other expenses	700	14,565	25,029	41,802
Interest expense	602	14,622	20,850	43,369
Depreciation and amortization	643	6,187	13,116	19,117

Net income	329	583	856	2,303

Company/Predecessor’s share of net (loss) income	(39)	(101)	1,214	(1,412)
Elimination and other entries	8	(136)	409	657

Equity in net (loss) income of real estate entities	$(31)	$(237)	$1,623	$(755)

       Significant accounting policies used by the unconsolidated and uncombined real estate entities that own or owned these properties are similar to those used by us and the Predecessor.

8.     Segment Information

       We have two reportable segments, office and hotel. The components of the office segment include rental of office, retail and storage space to tenants, parking and other tenant services. The components of the hotel segment include rooms, food and beverage, and other services to hotel guests.

       Since we do not allocate investment in real estate between the hotel and the office portions of the Plaza Las Fuentes property, separate information related to investment in real estate, expenditures for investments in real estate, and depreciation and amortization is not available for the office and hotel segments.

       Set forth below is information related to the office segment for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue from office operations	$58,131	$20,694	$112,604	$54,214
Equity in net (loss) income of real estate entities	(31)	(237)	1,623	(755)
Interest expense	11,650	8,176	34,880	23,143

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

       Following is information related to the hotel segment for the three months ended September 30, 2003 and 2002, and the nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue from hotel operations	$4,392	$4,448	$13,305	$14,933
Interest expense	—	1,207	2,463	3,669

9.     Property Acquisitions

       Prior to or in connection with the Offering, we acquired a 100% interest in Cerritos Corporate Center Phase I and Phase II (June 27, 2003) from a third party for cash, and various additional interests in the existing properties in our portfolio including those in US Bank Tower (June 27, 2003), KPMG Tower (September 13, 2002) and Wells Fargo Tower (February 5, 2003 and June 27, 2003) and, in connection therewith, all of the existing debt was refinanced.

       On August 29, 2003, we acquired all of the third party interests in Glendale Center, a 14-story office building totaling 383,000 square feet located in Glendale, for aggregate consideration of $64.0 million, excluding acquisition costs. The acquisition consisted of purchasing BankAmerica Realty Services Inc.’s ownership interest for $53.0 million and Disney Enterprises’ distribution participation rights for $11.0 million. Concurrently we defeased the existing $37.0 million property mortgage, which is described in Note 4. We utilized available cash to make the purchase and complete the defeasance.

       The pro forma information included below is presented as if the interests in our properties had been acquired as of the first day of the periods presented. Additionally, to provide meaningful pro forma information related to acquisitions of real estate interests, we have included interest expense as if our debt structure in place upon the consummation of the Offering was in place as of the beginning of the periods presented. Included in the 2003 information presented below is the loss on extinguishment of debt totaling approximately $53.4 million and compensation expense of $14.2 million related to the consummation of the Offering and the acquisition of the third party interests in Glendale Center; no pro forma adjustments have been made related to these expenses.

       The following table summarizes, on a pro forma basis, our combined results of operations for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002 based on the assumptions described above (amounts in thousands except per share data):

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Pro forma revenues	$64,977	$64,039	$190,722	$185,994
Pro forma net income (loss)	8,065	5,770	(44,919)	18,566
Pro forma earnings (loss) per common share — basic	0.19	0.14	(1.06)	0.44
Pro forma earnings (loss) per common share — diluted	0.19	0.14	(1.06)	0.44

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

10.     Subsequent Events

       On October 6, 2003 we announced that we had entered into an agreement to purchase One California Plaza, a 982,000 square foot 42-story building located in Bunker Hill for approximately $225.0 million from Metropolitan Life Insurance Company. The acquisition was financed in part with a $146.3 million seven-year mortgage loan at an interest rate of 4.73% from Metropolitan Life Insurance Company. The remainder was financed with proceeds from the Glendale Center loan described below. The acquisition was completed on November 6, 2003.

       On October 10, 2003 we sold the $72.0 million interest rate swap agreement associated with $72.0 million of the floating rate KPMG Tower mortgage for $1.6 million.

       On October 14, 2003 we closed on a ten-year $80.0 million loan with Greenwich Capital Financial Products secured by Glendale Center. This mortgage loan matures in November 2013 and interest is fixed at 5.73%. The proceeds were used to finance part of the One California Plaza acquisition described above.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Maguire Properties, Inc.:

       We have audited the accompanying consolidated balance sheet of Maguire Properties Inc. and subsidiaries as of December 31, 2002. This consolidated financial statement is the responsibility of Maguire Properties, Inc. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Maguire Properties, Inc. and subsidiaries as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California
February 21, 2003

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31,
2002

ASSETS
Cash and total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$–
Minority interest	100
Stockholders’ Equity:
Preferred stock, $.01 par value, 100 shares authorized; 0 shares issued and outstanding	–
Common stock, $.01 par value, 900 shares authorized; 100 shares issued and outstanding	1
Additional paid-in capital	899

Total stockholders’ equity	900

Total liabilities and stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2002

(1)	Organization and Description of Business

       Maguire Properties, Inc. (the Company) was incorporated in Maryland on June 26, 2002. The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. The Company is the majority owner and sole general partner of Maguire Properties, L.P. (the Operating Partnership), which was also formed on June 26, 2002 in anticipation of the Offering. The Operating Partnership is the sole owner of Maguire Properties Services, Inc. (the Services Company), which was formed on August 15, 2002. The Company, the Operating Partnership and the Services Company were formed to continue to operate and expand the business of Maguire Properties Predecessor (the Predecessor). The Predecessor is engaged in the business of owning, managing, leasing, acquiring, and developing real estate, consisting primarily of office properties, related parking garages and a hotel, located in the greater Los Angeles area of California. From inception through December 31, 2002, neither the Company, the Operating Partnership nor the Services Company have had any operations. The operations are planned to commence upon completion of the Offering.

       Concurrent with the Offering, the Company, the Operating Partnership and the Services Company, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

       The operations of the Company will be carried on primarily through the Operating Partnership and its wholly-owned subsidiary, the Services Company. As of December 31, 2002, the Company holds a 90% interest in the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2002, the Operating Partnership will receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization, in exchange for units. The Operating Partnership will acquire additional interests in certain properties from unaffiliated third parties, to be paid in cash. In connection with the formation transactions the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The initial public offering price of the Company’s common stock will be determined in consultation with the underwriters. Among the factors that will be considered are the Predecessor’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to book value or the value of the assets. The Company has not obtained any recent third-party appraisals of the properties and other assets to be contributed to the Operating Partnership or purchased by the Operating Partnership for cash. As a result, the consideration to be given in exchange for the

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

properties and other assets, may exceed the fair market value of these properties and assets. The Company will be fully integrated, self-administered, and self-managed.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

       The consolidated financial statements include the accounts of the Company, the Operating Partnership and the Services Company. Through December 31, 2002, there have been no intercompany balances or transactions.

(3)	Income Taxes

       As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(4)	Offering Costs

       In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

INDEPENDENT AUDITORS’ REPORT

The Owners
Maguire Properties Predecessor:

       We have audited the accompanying combined balance sheets of Maguire Properties Predecessor (the Predecessor), as defined in note 1, as of December 31, 2002 and 2001 and the related combined statements of operations, owners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2002. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Maguire Properties Predecessor as of December 31, 2002 and 2001 and the combined results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California
February 21, 2003

MAGUIRE PROPERTIES PREDECESSOR

COMBINED BALANCE SHEETS

(In thousands)

	December 31,

	2002	2001

ASSETS
Investments in real estate:
Land	$77,504	64,700
Buildings and improvements	486,088	335,012
Tenant improvements	63,951	43,431
Furniture, fixtures, and equipment	4,704	3,589

	632,247	446,732
Less accumulated depreciation and amortization	(82,863)	(46,079)

	549,384	400,653
Investments in uncombined real estate entities	—	—
Cash and cash equivalents, unrestricted	2,976	2,119
Restricted cash	24,307	7,521
Rents and other receivables	2,235	957
Deferred rents	9,687	5,154
Due from affiliates	5,194	4,101
Deferred leasing and loan costs, net of accumulated amortization of $24,753 and $15,956 as of 2002 and 2001, respectively	17,979	13,927
Other assets	10,277	1,314

Total assets	$622,039	435,746

LIABILITIES AND OWNERS’ DEFICIT
Mortgage loans	$553,000	358,000
Other secured loans	105,038	93,534
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	78,609	81,928
Accounts payable and other liabilities	35,428	19,751
Acquired lease obligation	4,099	—
Accrued interest payable	5,033	3,456

Total liabilities	781,207	556,669
Minority deficit	(12,889)	(12,424)
Owners’ deficit	(146,279)	(108,499)

Total liabilities and owners’ deficit	$622,039	435,746

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Revenues:
Rental	$44,401	39,028	4,750
Tenant reimbursements	19,782	14,595	2,056
Hotel operations	20,005	19,346	23,879
Parking	7,876	6,331	129
Management, leasing, and development services to affiliates	7,673	6,865	7,768
Other	1,315	1,440	114

Total revenues	$101,052	87,605	38,696

Expenses:
Rental property operating and maintenance	17,986	12,757	1,941
Hotel operating and maintenance	15,310	13,361	15,166
Real estate taxes	4,692	4,134	995
Interest	38,975	45,772	34,511
Loss from early extinguishment of debt	3,967	–	–
Depreciation and amortization	16,774	14,410	3,546
General and administrative	16,222	13,577	12,701
Other	2,125	843	851

Total expenses	116,051	104,854	69,711
Equity in net income (loss) of uncombined real estate entities	(162)	(2,679)	3,065

Loss before gain on forgiveness of debt, and minority interest	(15,161)	(19,928)	(27,950)
Gain on forgiveness of debt	–	–	161,159
Minority interest	(465)	(2,359)	(180)

Net income (loss)	$(14,696)	(17,569)	133,389

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF OWNERS’ DEFICIT

Years Ended December 31, 2002, 2001, and 2000
(In thousands)

Balance, December 31, 1999	$(197,536)
Cash contributions	22,351
Distributions	(45,654)
Net income	133,389

Balance, December 31, 2000	(87,450)
Contributions	3,666
Distributions	(7,146)
Net loss	(17,569)

Balance, December 31, 2001	(108,499)
Contributions	1,029
Distributions	(24,113)
Net loss	(14,696)

Balance, December 31, 2002	$(146,279)

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$(14,696)	(17,569)	133,389
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net (income) loss of noncombined real estate entities	162	2,679	(3,065)
Distributions received from uncombined real estate entities	1,907	2,648	15,763
Depreciation and amortization	16,774	14,410	3,546
Revenue recognized related to acquired lease obligation	(534)	–	–
Amortization of loan costs	6,256	5,807	1,945
Gain on forgiveness of debt	–	–	(161,159)
Change in interest rate cap	728	1,611	79
Minority interest	(465)	(2,359)	(180)
Changes in assets and liabilities:
Rents and other receivables	(924)	554	(444)
Deferred rents	(2,172)	(5,513)	13
Due from affiliates	(537)	(3,264)	(502)
Deferred leasing costs	(1,756)	451	172
Other assets	777	(263)	1,254
Accounts payable and other liabilities	(1,248)	6,340	(2,614)
Accrued interest payable	(989)	1,461	7,952

Net cash provided by (used in) operating activities	3,283	6,993	(3,851)

Cash flows from investing activities:
Expenditures for improvements to real estate	(659)	(3,263)	(15)
Purchase of additional interests in real estate entities	(13,000)	–	(13,000)
Contributions to noncombined real estate entities	(15)	(743)	(2,435)
Change in restricted cash	(14,350)	1,117	(5,088)

Net cash used in investing activities	(28,024)	(2,889)	(20,538)

Cash flows from financing activities:
Payment of loan costs	(5,756)	(3,824)	(9,511)
Payment of deferred offering costs	(3,260)	–	–
Proceeds from mortgage loans	195,000	73,000	285,000
Principal payments on mortgage loans	(183,595)	(85,696)	(208,478)
Proceeds from other secured loans	42,000	21,000	69,530
Principal payments on other secured loans	(30,496)	(5,066)	(99,656)
Proceeds from uncombined real estate entities	34,789	–	12,000
Contributions from owners	1,029	3,666	22,351
Distributions to owners	(24,113)	(7,146)	(45,654)

Net cash provided by (used in) financing activities	25,598	(4,066)	25,582

Net increase in cash and cash equivalents	857	38	1,193
Cash and cash equivalents at beginning of year	2,119	2,081	888

Cash and cash equivalents at end of year	$2,976	2,119	2,081

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS – (Continued)

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Supplemental disclosure of cash flow information:
Cash paid for interest	$33,344	36,871	23,569
Supplementary disclosure of noncash investing and financing activities:
Accrual for offering costs	$5,849	–	–
Accrual for purchases of furniture, fixtures and equipment	2,438	–	–
Land received as a distribution from uncombined real estate entity	–	–	1,261
Other secured loan from seller in connection with exercise of land purchase option	3,000	–	–
Reclassification between other assets and land in connection with exercise of land purchase option	2,527	–	–
Purchase of land from owners:
Investments in real estate	–	4,500	–
Other assets	–	(1,500)	–
Other secured loans	–	(3,000)	–
Settlement of loan:
Investments in real estate	(5,761)	–	–
Other assets	2,527	–	–
Other secured loans	3,000	–	–
Accrued interest	234	–	–
Forgiveness of debt:
Write-off of loan principal	–	–	126,411
Write-off of accrued interest	–	–	34,748

Gain on forgiveness of debt	–	–	161,159
Combination of the accounts of Gas Company Tower and 808 South Olive real estate entities as a result of purchasing a controlling interest:
Investments in uncombined real estate entities	–	–	(117,387)
Investments in real estate	–	–	324,422
Mortgage loans	–	–	(207,600)
Minority deficit	–	–	9,885
Other, net	–	–	3,680

Cash paid to acquire the interests	–	–	13,000
Combination of the accounts of KPMG Tower real estate entity as a result of purchasing a controlling interest:
Investments in uncombined real estate entities	40,038	–	–
Investments in real estate	161,454	–	–
Mortgage loans	(183,595)	–	–
Other, net	(4,897)	–	–

Cash paid to acquire the interests	13,000	–	–

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

       Maguire Properties Predecessor (the Predecessor), which is not a legal entity but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning, managing, leasing, acquiring and developing real estate, consisting primarily of office properties, related parking garages, and a hotel, located in the greater Los Angeles area of California. During all periods presented in the accompanying combined financial statements, the Predecessor was, and is, the general partner, managing member or administrative member of the real estate entities that directly or indirectly own these properties and the Predecessor had and has responsibility for the day-to-day operations of such entities. The ultimate owners of the Predecessor are Mr. Robert F. Maguire III and certain others who have minor ownership interests.

       Concurrent with the consummation of an initial public offering (the Offering) of the common stock of Maguire Properties, Inc. (the REIT), which is expected to be completed in 2003, the REIT and a newly formed majority-owned limited partnership, Maguire Properties, L.P. (the Operating Partnership), together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the REIT to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

       The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2002, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of Maguire Partners Development, Ltd., in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other specified liabilities. The REIT will be fully integrated, self-administered and self-managed.

       The real estate entities included in the accompanying combined financial statements have been combined for only the periods that such entities were under control by the Predecessor. The equity method of accounting is utilized to account for investments in real estate entities over which the Predecessor has significant influence, but not control over major decisions including the decision to sell or refinance the properties. The accompanying combined financial statements do not include investments in real estate entities owned by Mr. Maguire that will not be contributed to the Operating Partnership upon consummation of the Offering.

       Maguire Partners Development, Ltd. provides property management, leasing, and real estate development services to the real estate entities invested in by the Predecessor and to affiliates of the owners of the Predecessor. All of the operations of Maguire Partners Development, Ltd. unrelated to property management, leasing and real estate development have been excluded from the accompanying combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

       As of December 31, 2002 and 2001, the Predecessor was invested in the following real estate properties:

Property	Type	Location

Combined properties as of December 31, 2002:

Gas Company Tower*	High-rise office	Los Angeles central business district (LACBD), California

808 South Olive Garage*	Parking structure	LACBD

KPMG Tower including off-site parking garage**
High-rise office	LACBD

Plaza Las Fuentes	Hotel and office	Pasadena, California

Glendale Center Phase II	Undeveloped land	Glendale, California

Uncombined properties as of December 31, 2002:

US Bank Tower (known as Library Tower as of December 31, 2002) including off-site parking garage	High-rise office	LACBD

Wells Fargo Tower	High-rise office	LACBD

Glendale Center Phase I	Mid-rise office	Glendale, California

*	As discussed below, Gas Company Tower and 808 South Olive Garage have been combined in the accompanying combined financial statements beginning December 21, 2000. The equity method of accounting was used to account for these investments prior to December 21, 2000.

**	On September 13, 2002, the Predecessor purchased all of its partners’ interests in KPMG Tower and as a result, gained control over this property. As a result, KPMG Tower has been combined in the accompanying combined financial statements beginning as of the close of business on September 13, 2002. The equity method of accounting was used to account for this investment prior to September 13, 2002.

       The real estate entities that own US Bank Tower and KPMG Tower also own off-site garages that provide parking for these and other properties. These garages are known as Westlawn and X-2.

       During the years from the late 1970s through 1991, the Predecessor developed Gas Company Tower, Plaza Las Fuentes, US Bank Tower and the Westlawn garage, Wells Fargo Tower, and KPMG Tower and the X-2 Garage. The Predecessor provides property management and leasing services to each of these properties. The 808 South Olive Garage was acquired in 1989 and Glendale Center was acquired in 1995 by the real estate entities in which the Predecessor is invested. The Predecessor redeveloped Glendale Center Phase I and 808 South Olive Garage and has provided property management and leasing services to these properties since acquisition.

       The office properties also include on-site parking, retail, and storage space.

       The Plaza Las Fuentes hotel is a 350-room hotel that began operating as a Westin hotel on December 20, 2002; it previously operated under the Doubletree name. A subterranean parking garage owned by the Pasadena Community Development Commission (PCDC) was also constructed as part of

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

this development and the Predecessor provides property management services to PCDC for this garage. The day-to-day operations of the hotel are managed by a third party hotel operator.

       The Glendale Center Phase II undeveloped land, which was originally acquired by Glendale Center, LLC during 1995, was distributed by Glendale Center, LLC to its members in 2000. As a result, the Predecessor received 50% of the land and recorded such land at Glendale Center LLC’s historical cost, which was $1,261,000. The Predecessor then purchased the third party member’s 50% share of such land for $4,500,000 during 2001 for cash based on the fair value of such land. In connection with this purchase, the Predecessor issued a $3,000,000 note payable to the seller. On March 12, 2002, the Predecessor assigned all of its interest in the Glendale Center Phase II undeveloped land to the seller/lender in full satisfaction of the loan and accrued interest totaling $3,234,000. Concurrently, the seller/lender granted an option to the Predecessor to purchase 100% of the interest in the Glendale Center Phase II undeveloped land for the original loan amount plus accrued interest through the date of purchase. No gain or loss was recognized as a result of this transaction as the excess of the carrying value of the land over the loan and accrued interest was determined to be the cost of the option to purchase the land and such purchase was considered to be probable. The Predecessor exercised its option and re-acquired all of the land on December 2, 2002.

       In September 1998, a Predecessor-owned partnership that was invested in the Gas Company Tower partnership filed a voluntary Chapter 11 bankruptcy petition in response to the convertible mezzanine lender’s attempts to foreclose on the Predecessor’s general partnership interest in the Gas Company Tower partnership. The convertible mezzanine lender held an equity interest in the Gas Company Tower partnership in addition to its convertible mezzanine loan. In October 1998, which was prior to the Gas Company Tower becoming a Predecessor-controlled property, an involuntary Chapter 11 bankruptcy case was commenced against the Gas Company Tower partnership as a result of the bankruptcy filing described above. Both of the bankruptcy proceedings were a result of disputes between the Predecessor and the partner/convertible mezzanine lender. These disputes were resolved when the Bankruptcy Court approved settlements resulting in (a) the Predecessor acquiring the partner/convertible mezzanine lender’s equity interests in the Gas Company Tower partnership, (b) the mortgage lender receiving all amounts owed under the mortgage loan plus reimbursement for costs incurred related to the bankruptcy proceedings (the mortgage loan was refinanced with another lender), and (c) the convertible mezzanine loan being settled for a reduced amount. These settlements were effective as of December 21, 2000 and, as a result of the Predecessor acquiring the additional interests, the Predecessor obtained control over the Gas Company Tower.

       Included in the accompanying combined statement of operations for the year ended December 31, 2000 is $161,159,000 of gain resulting from the settlement of the convertible mezzanine loan, which was an obligation of the Predecessor entity that was invested in the Gas Company Tower partnership. Purchase accounting adjustments were made by the Predecessor to the historical carrying values of the assets and liabilities of the Gas Company Tower partnership as a result of acquiring the additional interests in the Gas Company Tower. The assets and liabilities of the Gas Company Tower partnership were transferred to a limited liability company (LLC) under common ownership and control as a result of mezzanine financing obtained from another lender on December 21, 2000. No adjustment was made to the carrying values of the assets and liabilities as a result of this transfer.

(2) Summary of Significant Accounting Policies

(a)	Principles of Combination

       The real estate entities and the wholly owned subsidiaries of such entities related to the properties for which the Predecessor controls major decisions and the property management, leasing, and real estate development operations of Maguire Partners Development, Ltd. are combined in the accompanying

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

combined financial statements. All significant intercompany balances and transactions have been eliminated in combination.

(b)	Cash Equivalents

       For purposes of the combined statements of cash flows, the Predecessor considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

(c)	Investments in Real Estate

       Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	25 to 50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d)	Uncombined Real Estate Entities

       Investments in uncombined real estate entities are accounted for using the equity method of accounting whereby the Predecessor’s investments in partnerships and limited liability companies are recorded at cost and the investment accounts are adjusted for the Predecessor’s share of the entities’ income or loss and for distributions and contributions.

       As of December 31, 2002 and 2001, the Predecessor’s share of distributions and net losses exceeds the Predecessor’s investments in the uncombined real estate entities for each of the uncombined entities, and accordingly, the aggregate balance is presented in the accompanying combined balance sheets as losses and distributions in excess of investments in uncombined real estate entities. Loans payable to uncombined real estate entities that are recorded as reductions of equity by the uncombined entities are included in losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities in the Predecessor’s combined balance sheets.

(e)	Impairment of Long-Lived Assets

       The Predecessor assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate and investments in uncombined real estate entities has occurred.

(f)	Deferred Leasing and Loan Costs

       Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(g)	Purchase Accounting for Acquisition of Additional Interests in Real Estate Entities

       Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to real estate entities for which the Predecessor acquired additional interests, based on the percentage interest acquired. For purchases of additional interests that were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

       The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

       In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in deferred leasing costs in the accompanying combined balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligation in the accompanying combined balance sheet) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. Our leases do not currently include fixed-rate renewal periods.

       The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by the Predecessor because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(h)	Revenue Recognition

       All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying combined balance sheets and contractually due but unpaid rents are included in rents and other receivables.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of operations, are recognized when the related leases are canceled and the Predecessor has no continuing obligation to provide services to such former tenants.

       Hotel revenues are recognized when the services are rendered to the hotel guests. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

(i)	New Accounting Pronouncements

       The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Predecessor related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Predecessor has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(j)	Income Taxes

       The Predecessor’s real estate entities are partnerships and limited liability companies, and its property management, leasing, and real estate development operations are held by a partnership. Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

(k)	Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Predecessor’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Predecessor’s net income, because a higher bad debt allowance would result in lower net income.

       Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Predecessor’s investments in real estate. These assessments have a direct impact on the Predecessor’s net income because if management were to shorten the expected useful lives of the Predecessor’s investments in real estate the Predecessor would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       Management is required to make subjective assessments as to whether there are impairments in the values of the Predecessor’s investments in real estate, including real estate held by the uncombined real estate entities accounted for using the equity method. These assessments have a direct impact on the Predecessor’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

       Management is required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting related to additional interests in real estate entities acquired by the Predecessor. These assessments have a direct impact on the Predecessor’s net income subsequent to the acquisition of the additional interests as a result of depreciation and amortization being recorded on these assets and liabilities over the expected lives of the related assets and liabilities.

       Management estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

(3)	Uncombined Real Estate Entities

       The uncombined real estate entities include the entities that own US Bank Tower (including the off-site garage known as Westlawn), Wells Fargo Tower, and Glendale Center Phase I properties for all periods presented in the accompanying combined financial statements. In addition, the KPMG Tower (including the off-site garage known as X-2), the Gas Company Tower and 808 South Olive Garage properties are presented as uncombined real estate entities for periods prior to September 13, 2002 for the KPMG Tower and prior to December 21, 2000 for the Gas Company Tower and 808 South Olive Garage, which are the dates that the Predecessor obtained control over major financial and operating decisions of the entities that own these properties as discussed in note 1. Additionally, the Glendale Phase II undeveloped land was included in the uncombined real estate entities prior to the distribution of such land by Glendale Center, LLC during the year ended December 31, 2000.

       Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations generally differ from the stated percentage interests, if any, in such entities as a result of preferred returns and allocation formulas as described in the partnership and LLC agreements. Following are the percentages of net income or loss of the uncombined real estate entities that was allocated to the

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Predecessor for the years ended December 31, 2002, 2001 and 2000. The percentages relate only to the period of time that the Predecessor used the equity method of accounting for these properties.

	2002	2001	2000

Wells Fargo Tower	13%	13%	14%
KPMG Tower	50%	50%	50%
US Bank Tower	*	*	*
Glendale Center	16%	15%	37%
Gas Company Tower	—	—	**
808 South Olive Garage	—	—	95%

*	Through March 27, 2002, as a result of the allocation of interest expense to the Predecessor, but not to the former third party investor, the Predecessor is allocated a loss even though the US Bank Tower had net income. After March 27, 2002, all income or loss is allocated to the new third party investor in the US Bank Tower until this investor receives its preferred return.

**	Due to the allocation of interest expense to the investors, the allocation of net income to the Predecessor exceeds the net income of the Gas Company Tower.

       On February 5, 2003 the Predecessor purchased additional interests in Wells Fargo Tower from two of the three third party investors for $59,583,000.

       As of December 31, 2002 and 2001, the Predecessor’s share of distributions and net losses exceeds the Predecessor’s investments in the uncombined real estate entities for each of the entities, and accordingly, the aggregate balance is presented in the accompanying combined balance sheets as losses and distributions in excess of investments in uncombined real estate entities.

       Included in losses and distributions in excess of investments in uncombined real estate entities and loans payable to uncombined real estate entities in the accompanying balance sheets is a $12,000,000 loan payable to the Glendale Center Phase I real estate entity. This loan bears interest at 7.20% per annum, payable monthly. Monthly principal payments begin August 11, 2003 and all unpaid amounts are due at maturity on January 11, 2011.

       On March 27, 2002, the Predecessor borrowed $34,789,000 from the entity which owns the US Bank Tower. The Predecessor is required to post collateral for this loan if the stipulated value, as defined, of the US Bank Tower falls below a stated amount, as described in the loan agreement. As of December 31, 2002, the loan is unsecured. This loan is included in losses and distributions in excess of investments in uncombined real estate entities in the accompanying combined balance sheet as of December 31, 2002.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

       Following is summarized financial information for the uncombined real estate entities as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000:

	2002	2001

Investments in real estate	$429,795	548,274
Receivables including deferred rents	27,008	37,876
Other assets	85,042	84,577

Total assets	$541,845	670,727

Loans payable	468,815	544,367
Other liabilities	43,197	56,840
Redeemable preferred member’s equity	64,606	–
Owners’ equity (deficit):
Predecessor, net of notes receivable from Predecessor	(69,940)	(74,377)
Other partners or members	35,167	143,897

Total liabilities and owners’ equity	$541,845	670,727

	2002	2001*	2000*

Revenue	$132,288	142,544	178,668
Operating and other expenses	52,882	52,888	65,354
Interest expense	53,970	49,820	66,063
Depreciation and amortization	24,091	27,041	34,817
Appreciation of land distributed to members	–	–	6,478

Net income	$1,345	12,795	18,912

Predecessor’s share of net income (loss)	$(1,276)	(4,036)	3,865

*	As discussed above, prior to September 13, 2002, KPMG Tower and December 21, 2000, Gas Company Tower and 808 South Olive Garage were included in uncombined real estate entities and thereafter these properties were combined in the accompanying combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

       Following is summarized financial information by real estate entity:

	Year Ended December 31, 2002

	Wells Fargo	KPMG	US Bank	Glendale
	Tower	Tower*	Tower	Center	Total

Revenue	$38,027	24,721	55,767	13,773	132,288
Operating and other expenses	18,470	9,876	20,012	4,524	52,882
Interest expense	10,290	14,549	26,387	2,744	53,970
Depreciation and amortization	6,743	4,549	10,113	2,686	24,091

Net income (loss)	$2,524	(4,253)	(745)	3,819	1,345

Predecessor’s share of net income (loss)	350	(2,127)	(97)	598	(1,276)
Intercompany eliminations and other entries					1,114

Equity in net loss of uncombined real estate entities					$(162)

*	For the period from January 1, 2002 through September 13, 2002, as explained above.

	Year Ended December 31, 2001

	Wells Fargo	KPMG	US Bank	Glendale
	Tower	Tower	Tower	Center	Total

Revenue	$40,866	32,607	55,652	13,419	142,544
Operating and other expenses	16,877	13,469	18,300	4,242	52,888
Interest expense	10,372	20,602	16,109	2,737	49,820
Depreciation and amortization	6,949	6,328	11,201	2,563	27,041

Net income (loss)	$6,668	(7,792)	10,042	3,877	12,795

Predecessor’s share of net income (loss)	$836	(3,897)	(1,564)	589	(4,036)
Intercompany eliminations and other entries					1,357

Equity in net loss of uncombined real estate entities					$(2,679)

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

	Gas	808 South	Wells
	Company	Olive	Fargo	KPMG	US Bank	Glendale
	Tower*	Garage*	Tower	Tower	Tower	Center	Total

Revenue	$44,564	1,881	36,593	31,035	52,438	12,157	178,668
Operating and other expenses	14,325	222	16,878	12,625	17,432	3,872	65,354
Interest expense	15,960	1,557	10,539	19,054	16,785	2,168	66,063
Depreciation and amortization	9,705	395	6,165	5,428	10,592	2,532	34,817
Appreciation of land distributed to members	–	–	–	–	–	6,478	6,478

Net income (loss)	$4,574	(293)	3,011	(6,072)	7,629	10,063	18,912

Predecessor’s share of net income (loss)	$5,297	(278)	407	(3,037)	(2,247)	3,723	3,865
Intercompany eliminations and other entries							(800)

Equity in net income of uncombined real estate entities							$3,065

*	For the period from January 1, 2000 through December 20, 2000, as explained above.

       Following is a reconciliation of the Predecessor’s share of owners’ deficit and equity in net income (loss) of the uncombined real estate entities as shown above to amounts recorded by the Predecessor as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000:

	2002	2001

Predecessor’s share of owners’ deficit recorded by uncombined real estate entities, which is net of the loans receivable from the Predecessor	$(69,940)	(74,377)
Predecessor’s share of unamortized amount of development rights contributed by the Predecessor to the uncombined real estate entities that were recorded at estimated fair value by the uncombined real estate entities (the Predecessor had no historical-cost basis related to the contributed rights)	(5,653)	(8,504)
Unamortized portion of amounts paid in excess of former owners’ capital balances in connection with the Predecessor acquiring additional interests in the uncombined real estate entities from such former owners	–	6,082
Elimination entries including eliminating management and leasing fees to the Predecessor	(3,016)	(5,129)

Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	$(78,609)	(81,928)

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

Predecessor’s share of net income (loss) recorded by uncombined real estate entities	$(1,276)	(4,036)	3,865
Predecessor’s share of amortization of development rights contributed by the Predecessor	165	252	252
Amortization of amounts paid in excess of former owners’ capital balances in connection with the Predecessor acquiring additional interests in the uncombined real estate entities	–	(176)	(23)
Elimination of Predecessor’s share of expenses recorded by the uncombined real estate entities for services provided by the Predecessor	949	1,281	2,210
Elimination of appreciation of land recorded by Glendale Center, LLC related to land distributed to the Predecessor	–	–	(3,239)

Equity in net income (loss) of uncombined real estate entities	$(162)	(2,679)	3,065

       The Predecessor has made certain guarantees with respect to repayment of the Wells Fargo mortgage loan and the US Bank Tower other secured loans.

(4)	Mortgage Loans

       Mortgage loans consist of the following as of December 31, 2002 and 2001:

2002	2001

Senior loan cross-collateralized by first trust deeds on Gas Company Tower and 808 South Olive Garage properties, $200,000,000 bears interest at LIBOR (1.38% and 1.94% as of December 31, 2002 and 2001, respectively) plus 1.03% beginning January 15, 2001 and thereafter until maturity, 7.69% for the period from inception of the loan, December 21, 2000, through January 14, 2001. $85,000,000 bears interest at LIBOR plus 6% through January 9, 2003. Interest payable monthly, principal due at maturity on January 9, 2003, loan may be extended for three one-year periods if certain conditions are met. Interest rate on the $85,000,000 portion of the loan increases to LIBOR plus 6.42%, 6.84%, and 7.26% for each year of loan extension through January 9, 2006, respectively. During January 2003, the maturity date was extended to January 9, 2004
$285,000	285,000
Senior loan collateralized by first trust deed on KPMG Tower, interest at LIBOR plus 1.875%. Interest payable monthly and principal due at maturity, August 31, 2005, unless the sum of the outstanding principal for this loan and the junior loan exceeds $195,000,000, in which case, principal payments based on a 25 year amortization schedule are due beginning in September 2004. The Company is permitted to make a one-time prepayment on this loan if certain conditions are satisfied and a prepayment fee is paid, however, no prepayment is permitted on $174,000,000 of the principal. The Company has the right to extend the maturity date of the loan for two one-year periods if certain conditions are met and upon payment of an extension fee.
195,000	–

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Senior loan secured by the Plaza Las Fuentes leasehold interest, interest at 7.99% from inception of the loan, March 16, 2001, through April 14, 2001, and at LIBOR plus 2.8% thereafter until maturity. Interest is due monthly and principal is due at maturity on May 7, 2004	73,000	73,000

	$553,000	358,000

       The Predecessor entered into interest rate cap agreements (the Agreements) related to the KPMG Tower, Plaza Las Fuentes, Gas Company Tower and 808 South Olive Garage mortgage loans, and the Gas Company Tower and 808 South Olive Garage mezzanine loan (note 5). The Agreements, which mature at various dates through September 1, 2005, limit the rates on the LIBOR portion of the interest rates, exclusive of the spread, to 6% for the KPMG Tower loan, 7% for the Plaza Las Fuentes loan, and 6.3% for the Gas Company Tower and 808 South Olive Garage loans. The payments made to enter into the Agreements were capitalized and such amounts are stated at fair value. As of December 31, 2002 and 2001, the fair value of the Agreements total $407,000 and $259,000, respectively. Such amounts are included in deferred leasing and loan costs in the accompanying combined balance sheets. The change in the fair value is included in interest expense in the accompanying combined statements of operations.

       Robert F. Maguire III has made certain guarantees with respect to each of the Predecessor’s mortgage loans that are outstanding as of December 31, 2002.

       In accordance with the mortgage loan agreements in effect as of December 31, 2002, all cash receipts of the combined real estate entities are deposited directly into restricted lockbox accounts. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreements, which are part of the loan agreements.

       As of December 31, 2002, principal payments due for the mortgage loans are as follows:

2003	$285,000
2004	73,000
2005	195,000

$553,000

(5) Other Secured Loans

       Other secured loans consist of the following as of December 31, 2002 and 2001:

2002	2001

Mezzanine loan cross-collateralized by the ownership interests in the real estate entities that own Gas Company Tower and 808 South Olive Garage properties. The class A portion ($18,438,000 and $34,934,000 as of December 31, 2002 and 2001, respectively) bears interest at LIBOR plus 10% beginning December 10, 2002 at LIBOR plus 9% previously (11.38% and 10.94% as of December 31, 2002 and 2001, respectively), and the class B portion ($21,600,000 as of December 31, 2002 and 2001) bears interest at 13%. Interest payable monthly, principal due at maturity on December 9, 2003. The loan may be extended for a one-year period if certain conditions are met, interest rate on class A portion of the loan increases to LIBOR plus 11% upon such extension.
$40,038	56,534

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Junior loan collateralized by the Predecessor’s interest in the entity that owns KPMG Tower and a second trust deed on KPMG Tower, interest at LIBOR plus 12.064%, however, the spread over LIBOR is adjusted upon payment of principal under this loan or the senior loan (note 4) so that the weighted average combined spread on the two loans remains at 3.50%. Interest payable monthly and principal due at maturity on August 31, 2005 except that excess cash flow, as defined, is payable to reduce principal on this loan. The Company is permitted to make a one-time prepayment for this loan if certain conditions are satisfied and a prepayment fee is paid. The Company has the right to extend the maturity date of the loan for two one-year periods if certain conditions are met and upon payment of an extension fee.
	37,000	—
Mezzanine loan secured by the ownership interests in the real estate entity that owns the Plaza Las Fuentes property, interest at 22%. Interest payments may be deferred until maturity on May 9, 2004, deferred interest also bears interest at 22%, principal due at maturity	14,000	14,000
Credit Facility with a bank for $10,000,000 as of December 31, 2002 and for $20,000,000 as of December 31, 2001, secured by assignment of certain affiliates’ ownership rights in non-Predecessor properties, interest at floating prime rate or fixed for a certain period based on LIBOR plus 2% beginning March 2001 (1.75% prior to March 2001), the outstanding advances bore interest at 3.38% and 3.94% as of December 31, 2002 and 2001, respectively. Interest payable monthly, principal due at maturity on January 15, 2003. During January 2003, the maturity date was extended to May 5, 2003.	10,000	20,000
Other	4,000	3,000

	$105,038	93,534

       Robert F. Maguire III has made certain guarantees with respect to each of the Predecessor’s other secured loans that are outstanding as of December 31, 2002.

       As of December 31, 2002, principal payments due for the other secured loans are as follows:

2003	$50,038
2004	18,000
2005	37,000

$105,038

       In connection with the purchase of additional interests in Wells Fargo Tower on February 5, 2003, the Predecessor entered into a reverse purchase agreement with a financial institution whereby the financial institution purchased all of the Predecessor’s interests in Wells Fargo Tower and simultaneously granted to the Predecessor the right to purchase the interests. This transaction was in substance a secured borrowing of $64,250,000 with an interest rate of LIBOR + 7.25% and an exit fee of 1.5% or 2.5% depending on certain factors.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(6) Minimum Future Lease Rentals

       Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$50,718
2004	45,979
2005	45,289
2006	38,850
2007	30,938
Thereafter	110,668

$322,442

(7) Tenant Concentrations

       A significant portion of the Predecessor’s rental revenues and tenant reimbursements were generated from certain tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

Law firm tenant in Gas Company Tower	$8,149	7,723	*
Law firm tenant in Gas Company Tower	7,502	7,413	*
Southern California Gas Company (SCGC), an affiliate of the minority member of the Gas Company Tower real estate entity	22,822	21,401	*

	$38,473	36,537	*

*	Prior to December 21, 2000, the Predecessor utilized the equity method of accounting for the Gas Company Tower real estate entity; accordingly, rental and tenant reimbursement revenue included in the accompanying combined statements of operations for years prior to 2001 includes only 10 days of revenue from the Gas Company Tower tenants.

       As of December 31, 2002 and 2001, $5,551,000 and $3,817,000, respectively, of the deferred rents relates to these tenants, including $5,232,000 and $3,326,000, respectively, related to SCGC.

(8) Fair Value of Financial Instruments

       As of December 31, 2002 and 2001, the fair values of the Predecessor’s mortgage loans and other secured loans are approximated by the carrying values as the terms are similar to those currently available to the Predecessor for debt with similar risk and the same remaining maturities.

       The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and other liabilities, and accrued interest payable based on a fixed amount approximate fair value because of the short-term nature of these instruments. As described in note 4, the interest rate cap financial instruments are stated at fair value.

(9) Segment Information

       The Predecessor has two reportable segments, office and hotel. The products for the office segment include rental of office space to tenants, parking, rental of storage space, rental of retail space, and other

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

tenant services. The products for the hotel segment include rooms, food and beverage, and other services to hotel guests.

       As the Predecessor does not allocate investment in real estate between the hotel and the office portions of the Plaza Las Fuentes property, information related to investment in real estate, expenditures for investments in real estate, and depreciation and amortization and profit or loss is not available for the office and hotel segments.

       Following is information related to the office segment for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Revenue from office operations	$81,047	68,259	14,817
Gain on forgiveness of debt	–	–	161,159
Equity in net income (losses) of uncombined real estate entities	(162)	(2,679)	3,065
Interest expense	37,984	38,641	26,091

       All of the Predecessor’s investments in uncombined real estate entities relate to the office segment.

       Following is information related to the hotel segment for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Revenue from hotel operations	$20,005	19,346	23,879
Interest expense	4,958	7,131	8,420

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(10) Investments in Real Estate

       Following is certain information related to the Predecessor’s investments in real estate as of December 31, 2002:

	Gas	808 South			Glendale
	Company	Olive	Plaza	KPMG	Land
	Tower	Garage	Las Fuentes	Tower	Parcel

Encumbrances, net	$309,759	15,279	87,000	232,000	4,000
Initial cost to the uncombined real estate entity that acquired or purchased the property:
Land	29,423	5,912	–	4,666	5,527
Buildings and improvements	–	8,625	–	–	–
Cost capitalized subsequent to acquisition:
Improvements*	232,711	2,005	103,956	179,304	–
Carrying costs	54,464	–	5,654	**	–
Total costs:
Land	53,027	5,912	–	13,038	5,527
Buildings and improvements	263,571	10,630	109,610	170,932	–
Accumulated depreciation and amortization*	(19,698)	(5,211)	(34,254)	(23,700)	–
Date of acquisition (a) or construction (c) (for properties that were previously accounted for using the equity method, the date of acquisition or construction shown here is the date that the uncombined real estate entity acquired or purchased the property)	1991 (c)	1991 (a)	1989 (c)	1983 (c)	1995 (a)

*	Portions of accumulated depreciation and amortization were offset against buildings and improvements in connection with applying purchase accounting for additional interests acquired by the Predecessor.

**	Information on carrying costs capitalized is not available; such costs are included with improvements for the KPMG Tower.

       The aggregate gross cost of the Predecessor’s investments in real estate for federal income tax purposes approximated $609 million as of December 31, 2002.

       The following table reconciles the historical cost of the Predecessor’s investments in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002		2001	2000

Balance, beginning of the year	$446,732		439,262	117,342
Additions during the year	185,961	**	8,521	330,932	*
Deductions during the year	(446)		(1,051)	(9,012)

Balance, end of the year	$632,247		446,732	439,262

*	The additions for the year ended December 31, 2000 are primarily related to combining the accounts of Gas Company Tower and 808 South Olive Garage, beginning December 21, 2000.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

**	The additions for the year ended December 31, 2002 are primarily related to combining the accounts of KPMG Tower, beginning September 13, 2002.

       The following table reconciles the accumulated depreciation and amortization of the Predecessor’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002		2001	2000

Balance, beginning of the year	$46,079		32,792	34,668
Additions during the year	37,230	**	13,579	7,136	*
Deductions during the year	(446)		(292)	(9,012)

Balance, end of the year	$82,863		46,079	32,792

*	The additions for the year ended December 31, 2000 includes the effects of combining the accounts of Gas Company Tower and 808 South Olive Garage, beginning December 21, 2000.

**	The additions for the year ended December 31, 2002 includes the effects of combining the accounts of KPMG Tower beginning September 13, 2002.

(11) Commitments and Contingencies

       The Predecessor has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Predecessor’s financial position, results of operations, or liquidity.

       The Predecessor has entered into an airspace lease with the Pasadena Community Development Commission (PCDC) for the use of the land surface and overhead air space, including the space beginning at the elevation of the subterranean parking facility that is owned by PCDC. The Plaza Las Fuentes project was developed on this leased space. The lease term commenced on December 3, 1987 and extends for a 30-year period with options to renew for three additional periods of 10 years each. During the lease term, the Predecessor has an option to purchase the leased airspace based on a formula specified in the lease agreement. Lease obligations consist of both contingent payments and fixed specified payments. The future minimum fixed specified lease payments effective for the years 1996 through 2017 are $608,400 per year. For the years ended December 31, 2002, 2001, and 2000, rent expense related to the airspace lease was equal to the minimum rents as the conditions for payment of contingent rent had not been met.

       Effective December 20, 2002, the Predecessor entered into a hotel management agreement with Westin Management Company West (Westin) to operate the Plaza Las Fuentes hotel. This agreement has a 15 year term and calls for base management fees of 2.5% of gross operating revenue, as defined, in year one, 2.75% in year two and 3.0% thereafter. The agreement also requires incentive management fees, if applicable, based on the computation methodology described in this agreement. Additionally, the agreement calls for a $3,500,000 payment to be made by Westin at the inception of agreement, which will be amortized as an offset to management fees over a 10 year period. Any unamortized amount is refundable to Westin in the event that the management agreement is terminated.

       The Predecessor sponsors a 401(k) plan for its employees. The employer contribution was $119,000, $128,000 and $138,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

       The limited liability agreement, dated March 27, 2002, for Bunker Hill Equity, LLC (Bunker Hill), which through a series of wholly owned subsidiaries owns the US Bank Tower property, together with an option agreement, dated March 27, 2002, include certain put and call provisions whereby the non-Maguire member of Bunker Hill (RECP) may require the Predecessor or Robert F. Maguire III to purchase RECP’s member interests in Bunker Hill. The put may only be implemented upon the occurrence of a put event, as defined, which includes recapitalization of Bunker Hill. Additionally, the Predecessor may exercise its call option to purchase RECP’s member interests in Bunker Hill for a price based on a formula stated in the option agreement. Such call option expires in September 2005, but may be extended to September 2006 if certain conditions exist.

       Certain distributions that the Predecessor receives from the real estate entities that own Gas Company, KPMG and Wells Fargo Towers are required to be distributed to the owners of the Predecessor to be used to contribute to a real estate entity, which is not part of the Predecessor. Such funds are required to be used to pay down a mortgage loan of this real estate entity pursuant to the terms of a loan agreement.

INDEPENDENT AUDITORS’ REPORT

The Members

Bunker Hill Equity, LLC:

       We have audited the accompanying consolidated balance sheets of Bunker Hill Equity, LLC, a Delaware limited liability company, and subsidiaries (collectively, the Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, members’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bunker Hill Equity, LLC and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,

	2002	2001

ASSETS
Investment in real estate:
Land	$34,061	34,061
Building and improvements	299,442	299,442
Tenant improvements	31,823	31,881
Furniture, fixtures, and equipment	3,546	1,503

	368,872	366,887
Less accumulated depreciation and amortization	(100,140)	(92,254)

	268,732	274,633
Cash and cash equivalents, unrestricted	540	972
Restricted cash	20,576	7,580
Rents and other receivables	1,001	453
Deferred rents	14,629	17,198
Due from affiliates	412	330
Tenant improvement loan	17,748	22,519
Deferred leasing and loan costs, net of accumulated amortization of $21,226 and $18,070 as of 2002 and 2001, respectively	13,513	11,724
Other assets	636	276

Total assets	$337,787	335,685

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Mortgage loan	$188,344	191,113
Other secured loans	109,561	–
Unsecured loan	312	1,394
Accounts payable and accrued expenses	4,511	2,815
Capital lease payable	2,168	–
Accrued interest and exit fees	1,541	722
Accrued lease termination liability	20,025	24,249

Total liabilities	326,462	220,293

Redeemable preferred member’s equity	64,606	–
Members’ equity (deficit):
Members’ equity (deficit)	(18,492)	115,392
Less note receivable from member	(34,789)	–

Total members’ equity (deficit), net	(53,281)	115,392

Total liabilities and members’ equity (deficit)	$337,787	335,685

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Period from
	January 1,
	2003	Nine Months
	through	Ended	Year Ended December 31,
	June 26,	September 30,
	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental	$16,186	25,860	34,391	33,881	33,070
Tenant reimbursements	6,411	10,011	12,741	12,242	10,280
Parking operations	2,583	4,595	5,943	6,095	5,652
Interest income	659	1,548	2,049	2,431	2,844
Other income	5,408	549	643	1,003	592

Total revenues	31,247	42,563	55,767	55,652	52,438

Expenses:
Building and parking garage operations	7,068	9,826	14,475	12,896	12,160
Property management fees to affiliate	973	1,309	1,731	1,689	1,579
Real estate taxes	1,523	2,326	3,099	3,013	2,915
Interest	13,933	19,062	26,387	16,109	16,785
Depreciation and amortization	5,212	7,646	10,113	11,201	10,592
General and administrative	489	1,371	707	702	778
Other expenses	2,594	–	–	–	–

Total expenses	31,792	41,540	56,512	45,610	44,809

Net income (loss)	(545)	1,023	(745)	10,042	7,629
Income (loss) allocated to preferred member	545	(2,585)	(4,353)	–	–

Net income attributable to members	$–	3,608	3,608	10,042	7,629

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

Period from January 1, 2003
through June 26, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001, and 2000
(In thousands)

	Maguire Partners	Less Note		Total
	Hope Place, Ltd. and	Receivable from	Delacourt	Members’
	Maguire Partners	Maguire Partners	Properties,	Equity
	BGHS, LLC	BGHS, LLC	Inc.	(deficit)

Balance, December 31, 1999	$(15,481)	–	140,605	125,124
Contributions	860	–	860	1,720
Distributions	–	–	(15,141)	(15,141)
Net (loss) income	(2,247)	–	9,876	7,629

Balance, December 31, 2000	(16,868)	–	136,200	119,332
Contributions	743	–	714	1,457
Distributions	(25)	–	(15,414)	(15,439)
Net (loss) income	(1,564)	–	11,606	10,042

Balance, December 31, 2001	(17,714)	–	133,106	115,392
Contributions	15	–	–	15
Distributions	(696)	–	(116,067)	(116,763)
Funds loaned to member	–	(34,789)	–	(34,789)
Net (loss) income	(97)	–	3,705	3,608
Transfer of partnership account balance to redeemable preferred member’s equity account of RECP Library Tower, LLC	–	–	(20,744)	(20,744)

Balance, December 31, 2002	(18,492)	(34,789)	–	(53,281)
Contributions (unaudited)	250	–	–	250
Distributions (unaudited)	(333)	–	–	(333)

Balance, June 26, 2003 (unaudited)	$(18,575)	(34,789)	–	(53,364)

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period From	Nine Months
	January 1,	Ended	Year Ended December 31,
	2003 through	September 30,
	June 26, 2003	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(545)	1,023	(745)	10,042	7,629
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,212	7,646	10,113	10,779	10,170
Collection of interest previously added to tenant improvement loan balance, net of interest added to loan balance during the period	8,630	5,200	4,771	4,435	(2,512)
Amortization of loan costs	1,105	964	1,517	328	328
Change in interest rate cap	103	902	1,011	–	–
Change in assets and liabilities:
Rents and other receivables	29	(662)	(548)	27	(152)
Deferred rents	2,579	1,947	2,569	2,728	653
Due from affiliates	25	19	(82)	(230)	40
Deferred leasing costs	(1,166)	1,376	1,308	(396)	(438)
Other assets	(56)	(449)	(360)	(46)	147
Accounts payable and accrued expenses	811	1,683	1,696	(1,982)	(1,045)
Accrued interest and exit fees	27	719	819	(10)	(8)
Accrued lease termination liability	(20,025)	(1,570)	(4,224)	(8,835)	3,092

Net cash provided by (used in) operating activities	(3,271)	18,798	17,845	16,840	17,904

Cash flows from investing activities:
Expenditures for improvements to real estate	(5,007)	(278)	(582)	(553)	(506)
Collection of principal for tenant improvement loan	9,118	—	—	—	—
Restricted cash	1,543	(16,231)	(12,996)	1,947	(772)

Net cash provided by (used in) investing activities	5,654	(16,509)	(13,578)	1,394	(1,278)

Cash flows from financing activities:
Payment of loan costs	–	(7,087)	(7,087)	–	–
Payment of costs to raise equity capital	–	(2,331)	(2,331)	–	–
Proceeds from other secured loans		109,561	109,561	–	–
Principal payments on mortgage loan	(1,456)	(2,060)	(2,769)	(2,591)	(2,424)
Principal payments on other secured loans	(67)	–	–	–	–
Principal payments on capital leases	(45)	–	–	–	–
Principal payments on unsecured loan	(312)	(878)	(1,082)	(1,072)	(970)
Contribution from members	–	15	15	1,457	1,720
Contribution of redeemable preferred equity	–	56,000	56,000	–	–
Distributions to members	(333)	(116,656)	(116,763)	(15,439)	(15,141)
Distributions to preferred member	(856)	(4,695)	(5,454)	–	–
Funds loaned to member	–	(34,789)	(34,789)	–	–
Bank overdraft	146	—	—	—	—

Net cash used in financing activities	(2,923)	(2,920)	(4,699)	(17,645)	(16,815)

Net increase (decrease) in cash and cash equivalents	(540)	(631)	(432)	589	(189)
Cash and cash equivalents at beginning of period	540	972	972	383	572

Cash and cash equivalents at end of period	$0	341	540	972	383

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,698	14,829	23,040	12,876	13,343
Supplemental disclosure of noncash investing and financing activities:
Equipment acquired through a capital lease	$–	1,531	2,168	–	–
Accrual for tenant improvements	4,870	–	–	–	–
Deemed contribution from member	250	–	–	–	–

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Period from January 1, 2003
through June 26, 2003 (Unaudited) and
December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

       Bunker Hill Equity, LLC, a Delaware limited liability company (Bunker Hill), was formed on March 27, 2002 by and between Maguire Partners Hope Place, Ltd., a California limited partnership, Maguire Partners BGHS, LLC, a California limited liability company (collectively, Maguire), and RECP Library LLC, a Delaware limited liability company (RECP). Bunker Hill is the sole member of Bunker Hill Junior Mezzanine, LLC (Junior Mezz), which, in turn, is the sole member of Bunker Hill Senior Mezzanine, LLC (Senior Mezz), which is the sole member of Library Square Associates, LLC (Associates). Associates owns a property currently known as US Bank Tower (known as Library Tower as of December 31, 2002) located in the Los Angeles central business district, California.

       The US Bank Tower property includes an office tower, retail and storage space, an underground parking garage, and an off-site parking garage, commonly known as Westlawn Garage.

       The consolidated financial statements include the accounts of Bunker Hill, Junior Mezz, Senior Mezz, Associates, and Library Square Limited (collectively, the Company).

       Prior to March 27, 2002, Associates was a wholly owned subsidiary of Library Square, Ltd., a California limited partnership (Library Square Limited). In connection with the formation of Bunker Hill, Junior Mezz, and Senior Mezz, Library Square Limited was liquidated. No adjustment was made to the carrying values of assets and liabilities of the US Bank Tower as a result of the transfer of ownership interest from Associates to Senior Mezz because this was a transfer between entities under common control. The partners of Library Square Limited were Maguire Partners Hope Place, Ltd., a California limited partnership (MPHP), and Delacourt Properties, Inc. (Delacourt). Included in members’ equity in the accompanying consolidated financial statements is partners’ capital for MPHP and Delacourt. Effective March 27, 2002, Delacourt no longer has any interests in any of the entities related to the US Bank Tower property.

       RECP became an investor in US Bank Tower as a result of Delacourt’s desire to sell its interests in the property. Delacourt had a stated interest of 75% in Library Square Limited and Maguire had a stated interest of 25%; however cash flows from operations and capital events, as defined, were allocated between Maguire and Delacourt based on the allocation methodology described in the partnership agreement.

       RECP and Maguire do not have stated interests in Bunker Hill. All available cash flow, as defined, is paid to RECP until RECP has received its preferred return as described in the limited liability company agreement. Additionally, as described below, RECP has a put option whereby it can cause Maguire to purchase RECP’s interests in Bunker Hill. As a result of this put option, RECP’s membership interests have been classified as redeemable preferred member’s equity in the accompanying consolidated financial statements. The amount remaining in Delacourt’s partner’s capital account after Delacourt received all monies due as a result of transferring its interests was allocated to RECP’s redeemable preferred member’s equity account.

       The Bunker Hill limited liability company agreement and an option agreement include certain put and call provisions whereby RECP may require the Maguire members or Robert F. Maguire III to purchase RECP’s member interests in the Company upon the occurrence of a put event, as defined, which includes recapitalization of the Company. Additionally, either of the Maguire members may exercise their call option to purchase RECP’s member interests in the Company for a price based on a formula stated in

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the option agreement. Such call option expires in September 2005, but may be extended to September 2006 if certain conditions exist.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

       As described in note 1, the consolidated financial statements include the accounts of Bunker Hill, Junior Mezz, Senior Mezz, Associates, and Library Square Limited. All significant intercompany balances and transactions have been eliminated.

(b) Cash Equivalents

       For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

(c) Investment in Real Estate

       Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

       The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted, and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(e) Deferred Leasing and Loan Costs

       Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f) Revenue Recognition

       All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in rents and other receivables.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying consolidated statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

(g) New Accounting Pronouncements

       The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(h) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying consolidated financial statements.

(i) Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

       Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

(j)	Unaudited Interim Consolidated Financial Information

       The consolidated statements of operations, members’ equity (deficit) and cash flows for the period from January 1, 2003 through June 26, 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

(3) Tenant Improvement Loan

       The tenant improvement loan is an unsecured loan made to a tenant to finance certain of the tenant-owned improvements. The loan has an effective interest rate of 10.3%. Accrued interest is added to the principal balance and principal and interest is payable in five annual installments of $6,611,000 commencing in 2001. The first payment was received during the year ended December 31, 2001.

(4) Mortgage Loan

       The mortgage loan, which is secured by a first trust deed on the US Bank Tower, bears interest at 6.69% and requires monthly principal and interest payments of $1,289,000. The loan matures February 11, 2028, but has an optional repayment date of February 11, 2008. If the loan is repaid prior to February 11, 2008, a prepayment penalty would be incurred. After February 11, 2008 and through the maturity date, the interest rate on the loan will be the greater of 8.69% or the ten-year U.S. Treasury rate plus 2%.

       The loan agreement requires that all cash receipts be deposited into a restricted account to be disbursed by the lender’s agent for the payment of budgeted operating expenses, budgeted capital costs, contractual debt service, and to fund property tax and insurance impounds. Any excess cash flow may be distributed to the Company, at the lender’s discretion, in accordance with the loan document, prior to the optional repayment date. Because of these arrangements, the majority of the Company’s cash balances are classified as restricted in the accompanying consolidated financial statements.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$2,961
2004	3,165
2005	3,383
2006	3,617
2007	3,866
Thereafter	171,352

$188,344

       Under the terms of the loan, the Company is required to maintain a cash reserve account for tenant improvements and leasing commissions. The Company is required to fund $205,000 per month to the reserve account. This account is included in restricted cash in the accompanying consolidated balance sheets. The Company may utilize the capital held in this account to fund additional tenant improvements and leasing commissions so long as funds are withdrawn and replaced within 90 days.

(5) Other Secured Loans

       On March 27, 2002, the Company obtained two mezzanine-financing loans from affiliates of RECP. One of the loans is secured by Junior Mezz’s member interest in Senior Mezz and the other by Senior Mezz’s member interest in Associates (see note 1). The principal balance on one of the mezzanine loans is $59,561,000 as of December 31, 2002. This loan bears interest at LIBOR plus 6%, with a minimum rate of 9% (9% at December 31, 2002). The principal balance on the other mezzanine loan is $50,000,000 as of December 31, 2002. This loan bears interest at LIBOR plus 8.5%, with a minimum rate of 11.5% (11.5% at December 31, 2002). Principal is due at maturity, April 11, 2005, for both of the loans. These loans have mandatory exit fees equal to 1% of the original principal balances, which are due upon repayment of principal. Such fees are being accrued over the lives of the loans. The loans are guaranteed by Maguire Partners BGHS, LLC.

       The Company entered into interest rate cap agreements (the Agreements) related to the mezzanine loans for a payment of $1,691,000. The Agreements, which mature April 11, 2005, limit the rates on the LIBOR portion of the interest rates, exclusive of the spread, to 4% through April 10, 2003, 5% from April 11, 2003 through April 10, 2004, and 6% from April 11, 2004 through April 11, 2005. The carrying value of the Agreements, which is included in deferred leasing and loan costs, is stated at the fair value and changes in the fair value are included in interest expense. As of December 31, 2002, the fair value is $108,000.

(6) Unsecured Loan

       The Company is obligated to make monthly payments to a major tenant of approximately $106,000 commencing March 1998 and payable through February 2003. Such payments relate to a leasing concession made by the Company at the inception of this tenant’s lease in the US Bank Tower for costs incurred by the tenant for its former lease with a different lessor. The unpaid amounts bear interest at 10%. The Company recorded the leasing concession as a deferred cost and recorded the related liability as an unsecured loan payable at inception of the lease. This loan was settled in connection with the January 2003 agreement discussed in Note 10.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7) Capital Lease

       During 2002, the Company purchased security equipment under a capital lease agreement. As of December 31, 2002, a formalized lease agreement had yet to be executed and interest only payments were being made on the outstanding liability.

(8) Accrued Lease Termination Liability

       Based on the terms of a lease with a major tenant, during the last 15 years of the tenant’s 35-year lease, the tenant has the right to participate in certain cash flows from the US Bank Tower. The tenant also has the right, at various dates, to truncate its lease term by 3 years, for a maximum reduction in the lease term of 15 years. The truncation would result in the tenant giving up its right to cash flow from US Bank Tower and in return, the lease calls for the tenant to be paid a termination fee related to each truncation.

       As the rights described above were granted to the tenant as an inducement to lease space in the US Bank Tower, a leasing concession cost was recorded as of the inception of the lease along with a corresponding liability equal to the present value of the future termination payments. The deferred leasing concession is amortized on a straight-line basis over the 20-year noncancelable period of the lease and the liability is adjusted to the present value of the future termination payments as of each reporting date and is reduced by any termination payments made. As of December 31, 2002, the tenant has exercised its first two options to truncate the lease, thus shortening the term by six years.

(9) Related Party Transactions

(a) Property Management

       Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, earned fees of $1,731,000, $1,689,000 and $1,579,000 for the years ended December 31, 2002, 2001 and 2000, respectively, for providing on-site property management services to the US Bank Tower property. In accordance with the management agreement, the management fee was calculated as 3% of project income, as defined.

(b) Insurance

       Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

(c) Leasing

       Development also has an agreement with the Company to provide leasing services. Approximately $100,000, $132,000, and $203,000 of leasing commissions were incurred for the years ended December 31, 2002, 2001, and 2000, respectively.

(d) Parking

       Affiliates of Maguire managed two multilevel parking structures in downtown Los Angeles, which provided off-site parking to tenants of the US Bank Tower property, a property known as 808 South Olive Garage, which is owned by an affiliate of Maguire, and a garage owned by a third party. During 2000, the

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parking management agreement between the affiliate and the third party garage owner expired and the off-site parking services at that structure were discontinued at that time. For the years ended December 31, 2002, 2001, and 2000, the Company incurred charges of $191,000, $171,000 and $256,000, respectively, by the off-site parking garages for its allocated share of garage property taxes, insurance, security, and certain other garage costs. Garage payroll costs and management fees are not included in costs charged to the Company.

(e) Note Receivable from Member

       On March 27, 2002, the Company loaned $34,789,000 to one of its members, Maguire Partners BGHS, LLC (MP BGHS). MP BGHS is required to post collateral for this note if the stipulated value, as defined, of the US Bank Tower falls below a stated amount, as described in the note agreement. As of December 31, 2002, the note is unsecured. The note is classified as contra-equity in the accompanying consolidated financial statements.

(10) Tenant Concentrations

       A significant portion of the Company’s rental revenues and tenant reimbursements were generated from five tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001, and 2000 was as follows:

	2002	2001	2000

Law firm	$12,558	12,196	11,359
Utility company	11,023	10,726	10,593
Bank	6,923	6,811	6,703
Law firm	3,508	3,387	3,500
Accounting firm	3,123	3,637	2,924

	$37,135	36,757	35,079

       As of December 31, 2002 and 2001, $12,396,000 and $18,190,000, respectively, of the deferred rents relates to these five leases. The leases for these tenants expire or are cancelable from 2005 through 2011.

       On January 15, 2003, an agreement was reached to release the accounting firm tenant from its lease. The terms of the agreement include a $4,950,000 fee paid by the tenant to the Company, which was recorded as revenue by the Company in January 2003. Upon termination of this lease in January 2003, the Company recognized other expense totaling $2,594,000, which consists of the write off of deferred rents, deferred leasing commissions and rents and other receivables. During February 2003, the Company entered into a letter of intent with a bank to lease most of this space and during April 2003 (unaudited), a lease was executed.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11) Minimum Future Lease Rentals

       Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$36,680
2004	36,760
2005	28,230
2006	24,507
2007	23,621
Thereafter	48,140

$197,938

(12) Fair Value of Financial Instruments

       The fair value of the Company’s loans are estimated based on rates currently available to the Company for debt with similar terms and remaining maturities. As of December 31, 2002 and 2001, such fair value is equal to the carrying value for the floating rate debt. The estimated fair value for the fixed rate mortgage loan is $208,873,000 and $196,846,000 as of December 31, 2002 and 2001, respectively, compared to the carrying value of $188,344,000 and $191,113,000, respectively.

       The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short-term nature of these instruments. As explained in note 5, the interest rate cap is stated at estimated fair value.

(13) Investment in Real Estate

       Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$188,344
Initial cost to Company:
Land	21,233
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements	309,517
Carrying costs	38,122
Total costs:
Land	34,061
Buildings and improvements	334,811
Accumulated depreciation and amortization	100,140
Date of construction	1989

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $362 million as of December 31, 2002. This differs from the gross cost included in the accompanying consolidated financial statements due, in part, to removal of certain fully depreciated assets for financial reporting purposes.

       The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$366,887	371,490	389,651
Additions during the year	2,750	553	506
Deductions during the year	(765)	(5,156)	(18,667)

Balance, end of the year	$368,872	366,887	371,490

       The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 1999 to December 31, 2001:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$92,254	87,787	97,398
Additions during the year (depreciation and amortization expense)	8,651	9,623	9,056
Deductions during the year	(765)	(5,156)	(18,667)

Balance, end of the year	$100,140	92,254	87,787

(14) Commitments and Contingencies

       The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Members

North Tower Manager, LLC and
  North Tower Member, LLC:

       We have audited the accompanying combined balance sheets of North Tower Manager, LLC and North Tower Member, LLC, Delaware limited liability companies (collectively, the Company), as of December 31, 2002 and 2001 and the related combined statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of North Tower Manager, LLC and North Tower Member, LLC as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED BALANCE SHEETS

(In thousands)

	December 31,

	2002	2001

ASSETS
Investment in real estate:
Land	$8,598	8,598
Building and improvements	170,119	168,138
Tenant improvements	24,166	23,355
Furniture, fixtures, and equipment	1,072	1,072

	203,955	201,163
Less accumulated depreciation and amortization	(79,451)	(75,835)

	124,504	125,328
Cash and cash equivalents, unrestricted	3,277	133
Restricted cash	10,841	11,133
Rents and other receivables, net of allowance for doubtful accounts of $51 and $292, as of 2002 and 2001, respectively	641	1,038
Deferred rents	4,073	3,974
Due from affiliates	1,271	1,871
Deferred leasing and loan costs, net of accumulated amortization of $5,443 and $5,179, as of 2002 and 2001, respectively	5,772	5,814
Other assets	399	292

Total assets	$150,778	149,583

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan	$133,598	136,184
Capital lease payable	734	850
Accounts payable and accrued expenses	4,668	3,905
Accrued interest payable	825	841
Prepaid tenant rent and security deposits	1,337	711

Total liabilities	141,162	142,491
Members’ equity	9,616	7,092

Total liabilities and members’ equity	$150,778	149,583

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF INCOME

(In thousands)

	Period From
	January 1, 2003		Year Ended December 31,
	through	Nine Months Ended
	June 26, 2003	September 30, 2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental from third parties	$7,678	8,582	11,555	11,562	11,424
Rental from affiliates	2,619	7,103	9,481	9,529	9,122
Tenant reimbursements from third parties	4,483	5,594	6,474	6,032	5,875
Tenant reimbursements from affiliates	1,295	2,750	3,867	3,338	3,120
Parking operations	2,889	4,342	5,757	5,732	5,532
Other income	369	692	893	4,673	1,520

Total revenues	19,333	29,063	38,027	40,866	36,593

Expenses:
Rental property operating and maintenance	6,258	8,602	12,572	11,562	11,072
Property management fee to affiliate	500	750	1,001	1,066	1,118
Real estate taxes	1,742	2,588	3,505	3,301	3,101
Interest	4,955	7,704	10,290	10,372	10,539
Depreciation and amortization	3,416	4,963	6,743	6,949	6,165
General and administrative	936	1,808	1,392	948	1,587

Total expenses	17,807	26,415	35,503	34,198	33,582

Net income	$1,526	2,648	2,524	6,668	3,011

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF MEMBERS’ EQUITY

Period from January 1, 2003 through June 26, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001 and 2000
(In thousands)

	Maguire Partners-	Other
	Bunker Hill, Ltd.	Members	Total

Balance, December 31, 1999	$(2,092)	13,532	11,440
Distributions	(1,372)	(9,074)	(10,446)
Net income	407	2,604	3,011

Balance, December 31, 2000	(3,057)	7,062	4,005
Distributions	(525)	(3,056)	(3,581)
Net income	836	5,832	6,668

Balance, December 31, 2001	(2,746)	9,838	7,092
Net income	350	2,174	2,524

Balance, December 31, 2002	(2,396)	12,012	9,616
Net income (unaudited)	847	679	1,526
Transfer of members’ interests (unaudited)	(1,147)	1,147	—

Balance, June 26, 2003 (unaudited)	$(2,696)	13,838	11,142

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Period From
	January 1,	Nine months	Year Ended
	2003 through	Ended	December 31,
	June 26,	September 30,
	2003	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net income	$1,526	2,648	2,524	6,668	3,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,416	4,963	6,743	6,949	6,165
Amortization of deferred loan costs	155	271	362	362	362
Changes in assets and liabilities:
Rents and other receivables, net of allowance	(222)	(411)	397	273	(481)
Deferred rents	138	12	(99)	115	812
Due from affiliates	(767)	853	600	(999)	(21)
Deferred leasing costs	(2,887)	(860)	(1,038)	(1,007)	(1,245)
Other assets	(258)	(876)	(107)	28	632
Accounts payable and other liabilities	794	583	657	(2,007)	4,383
Accrued interest payable	(140)	(39)	(16)	(15)	(13)

Net cash provided by operating activities	1,755	7,144	10,023	10,367	13,605

Cash flows from investing activities:
Restricted cash	(1,059)	(2,097)	292	1,032	(1,546)
Expenditures for improvements to real estate	(1,088)	(2,623)	(4,469)	(6,520)	(3,406)

Net cash used in investing activities	(2,147)	(4,720)	(4,177)	(5,488)	(4,952)

Cash flows from financing activities:
Principal payments on mortgage loan	(1,379)	(1,916)	(2,586)	(2,406)	(2,211)
Principal payments on capital lease payable	(141)	(86)	(116)	(27)	–
Distributions to members	–	–	–	(3,581)	(10,446)

Net cash used in financing activities	(1,520)	(2,002)	(2,702)	(6,014)	(12,657)

Net increase (decrease) in cash and cash equivalents	(1,912)	422	3,144	(1,135)	(4,004)
Cash and cash equivalents at beginning of period	3,277	133	133	1,268	5,272

Cash and cash equivalents at end of period	$1,365	555	3,277	133	1,268

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,936	7,472	9,944	10,025	10,191
Supplemental disclosure of noncash investing and financing activities:
Accrual for additions to real estate included in accounts payable and accrued expenses	$–	1,188	732	–	–
Accrual for additions to deferred leasing costs included in accounts payable and accrued expenses	14,637	–	–	–	–
Equipment acquired through a capital lease	43	–	–	877	–

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS

Period From January 1, 2003 through June 26, 2003 (unaudited) and December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

       North Tower Manager, LLC (Manager) and North Tower Member, LLC (Member), both Delaware limited liability companies, together own 100% of the membership interests of North Tower, LLC (North Tower), a Delaware limited liability company. Manager and Member have essentially the same members and are controlled by the same management committee, which is comprised of representatives of the members of Manager and Member (the Management Committee). The combined financial statements include the accounts of Manager, Member, and North Tower (collectively, the Company). The Company owns and operates a high-rise office building known as the Wells Fargo Tower, located in the Los Angeles central business district, California.

As of December 31, 2002, the members of Manager and Member consist of the following:

Maguire Partners-Bunker Hill, Ltd. (Maguire)

Crocker Grande, Inc. in the case of Manager and Crocker Properties Inc. in the case of Member, both wholly owned subsidiaries of Wells Fargo Bank, N.A. (collectively Wells Fargo)

A revocable trust of Gibson, Dunn & Crutcher

MAC-WFT, Inc., a wholly owned subsidiary of Mitsui Corporation of America.

       Available cash is distributed to the members of Manager and Member based on the distribution priorities described in the operating agreements for Manager and Member. For financial reporting purposes, net income is allocated among the members in the same manner as available cash is distributed.

       The Wells Fargo Tower, which is part of the Wells Fargo Center, consists of a 54-story office tower, retail pavilion, and a five-level subterranean parking garage. The other high-rise office building in the Wells Fargo Center, known as the KPMG Tower, is owned by an affiliate of Maguire. Major tenants in the Wells Fargo Tower include affiliates of the members of Manager and Member, Wells Fargo Bank, N.A. (Wells), and Gibson, Dunn & Crutcher (GD&C).

       An affiliate of Maguire serves as the property manager for the Wells Fargo Tower and, accordingly, makes the day-to-day decisions related to the Company. Major decisions, as defined in the operating agreements of Manager and Member, are made by the Management Committee.

(2) Summary of Significant Accounting Policies

(a) Principles of Combination

       As described in note 1, the accounts of Manager, Member, and North Tower are combined in the accompanying combined financial statements. All significant intercompany balances and transactions have been eliminated in combination.

(b) Cash Equivalents

       For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(c) Investment in Real Estate

       Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

       The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(e) Deferred Leasing and Loan Costs

       Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(f) Revenue Recognition

       All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying combined balance sheets and contractually due but unpaid rents are included in rents and other receivables.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants. Other income during the year ended December 31, 2001 includes $3,374,000 in termination fees received from former tenants for the termination of their existing lease agreements.

(g) New Accounting Pronouncements

       The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(h) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss from limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

(i) Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

       Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

(j)	Unaudited Interim Combined Financial Information

       The combined statements of income, members’ equity, and cash flows for the period from January 1, 2003 through June 26, 2003 are unaudited. In the opinion of management, such financial statements

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

reflect all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

(3) Mortgage Loan

       The mortgage loan is secured by a first trust deed on the Wells Fargo Tower. The loan bears interest at an initial rate of 7.17% through April 30, 2005 (the Reset Date). After the Reset Date, the loan will bear interest at the greater of the sum of the initial rate plus 300 basis points, or the sum of the 18-year US treasury rate plus 300 basis points. Principal and interest payments of $1,033,000 are due monthly and, beginning on the Reset Date, all excess cash flow, as defined, is to be paid as additional principal reductions on the loan. Distributions to the members of the Company are prohibited from the Reset Date through the date the loan is repaid. The loan matures on April 30, 2023. Maguire, Wells Fargo and MAC-WFT, Inc. have made certain guarantees with respect to the loan.

       In accordance with the loan agreement, all cash receipts of Wells Fargo Tower are directed and deposited into a restricted lockbox account. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreement, which is part of the loan agreement.

       As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$2,781
2004	2,990
2005	3,215
2006	3,457
2007	3,716
Thereafter	117,439

$133,598

(4) Capital Lease Payable

       During 2001, the Company entered into a $1,500,000 capital lease agreement to purchase cost-saving capital improvements that are shared between Wells Fargo Tower and KPMG Tower. The capital improvements were allocated $877,000 and $623,000 to Wells Fargo Tower and KPMG Tower, respectively. The aggregate minimum monthly payments are allocated $16,000 and $11,000 to Wells Fargo Tower and KPMG Tower, respectively. The capital lease expires in September 2007.

       The future minimum annual capital lease payments allocated to the Company are as follows as of December 31, 2002:

2003	$194
2004	194
2005	194
2006	194
2007	145

Total payments	921
Less interest included above	(187)

$734

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(5)	Related Party Transactions

       Included in rental revenue and tenant reimbursements in the accompanying combined statements of income are $6,777,000, $6,517,000 and $5,992,000, for the Wells Fargo lease, and $6,571,000, $6,350,000 and $6,250,000 for the GD&C lease for the years ended December 31, 2002, 2001, and 2000, respectively. Such amounts are net of rent credits, as defined in the operating agreements for Manager and Member. The rent credits total $592,000 for each of the years in the three-year period ended December 31, 2002. Wells and GD&C lease space in the Wells Fargo Tower and receive rent credits that were granted as part of their respective lease agreements. As of December 31, 2002 and 2001, $1,145,000 and $1,001,000, respectively, of the deferred rents included in the accompanying combined balance sheets relate to these leases. The leases for these tenants expire or are cancelable in 2012 through 2013.

       During the year ended December 31, 2000, the Company wrote off a rent receivable of $175,000 from Court Cafeteria Associates, an affiliate of Maguire.

       The Company incurred fees of $1,001,000, $1,066,000 and $1,118,000 for the years ended December 31, 2002, 2001, and 2000, respectively, to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for on-site management services to the Wells Fargo Tower. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined in such agreement). In addition, included in management fees for the year ended December 31, 2000 was $144,000 charged by Development for management of the on-site City Club on Bunker Hill. As of December 31, 2002 and 2001, the Company had prepaid approximately $360,000 and $720,000, respectively, for management fees attributable to the following year, which is included in due from affiliates in the accompanying combined financial statements.

       Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific-identification, relative square footage, and relative insured value as an allocation basis.

       Development also has an agreement with the Company to provide leasing services. Approximately $238,000, $889,000 and $503,000 of leasing commissions were incurred for the years ended December 31, 2002, 2001, and 2000, respectively.

(6)	Minimum Future Lease Rentals

       Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002, net of the rent credits discussed in note 5, is as follows:

2003	$18,738
2004	18,115
2005	17,534
2006	17,034
2007	15,993
Thereafter	67,514

$154,928

       Included in the future cash flows above is approximately $95,943,000 related to the Wells and GD&C leases.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(7) Tenant Concentrations

       As discussed in note 5, a significant portion of the Company’s rental revenues and tenant reimbursements were generated by the GD&C and Wells leases.

(8) Fair Value of Financial Instruments

       The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2002 and 2001, such fair value is approximately $145,087,000 and $143,674,000, respectively, compared to the carrying value of $133,598,000 and $136,184,000, respectively.

       The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, prepaid tenant rent and security deposits, and accrued interest payable approximate fair value because of the short-term nature of these instruments. The carrying amount for the capital lease payable is approximately equal to fair value based on currently available capital lease terms.

(9) Investment in Real Estate

       Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$133,598
Initial cost to Company:
Land	4,073
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements including carrying costs	199,882
Total costs:
Land	8,598
Buildings and improvements	195,357
Accumulated depreciation and amortization	79,451
Date of construction	1982

       The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $188 million as of December 31, 2002. This differs from the gross cost included in the accompanying combined financial statements due, in part, to removal of certain fully depreciated assets for financial reporting purposes.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

       The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$201,163	199,543	196,388
Additions during the year	5,201	7,397	3,406
Deductions during the year	(2,409)	(5,777)	(251)

Balance, end of the year	$203,955	201,163	199,543

       The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$75,835	74,587	69,326
Additions during the year (depreciation and amortization expense)	6,025	5,988	5,512
Deductions during the year	(2,409)	(4,740)	(251)

Balance, end of the year	$79,451	75,835	74,587

(10) Commitments and Contingencies

       The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(11) Subsequent Event

       On February 5, 2003, Maguire purchased the interests in the Company owned by MAC-WFT, Inc., and GD&C.

INDEPENDENT AUDITORS’ REPORT

The Members

Maguire Partners-South Tower, LLC:

       We have audited the accompanying balance sheet of Maguire Partners-South Tower, LLC, a California limited liability company (the Company), as of December 31, 2001 and the related statements of operations, members’ deficit, and cash flows for the period from January 1, 2002 through September 13, 2002 and for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maguire Partners-South Tower, LLC as of December 31, 2001 and the results of its operations and its cash flows for the period from January 1, 2002 through September 13, 2002 and for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

December 20, 2002

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

BALANCE SHEET

December 31, 2001
(In thousands)

ASSETS
Investment in real estate:
Land	$5,787
Building and improvements	140,433
Tenant improvements	28,657
Furniture, fixtures, and equipment	624

175,501
Less accumulated depreciation and amortization	(65,166)

110,335
Cash and cash equivalents, unrestricted	261
Restricted cash	1,820
Rents and other receivables	741
Deferred rents	7,694
Due from affiliates	1,657
Deferred leasing and loan costs, net of accumulated amortization of $5,818	6,506
Other assets	255

Total assets	$129,269

LIABILITIES AND MEMBERS’ DEFICIT
Mortgage loan, net of unamortized discount of $3,525	$180,070
Capital lease payable	604
Accrued lender participation	7,466
Accounts payable and accrued expenses	3,165
Accrued interest payable	1,530
Prepaid tenant rent and security deposits	1,362

Total liabilities	194,197
Members’ deficit	(64,928)

Total liabilities and members’ deficit	$129,269

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF OPERATIONS

(In thousands)

	Period from
	January 1, 2002	Year Ended
	through	December 31,
	September 13,
	2002	2001	2000

Revenues:
Rental	$13,433	20,828	20,495
Tenant reimbursements	6,889	6,271	5,047
Parking operations	3,793	5,093	4,580
Other income	606	415	913

Total revenues	24,721	32,607	31,035

Expenses:
Rental property operations and maintenance	7,187	9,598	9,190
Property management fees to affiliate	653	854	796
Real estate taxes	1,520	2,111	2,048
Interest	14,549	20,602	19,054
Depreciation and amortization	4,549	6,328	5,428
General and administrative	516	906	591

Total expenses	28,974	40,399	37,107

Net loss	$(4,253)	(7,792)	(6,072)

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF MEMBERS’ DEFICIT

Period from January 1, 2002 through September 13, 2002 and
Years Ended December 31, 2001 and 2000
(In thousands)

	Maguire Partners-	Other
	Bunker Hill, Ltd.	Members	Total

Balance, December 31, 1999	$(33,334)	(17,730)	(51,064)
Net loss	(3,037)	(3,035)	(6,072)

Balance, December 31, 2000	(36,371)	(20,765)	(57,136)
Net loss	(3,897)	(3,895)	(7,792)

Balance, December 31, 2001	(40,268)	(24,660)	(64,928)
Net loss	(2,127)	(2,126)	(4,253)
Transfer to newly formed entity under common control	42,395	26,786	69,181

Balance, September 13, 2002	$–	–	–

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF CASH FLOWS

(In thousands)

	Period from
	January 1,
	2002	Year Ended
	through	December 31,
	September 13,
	2002	2001	2000

Cash flows from operating activities:
Net loss	$(4,253)	(7,792)	(6,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,549	6,328	5,428
Amortization of loan costs and loan discount	1,547	2,555	1,388
Change in assets and liabilities:
Rents and other receivables	(1,024)	(111)	16
Deferred rents	591	1,013	10
Due from affiliates	1,311	(274)	(495)
Deferred leasing costs	(1,594)	(2,090)	(1,350)
Other assets	(324)	123	(125)
Accounts payable and other liabilities	3,274	120	2,163
Accrued interest payable	654	38	(17)

Net cash provided by (used in) operating activities	4,731	(90)	946

Cash flows from investing activities:
Change in restricted cash	(1,901)	568	(1,872)
Expenditures for improvements to real estate	(2,917)	(5,084)	(3,613)

Net cash used in investing activities	(4,818)	(4,516)	(5,485)

Cash flows from financing activities:
Proceeds from mortgage loans	–	4,568	3,784
Principal payments on capital lease payable	(62)	(19)	–

Net cash provided by (used in) financing activities	(62)	4,549	3,784

Net decrease in cash and cash equivalents	(149)	(57)	(755)
Cash and cash equivalents at beginning of period	261	318	1,073

Cash and cash equivalents at end of period	$112	261	318

Supplemental disclosure of cash flow information: cash paid for interest	$12,348	18,008	17,678
Supplemental disclosure of noncash investing and financing activity:
Accrual for additions to real estate included in accounts payable and accrued expenses	$877	–	–
Equipment acquired through a capital lease	–	623	–

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

Period From January 1, 2002 through September 13, 2002 and
Years Ended December 31, 2001 and 2000
(Tabular amounts in thousands)

(1) Organization and Description of Business

       Maguire Partners-South Tower, LLC (the Company) was a California limited liability company whose members consisted of Maguire Partners-Bunker Hill, Ltd., a California limited partnership (Maguire), and certain institutional investors. Maguire had a 50.01% membership interest in the Company. The Company owned and operated a high-rise office building, known as the KPMG Tower, located in the Los Angeles central business district, California.

       On September 13, 2002, an affiliate of Maguire purchased the 49.49% membership interests owned by the institutional investors; the assets and liabilities of the Company were transferred to a newly formed entity; and, shortly thereafter, the Company was liquidated.

       In accordance with the terms of the Company’s operating agreement, losses were allocated to each member pro rata based on their stated percentage interest. Available cash flow was allocated based on the formulas described in the limited liability company agreement; however, as discussed in note 3, the Company was precluded from making distributions to the members until the mortgage loan was repaid.

       The KPMG Tower, which is part of the Wells Fargo Center, consists of a 45-story office tower, a five-level subterranean parking garage, and an off-site five-story parking structure, known as X-2 Garage. The other high-rise office building in the Wells Fargo Center, known as the Wells Fargo Tower, is owned by an affiliate of Maguire.

       An affiliate of Maguire served as the property manager for the KPMG Tower and, accordingly, made the day-to-day decisions related to the Company. Major decisions, as defined in the Company’s operating agreement, were made by a management committee, which includes representatives from each of the Company’s members. For approval to be given by the management committee, members of the committee representing at least 75% of the aggregate percentage membership interests in the Company were required to approve a major decision.

(2) Summary of Significant Accounting Policies

(a) Cash Equivalents

       For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

(b) Investment in Real Estate

       Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(c) Impairment of Long-Lived Assets

       The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(d) Deferred Leasing and Loan Costs

       Deferred leasing commissions and other direct costs associated with the acquisition of leases with tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(e) Accrued Lender Participation

       As of the inception of the mortgage loan, the Company recorded a liability and a corresponding loan discount equal to the estimated fair value of the equity participation feature of its mortgage loan (see note 3). Subsequent changes in the estimated fair value of the participation feature are recorded as adjustments to the recorded liability and discount. The discount is amortized utilizing the effective-interest method over the life of the related mortgage loan.

(f) Revenue Recognition

       All leases are classified as operating leases and contractual noncancelable minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents accompanying balance sheet and contractually due but unpaid rents are included in rents and other receivables.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

(g) New Accounting Pronouncements

       The Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(h) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss from limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying financial statements.

(i) Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

       Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

       Management is also required to make a subjective assessment as to the fair value of the real estate in order to calculate the estimate of the lender participation liability related to the mortgage loan on the property and the corresponding unearned discount on the loan. This assessment has a direct impact on the Company’s net income because the amortization of the unearned discount is recorded as additional interest expense over the life of the mortgage loan.

(3)	Mortgage Loan

       The mortgage loan, which had an outstanding principal balance of $183,595,000 as of December 31, 2001, was secured by a first trust deed on the KPMG Tower and matured on September 1, 2003. This loan was repaid on September 13, 2002 upon funding of a new loan obtained by the newly formed entity

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

discussed in note 1. The loan bore interest at a fixed rate of 10% per annum, payable monthly, and provided for an equity participation interest feature whereby, upon sale of the property or at the maturity date of the loan, the Company was obligated to pay the lender an amount equal to 50.0% of the amount by which the sum of fair market value of the property plus all other net assets of the Company exceeds the then outstanding principal balance of the mortgage loan plus any prepayment penalties then due and payable, subject to certain modifications as defined in the agreement. The Company had estimated the fair value of the equity participation to be $7,466,000 as of December 31, 2001. The lender accepted $2,500,000 in satisfaction of the equity participation upon early repayment of the loan, however, a prepayment penalty was incurred. The reduction in the accrued lender participation, reversal of the related unamortized loan discount and the prepayment penalty were recorded by the new borrower, Maguire Partners — 355 S. Grand, LLC. The unamortized discount associated with this equity participation was $3,525,000 as of December 31, 2001. Discount amortization for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000 was $1,406,000, $2,369,000 and $1,201,000, respectively, and was included as a component of interest expense in the accompanying statements of operations.

       In conjunction with the loan agreement, the Company agreed that all cash receipts were to be deposited into a restricted account to be disbursed by the lender’s agent for the payment of budgeted operating expenses, budgeted capital costs, contractual debt service (interest) and escrowed property tax, and insurance impounds. Additionally, no distributions to members were permitted to be made until the loan was paid in full. Any excess cash flow may be requested by the lender from time to time to be applied against the indebtedness. Because of these arrangements, the majority of the Company’s cash balances are classified as restricted in the accompanying financial statements.

(4)	Capital Lease Payable

       During 2001, the Company entered into a $1,500,000 capital lease agreement to purchase cost saving capital improvements that are shared between Wells Fargo Tower and KPMG Tower. The capital improvements were allocated $877,000 and $623,000 to Wells Fargo Tower and KPMG Tower, respectively. The aggregate minimum monthly payments were allocated $16,000 and $11,000 to Wells Fargo Tower and KPMG Tower, respectively. The capital lease expires in September 2007.

       The future minimum annual capital lease payments allocated to the Company are as follows as of December 31, 2001:

2002	$138
2003	138
2004	138
2005	138
2006	138
Thereafter	103

Total payments	793
Less interest included above	(189)

$604

(5)	Related Party Transactions

       Maguire Partners Development, Ltd (Development), an affiliate of Maguire leased space in the KPMG Tower through mid-2001. Rental and tenant reimbursement revenue from this lease totaled

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

$234,000 and $456,000 for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company had a receivable from Development of $1,345,000, which primarily represented rents in arrears since December 1997. Maguire and Development are indirectly owned by the same Maguire Partners owners and, accordingly, management of the Company believes the receivables from Development are collectible.

       The Company incurred fees of $653,000, $854,000 and $796,000 for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000, respectively, to Development for providing on-site management services to the KPMG Tower. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined).

       Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

       Development also has an agreement with the Company to provide leasing services. Approximately $921,000, $621,000 and $445,000 of leasing commissions were incurred for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000, respectively.

(6) Minimum Future Lease Rentals

       Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2001 is as follows:

2002	$19,676
2003	13,983
2004	13,102
2005	12,824
2006	12,001
Thereafter	39,711

$111,297

(7) Tenant Concentrations

       A significant portion of the Company’s rental revenues and tenant reimbursements were generated from four tenants. The revenue recognized related to these tenants for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000 was as follows:

	2002	2001	2000

School district	$5,946	9,233	8,697
Law firm	3,084	4,251	4,180
Accounting firm	2,764	3,790	3,142
Financial services firm	1,322	2,012	1,997

	$13,116	19,286	18,016

       As of December 31, 2001, $4,693,000 of the deferred rents relates to these four leases. The leases for these tenants expire or are cancelable in 2003 through 2014.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(8)	Fair Value of Financial Instruments

       The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2001, such fair value is approximately equal to the carrying value for this debt and the related accrued lender participation. As discussed in note 3, the accrued lender participation is stated at estimated fair market value. Management believes that the 10% interest rate is approximately market for this loan as the property is highly leveraged.

       The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short-term nature of these instruments.

(9) Investment in Real Estate

       The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2001:

	Year Ended
	December 31,

	2001	2000

Balance, beginning of the year	$169,918	168,344
Additions during the period	5,707	3,613
Deductions during the period	(124)	(2,039)

Balance, end of the year	$175,501	169,918

       The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2001:

	Year Ended
	December 31,

	2001	2000

Balance, beginning of the year	$60,069	56,680
Additions during the period (depreciation and amortization expense)	5,583	4,645
Deductions during the period	(486)	(1,256)

Balance, end of the year	$65,166	60,069

(10) Commitments and Contingencies

       The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Members

Maguire Partners-Glendale Center, LLC:

       We have audited the accompanying consolidated balance sheets of Maguire Partners-Glendale Center, LLC (a California limited liability company) and subsidiary (collectively, the Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maguire Partners-Glendale Center, LLC and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,

	2002	2001

ASSETS
Investment in real estate:
Land	$4,546	4,546
Building and improvements	35,184	35,184
Tenant improvements	6,494	6,494
Furniture, fixtures, and equipment	96	96

	46,320	46,320
Less accumulated depreciation and amortization	(9,761)	(8,342)

	36,559	37,978
Cash and cash equivalents, unrestricted	1,569	1,969
Restricted cash	1,450	2,105
Rents and other receivables	228	202
Deferred rents	6,436	6,576
Due from affiliates	213	456
Deferred leasing and loan costs, net of accumulated amortization of $5,196 and $3,904 as of 2002 and 2001, respectively	6,696	6,834
Other assets	129	70

Total assets	$53,280	56,190

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan	$37,000	37,000
Accrued tenant participation	5,667	5,282
Accounts payable and accrued expenses	604	824
Accrued interest payable	155	155
Prepaid tenant rent and security deposits	962	965

Total liabilities	44,388	44,226

Members’ equity	20,892	23,964
Less note receivable from member	(12,000)	(12,000)

Members’ equity, net	8,892	11,964

Total liabilities and members’ equity	$53,280	56,190

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Period from
	January 1, 2003	Nine Months
	through	Ended	Year Ended December 31,
	August 28,	September 30,
	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental from third parties	$3,017	3,444	4,582	4,582	4,586
Rental from affiliates	2,313	2,602	3,504	3,469	3,469
Tenant reimbursements from third parties	1,742	1,967	2,569	2,500	2,209
Tenant reimbursements from affiliates	426	322	563	338	306
Parking operations	1,189	1,248	1,671	1,569	1,524
Interest income	579	661	884	961	63

Total revenues	9,266	10,244	13,773	13,419	12,157

Expenses:
Building and parking garage operations	2,156	2,082	3,193	2,890	2,619
Property management fees to affiliates	232	256	348	319	292
Real estate taxes	522	576	740	750	740
Interest	1,806	2,054	2,744	2,737	2,168
Depreciation and amortization	4,501	1,959	2,686	2,563	2,532
General and administrative	116	432	243	283	221

Total expenses	9,333	7,359	9,954	9,542	8,572

(Loss) income before appreciation in land distributed to members	(67)	2,885	3,819	3,877	3,585
Appreciation in land distributed to members	–	–	–	–	6,478

Net (loss) income	$(67)	2,885	3,819	3,877	10,063

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Period from January 1, 2003 through August 28, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001, and 2000
(In thousands)

		Less Note
		Receivable From
	Maguire Partners-	Maguire Partners-	Other
	Glendale, LLC	Glendale, LLC	Member	Total

Balance, December 31, 1999	$(272)	–	25,469	25,197
Cash distributions	(471)	–	(3,069)	(3,540)
Land distribution	(4,500)	–	(4,500)	(9,000)
Issuance of note receivable from member	–	(12,000)	–	(12,000)
Net income	3,723	–	6,340	10,063

Balance, December 31, 2000	(1,520)	(12,000)	24,240	10,720
Distributions	(718)	–	(1,915)	(2,633)
Net income	589	–	3,288	3,877

Balance, December 31, 2001	(1,649)	(12,000)	25,613	11,964
Distributions	(1,212)	–	(5,679)	(6,891)
Net income	598	–	3,221	3,819

Balance, December 31, 2002	(2,263)	(12,000)	23,155	8,892
Distributions (unaudited)	(1,519)	–	(2,721)	(4,240)
Net income (unaudited)	(430)	–	363	(67)

Balance, August 28, 2003 (unaudited)	$(4,212)	(12,000)	20,797	4,585

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period From
	January 1, 2003		Year Ended December 31,
	through	Nine Months Ended
	August 28, 2003	September 30, 2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(67)	2,885	3,819	3,877	10,063
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,501	1,959	2,686	2,563	2,532
Appreciation in land distributed to members	—	–	–	–	(6,478)
Amortization of loan costs	17	19	26	22	112
Write-off of deferred loan costs	—	–	–	–	233
Change in assets and liabilities:
Rents and other receivables	(32)	(70)	(26)	83	(203)
Deferred rents	92	105	140	(344)	(1,336)
Due from affiliates	56	168	243	(54)	(267)
Deferred leasing costs	(506)	(766)	(1,155)	(1,113)	(2,560)
Other assets	(37)	(96)	(59)	(6)	6
Accrued tenant participation	—	247	385	457	1,843
Accounts payable and other liabilities	208	(96)	(223)	973	(144)
Accrued interest payable	—	(7)	–	14	(9)

Net cash provided by operating activities	4,232	4,348	5,836	6,472	3,792

Cash flows from investing activities:
Restricted cash	(266)	693	655	(691)	(1,414)
Expenditures for improvements to real estate	(18)	–	–	(1,192)	(130)

Net cash provided by (used in) investing activities	(284)	693	655	(1,883)	(1,544)

Cash flows from financing activities:
Distributions to members	(4,240)	(4,806)	(6,891)	(2,633)	(3,540)
Issuance of note receivable from member	—	–	–	–	(12,000)
Payment of deferred loan costs	—	–	–	(77)	(239)
Proceeds from mortgage loans	—	–	–	–	37,000
Principal payments on mortgage loans	(35)	–	–	–	(25,000)

Net cash used in financing activities	(4,275)	(4,806)	(6,891)	(2,710)	(3,779)

Net increase (decrease) in cash and cash equivalents	(327)	235	(400)	1,879	(1,531)
Cash and cash equivalents at beginning of period	1,569	1,969	1,969	90	1,621

Cash and cash equivalents at end of period	$1,242	2,204	1,569	1,969	90

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,789	2,042	2,718	2,701	2,065
Supplemental disclosure of noncash financing activity:
Distribution of land to members	$—	–	–	–	9,000
Accrual of deferred leasing costs and the corresponding tenant participation liability	5,333	–	–	–	–

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Period from January 1, 2003 through August 28, 2003
(Unaudited) and December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

       Maguire Partners-Glendale Center, LLC (Glendale) is a California limited liability company whose members are Maguire Partners-Glendale, LLC, a California limited liability company (Maguire), and BankAmerica Realty Services, Inc., a Delaware corporation (BARSI). On December 12, 2000, Glendale formed Maguire Partners-611 N. Brand, LLC, a California limited liability company (611 LLC), a wholly owned subsidiary of Glendale, for the purpose of owning and operating Phase I of a commercial office and retail development project known as the Glendale Center, located in Glendale, California (the Project) which was owned by Glendale prior to December 12, 2000. The transfer of the property was recorded by 611 LLC at Glendale’s book value as it was a reorganization of entities under common control. The accompanying consolidated financial statements include the accounts of Glendale and 611 LLC (collectively, the Company).

       Phase I of Glendale Center consists of a 364,000 square foot office tower and some retail space. The Company also owned an adjacent parcel of land, referred to as Phase II. Economic ownership of the Phase II land was effectively transferred to Maguire and BARSI through a 99 year ground lease which provides for an annual lease payment of $1. Accordingly, the Company has accounted for this transaction following the substance of the transaction which was a distribution of an asset owned by the Company to its members on December 12, 2000. The distribution has been recorded at fair value, which is based on the cash price that an affiliate of Maguire paid to BARSI to acquire BARSI’s 50% interest in the land. The fair value of the Phase II land exceeded the Company’s cost by $6,478,000 and this amount has been presented in the accompanying consolidated statement of income.

       In accordance with the operating agreement of Glendale, Phase I net income and distributions of available cash are first allocated to BARSI until a 9% return on BARSI’s preferred account balance (as defined in the operating agreement) is achieved. The next priority is payment of a tenant participation in cash flow as further described in note 5. The remaining amounts of Phase I net income and cash distributions are allocated 30% to Maguire and 70% to BARSI. As of December 31, 2002, there is no unpaid preferred return to BARSI. Net income and distributions related to Phase II were allocated equally amongst the members.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

       The consolidated financial statements include the accounts of Glendale and 611 LLC. All significant intercompany accounts and transactions have been eliminated.

(b) Cash Equivalents

       For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c) Investment in Real Estate

       Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

       Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

       The Company assesses whether there has been impairment in the carrying value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(e) Deferred Leasing and Loan Costs

       Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are deferred and amortized to interest expense over the terms of the related loan using a method that approximates the effective interest method.

(f) Revenue Recognition

       All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in rents and other receivables.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying consolidated statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

(g) New Accounting Pronouncements

       The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(h) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss of limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying consolidated financial statements.

(i) Management’s Estimates and Critical Accounting Policies

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

       Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

       Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

       Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

       Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

       Management is also required to make a subjective assessment as to the fair value of the real estate in order to calculate the estimate of the fair value of the accrued tenant participation (see note 5) and the corresponding deferred leasing cost. This assessment has a direct impact on the Company’s net income because the amortization of the deferred leasing cost is recorded as an expense over the life of the tenant’s lease.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j) Unaudited Interim Consolidated Financial Information

       The consolidated statements of operations, members’ equity, and cash flows for the period from January 1, 2003 through August 28, 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

(3)	Mortgage Loan

       On December 12, 2000, the Company obtained a new mortgage loan in the amount of $37,000,000. The net proceeds from the refinancing were used by the Company to repay the principal balance of existing debt, fund required reserves, pay loan closing costs and other general uses, and the remaining proceeds of $12,000,000 were loaned to Maguire (note 4). In conjunction with the refinancing, the Company was required to form 611 LLC, a bankruptcy remote entity, to hold the property. The loan is secured by a first mortgage lien on the Project, an assignment of the leases, as well as personal property liens. The loan is guaranteed by an affiliate of Maguire.

       The loan matures on July 11, 2028. Interest is due monthly at 7.20% per annum through January 11, 2011. Beginning January 12, 2011, the interest rate increases to the greater of 12.2% or the treasury rate plus 5%, unless the loan is an asset of an entity subject to a securitization, as defined, in which case the interest rate increases to 9.2%. Monthly payments of principal and interest in the amount of approximately $265,000 are due beginning August 12, 2003 through maturity. Additionally, beginning January 11, 2011, all excess cash flow, as defined, is required to be paid as additional principal reductions on the loan. Distributions to the members of the Company are prohibited from January 11, 2011 until the loan is repaid. The terms of the mortgage loan agreement include certain prepayment penalty provisions.

       In accordance with the mortgage loan agreement, all cash receipts of the Project are directed and deposited into a restricted lockbox account. These receipts are then allocated and held in restricted cash reserve accounts in accordance with the cash management agreement, which is part of the mortgage loan agreement.

       As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$201
2004	507
2005	545
2006	586
2007	631
Thereafter	34,530

$37,000

(4)	Note Receivable from Member

       On December 12, 2000, the Company loaned $12,000,000 of the refinancing proceeds to Maguire. The terms of the note receivable provide for interest at 7.20% per annum payable monthly through its maturity on January 11, 2011. Monthly payments of principal in addition to interest are due beginning on August 11, 2003 through maturity. This note, which is secured by Maguire’s member interest, has been recorded as a reduction to members’ equity in the accompanying consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Accrued Tenant Participation

       In order to induce a significant tenant to enter into a lease in the Project, the Company granted this tenant a 20% participation in the Company’s net operating cash flow and net sales proceeds from Phase I of the Project after all accrued and unpaid member preference returns and member loans are paid, as described in an addendum to the Company’s operating agreement. As of the inception of the lease, the Company recorded the estimated fair value of this tenant participation as a liability and recorded the corresponding lease concession cost. Subsequent changes in the estimated fair value of the distribution right are recorded as adjustments to the liability and the related lease concession cost. The lease concession cost is amortized on the straight-line method over the life of the related lease. Annual net operating cash flow payments to the tenant are recorded as a reduction of the accrued tenant participation liability. The Company estimates the fair value of the distribution right to be the net present value of the tenant’s share of the estimated net operating cash flow through the lease expiration date in 2011 and the present value of the tenant’s share of the estimated net proceeds from sale in 2011. The Company has the option to purchase the tenant participation at the end of the lease in 2011. The participation continues in perpetuity until the Company purchases the participation right or sells the property. The tenant received participation payments totaling $769,000, $606,000 and $250,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

(6)	Related Party Transactions

       The Company incurred fees of $348,000, $319,000 and $292,000 for the years ended December 31, 2002, 2001, and 2000, respectively, to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for providing on-site management services to the Project. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined in the management agreement).

       The Company leases approximately 37% of the Project space to an affiliate of BARSI as discussed in note 8. The leases expire in 2010 through 2013. In addition to minimum rents, the member affiliate is also required to pay for various operating expenses and real estate property taxes as defined in the lease agreement. Included in due from affiliates in the accompanying consolidated balance sheets as of December 31, 2002 and 2001 is $125,000 and $135,000, respectively, due from this affiliate of BARSI.

       Development also maintains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium using specific-identification, relative square footage, and relative insured value as an allocation basis.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Minimum Future Lease Rentals

       Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$8,200
2004	8,193
2005	8,259
2006	7,955
2007	7,733
Thereafter	24,383

$64,723

       Included in the future minimum rent amounts above is approximately $29,837,000 related to an affiliate of BARSI.

(8)	Tenant Concentrations

       A significant portion of the Company’s rental revenues and tenant reimbursements were generated from three tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001, and 2000 was as follows:

	2002	2001	2000

Entertainment company	$4,863	4,676	4,600
BARSI affiliate	4,009	3,807	3,775
Entertainment company	2,272	2,175	2,159

	$11,144	10,658	10,534

       As of December 31, 2002 and 2001, 100% of the deferred rents relates to these three tenant leases, including $2,661,000 and $2,616,000, respectively, related to the affiliate of BARSI. The leases for these tenants expire or are cancelable from 2006 through 2013.

(9)	Fair Value of Financial Instruments

       The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2002 and 2001, such fair value is approximately $42,550,000 and $39,220,000, respectively, compared to the carrying value of $37,000,000.

       The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate the fair values because of the short-term nature of these instruments. As described in note 5, the accrued tenant participation is recorded at fair value. It is not possible to estimate the fair value of the Company’s note receivable from affiliate due to the related party nature of this financing.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)	Investment in Real Estate

       Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$37,000
Initial cost to Company:
Land	4,546
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements	41,439
Carrying costs	335
Total costs:
Land	4,546
Buildings and improvements	41,774
Accumulated depreciation and amortization	9,761
Date of acquisition	1996

       The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $48 million as of December 31, 2002.

       The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Years Ended December 31,

	2002	2001		2000

Balance, beginning of the year	$46,320	46,350		48,742
Additions during the year	–	6	*	130
Deductions during the year	–	(36)		(2,522)

Balance, end of the year	$46,320	46,320		46,350

*	Differs from expenditures for improvements to real estate as stated in the accompanying consolidated statement of cash flows as a result of payments made in 2001 for 1998 improvements for which a liability was accrued in 1998.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Years Ended
	December 31,

	2002	2001	2000

Balance, beginning of the year	$8,342	6,920	5,481
Additions during the year (depreciation and amortization expense)	1,419	1,458	1,439
Deductions during the year	–	(36)	–

Balance, end of the year	$9,761	8,342	6,920

(11)	Commitments and Contingencies

       The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Partners

Maguire Thomas Partners-Fifth & Grand, Ltd.:

       We have audited the accompanying statements of income, partners’ capital, and cash flows of Maguire Thomas Partners-Fifth & Grand, Ltd. (the Partnership) for the period from January 1, 2000 through December 20, 2000. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Maguire Thomas Partners-Fifth & Grand, Ltd. for the period from January 1, 2000 through December 20, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

October 3, 2002

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF INCOME

Period from January 1, 2000 through December 20, 2000
(In thousands)

Revenues:
Rental	$29,236
Tenant reimbursements	11,173
Parking operations	3,290
Other income	865

44,564

Expenses:
Rental property operations and maintenance	9,656
Real estate taxes	2,916
Interest	15,960
Depreciation and amortization	9,705
Management fees to affiliate	1,319
General and administrative	434

39,990

Net income	$4,574

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF PARTNERS’ CAPITAL

Period from January 1, 2000 through December 20, 2000
(In thousands)

	Maguire
	General Partner
	and Maguire	Other
	Limited Partner	Partners	Total

Balance, December 31, 1999	$139,190	9,097	148,287
Contributions	1,575	675	2,250
Distributions	(13,919)	(1,807)	(15,726)
Net income (loss)	5,297	(723)	4,574

Balance, December 20, 2000	$132,143	7,242	139,385

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF CASH FLOWS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Cash flows from operating activities:
Net income	$4,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,705
Changes in assets and liabilities:
Rents and other receivables	36
Deferred rents	(958)
Due from affiliates	(38)
Deferred leasing costs	14
Other assets	(512)
Accounts payable and accrued expenses	(762)
Accrued interest payable	884
Prepaid rent and security deposits	1,023

Net cash provided by operating activities	13,966

Cash flows from investing activities:
Expenditures for improvements to real estate	(78)

Cash flows from financing activities:
Principal payments on mortgage loan	–
Contributions from partners	2,250
Distributions to partners	(15,726)

Net cash used in financing activities	(13,476)

Net increase (decrease) in cash and cash equivalents	412
Cash and cash equivalents at beginning of period	2,846

Cash and cash equivalents at end of period	$3,258

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,076

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

Period from January 1, 2000 through December 20, 2000

(1)	Organization and Description of Business

       For the period from January 1, 2000 through December 20, 2000, the partners of Maguire Thomas Partners-Fifth & Grand, Ltd., a California limited partnership (the Partnership), were Maguire Thomas Partners-Grand Place Tower, Ltd., a California limited partnership (Maguire General Partner), as general partner and three limited partners, including one which is an affiliate of Maguire (Maguire Limited Partner). Effective December 21, 2000, the Maguire Limited Partner acquired the 5% limited partnership interest held by Dai-Ichi Life Property Holdings, Inc. (Dai-Ichi). The remaining limited partner is Southern California Gas Tower, a California corporation, a subsidiary of Southern California Gas Company (SCGC). Collectively, the Maguire General Partner and the Maguire Limited Partner will be referred to as Maguire. Upon the acquisition of Dai-Ichi’s interests in the Partnership, Maguire gained control over the major operating and financial decisions of the Partnership.

       Partnership profits and losses and cash distributions are allocated to each partner in accordance with the specific provisions of the amended and restated partnership agreement. These allocations are not necessarily proportionate to the partners’ respective partnership interests. Among other things, these allocations require certain partners referred to as the Class B partners to fund the total Partnership debt service, utilizing their 50% share of net operating cash flow (as defined in the partnership agreement) or through capital contributions, if necessary. Class A partners have no obligation to fund the Partnership debt service.

       The Partnership owns and operates a 54-story office property known as the Gas Company Tower, located in the Los Angeles central business district, California. An affiliate of Maguire serves as the property manager. SCGC is a major tenant in the Gas Company Tower.

       In October 1998, an involuntary Chapter 11 bankruptcy case was commenced against the Partnership. The bankruptcy proceedings were a result of disputes between Maguire and Dai-Ichi. These disputes were resolved when the Bankruptcy Court approved the settlements resulting in Maguire acquiring Dai-Ichi’s interest in the Partnership, the lender receiving amounts owed under the mortgage loan plus reimbursement for costs incurred related to the bankruptcy proceedings, and settlement of Maguire’s mezzanine loan (which was secured by Maguire’s interests in the Partnership) for a reduced amount. The mortgage loan was refinanced with another lender on December 21, 2000.

       On December 21, 2000, in connection with the refinancing of the loan, the Partnership formed several limited liability companies (LLCs), which are ultimately wholly owned by the Partnership. The Partnership contributed its entire interest in the Gas Company Tower Project to one of these LLCs.

(2)	Summary of Significant Accounting Policies

(a) Depreciation and Amortization

       Depreciation and amortization of investment in real estate were recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and related structures	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture and equipment	5 years
       Deferred leasing commissions and other direct costs associated with the acquisition of tenants were amortized on a straight-line basis over the terms of the related leases. Loan costs were amortized to

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS — (Continued)

interest expense over the terms of the related loans using a method that approximates the effective interest method.

(b) Revenue Recognition

       All leases were classified as operating leases and minimum rents were recognized on a straight-line basis over the terms of the leases.

       Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs were recognized in the period that the expenses were incurred. Lease termination fees, which were included in other income in the accompanying statements of income, were recognized when the related leases were canceled and the Partnership had no continuing obligation to provide services for such former tenants.

(c) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships is reportable in the income tax returns of the partners. Accordingly, no income tax provision was included in the accompanying financial statements.

(d) Cash Equivalents

       For purposes of the statements of cash flows, the Partnership considers short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

(e) Management’s Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(3)	Related Party Transactions

       The Partnership incurred fees during the period from January 1, 2000 through December 20, 2000 to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for on-site management services at the Gas Company Tower. In accordance with the management agreement, the management fee was calculated as 3% of Project Income (as defined by the management agreement).

       Development obtains property and liability insurance for the Partnership as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Partnership using specific identification, relative square footage, and relative insured value as an allocation basis.

       Affiliates of Maguire managed two multi-level parking structures in downtown Los Angeles which provided off-site parking to tenants of the Gas Company Tower, a property known as 808 South Olive Garage, which is owned by an affiliate of Maguire, and a garage owned by a third party. During 2000, the parking management agreement between the affiliate and the third party garage owner expired and the off-site parking services at that structure were discontinued at that time. During the period from January 1, 2000 through December 20, 2000 the Partnership was charged approximately $655,000 by the off-site

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS — (Continued)

parking garages for its allocated share of garage property taxes, insurance, security, and certain other garage costs. Garage payroll and management fees are not included in costs charged to the Partnership.

       The Partnership has entered into an agreement to pay for a specified number of parking passes from one of the affiliated parking structures, discussed above, to the extent such passes are not purchased by tenants of the Partnership or other projects in downtown Los Angeles, which are affiliates of Maguire. The agreement commenced on November 8, 1993 and expires on November 8, 2011. The amounts incurred related to this agreement were approximately $22,000 for the period from January 1, 2000 through December 20, 2000.

(4)	Tenant Concentrations

       A significant portion of the Company’s rental revenues and tenant reimbursements were generated from three tenants. Two of the leases expire in 2006 and one expires in 2011. The revenue recognized related to these tenants for the period from January 1, 2000 through December 20, 2000 was as follows:

SCGC	$20,009
Law firm	6,718
Law firm	6,008

$32,735

INDEPENDENT AUDITORS’ REPORT

The Joint Venturers

Maguire Thomas Partners-Treptow Development Company:

       We have audited the accompanying statements of operations, partners’ deficit, and cash flows of Maguire Thomas Partners-Treptow Development Company (the Company) for the period from January 1, 2000 through December 20, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Maguire Thomas Partners-Treptow Development Company from January 1, 2000 through December 20, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

October 3, 2002

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF OPERATIONS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Revenues:
Rental	$184
Parking operations	1,631
Other income	66

1,881

Expenses:
Rental property operating and maintenance	576
Real estate taxes	117
Interest	1,557
Depreciation and amortization	395
Management fees	24
General and administrative	–
Less reimbursements from affiliates	(495)

2,174

Net loss	$(293)

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF PARTNERS’ DEFICIT

Period from January 1, 2000 through December 20, 2000
(In thousands)

		Other
	Maguire	Partners	Total

Balance, December 31, 1999	$(8,028)	(299)	(8,327)
Net loss	(278)	(15)	(293)

Balance, December 20, 2000	$(8,306)	(314)	(8,620)

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF CASH FLOWS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Cash flows from operating activities:
Net loss	$(293)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	395
Changes in assets and liabilities:
Rents and other receivables, net of allowance	168
Deferred leasing costs	(30)
Accounts payable and accrued expenses	33
Accrued interest on advance payable to related party	288
Prepaid rent and security deposits	3

Net cash provided by operating activities	564
Cash flows used in financing activities:
Principal payments on secured note	(450)

Net increase in cash and cash equivalents	114
Cash and cash equivalents at beginning of period	376

Cash and cash equivalents at end of period	$490

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,269

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

NOTES TO FINANCIAL STATEMENTS

Period from January 1, 2000 through December 20, 2000

(1) Organization and Description of Business

       Maguire Thomas Partners-Treptow Development Company, a California joint venture (the Joint Venture), owned and operated a multi-level parking structure (the Property) located in the Los Angeles central business district, California. The ground floor of the parking structure includes commercial office and retail space.

       For the period from January 1, 2000 through December 20, 2000, the partners of the Joint Venture were Maguire Thomas Partners-808 S. Olive, Ltd. (MTP), a California limited partnership, and 808 South Olive Limited (808), a Texas limited partnership. For this same period, the partners of MTP were (a) two partnerships with a total of 95% interests in MTP which are ultimately controlled by Robert F. Maguire III (collectively, Maguire) and (b) Dai-Ichi Life (U.S.A.), Inc. (Dai-Ichi) with a 5% interest. Effective December 21, 2000, Maguire acquired Dai-Ichi’s interest in MTP and most of 808’s interest in the Joint Venture (808 retained a 1% interest) and, as a result, gained control over the operating and financial decisions related to the Property.

       On December 21, 2000, in connection with the buy-out of Dai-Ichi’s interest and the refinancing of the Joint Venture’s loan, several limited liability companies (LLCs) were formed, the assets of the Joint Venture were contributed to one of the LLCs, and the Joint Venture was merged into a newly formed LLC, Maguire Partners-Olive Garage Company (Garage). Garage, through its subsidiaries, owns 100% of the Property. No changes in the carrying values of the Joint Venture’s assets and liabilities resulted from these transactions as the transactions were a reorganization of entities under common control. Hereinafter, the Joint Venture and Garage will collectively be referred to as the Company.

(2) Summary of Significant Accounting Policies

(a) Depreciation and Amortization

       Depreciation and amortization of investment in real estate were recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and related structures	25 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture and equipment	5 years

       Deferred leasing commissions and other direct costs associated with the acquisition of tenants were amortized on a straight-line basis over the terms of the related leases. Loan costs were amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(b) Income Taxes

       Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships is reportable in the income tax returns of the partners. Accordingly, no income tax provision was included in the accompanying financial statements.

(c) Cash Equivalents

       For purposes of the statements of cash flows, the Company considers short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY
(A California Joint Venture)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(d) Management’s Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(3) Management Agreement with Parking Operator

       The Company had a management agreement with a parking operator (the Operator) to manage and operate the parking garage. Under the agreement, the Operator was entitled to a fixed management fee of $500 per month for the first year of operation (through September 1998), $1,000 per month for the second year (through September 1999), and $1,200 per month for the third year and thereafter. All operating expenses were billed directly to the Company.

(4) Related Party Transactions

       An affiliate of Maguire is entitled to reimbursement for the actual and reasonable costs incurred to provide asset management services to the Company. During the period from January 1, 2000 through December 20, 2000, the affiliate billed the Company $2,000 per month for such fees.

       The Company provides off-site parking primarily to tenants of office buildings owned by affiliates of Maguire. The Company bills these office buildings an allocated share of costs incurred for security, shuttle bus services, property taxes, utilities, insurance, and other operating costs (excluding salaries and management fees paid to the parking operator). The Company billed $494,000 to these affiliates for the period from January 1, 2000 through December 20, 2000.

       An affiliate of Maguire obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by the affiliate. This affiliate allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

       A Maguire affiliate, which owns and operates a commercial office building known as the Gas Company Tower, has entered into a multi-year agreement with the Company, which expires on November 8, 2011. Under the terms of this agreement, the affiliate was responsible for the difference if the revenue from the affiliate’s tenants was less than the annual minimum amount listed in the agreement (the Support Payments). The amounts earned related to this agreement were approximately $22,000 for the period from January 1, 2000 through December 20, 2000.

       The annual minimum revenues recognized from tenants in the Gas Company Tower plus the Support Payments comprised 76% of the Company’s parking revenues for the period from January 1, 2000 through December 20, 2000.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Maguire Properties, Inc.:

       We have audited the accompanying combined statement of revenue and certain expenses of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002. This combined statement is the responsibility of management. Our responsibility is to express an opinion on this combined statement based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the combined statement of revenue and certain expenses. It is not intended to be a complete presentation of Cerritos Corporate Center Phase I and Phase II’s combined revenue and expenses.

       In our opinion, the combined statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 1, of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

April 18, 2003

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

Combined Statements of Revenue and Certain Expenses

(In thousands)

	Period from
	January 1,	Year Ended
	2003 through	December 31,
	June 26, 2003	2002

	(Unaudited)
Revenue:
Rental	$4,218	8,631
Tenant reimbursements	1,400	3,432

Total revenue	5,618	12,063

Certain expenses:
Rental property operating and maintenance	805	2,120
Real estate taxes	437	780
General and administrative	144	532
Other-ground lease	244	499

Certain expenses	1,630	3,931

Revenue in excess of certain expenses	$3,988	8,132

See accompanying notes to combined statement of revenue and certain expenses.

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Period from January 1, 2003 through June 26, 2003
(unaudited) and Year ended December 31, 2002
(Tabular amounts in thousands)

(1) Basis of Presentation

       The accompanying combined statement of revenue and certain expenses relates to the operations of properties known as Cerritos Corporate Center Phase I and Phase II (the Properties). The Properties consists of two office buildings and a five-level parking structure located in Cerritos, California, which are entirely leased by AT&T Wireless Services, Inc. (AT&T).

       The Properties are owned by Cousins Properties Incorporated (Cousins). Maguire Partners, Inc. (Maguire) entered into an agreement with Cousins whereby Maguire agreed to purchase the Properties for $79,150,000. Maguire expects to assign this option to Maguire Properties, L.P. in connection with the proposed initial public offering of Maguire Properties, Inc., the majority owner of Maguire Properties, L.P. The purchase of the Properties is expected to occur upon the consummation of the offering.

       The accompanying combined statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Properties for the year ended December 31, 2002 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Properties

(2) Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition and Ground Lease Expense

       Rental revenue and ground lease expense is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Combined Information

       The combined statement of revenue and certain expenses for the period from January 1, 2003 through September 30, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Rental Revenue

       The Properties are leased to one tenant under two operating leases with remaining terms as of December 31, 2002 of 8.40 and 11.75 years. The leases generally provide for minimum rent and reimbursement of all property expenses such as real estate taxes, ground lease expense, insurance and management costs.

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

NOTES TO COMBINED STATEMENTS OF REVENUE AND
CERTAIN EXPENSES (unaudited) — (Continued)

       Effective December 1, 2002, these leases were amended to provide for AT&T to self manage the Properties and pay all operating expenses directly except for property taxes, insurance and ground lease expense. These expenses will be billed to AT&T for reimbursement when due.

       Future minimum rentals to be received under noncancelable operating leases in effect as of December 31, 2002 are as follows:

Year ending December 31:
2003	$7,824
2004	8,036
2005	8,111
2006	8,563
2007	8,755
Thereafter	54,907

$96,196

(4) Ground Lease Commitment

       The Properties are subject to a noncancelable operating ground lease with the Cerritos Redevelopment Agency, which commenced on November 18, 1998 and terminates on November 18, 2032. This ground lease provides for an option to extend the original lease termination date through March 8, 2087. The ground lease provides for monthly minimum rent and is subject to increase annually based on variable terms provided in the ground lease agreement. In conjunction with the acquisition of the Properties, the obligations under the ground lease are to be assigned to the buyer.

       As of December 31, 2002, aggregate minimum lease commitments for the ground lease are as follows:

Year ending December 31:
2003	$527
2004	527
2005	527
2006	527
2007	527
Thereafter	13,139

$15,774

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Maguire Properties, Inc.:

       We have audited the accompanying statement of revenue and certain expenses of One California Plaza for the year ended December 31, 2002. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of One California Plaza’s revenue and expenses.

       In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of One California Plaza for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

November 5, 2003, except for the second paragraph of
  Note 1 which is as of November 6, 2003

ONE CALIFORNIA PLAZA

Statements of Revenue and Certain Expenses

(In thousands)

	Nine months
	Ended	Year Ended
	September 31,	December 31,
	2003	2002

	(Unaudited)
Revenues:
Rental	$10,008	$13,508
Tenant reimbursements	8,608	10,561
Parking	2,177	3,152
Other	872	1,263

Total revenues	21,665	28,484

Certain expenses:
Rental property operating and maintenance	6,163	7,546
Real estate taxes	1,935	2,475
General and administrative	700	1,010
Other	1,347	2,378

Certain expenses	10,145	13,409

Revenue in excess of certain expenses	$11,520	$15,075

See accompanying notes to statements of revenue and certain expenses.

ONE CALIFORNIA PLAZA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Nine months ended September 30, 2003
(unaudited) and Year ended December 31, 2002
(Tabular amounts in thousands)

(1) Basis of Presentation

       The accompanying statements of revenue and certain expenses relate to the operations of the property known as One California Plaza (the Property). The Property consists of a 42-story office tower, retail space and a subterranean parking garage located in the Los Angeles, California central business district.

       On November 6, 2003, Maguire Properties, L.P. (the Operating Partnership), through its wholly owned subsidiary, Maguire Properties — One Cal Plaza, LLC completed the acquisition of the Property from Metropolitan Life Insurance Company (MetLife) for $225,000,000. The Operating Partnership funded the purchase with cash on hand and a $146.3 million seven-year mortgage loan at a fixed interest rate of 4.73% provided by MetLife.

       The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the nine months ended September 30, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property

       The Company is not aware of any material factors relating to One California Plaza other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition and Ground Lease Expense

       Rental revenue and ground lease expense is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

       Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Information

       The statement of revenue and certain expenses for the period from January 1, 2003 through September 30, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

ONE CALIFORNIA PLAZA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

(3) Minimum Future Lease Rentals

       Future minimum rentals to be received under noncancelable operating leases in effect as of December 31, 2002 are as follows:

Year ending December 31:
2003	$12,880
2004	12,558
2005	11,714
2006	10,245
2007	9,804
Thereafter	38,047

$95,248

(4) Ground Lease Commitment

       The Property is subject to an operating ground lease with the Community Redevelopment Agency of the City of Los Angeles, California, which commenced on August 26, 1983 with amendments on September 13, 1985 and December 29, 1989 and terminates on August 25, 2082. The ground lease provides for monthly minimum rent and is subject to increase annually based on variable terms provided in the ground lease agreement. During the year ended December 31, 2002, no variable rent was incurred. In conjunction with the acquisition of the Property, the obligations under the ground lease are to be assigned to the buyer.

       As of December 31, 2002, aggregate minimum lease commitments for the ground lease are as follows:

Year ending December 31:
2003	$615
2004	780
2005	780
2006	780
2007	780
Thereafter	122,763

$126,498

Citigroup	Friedman Billings Ramsey	Wachovia Securities

Credit Suisse First Boston

A.G. Edwards & Sons, Inc.

Legg Mas	on Wood Walker

Incorporated

Raymond James

RBC Capital Markets

UBS Investment Bank